                                                                    EXHIBIT 13.1



                                       Managing enterprises in challenging times

                                  Adversity has the effect of eliciting talents,
                       which in prosperous circumstances would have lain dormant

                                                              Horace (65 - 8 BC)


                                                                         [PHOTO]



It is easy for reasonably well-managed companies to do brilliantly in great times. Revenues keep increasing with little managerial stretch; the creeping flab does not come in the way of growing profits; earning targets are exceeded every quarter; and price-earning ratios become stratospheric. The business model seems to work without a hitch.

The real qualities of a company come to the fore in tough times. The stamp of an outstanding enterprise is in how it successfully uses adversity to alter, re-engineer and simultaneously grow its businesses. Great companies anticipate shocks and downturns. Managements dig deep into their skill-sets and creativity to design solutions that can deliver in the face of difficulty. Every employee redoubles efforts to drive growth and profitability - not due to the fear of failure, but because of the yearning to win. Inviolate core values are re-affirmed; business teams rejuvenated; innovations tumble out of long unused recesses of the mind; and adrenalin pumps like never before. There is a burning desire to show that it can be done - that the greatest battles can be won in the face of hardship.

This year has been most demanding for the software industry, and we believe that the challenges and discontinuities will be with us in the future. We therefore think it will be useful to share with you how Infosys is dealing with this environment.

Contents

The year at a glance                                                                             3

Managing enterprises in challenging times
   Back to the basics: Imperatives for the technology services industry - S. D. Shibulal         4
   Leading the globally-competitive corporation - Claude Smadja                                  6
   Creating a flexible financial model - Marti G. Subrahmanyam                                   8
   Technology - the competitive differentiator - Phaneesh Murthy                                10

Awards for excellence - 2001-2002                                                               13

Letter to the shareholder                                                                       17

Directors' report                                                                               20

Financial statements prepared in accordance with
Indian Generally Accepted Accounting Principles (Indian GAAP)
   Selective financial data                                                                     40
   Management's discussion and analysis of financial condition and results of operations        42
   Auditors' report                                                                             58
   Balance sheet                                                                                60
   Profit and loss account                                                                      61
   Schedules                                                                                    62
   Statement of cash flows                                                                      79
   Balance sheet abstract and company's general business profile                                81

Risk management report                                                                          82

Corporate governance report                                                                     88

Shareholder information                                                                        101
   Additional information to shareholders
   Frequently-asked questions                                                                  106
   Share performance chart                                                                     110
   Intangible assets scoresheet                                                                111
   Human resources accounting and value-added statement                                        114
   Brand valuation                                                                             115
   Balance sheet (including intangible assets)                                                 117
   Current-cost-adjusted financial statements                                                  118
   Economic Value-Added (EVA) statement                                                        120
   Ratio analysis                                                                              121
   Statutory obligations                                                                       124
   ValueReporting(TM)                                                                          125
   Management structure                                                                        126

Financial statements prepared in accordance with United States Generally
Accepted Accounting Principles (US GAAP)
   Summary of selected consolidated financial data                                             128
   Management's discussion and analysis of financial condition and results of operations       129
   Report of management                                                                        141
   Independent auditor's report                                                                141
   Balance sheets                                                                              142
   Statements of income                                                                        143
   Statements of stockholders' equity and comprehensive income                                 144
   Statements of cash flows                                                                    145
   Notes to financial statements                                                               146

Information in Form 20-F of United States Securities and Exchange Commission                   157

Infosys Foundation                                                                             188

Financial statements (unaudited) prepared in substantial compliance with GAAP                  189
requirements of Australia, Canada, France, Germany, Japan and the United Kingdom
and reports of compliance with respective corporate governance standards

Annual General Meeting (AGM) notice

                                                            The year at a glance

                                                         in Rs. crore, except per share data
                                                    ----------------------------------------------
                                                    March 31, 2002    March 31, 2001      Growth %
                                                    --------------    --------------      --------
For the year

Total revenues                                          2,603.59          1,900.56             37
Export revenues                                         2,552.47          1,874.02             36
Operating profit (PBIDT)                                1,037.63            764.84             36
Profit after tax (PAT) from ordinary activities           807.96            623.32             30
Profit after tax and extraordinary items                  807.96            628.81             28
PBIDT as a percentage of total revenues                    39.85%            40.24%
PAT from ordinary activities as a percentage
   of total revenues                                       31.03%            32.80%
Earnings per share (from ordinary activities)
   Basic                                                  122.12             94.23             30
   Diluted                                                121.37             93.93             29
Dividend per share                                         20.00             10.00            100
Dividend amount                                           132.36             66.15            100
Capital investment                                        322.74            463.35            (30)
PAT as a percentage of average net worth                   46.57%            56.08%

At the end of the year
Total assets                                            2,080.31          1,389.64             50
Fixed assets - net                                        718.24            557.66             29
Cash and cash equivalents                               1,026.96            577.74             78
Working capital                                         1,293.41            797.86             62
Total debt                                                    --                --             --
Net worth                                               2,080.31          1,389.64             50
Equity                                                     33.09             33.08             --
Market capitalization                                  24,654.33         26,926.35             (8)

Market capitalization is calculated by multiplying the share price at the National Stock Exchange on March 31 of the respective years and the shares outstanding as on that date.

                                  [BAR GRAPH]

in Rs. crore
                          Year ended March 31,
                    ------------------------------
                     2000       2001        2002
                    ------    --------    --------
                            in Rs. crore
Total Revenue       882.32    1,900.56    2,603.59

                                  [BAR GRAPH]

in Rs. crore
                          Year ended March 31,
                    ------------------------------
                     2000       2001        2002
                    ------    --------    --------
                            in Rs. crore
Exports             869.70    1,874.02    2,552.47

                                  [BAR GRAPH]

in Rs. crore
                                    Year ended March 31,
                               ------------------------------
                                2000       2001        2002
                               ------    --------    --------
                                        in Rs. crore
PAT from ordinary activities   285.95      623.32      807.96

Back to the basics: Imperatives for the technology services industry



                           [PHOTO OF S. D. SHIBULAL]

                                 S. D. Shibulal
                          Executive Director, Infosys,
                          and Head - Customer Delivery


The last two years have witnessed an unprecedented upheaval in the technology sector. The rapid increase in high-tech manufacturing capacity, the resultant pile-up of inventories, the demise of companies that depended excessively on this segment, the Internet bubble burst, the near-halt in technology-financing activities - these are now behind us. However, a lingering impact of these events is that technology investments by large corporations are very different from the ebullience of the late 1990s. Growth rates have slackened across industries and, consequently, corporate appetite for new technology initiatives has diminished.

These are challenging times for the technology services industry. In fact, given the caution in IT spending, growth rates across this sector have dropped. Moreover, client expectations on quality, cost, timeliness and service have increased, leading to margin pressures on service providers. Consequently, the near-term outlook on corporate performance in this sector is not optimistic. However, technology services companies that adapt their business models to these difficult times will emerge as winners in the marketplace.

Business history is replete with cases of how companies, often faced with a bleak operating environment, successfully transformed their business models to emerge stronger. Southwest Airlines transformed its business model through a relentless focus on operating efficiency. Today, it has an undisputed claim on cost leadership in the US market. The transformation of IBM under the leadership of Lou Gerstner has been widely chronicled and acclaimed. Another striking example of corporate transformation is that of GE under the guidance of Jack Welch. His "No. 1, No. 2, fix, close or sell" approach followed by a passionate adoption of globalization, market expansion through services and Six Sigma quality created unprecedented value for GE shareholders. More recently, GE's adoption of an e-business strategy has yielded benefits that easily qualify to be the envy of traditional corporations.

Today, while there are several high-quality players in the Indian technology services industry, their strengths are limited to a subset of operating parameters. Technology services companies need to develop an industry-defining business model. I have outlined ten essentials of this model below.

1. The ability to understand a client's business, to identify process pinch-points, and to introduce a credible technology solution through a consultative engagement addressing a business problem. Unlike many of their global counterparts, most Indian IT companies have a long way to go in developing these skills on a large scale. High domain expertise and a deep-seated culture of client focus in every transaction are the key attributes here.

2. A disciplined approach to managing topline visibility. A healthy portfolio of contractually assured open orders, relationship-driven revenue expectations, and one-off engagements is critical. Most Indian companies have begun to address this only as a reaction to the downturn.

3. The ability to maintain skill-sets on a wide spectrum of technologies while ensuring depth that defies easy replication. This could range from the very latest technologies to niche, archaic platforms that have a scare supply of skilled personnel.

4. A de-risked presence across industry verticals. Given the vicissitudes of business cycles, a significant presence in counter-cyclicals can go a long way in ensuring revenue stability. Some of these markets can be difficult to sell to and have therefore not seen adequate penetration efforts by Indian companies.

5. SEI-CMM Level 5 quality processes, execution capability for large multi-year engagements, and sophisticated alliance management for delivering value to clients. Execution capabilities and quality frameworks need to include quantification of payoffs to the client from technology initiatives. Further, the ability to manage large engagements, often leveraging alliances in the process, is critical.

6. Credible global delivery capability. Globalized execution of engagements requires adequate talent and infrastructure in different parts of the world. Further, robust distributed project management methodologies are critical for providing high-quality, rapid time-to-market and cost-effective solutions.

7. The ability to attract and retain high-quality people. Credible and widespread employee equity ownership, a challenging and empowering work environment, world-class physical and technical infrastructure, sensitization to a global workforce, rigorous and ongoing training programs
    - each of these is necessary for a technology services company to be an employer-of-choice.

8. Corporate integrity. Transparency and corporate governance not only attract global capital, but also build credibility with clients, especially in these turbulent times. Stakeholders put a premium on companies that they can trust to be fair and transparent in their dealings.

9. Flexible, client-focused organizational structures. A matrix structure that harnesses the right resources from across the organization for client engagements is critical. In large organizations, formal processes that encourage teamwork among disparate groups through collaborative selling and execution are vital.

10. A globally-respected brand. In addition to operating excellence, this requires well thought out image-building efforts. For Indian companies, the ability to derive high value per marketing dollar is especially critical. Further, thought-leading publications specific to technologies and industry verticals are a powerful means to establishing a credible brand.

The world-wide drop in economic growth has, for the first time in recent years, exposed the chinks in the business models of technology service companies. The above ten elements, in my opinion, are key to the sustainability of superior corporate results in this business. Finally, in the long term, industry players that use the slowdown as an opportunity to make their business models more robust and focus on excellence in execution will emerge as the winners of tomorrow.

Leading the globally-competitive corporation



                            [PHOTO OF CLAUDE SMADJA]

                                  Claude Smadja
                         Independent Director, Infosys,
                             and President, Smadja &
                         Associates: Strategic Advisory


Never before have CEOs been confronted with such extensive challenges, and been under such unrelenting pressures. Of course, it has already been several years since the combined impact of globalization and the IT revolution drastically changed the role of the CEO - and the manner in which this new role was fulfilled. But, recent developments have created additional demands that make the CEO's job look something like "mission impossible".

Successfully managing enterprises today requires CEOs to reconcile the pressures of almost instantaneous responses to very fast moving developments in the technological, financial and business environment, with the steadiness and calm required to remain focused on long-term strategic priorities and imperatives. They need to not only lead and inspire teams that are entrepreneurial, innovation-driven and aggressive in acquiring new markets, but also to fulfil the highest quality standards and to reflect a set of core social values. In fact, managing a global company today means being able to fully meet the new expectations towards the corporation and its top management.

What are these expectations? The first that comes to mind is the need for even greater transparency. Any corporation which falls short of creating the conditions that will convince shareholders and investors that the most stringent accounting standards and best practices of corporate governance are met is bound to pay a heavy price for such a failure. Today's corporation has to consider itself permanently open for inspection.

Of course, one can see here the fallout of the Enron debacle. But, the trend towards transparency predates Enron. Two developments were becoming more and more apparent since the mid-1990s. First, global financial markets were going beyond the quality and reliability of the product or service delivered by the corporation. By the end of the 20th century, quality and reliability were taken as given. What has come increasingly into play is the image and reputation of a corporation, its social standards, and its corporate culture.

Second, we have seen a perceptible shift in power from management to shareholders and other stakeholders who are being more assertive and are demanding greater say in corporate strategy and decisions, including those that affect the financial health and viability of companies. While these developments have occurred first in the United States, they have gained significant ground in Europe, and are beginning to be felt more and more in Asia and Latin America.

These two factors have an impact on the image and positioning of a CEO. No doubt, corporate fashions come and go. Yet, we seem to be moving from the era of the CEO Superstar or Superman, to one where the CEO would rather be celebrated as the gifted conductor, with the ability to set the orientations of a company and also help bring out the best from each member of the team, and each component of the entity known as the "corporation".

Another expectation regarding the corporation and its CEO is the ability to assess and manage new dimensions of risk in an ever-changing global business environment. Of course, financial and technological risks have always been part of the matrix of any CEO. But, today, these assume a new dimension. For one, globalization has definitely increased the prospects for financial volatility. For another, the processes of Schumpeterian "creative destruction" are operating at much greater speed - because of time compression, lesser transactional friction, and vastly reduced ability of governments to erect protective walls. Risks facing corporations are no longer additive. They are highly multiplicative, with complex feedback mechanisms and much greater powers of wreaking havoc.

But these are not the only risks. What is becoming increasingly important is top management's ability to detect and assess what might be called the global risk. How do we identify what are seemingly unrelated factors which, when they configure in certain ways, can create shockwaves affecting financial and business conditions in the farthest parts of the world? In more ways than one, today's CEOs of large global corporations need to pay as much attention to geopolitical considerations as they normally do to efficiency, productivity and economic rationality. There is a fairly substantial list of global corporations that, in recent years, have paid dearly for their failure to detect emerging global social and political trends.

Beyond these requirements, the global CEO must have the capability to master, to embody and to leverage for the benefit of the corporation three additional components of power.

First, knowledge power, or the ability to detect and encourage the kind of technological innovations that will not only allow the corporation to remain ahead vis-a-vis the competition, but also ensure that every element of existing technology and 'knowledge capital' at the disposal of the company is optimally leveraged to achieve maximum profitability. In more ways than one, a key function of today's CEO is to be an inspiring Chief Knowledge and Innovation Officer of the corporation. There is no underestimating the centrality of this inspirational role in the context of the knowledge-based global economy of the 21st century.

Second, there is the issue of networking power. Through his / her actions and ability to develop and nurture new strategic linkages, the CEO will have to be at the center of a web of complementary networks that can extend the capabilities of the corporation, root it even deeper in the social context from which it draws strength and legitimacy, and further the reach of the company by consolidating its image in a world where branding and intangibles have become important components in defining corporate value. This implies the ability to manage and expand a system of very complex and sometimes contradictory relationships, and to use them for the ultimate benefit of the corporation.

Third, there is communication power. At the very least, this involves the capability to deliver messages that contribute to the sustainable value of the corporate brand. More profoundly, it means being able to integrate other groups and constituencies beyond employees and shareholders in the strategic goals pursued by the corporation, in its values and the vision it develops for itself, and in the role that it can play at the national and global levels. Here again, the role of the CEO as the Chief Communication Officer cannot be underestimated. This communication - often as a daily exercise - is the way in which the corporation asserts its position as a creator of wealth and innovation, as well as a repository of social, economic and ethical values.

Looking at the complexity of tasks required of CEOs, at the ever-increasing and sometimes contradictory expectations put on them, and at the wide range of qualities demanded of them, it is not surprising that CEOs today are witnessing a sharp reduction in their professional life expectancy. The real wonder and the source of strength of the market economy is that growing complexities and increasing pressures and expectations are proving to be additional incentives in attracting greater and greater numbers of would-be entrepreneurs and CEOs in their attempt to meet the never-ending challenge of value creation.

And, the fact is that the opportunities for meeting and besting this challenge have never been greater than in today's knowledge-based global economy.

Creating a flexible financial model



                        [PHOTO OF MARTI G. SUBRAHMANYAM]

                             Marti G. Subrahmanyam
                       Independent Director, Infosys and
                          Charles E. Merrill Professor
                            of Finance, Economics and
                             International Business,
                            Stern School of Business,
                               New York University

After an extended period of unprecedented growth and soaring stock market values in the 1990s, the sharp downturn in the new millennium has come as a rude wake-up call to companies around the world. During the long boom of the 1990s, many people believed that business cycles were things of the past. Economic events of 2001 and the first quarter of 2002 have proved the optimists wrong. In spite of the tremendous advances in technology over the past decade, the business cycle is very much alive, and it affects companies everywhere.

To be sure, better use of information technology in the future may keep inventories and excess supplies in check and, thus, reduce the length and intensity of economic downturns. But, there will be booms and busts. And, the question facing companies in practically every sector - from core industries such as steel to software services in the technology sector - is how to equip themselves for such downturns, present and future. Even companies and industries that have good long-term prospects need to prepare themselves for survival in recessions.

A key element of a strategy for survival and even rejuvenation in a downturn is a flexible financial framework within which a company operates. In bad times, a company needs to cut its costs, protect its revenues, and also have a cushion to fall back on to weather the vicissitudes of the downturn. Indeed, the most flexible and nimble players may gain a competitive edge over their less agile rivals in such times.

There are several determinants of such financial flexibility:

-   Low operating leverage

-   Low financial leverage

-   High liquidity

-   High operating margin

-   High agility in augmenting revenues

-   Total transparency in financial transactions

Although these factors are not all completely within the control of a company, corporate managers enjoy considerable latitude in structuring their business to maximize financial flexibility on each of these fronts.

How do these factors contribute to the financial flexibility of a corporation, and how can managers improve their performance on each of these dimensions?

Low operating leverage. If this ratio is high, the fixed payout burden is relatively large, and the corporation will face a greater adverse impact in the event of a downturn. To illustrate the importance of this factor, consider the steel industry, which has a high fixed cost component due to large capital requirements. In the current recession, most steel makers are getting hurt not only because their revenues do not cover their costs, but also due to their limited ability to reduce these fixed costs. In contrast, POSCO of Korea reduced its operating leverage by sub-contracting part of its manufacturing, and building on substantial economies of scale in its key operations. It continues to be profitable, and has even increased its earnings in the current recession.

Low financial leverage. The higher the financial leverage, the greater is the fixed burden of servicing the debt. A corporation that is already burdened by the stresses of reduction in revenues is affected even more adversely, because of the need to meet the pre-committed debt payments of interest and principal. A combination of high operating and financial leverage makes it a "double-whammy." This is what has badly affected most large companies in the global telecommunications sector such as France Telecom and Deutsche Telekom. Global Crossings is an extreme version of this problem, and had filed for bankruptcy earlier this year. In contrast, Hutchison Whampoa, the Hong Kong conglomerate with extensive telecommunications holdings, is using its low leverage to pick up technologically-valuable assets at bargain-basement prices.

High liquidity. Companies that carefully husband their cash resources - in essence create negative financial leverage - have a much better safety net to face a downturn. The networking giant, Cisco Systems, is feeling the pinch of the recession like every other technology company, but with over US$20 billion in cash and marketable securities, it is well equipped to last out a prolonged recession. It may even be able to buy assets and companies at attractive prices. Hence, high liquidity combined with low financial leverage becomes an important strategic tool when times are hard.

High operating margin. While the first three factors affect the cost side of the equation, this fourth feature deals with the cushion between the revenues and the costs. An example of high operating margins is the Indian IT services industry, which has demonstrated its financial flexibility in the current recession. The best companies in this industry have been relatively better equipped to weather the storm because they can face the dip in revenue growth without digging too deeply into their cash reserves.

High agility in augmenting revenues. When business conditions are adverse, there is tremendous pressure to maintain and even augment revenues. This involves all the tools of marketing, including aggressive pricing, brand loyalty augmentation, and customer relationship management. Wal-Mart Stores, the giant retailer, has managed to grow by double-digit percentages through a combination of these strategies, even in the current period.

Total transparency in financial transactions. When times are good - as they were during the dot-com boom only three years ago - very few questions are raised about the financial practices of corporations. In downturns, the capital market becomes much more demanding, and it becomes more difficult for companies to raise external finance. Firms that adhere to the best practices of corporate governance and follow transparent processes in all their financial dealings are more likely to be able to raise capital, should they need it, in a down market. This factor is very much at work even in the ability of countries to raise external finance: witness the problems faced by Argentina, and the downgrading of Japan, an erstwhile strong economy. Recent accounting scandals in the United States and elsewhere, involving companies such as Enron, highlight the importance of this factor. And, it could be argued that even companies that have a viable long-term model may be dragged into default and even bankruptcy, because their financial dealings are under a cloud. Berkshire Hathaway, on the other hand, enjoys a substantial premium over the value of its portfolio holdings, in large part, due to the "clean" reputation it enjoys under Warren Buffet.

How can a corporation improve its performance in each of these dimensions and hence its financial flexibility? While there are constraints imposed by technology and the market in certain industries, most firms can still undertake actions to improve their flexibility. For example, a company can reduce its operating leverage by outsourcing services where it has little or no competitive advantage. It can improve its operating margin by moving to lower cost locations, as the apparel industry has done successfully in the past decade. Firms in industries with intrinsically high operating leverage can use debt more judiciously, so as not to exacerbate the overall fixed commitments they make. Lastly, all firms can improve their performance by being more transparent in their financial transactions - so that investors respond favorably when they need to tap the capital market.

Technology - the competitive differentiator



                           [PHOTO OF Phaneesh Murthy]

                                 Phaneesh Murthy
                          Executive Director, Infosys,
                         and Head - Sales & Marketing,
                          and Communication & Product
                                    Services


As companies prepare for the next leg of competitive differentiation, a central issue that needs to be addressed is the role of technology in creating and sustaining that delineation. The truth is that today's business leadership is increasingly being technology-driven. Capital One's Information-Based Strategy
(IBS), GE's Global Supplier Network (GSN), Wal-Mart's web-enabled sales support network for its 35,000 stores, and Dell's integration of assembly operations with external logistics - these are all compelling examples of technology-driven leadership.

At Capital One, a proprietary Information-Based Strategy (IBS) drives continuous product and marketing innovations by allowing the company to test over 100,000 narrowly-defined customer segments, and to develop unique product combinations to profitably service these niches. The success of this program is in the numbers compared to those of their peers - 40% annual revenue growth versus 8% to 10% for peers; 26% annual growth in loans versus 6% to 8% for peers; and a charge-off rate that is 200 basis points better than the industry as a whole.

GE's Global Supplier Network (GSN) handles a global network of 36,000 suppliers and supports over 25 divisions of the company. GSN handles over 40% of the corporation's annual spending and more than 90% of the billing. This has helped GE improve its on-time payments by 10%. The tangible benefits realized by GE through his technology-driven program are far more significant - savings of US$1.6 billion in 2001, with estimated savings of over US$10 billion in the coming years. Such efficiency in managing costs has helped GE to sustain earnings growth despite the economic downturn.

As we look at what constitutes such technology-driven leadership, we believe that enterprises can evolve through multiple levels - not only in technology sophistication, but also in associated levels of strategy, process, and organization models. The "Enterprise Evolution" path developed by Infosys provides a guiding framework to realize such a leadership.

The Enterprise Evolution Model

The Enterprise Evolution Model can help a company define an evolution path from cross-functional processes at Level 1 to a dynamic value chain at Level 4. The guiding principle of this evolution is to enhance the scope of enterprise optimization, based on specific business drivers and objectives. Invariably, IT is the pivot to extend reach and to consolidate resources - not just across functions, but also with a focus on corporation-wide asset optimization and value-capture.



                    [CHART "THE ENTERPRISE EVOLUTION MODEL"]



Most companies, that we have analyzed at Infosys, including some of today's technology leaders, are at Level 2 with some characteristics of Level 3. Level 3 is a significant shift from value extraction to value creation by driving industry value shifts. Enterprises at this level earn disproportionate profits relative to other players in the industry value chain through cross-enterprise optimization that sharply increases the switching costs for customers and suppliers. The ultimate goal at Level 4 is dynamic innovation on the fly - what we call "Dynovate." At this level, firms will be able to configure and re-configure the value chain for each transaction, in real time.

Each level of evolution varies along business, process, organization, and technology dimensions. For example, the focus of strategy in an organization must change from "core and context" ambiguity to extensive outsourcing, tightly integrated cross-company partnering, and eventually dynamic value chain optimization. Transaction models will have to evolve from "one-size fits all" to "pay-by-the-drink", and then to event-driven transactions across dynamic partners. Process sophistication must shift from definition and measurement to continuous improvement and Six Sigma - not only within an enterprise, but also across adjacent partners and eventually multiple value-chain partners.

Such evolution implies a shift in enterprise technology capabilities - from widespread information sharing and early enterprise-wide integration of today - to value chain optimization, and event-based, transaction-specific, anytime-anywhere technologies. These technologies will enable organizations to evolve from classical line and support functions to distributed work models, where the home of enterprise intelligence will move from the center to the nodes, and eventually reach a stage where the intelligence is carried in the network.

As enterprises chalk an evolution path for themselves, we observe that misalignment of business and organization relative to technology is the crux of the issue.

Challenge of enterprise evolution: The highest leverage point



                                  [FLOW CHART]



The highest leverage point for many of today's Global 2000 firms is also an opportunity - to move from "the corporate many" that have sufficiently high technology maturity to "the select few" that apply this technology maturity with high business maturity. Getting there, however, requires corporations to closely examine where they are today, and then define the journey to where they want to be.

Three roles to drive enterprise evolution

We believe that this opportunity of business leadership through technology requires today's executives (the CXO and the CIO) to play three key roles: as technology strategists, as ROI hawks, and as change agents.

The CXO-CIO role                What your peers say
----------------                -------------------
1. Technology strategist        "When you look at technology, we are less than
                                5% of the way" - VP, Internet Technology, IBM

                                "Information architecture is as flexible as a building" - Director, Center of Business
                                Innovation

                                "Every person gets the technology they deserve"
                                - Toffler Associates, Consultant

2. ROI hawk                     "The challenge remains...how to make money on
                                the Internet" - CEO, Genuity

                                "Lots of money on technology initiatives, but ROII (return on Internet investment) isn't necessarily there" - CTO, Merrill Lynch

3. Change agent                 "The issue isn't technology. The issue is
                                whether an organization can apply new
                                technology" - CMO, SAS Institute

                                "...seriously underestimate the discipline to absorb change" - CIO, CIGNA

Source: Fast Company, Infosys Team Synthesis

The issue often is that the CXO-CIO has one or two of the attributes - rarely a judicious balance of the three. Which is why, more than ever before, technology will be driven by the CEOs.

                     This page is intentionally left blank.

                                                           Awards for excellence


            "I just try to be the best I can be and hope that is the best ever."
                                                                     Tiger Woods





The Awards for excellence, at Infosys, represent an important step in our exciting journey to excellence. We firmly believe that the recognition of excellence is as important as the personal drive of every individual to excel. As we continue to grow from strength to strength as an organization, we constantly try to do better than our best - to ensure that we continue to have an enthusiastic workforce that believes in the organization, its value system and philosophy, and in the aggressive targets it sets for itself.

Infosys today is more than 10,000 people strong. The task of selecting a few high achievers from this veritable ocean of talent was indeed a challenging one. The ones who have finally been chosen have demonstrated a commitment to surpassing customers' expectations, and have set high standards in our business and transactions, thereby becoming an exemplar for all. These individuals have shown an unstinting ability to deal with myriad and complex situations, and have adapted to these skillfully.

We are proud to present this year's award winners - individuals who believe in competing against themselves; individuals who strive towards self-improvement, towards being better than they were the day before.....

Awards for excellence 2001-2002

       First Prize - Awards were presented by Mr. N. R. Narayana Murthy,
                           Chairman and Chief Mentor

                           Account / Sales Management

                                    [PHOTO]

                               BBU Team - Nigeria
       Ajith Nair, Anand Sundararaman, Amit Dua, C. S Vinay, T. N. Gopal


           [PHOTO]                                     [PHOTO]

    Sales Management Team                              Toshiba
Madhav Mohan, Ayan Chatterjee*          Indranil Mukherjee, V. Sriram, Sailaja
                                                Chintalagiri, R. Sridhar,
                                                Chandra Shekar Kakal*

                           External Customer Delight

               [PHOTO]                                    [PHOTO]

         Boeing CRDS Project                              Nordstrom
Rohit Kedia, Venkateswarlu Pallapothu,        R. Dinesh, Ganesh Gopalakrishnan,
  V. R. Renganathan, Madhu Janardan*         K. R. Nandakumar*, Pradeep Prabhu*,
                                                         Dinesh Bajaj*

* not present at the function

Awards for excellence 2001-2002

Second Prize
------------

Brand Management                   Program Management

Aditi Madhok
S. Sukumar                         3COM                               IKON RPT Team
                                   Ashish Ray                         D. A. Balaraj
Innovation                         Rajesh K. Murthy                   K. P. Manu
Ajay Dubey                         Sreenath Murthy                    Ravi Kiran Taire
Anand Govindarajan                 Srinivas V.                        Ravishankar Kayyar
Harish Kashyap                                                        K. Srikanth
G. Lakshmanan                      BNSF Team                          Srinivasa N. Karanth
V. Raja                            Alexandre Elvis Rodrigues          Umesh B. Prabhu
Sandeep Gupta                      Debashish Banerjee
Sanjay Shankar Deshpande           M. R. Kishore                      NML Team
A. V. S. B. Shankar                N. Shiv Shankar                    Basab Pradhan
                                   Vijay N. Krishna                   Bhaskar Chicknanjundappa
                                                                      Bibhu R. Pattanayak
                                   Toshiba America                    Devasenapathy Murugappan Muthu
                                   Anand Swaminathan                  Samson David
                                   Eric Seubert                       V. Shubha

Third Prize

DC Management                      Infrastructure                     Systems and Processes

Mangalore DC                       Ferrari CFPM                       IPM Team
Dheeraj Hejmadi                    V. V. Ananthalakshmi               Gaurav Jhamb
Gopikrishnan Konnanath             Hema Ravichandar                   Jyoti M. Bhat
Keerthinidhi Herle                 Kaushik Ray                        Nagajyothi Bathula
R. Mosesraj                        U. B. Pravin Rao                   S. Nirmala
Narendran Koduvattat               Raj Kumar Bansal                   G. Ramesh
Richard Lobo                       Rajiv Raghu                        Rishikesh V. Rao
S. A. Samuel Raj                   S. Ramesh                          Rupa G. Kamat
Shaji Mathew                       Samit Deb                          K. N. V. S. K. Subrahmanyam
Sudhir Albuquerque                 Shivaprasad Gopalrao Kuskur        Vishwajit Singh


Pune DC                            Mangalore Team                     Payana Team
S. Babuji                          Ashok G. Gadavi                    Badrinarayan Sahoo
Chandrakanth Desai                 Dinesh Kumar                       Deepak Bhalla
Chandraketu Jha                    Ganesh H. Shenoy                   Prakash Nagaraj Devadiga
M. K. Manjula                      Geetha Coelho                      B. Rajesh
Priti Jay Rao                      Leo Daniel D'Silva                 Sarala Pamidi
Shailendra Jha                     P. Padmanabha Bhat                 Shailesh Kumar Agrawal
Shalini Dongre                     U. Ramadas Kamath                  R. Venkat Raghavan
Snigdha Mitra                      Sankaran Velunathan                Vikas Ravindra Revankar
Uday Bhaskarwar                    J. Shashikala                      S. Viswanathan

PU Management                                                         Internal Customer Delight

Banking Business Unit                                                 Preeti Chandrashekhar
Deepak N. Hoshing                  R. N. Nagaraj                      Rangan Varadan
Girish G. Vaidya                   V. Srinivasan                      Sudhir G. Pai
Haragopal Mangipudi                D. Thirumaleshwara Bhat
Merwin Fernandes                   T. S. Venkataramanan

Special Prize

Social Consciousness               Value Champions

B. M. Rao                          H. Sudheer
M. S. S. R. R. Kumar
T. V. Mohandas Pai
Prem Shyam Mirchandani
U. Ramadas Kamath

Board of directors                       Management council invitees                               Infosys Foundation

N. R. Narayana Murthy                    Nandita Mohan Gurjar                                      Trustees
Nandan M. Nilekani                       Associate Vice President -                                Sudha Murty, Chairperson
S. Gopalakrishnan                        Learning and Development - HRD                            Srinath Batni
Deepak M. Satwalekar                                                                               Sudha Gopalakrishnan
Prof. Marti G. Subrahmanyam              Eshan Joshi
Philip Yeo                               Manager - Compensation and Benefits - HRD
Prof. Jitendra Vir Singh
Dr. Omkar Goswami                        Chandrasekhar Kakal
Sen. Larry Pressler                      Associate Vice President -
Rama Bijapurkar                          Head - Hyderabad Development Center
Claude Smadja
K. Dinesh                                Narendran Koduvattat
S. D. Shibulal                           Senior Project Manager -
T. V. Mohandas Pai                       Head - Mangalore Development Center
Phaneesh Murthy
Srinath Batni                            Col. C. V. Krishna
                                         Associate Vice President - Infrastructure and Security
Committees of the board
                                         Bikramjit Maitra
Audit committee                          Associate Vice President -
Deepak M. Satwalekar, Chairman           Head - Bhubaneswar Development Center
Rama Bijapurkar
Dr. Omkar Goswami                        N. Shiv Shankar
Sen. Larry Pressler                      Associate Vice President -
Claude Smadja                            Head - Chennai Development Center
Prof. Marti G. Subrahmanyam
                                         M. Sridhar
Compensation committee                   Manager - Communication Design Group
Prof. Marti G. Subrahmanyam, Chairman
Dr. Omkar Goswami                        S. Sukumar
Deepak M. Satwalekar                     Manager - Corporate Planning
Prof. Jitendra Vir Singh
Philip Yeo                               Priti Jay Rao
                                         Associate Vice President -
Nominations committee                    Head - Pune Development Center
Claude Smadja, Chairman
Sen. Larry Pressler                      C. Ravi
Prof. Jitendra Vir Singh                 Associate Vice President -
Philip Yeo                               Head - Mysore Development Center

Investors grievance committee            Jagdish Vasishtha
Philip Yeo, Chairman                     Project Manager -
Rama Bijapurkar                          Head - Mohali Development Center
K. Dinesh
Nandan M. Nilekani                       Padmanabhan Venkataraman
S. D. Shibulal                           Associate Vice President - Quality Implementation

                                         T. S. Venkataramanan
                                         Associate Vice President -
                                         Banking Business Unit

                                         Voice of the Youth
                                         Ayan Chatterjee
                                         Dinesh Ganesan
                                         Nitin Gupta
                                         Esteban Herrera
                                         Vaishali V. Khandekar
                                         V. B. Madhavan
                                         M. K. Manjula
                                         B. Madhu Krishna Rao
                                         Karthikeya N. Sarma

Letter to the shareholder

Dear shareholder,

We are pleased to present your company's Annual Report and financial statements for fiscal year 2002.

It has been one of the most challenging years for the IT industry all over the world, and your company has not been an exception. Global slowdown, slump in the US economy and falling technology spends, accentuated by the tragedy of September 11, have all taken their toll on the industry. Long accustomed to high double-digit, even triple-digit growth, IT services providers have had to live with a much more modest and intensely more competitive reality.



              [PHOTO OF S. GOPALAKRISHNAN AND NANDAN M. NILEKANI]

      S. Gopalakrishnan                                 Nandan M. Nilekani
   Chief Operating Officer                    Chief Executive Officer, President
and Deputy Managing Director                          and Managing Director


In April 2001, after closely examining all relevant economic and business indicators of the US, the European Union and Japan, your company estimated a revenue growth of 30% for fiscal year 2002. At that time, many felt that we were being unduly pessimistic. To them, the world economy was having a minor hiccup - nothing that could seriously affect the high double-digit growth of India's IT sector. To achieve the revenue target set out in April 2001 despite the effects of September 11 has been satisfying. It reaffirms the resilience of your company's Global Delivery Model, the commitment and dedication of Infoscions, and the enduring nature of the value-based relationships that your company has developed and sustained with its various business partners.

Here are some of the key financial results. Under Indian GAAP, your company's revenues grew by 37.0% during fiscal year 2002 - from Rs. 1,900.6 crore in fiscal 2001 to Rs. 2,603.6 crore in fiscal 2002. Profit after tax (PAT) from ordinary activities increased by 29.6%, from Rs. 623.3 crore to Rs. 808.0 crore. Notwithstanding intense pricing pressures, Infosys succeeded in maintaining superior profit margins. For fiscal year 2002, profit before interest, depreciation and taxes (PBIDT) as a share of total revenues stood at 39.9%; and PAT from ordinary activities as a share of total revenues was 31.0%. Basic earnings per share from ordinary activities increased by 29.6% to Rs. 122.1.

Under US GAAP, revenues increased from $413.9 million in fiscal year 2001 to $545.1 million in fiscal year 2002 - a growth of 31.7%. Operating income increased by 29.8%, from $137.5 million in fiscal 2001 to $178.5 million in fiscal 2002. Net income grew by 24.6%, from $131.9 million in fiscal 2001 to $164.5 million in fiscal 2002. Operating income as a share of revenues was 32.8%, while net income as a share of revenue stood at 30.2%. Basic earnings per share increased by 24.9% to $2.51.

Your company succeeded in meeting its financial targets in an extremely adverse environment. It was done by driving volumes, adding several new clients, having a repeat business rate as high as 87.6%, and by tight cost control in virtually all areas. Despite 37.0% higher revenue under Indian GAAP, your company cut costs amounting to 2.4% of its income. Indeed, the cost reductions could have been as high as 3.5% had it not been for the unanticipated increase in personnel cost in the US due to significantly higher floor pay imposed upon H1-B visa holders.

To us, the more important story is how your company treated the adverse global circumstances of fiscal year 2002 as an opportunity to restructure and move towards becoming a finely aligned, integrated, end-to-end services provider in all key areas of the IT space. This is what we want to share with you in the rest of this letter.

Clients have always been central to your company. Even so, a deeper understanding of the heterogeneous needs of various clients is more important than ever before. First, competition is much more intense, and there are enough global IT services providers to nibble at anybody's market share. Second, the days of "me-too" IT spends are over. The economic downturn has accelerated a process of change where corporate clients are very careful about their IT spending. They expect to rapidly maximize returns on such expenditure, and seek strategic initiatives that enhance infrastructure efficiencies, provide quick and demonstrable cost savings, while improving their customer satisfaction. Third, the focus is rapidly shifting towards working with fewer, more reliable vendors, who have the capability to deliver, implement and maintain a full range of IT services.

In this scenario, the future growth of your company depends on being a best-in-class, end-to-end solutions provider, and your company has already begun work towards achieving that goal. There have been several new services initiatives. For instance, an investment up to $5 million has been approved for your company's foray into Business Process Management (BPM). A separate company is being formed. It will be headquartered in Bangalore, and will leverage the obvious cost advantages of operating in India. The initial BPM focus will be in the areas of transaction processing and accounting services. One of the key target verticals will be financial services.

Another new focus area is IT outsourcing. Your company has taken over the IT departments of two corporate clients - a leading international networking equipment manufacturer and a global financial services major. In both instances, your company provides 24 hours a day, 7 days a week (24x7) support to mission-critical applications. Your company has also developed and deployed new e-business solutions for one such client. In addition, your company has also started marketing its systems integration services. However, your company has to pass many more milestones in its quest for being a complete end-to-end services provider.

As a part of reaching out to and strengthening relationships with customers, your company now has over 70 account managers who have clearly defined tasks of servicing the needs of each and every client. In fiscal year 2002, there were 143 Infoscions directly and exclusively involved in sales and marketing.

In a very arduous year, your company succeeded in attracting the business of 116 new clients, of which 62 were added in the difficult period of September 2001 to March 2002. Your company now has 25 five-million-dollar clients (versus 19 in fiscal year 2001), and 16 ten-million-dollar clients (versus 11 in fiscal year
2001).

Your company's Banking Business Unit (BBU) added 11 new customers during the year for its FINACLE(TM), BankAway(TM), and PayAway(TM) applications - four in India and seven overseas. In the process, BBU's revenues grew by over 100.0% during fiscal year 2002, and crossed the Rs. 100.0 crore threshold. Steps have been taken to strengthen FINACLE(TM) - the core-banking product - by acquiring new functionalities and modules. These are to be integrated with the core product, and will not only enrich FINACLE(TM) but also provide crucial time-to-market advantages over competitors.

Your company has also expanded its presence in pharmaceuticals and medical care. Your company is helping an international pharmaceutical major to design and develop a mail-order pharmacy and a durable medical equipment claims process. Another success has been the business of a pharmacy benefit company, for whom Infosys is recommending the re-engineering of multiple applications. A major company in the medical sector has retained your company to assess business and IT processes, and to create its IT blueprint for the next three to five years.

With the deregulation of utilities, companies urgently need to develop and implement scalable and risk-free technology platforms. Your company has been commissioned by CustomerWorks, a joint venture between two of Canada's largest utility organizations, to execute a high-level, customer-focused risk assessment program.

Servicing customers requires upgradation of people and processes. Throughout fiscal year 2002, these two areas have occupied a large portion of senior management's time.

The HR challenges are to recruit, retain and enable the best and the brightest; create a readily deployable global talent pool; sustain high levels of employee motivation; enable competency-based roles within the company; and hard-wire the DNA of a high performance work ethic throughout the organization. Although there is much more to be done, your company has begun to achieve these objectives. Here are some facts:

- Notwithstanding the difficulties of fiscal year 2002, your company hired 1,548 people. Net addition for the year was 907, and the period-end headcount was 10,738.

- Your company continues to have one of the lowest attrition rates among comparable IT services providers in India.

- Lateral hiring and local recruitment is on the rise. Today, there are Infoscions from 29 nationalities - developments that help your company to not only concentrate on domain expertise, but also to have the cultural wherewithal to understand the needs of international clients.

- The organization is being restructured into a role-based organization. All practices and units are being aligned to competency-based streams.

- Your company has some of the most demanding in-house training programs in the IT world - 14.5 weeks of an integrated training program for new recruits, plus several continuing executive education programs in technical, managerial and process related areas, which average about ten days per person, per year. In addition, there are intensive programs at the new Infosys Leadership Institute, Mysore, which merits a separate paragraph.

- Given the challenging times, it is critical to sustain and sharpen employee motivation. There is a new emphasis on continuous communication across all groups and all employee levels; on institutionalizing knowledge management and dissemination; and on active participation in employee satisfaction programs, whose results are better monitored and much more widely shared. Moreover, there has been a major shift towards transparent and well-designed objective-driven appraisals and performance-linked pay. The culture of a high performance work ethic is built around this Integrated Performance Management System.

- All these initiatives are solidly integrated in your company's IT systems and processes. Your company has developed several internal systems, including the balanced scorecard and 360(degree) appraisals to continuously monitor employee aspirations and performance. In addition, your company has adopted the Malcolm Baldrige framework and the Six Sigma initiative to align with businesses and streamline its processes to address the challenges of growth and scalability.

These programs are paying off. This is reinforced through both internal and external benchmarks. In the Internal Employee Satisfaction Survey, scores indicate that employee satisfaction has gone up by 12.0% over last year. In 2002, for the second year in succession, your company was declared the best employer in India in the Business Today-Hewitt survey. Your company was also declared by Dataquest-NFO-MBL India survey as the best employer in the Indian software industry, as well as IT's best employer in another Dataquest-IDC survey.

Leadership development is critical to a company's growth. The Infosys Leadership Institute (ILI) at Mysore commenced its programs during the year. Today, the ILI campus has a built-up area of 162,000 square feet. In a short span, ILI completed a round of "Leaders Teach Series" consisting of 11 workshops; executed 12 internal consulting engagements; rolled out counseling process to the high potential employees of your company; and designed and launched a pilot program on 'Mentoring'. Further, the director of ILI has conducted 5 external programs.

Going forward, ILI will train 220 high potential employees for a duration of five days each; conduct 35 leadership development programs of 2.5 days each; provide counseling sessions to each high potential employee; execute consulting projects to internal and external customers; and publish papers and conduct external seminars.

That brings us to finance. Your company's policy is to maintain sufficient cash in the balance sheet to meet the following objectives:

-   To fund the ongoing capex requirements to meet its growth objectives;

- To fund the operational expenses and other strategic initiatives for the next one year; and

-   To maintain business continuance in case of exigencies.

This year, too, your company received recognition from several organizations. The details are available in the Director's report.

As in the last year, the senior management of your company conducted relevant studies to understand IT market trends for fiscal year 2003. Despite early signs of a slow global economic revival, your company believes that conditions will remain tough for all. Your company has, therefore, projected 17.0% to 20.0% revenue growth for fiscal year 2003. This estimate is based on our current understanding of the marketplace. Naturally, we hope that conditions will improve. We will proactively update our investors in the event of any material development.

As a global corporation, your company focuses on succession planning and management continuity. In keeping with this, Mr. N. R. Narayana Murthy assumed the role of Chairman and Chief Mentor. In his new role, he mentors your company's core management team in transforming the company into a world-class, next-generation organization that provides technology-leveraged business solutions to corporations across the globe. He is also working with leading thought-leaders all over the world to enhance the leadership position of Infosys.

As already announced, Mr. Nandan M. Nilekani donned the mantle of Chief Executive Officer, while Mr. S. Gopalakrishnan has taken over the function of Chief Operating Officer.

During the year, Mr. Ramesh Vangal retired as director. Your company is grateful to Mr. Vangal for his invaluable contributions during his tenure, and wishes him the very best in his future endeavors. Mr. Claude Smadja, Principal Advisor to the World Economic Forum and Director of Smadja & Associates: Strategic Advisory, was inducted as an additional director.

Your company's vision is to be a globally respected corporation that provides best-of-breed business solutions, leveraging technology, delivered by best-in-class people. With your support, and the dedication of all fellow Infoscions, we will achieve that goal.


                                             /s/ S. GOPALAKRISHNAN

Bangalore                                    S. Gopalakrishnan
April 10, 2002                               Chief Operating Officer
                                             and Deputy Managing Director


                                             /s/ NANDAN M. NILEKANI

                                             Nandan M. Nilekani
                                             Chief Executive Officer, President
                                             and Managing Director




Forward-looking statements in this letter should be read in conjunction with the following cautionary statements. Certain expectations and projections regarding future performance of the company referenced in this Annual Report are forward-looking statements. These expectations and projections are based on currently available competitive, financial, and economic data along with the company's operating plans and are subject to certain future events and uncertainties, that could cause actual results to differ materially from those that may be indicated by such statements.

Directors' report

To the members,

Your directors are pleased to present their report on the business and operations of your company for the year ended March 31, 2002.

                                                                      in Rs. crore except
Financial results                                                       per share data *
-------------------                                                  ----------------------
Year ended March 31                                                    2002          2001
-------------------                                                  --------      --------
Income                                                               2,603.59      1,900.56
Software development expenses                                        1,224.82        870.83
Gross profit                                                         1,378.77      1,029.73
Selling and marketing expenses                                         129.79         92.07
General and administration expenses                                    211.35        172.82
Operating profit (PBIDT)                                             1,037.63        764.84
Interest                                                                   --            --
Depreciation                                                           160.65        112.89
Operating profit after interest and depreciation                       876.98        651.95
Other income                                                            66.41         59.37
Provision for investment                                                   --         15.29
Profit before tax and extraordinary item                               943.39        696.03
Provision for tax                                                      135.43         72.71
Profit after tax before extraordinary item                             807.96        623.32
Extraordinary item
Transfer of intellectual property right (net of tax)                       --          5.49
Profit after tax and extraordinary item                                807.96        628.81

Appropriations
Interim dividend                                                        49.63         16.53
Final dividend - Proposed (Subject to deduction of tax, if any)         82.73         49.62
Total dividend                                                         132.36         66.15
Dividend tax                                                             5.06          8.70
Transferred to general reserve                                         670.54        553.96
                                                                     --------      --------
Earnings per share (equity shares, par value Rs. 5 each)
Basic                                                                  122.12         95.06
Diluted                                                                121.37         94.76
                                                                     --------      --------

*1 crore equals 10 million.
 1 lakh equals 100,000.

Results of operations

    - Total revenues grew to Rs. 2,603.59 crore from Rs. 1,900.56 crore, a growth rate of 36.99%.

    - Operating profit grew to Rs. 1,037.63 crore (39.85% of total revenues) from Rs. 764.84 crore (40.24% of total revenues), a growth rate of 35.66%.

    - Profit after tax, from ordinary activities, increased to Rs. 807.96 crore (31.03% of total revenue) from Rs. 623.32 crore (32.80% of total revenue), an increase of 29.62%.

Dividend

An interim dividend of Rs. 7.50 per share (150% on par value of Rs. 5) was paid in November 2001. Your directors now recommend a final dividend of Rs. 12.50 per share (250% on par value of Rs. 5) aggregating Rs. 20.00 per share (400% on par value of Rs. 5), for the current year. The total amount of dividend is Rs.
132.36 crore, as against Rs. 66.15 crore for the previous year. Dividend (including dividend tax), as a percentage of profit after tax from ordinary activities, is 17.01%, as compared to 12.01% in the previous year.

Until March 31, 2002, the receipt of dividend was tax-free in the hands of the shareholders, under the Indian Income Tax Act, 1961. Effective April 1, 2002, the dividend income is proposed to be taxed in the hands of the shareholders and, accordingly, is subject to deduction of tax, if any. The tax on distributed profits, paid by the company on the interim dividend was Rs. 5.06 crore. As per the proposed tax regulations, there is no distribution tax on the profits distributed after March 31, 2002.

Increase in share capital

Your company issued 28,013 shares on the exercise of stock options, issued under the 1998 and 1999 employee stock option plans. Due to this, the outstanding issued, subscribed and paid-up equity share capital increased from 6,61,58,117 shares, during the previous year, to 6,61,86,130 shares in the year under review.

Business

The year had been one of the most challenging years for your company. The impact of the global slowdown coupled with the tragedy of September 11 posed tremendous challenges. Despite this, your company performed well and showed all-round growth. Under Indian GAAP, revenues grew by 37% over fiscal year 2001 while net profits from ordinary activities witnessed an increase of 30%. In April 2001, your company estimated a revenue growth of 30% for fiscal year 2002 and has achieved that despite all odds including the tragedy of September 11. Your company continues to focus on building long-term relationships with Global 2000 corporations worldwide. This is reflected in its repeat business rate of 88%. Your company signed up 116 new clients, a substantial number of whom are large corporations, and had a total client base of 293 at the end of the year. Further, your company had 83 million-dollar clients (80 in the previous year), 25 five-million-dollar clients (19 in the previous year) and 16 ten-million-dollar clients (11 in the previous year).

During the previous year, due to the changes in the capital markets and general economic conditions, your company expressed its intention to reduce its exposure to venture-funded companies. We are pleased to announce that your company has been highly successful in transitioning its revenues from venture-funded companies to Fortune 500 companies and other well established corporations.

The year also saw your company scaling up on the human resources and infrastructure front. Net of separations, 907 employees were added, taking the total strength to 10,738. Your company added another 9.97 lakh square feet of physical infrastructure space, taking the total space available to 26.63 lakh square feet. The number of overseas marketing offices as on March 31, 2002 was 24, compared to 21 as on March 31, 2001.

Your company's software export revenues aggregated Rs. 2,552.47 crore, up 36.20% from Rs. 1,874.02 crore the previous year. During the year, 71.2% of the revenues came from North America, 19.5% from Europe, and 7.3% from the rest of the world. The share of the fixed-price component of the business was 31.6%, as compared to 28.2% during the previous year. Revenue productivity, in dollar terms, declined by 4.4%.

Your company remains optimistic about the long-term opportunities while at the same time meeting the short-term challenges. Your company responded to the challenges by enhancing customer focus and by building an efficient sales engine. Your company is closely monitoring the market situation, and believes that its unique business model and prudent risk-management practices, coupled with a strong customer base and deep client relationships, gives it a sustainable long-term competitive advantage. Your company will aggressively pursue new opportunities, and will ensure adequate internal preparedness to take maximum advantage of such opportunities.

Banking Business Unit (BBU)

The Banking Business Unit has shown remarkable growth during this year. Your company's product -- FINACLE(TM), is an integrated core banking solution that is centralized, multi-currency and multi-language-enabled, functionally-rich, and addresses both retail and corporate banking requirements.

During the year, your company took several steps to strengthen FINACLE(TM) by adding new functionalities and modules. Targeted at the banking industry, FINACLE(TM) CRM is a new product offering from your company. It covers areas such as Sales, Marketing, Support, 360 degree View, Loan origination, and Analytics. Banks can effectively deploy FINACLE(TM) CRM to gain competitive advantage by proactively addressing customer's needs and expectations. FINACLE(TM) CRM integrates banks' multiple channels such as call centers, branches, fax and web while providing comprehensive access to various product processing systems at the back end, thus, greatly enhancing the bank's ability to maintain relationships and improve profitability with customers.

FINACLE(TM) has a market share of over 60% among the Indian banks that have adopted technology modernization measures -- out of 6 old generation private sector banks, 5 out of the 8 new generation private sector banks and 1 out of 2 public sector banks in India are now powered by FINACLE(TM).

The Banking Business Unit has consolidated its position in the African market, and has also expanded into the Middle East. During the year, it acquired 11 new clients, 4 in India and 7 overseas, for FINACLE(TM), BankAway(TM), and PayAway(TM) applications. The Banking Business Unit undertook engagements for the Kenya Commercial Bank, Kenya -- the biggest bank in East Africa, and the First Bank of Nigeria, Nigeria -- the biggest bank in West Africa, during the year. FINACLE(TM) was ranked among the top three best selling retail banking systems in the world by IBS publishing, UK for the year 2000-2001.

Development centers in India

Your company incurred capital expenditure aggregating Rs. 322.74 crore as compared to Rs. 463.35 crore during the previous year. Of the total capital expenditure, Rs. 67.40 crore was spent on technological infrastructure as compared to Rs. 113.84 crore in the previous year.

In Bangalore, the Management Development Center was completed with a built-up area of 75,500 square feet. An additional 60,000 square feet of software development space to accommodate 600 professionals and one more software development block of 93,827 square feet with a capacity of 577 seats were completed. Additionally, civil works were completed for two more software development blocks with a built-up area of 2,06,000 square feet. The existing capacity at Bangalore comprises 11,16,000 square feet capable of accommodating 5,050 professionals.

Phase II of the Pune campus is progressing as per schedule. One software development block of 1,14,440 square feet to accommodate 800 professionals and a dining block of 17,000 square feet were completed. One more software development block of 800 seats capacity was completed and the employee care center is under completion. Civil works were completed for the customer care center. Currently, the campus has a built-up area of 3,33,500 square feet with a capacity of 2,076 seats.

In Bhubaneswar, a second software development block of 75,000 square feet to accommodate 600 professionals and a food court of 28,000 square feet were completed. Currently, the campus has a built-up area of 1,89,000 square feet with a capacity of 1,200 seats.

In Chennai phase I, one more software development block of 75,000 square feet capable of accommodating 600 professionals and a food court of 30,000 square feet were completed. Construction of phase II of the campus is on schedule. In phase II, one software development block of 600 seats capacity was completed. Civil works were completed for one more software development block. Currently, the campus has a built-up area of 1,98,000 square feet with a capacity of 1,300 seats.

In Hyderabad, one software development block of 1,23,000 square feet with a seating capacity of 325 professionals was completed. The remaining 355 seats in this block will be completed as and when required. Construction of the food court is proceeding as per schedule. Civil works were completed for one more software development block. Currently, the campus has a built-up area of 1,35,800 square feet with a capacity of 325 seats.

In Mysore, one software development block of 1,06,000 square feet with a seating capacity of 200 professionals was completed. The remaining 400 seats in this block will be completed as and when required. The Infosys Leadership Institute ("ILI") with a built-up area of 1,62,000 square feet and the hostel facilities with a built-up area of 91,750 square feet were also completed. The food court is nearing completion. Currently, the campus has a built-up area of 3,79,000 square feet.

As of March 31, 2002, the company had 26,69,600 square feet of space capable of accommodating 12,050 professionals and 9,31,000 square feet under completion.

Overseas branches

To accelerate the sales effort in overseas markets, sales offices were opened in the Netherlands, Singapore and Switzerland. During the coming year, additional sales offices are expected to be opened in North America, Europe and Asia. Expansion of the overseas sales network will help your company access new markets and broaden its client base. As at the year-end, your company had 24 marketing offices overseas.

Yantra Corporation

Yantra Corporation provides e-business software solutions for managing supply chain transactions across the extraprise. Yantra has built a high-quality management team and has taken several initiatives to implement its growth objectives.

During the year, your company swapped 55,00,000 common stock in Yantra Corporation, USA ("Yantra") for a fully paid warrant to purchase 55,00,000 common stock. As a result of this, your company holds around 44% of the outstanding common stock of Yantra. Accordingly, Yantra is no longer a subsidiary of the company as per the Companies Act, 1956 as at March 31, 2002. Your company holds around 16% of Yantra, on a fully diluted basis.

Strategic investments

Your company had made selective investments in leading-edge companies and select venture capital funds that have the potential to yield substantial business benefits. Benefits from these investments are primarily in the form of revenue and net income enhancements, through technology partnerships and access to the latest technological developments. Your company has leveraged the expertise derived from its investee companies to deliver value to large clients across the globe.

During the year, your company invested Rs. 10.32 crore in Workadia Inc. USA ("Workadia") purchasing 22,00,000 fully paid Series "B" convertible preferred stock, par value of US$0.0002, at US$1.00 each (adjusted for stock splits). Workadia will provide companies with comprehensive, customizable business intranets through browser accessed hosted portals, and also offer consulting services to help customers select and deploy their intranet applications, content and services.

Your company is foraying into Business Process Management ("BPM") and the board of directors of your company has approved an investment of up to US$5 million for this initiative. The initial focus of BPM services will be in the areas of transaction processing and accounting services and these services will be offered in multiple forms -- as business process re-engineering, shared services platform and business intelligence services. It will leverage the obvious cost advantages of doing the work from India. Financial services will be one of the key target verticals. The frameworks developed for the BPM offering is based on your company's InFlux(TM) methodology. These frameworks will enable client processes to be transitioned and executed smoothly.

Human resource management

The key resource for your company is its employees. Your company has been able to create a favorable work environment that encourages innovation and meritocracy. Your company has put in place a scalable recruitment and human resource management process, enabling it to attract and retain high-caliber employees. Your company added 907 employees, net of separations, taking the total strength to 10,738 -- up from 9,831 at the end of the previous year.

Entry-level engineers are put through intensive technical training and are also exposed to cross-functional training that helps hone their soft skills. Further, all employees are eligible for your company's stock option plan. Your company's attrition rate, at 6.2% for the year (11.2% for the previous year), is testimony to its ability to attract and retain high-quality talent.

In order to ensure a safe and congenial workplace, your company has formulated and implemented a policy against sexual harassment. Process improvements have also been made in the areas of recruitment, training and visa processing.

The efforts of your company in the area of employee management and HR practices have been widely acclaimed in various fora. Your company was adjudged the Best Indian software company in the Software's Best Employers study, a Dataquest survey, in May 2001. It then emerged first among Indian IT's Best Employers, a Dataquest -- IDC India survey, in August 2001. Further, your company went on to become the best employer in India for the second time in a row, in the Best Employers in India study, a Business Today -- Hewitt listing of the 25 most desirable companies to work for in India.

Quality

Your company firmly believes that "Pursuit of Excellence" is one of the most critical components for competitive success in the global market. Your company has achieved high maturity through rigorous adherence to highly evolved processes, which have been systematically benchmarked against world-class operating models, viz. ISO 9001-TickIT, SEI-CMM and Baldrige. Your company is rated at Level 5 of the Capability Maturity Model (CMM), which is the world-class benchmark in software process management.

To address the challenges of the future and to ensure performance improvement in an integrated manner, your company has launched the Infosys Excellence Initiative (IEI), which is a single umbrella for all quality initiatives within the organization. This initiative spans various functions in the organization, namely core delivery processes, functional and cross-functional processes, and organizational management processes. It envisages leveraging CMM Level 5 for delivery processes, the Malcolm Baldrige framework for organizational management processes and Six Sigma Cross Functional Process Mapping (CFPM) techniques for improving cross-functional processes.

Your company's best practices and processes in the area of project management are showcased in the book "Software Project Management in Practice" by Dr. Pankaj Jalote (Addison Wesley, 2002) published under the SEI series.

Your company has helped many of its clients improve their processes and systems by providing high-end software process consulting services, which is a testimony to its process leadership.

Infosys Leadership Institute

Located on 217 acres of land in Mysore, India, and operationalized during the year, the Infosys Leadership Institute's (ILI) mandate is to enable and empower the present and future leaders of your company to achieve its vision. The ILI campus includes state-of-the-art leadership development, training, and learning facilities, including comfortable hostels for the participant Infoscions. Since its inception, ILI has designed and facilitated a series of highly successful, innovative, and dynamic leadership workshops led by your company's board members under the "Leader Teach Series." Other high-value added services taken up by ILI include counseling high-potential Infoscions in their leadership journey and internal consultancy assignments including facilitating strategy-planning and team building sessions.

InStep global internship program

InStep, your company's Global Internship Program, plays an important role in increasing the brand awareness of your company internationally. By attracting students from the top academic institutions around the world, InStep has not only built brand equity for your company, but is also key to its International Recruitment Initiative.

Through the internship program, your company selects students, for summer projects, from the leading educational institutions across the globe and places them in live business and technical projects in your company's offices worldwide.

Since its inception, the program has recruited interns from diverse milieu. Interns range from IT students from Ecole Des Mines De Nantes to business students from Stanford. This year, your company has held InStep Information Sessions in the US, UK, Japan, France, India and Canada, and has received over 1,000 applications for just 20 internship positions.

The new information infrastructure

Your company firmly believes that its internal IT initiatives are key drivers of scalable and sustained corporate excellence.

The key, ongoing focus last year has been to

    -   drive information availability to a global work force,

    -   integrate cross-functional processes,

    -   enable scalable, sustained excellence in execution,

    -   enhance employee and process productivity, and

    -   further strengthen our client partnerships.

Towards this, your company's Information Systems (IS) team

    - deployed an exhaustive home grown suite of solutions for Integrated Project Management (IPM) to scale and sustain excellence in execution in its core delivery processes;

    - deployed an extranet for connecting our worldwide workforce, enabling them with a rich set of online corporate resources on a robust, secure and scalable delivery channel;

    - custom-built a CRM solution integrating key processes across the service chain and across the customer life cycle. Built leveraging state-of-the-art technologies and our extranet, this program is currently under deployment throughout our customer touch-points worldwide;

    - is currently focusing on a future ready, globally scalable .NET infrastructure that leverages investments made in its intranet backbone, secure extranet, SAP R/3 4.6 and state-of-the-art Storage Area Network to enhance global delivery and 24 x 7 operations;

    - has further enriched the large automation footprint with a range of custom-built, web-enabled systems that address your company's changing business needs; and

    - initiated a Balanced Score Card implementation to strategically align IS initiatives for maximizing contributions to your company's global competencies and strategic business objectives. Currently in an advanced state of implementation, key learnings from this exercise have already been used successfully to enhance our engagement opportunities with some of our customers.

Additional information to shareholders

In earlier years, your company provided additional information in the form of intangible assets scoresheet, human resources accounting, value-added statement, brand valuation, economic value-added statement, current-cost-adjusted financial statements, and financial statements in substantial compliance with GAAP of six countries, in addition to the US and India. This information is provided in this year's Annual Report also.

Corporate governance

The current economic downturn, the unprecedented events of September 11, the Enron issue and recent business failures have combined to create a very challenging financial reporting environment. All these have resulted in a larger focus on corporate governance issues by companies. Your company continues to be a pioneer in benchmarking its corporate governance policies with the best in the world, and its efforts are widely recognized by investors in India and abroad.

Your company has complied with all the recommendations of the Kumar Mangalam Birla Committee on Corporate Governance constituted by the Securities and Exchange Board of India (SEBI). For fiscal 2002, the compliance report is provided in the Corporate governance report in this Annual Report. The auditor's certificate on compliance with the mandatory recommendations of the committee is annexed to this report.

In addition, your directors have documented your company's internal policies on corporate governance. In line with the committee's recommendations, the management's discussion and analysis of the financial position of the company is provided in this Annual Report and is incorporated here by reference.

Your company has also continued its practice of providing a compliance report on various corporate governance recommendations in vogue in six countries, in their national languages, for the benefit of our shareholders in those countries.

Responsibility statement of the board of directors

The directors' responsibility statement setting out the compliance with the accounting and financial reporting requirements specified under Section 217
(2AA) of the Companies (Amendment) Act, 2000, in respect of the financial statements, is annexed to this report.

Employee Stock Option Plan (ESOP)

Your company has introduced various stock option plans for its employees. Details of these, including grants to senior management, are given below. Senior management includes directors of your company and members of its management council.

1994 Stock Offer Plan (the 1994 plan)

The 1994 plan came to an end in fiscal 2000; no further options will be issued under this plan.

1998 Stock Option Plan (the 1998 plan)

Your company has issued 9,08,500 ADS-linked stock options to 494 employees during the year under the 1998 plan. Details of such options granted under the 1998 plan are given below.

     Description                                              Details
     -----------                                              -------
 1. Total number of shares                                    3.20 million ADS representing 1.60 million shares

 2. The pricing formula                                       Not less than 90% of the fair market value as on date of grant

 3. Ratio of ADS to equity shares                             One share represents two ADSs

 4. Options granted during the year                           9,08,500 options representing 4,54,250 equity shares

 5. Weighted average price per option granted                 $ 49.50 (Rs. 2,415.10); 100% of fair market value on the
    during the year                                           date of grant

 6. Options vested (as of March 31, 2002)                     3,29,054 options representing 1,64,527 equity shares

 7. Options exercised during the year                         55,966 options representing 27,983 equity shares

 8. Money raised on exercise of options                       $9,51,422 (Rs. 4.59 crore)

 9. Options forfeited during the year                         1,55,546 options representing 77,773 equity shares

10. Total number of options in force at the end of the year   22,62,494 options representing 11,31,347 equity shares

11. Grant to senior management

                                             No. of options                                                 No. of options
                                             --------------                                                 --------------
     Brian Joseph King                           11,500              T. P. Prasad                                3,000
     Sanjay Joshi                                20,000              Srinjay Sengupta                            4,000
     Subhash B. Dhar                              6,000              V. Sriram                                   3,000
     Ashok Vemuri                                10,000              Jan DeSmet                                  3,000
     Basab Pradhan                                4,000
                                                                                                                ------
     Total options granted to senior management during the year                                                 64,500
                                                                                                                ------

12. Employees receiving 5% or more of the total number of options granted during the year: Nil

1999 Stock Option Plan (the 1999 plan)

Your company has issued 20,50,500 stock options to 6,063 employees and 8 independent directors during the year under the 1999 plan. The details of such options granted under the 1999 plan are given below.

     Description                                              Details
     -----------                                              -------
 1. Total number of shares                                    66,00,000 shares

 2. The pricing formula                                       At the fair market value as on date of grant

 3. Options granted during the year                           20,50,500 options representing 20,50,500 equity shares

 4. Weighted average price per option granted                 Rs. 3,094.41 (100% of fair market value on the date of grant)
    during the year

 5. Options vested (as of March 31, 2001):                    4,48,530 options representing 4,48,530 equity shares

 6. Options exercised during the year                         30 options representing 30 equity shares

 7. Money raised on exercise of options:                      Rs. 0.01 crore.

 8. Options forfeited during the year                         1,75,635 options representing 1,75,635 equity shares

 9. Total number of options in force at the end of the year   46,68,815 options representing 46,68,815 equity shares

     Description                                              Details
     -----------                                              -------
10. Grant to senior management and independent directors

                                              No. of options                                                No. of options

    Deepak M. Satwalekar                          7,000              B. G. Srinivas                             12,000

    Ramesh Vangal*                                7,000              Satyendra Kumar                            10,000

    Prof. Marti G. Subrahmanyam                   6,000              Sanjay Purohit                              2,290

    Philip Yeo                                    3,000              G. K. Jayaram                              15,000

    Prof. Jitendra Vir Singh                      2,000              V. Balakrishnan                             2,000

    Dr. Omkar Goswami                             2,000              H. R. Binod                                 1,500

    Sen. Larry Pressler                           2,000              U. Ramadas Kamath                           1,500

    Rama Bijapurkar                               2,000              Y. Parameswar                               2,000

    Ravindra Muthya Pranesha Rao                  3,000              Girish G. Vaidya                            3,000

    Mohan Sekhar                                  8,000              J. Sivashankar                              2,000
                                                                                                                ------
    Total options granted to senior management during the year                                                  93,290
                                                                                                                ------

     * Resigned during the year and hence forfeited the option.

11. Employees receiving 5% or more of the total number of options granted during the year: Nil

Liquidity

Your company continues to be debt-free, and maintains sufficient cash to meet its strategic objectives. Your company believes in maintaining adequate liquidity in the balance sheet to maintain a fine balance between the need to provide adequate returns to the shareholders and the need to cover the financial and business risks that management foresees in the business. Liquidity enables your company to reduce financial risk and allows a rapid shift in direction should the market so demand. During the current year, internal cash accruals have more than adequately covered working capital requirements, capital expenditure of Rs. 322.74 crore and dividend payments, and have resulted in a surplus of Rs. 449.22 crore. As on March 31, 2002, your company had liquid assets of Rs. 1,026.96 crore, as against Rs. 577.74 crore at the previous year-end. These funds have been invested both in rupee and dollar deposits with banks and highly rated financial institutions. Your company believes that the existing cash is adequate to meet its capital expenditure and working capital requirements for the near future.

Research and education initiatives

During the year, your company trained around 771 entrants as part of its entry-level training program. Further, continuing education has been imparted, both in advanced technologies as well as in managerial skills. The total training imparted by your company to its employees during the year aggregated about 1,21,700 trainee person days.

The Infosys Fellowship Program instituted by your company at 14 premier academic institutions in India to support research work leading to a Ph.D. has been well received, and the number of fellowships instituted in the areas of information technology, management and law has been increased from 42 to 54. Your company spent around 0.57% of its revenue on R & D activities during the year.

Your company is making steady progress in its journey towards realizing its vision of leveraging the collective knowledge of the organization for competitive advantage and delivering better customer value. The program, inaugurated during August 2000, has reached a state of maturity evident in the active generation and widespread use of reusable knowledge, as testified by the 200+ (and increasing every month) knowledge assets published per month in the company's intranet Knowledge Management (KM) portal, and the download of one knowledge asset for use every 2 work-minutes.

Your company's KM program has received widespread recognition amongst customers, practitioners, benchmarking agencies and academicians. Your company was one among the 37 finalists (the first Indian company to achieve this distinction) for the 2001 MAKE (Most Admired Knowledge Enterprises) awards.

Your company's KM Program is being used as case studies in two of India's leading management schools. The program is also featured as a case in a chapter dedicated to it in a book titled "Knowledge and Business Process Management" being published by the Idea Group Publishing, Hershey, PA, USA. This is in addition to several publications in national and international journals, and presentations at various conferences and KM community forums. An important indicator of the recognition for the company's KM initiatives worldwide was an invited lecture from your company at the event, "Knowledge Exchange Partnership for Global IT Organizations (KEP GIT)", presented to a select group of CIOs of top-rung global IT companies.

Infosys Foundation

Your company is committed to contribute to its social milieu and, in 1996, established Infosys Foundation as a not-for-profit trust to support initiatives that benefit society-at-large. The Foundation supports programs and organizations devoted to the cause of the destitute, rural poor, the mentally challenged, senior citizens and illiterates. It also helps preserve certain arts and cultural activities of India which are under threat of fading out. Grants to the foundation during the year aggregated Rs. 3.75 crore, as compared to Rs.
5.26 crore in the previous year.

A summary of the work done by the Foundation appears in the Infosys Foundation section of this report. On your behalf, your directors express their gratitude to the honorary trustees of the Foundation for sparing their valuable time and energy for the activities of the Foundation.

Community services

Your company, through its Computers@Classrooms initiative launched in January 1999, has donated 1,185 computers to 435 institutions across India. Your company has also applied to the relevant authorities for permission to donate an additional 382 computers to 149 institutes in the near future. Microsoft continues to participate in this initiative by donating relevant software and we would like to place on record our appreciation for its continued support.

Awards

Your directors are happy to report some of the awards that your company received during the year.

- First rank among 37 India-based companies in the Review 200 - Asia's Leading Companies survey 2001 - by the Far Eastern Economic Review

- First rank in the Best Employer Study by the Business Today-Hewitt study for the second year in succession

- First rank in the Dataquest "Employee Perception Survey" carried out in the top 20 Indian software companies

-   First rank in the Business World's survey of "India's Most Respected
    Company"

-   Corporate Citizenship Award by The Economics Times of India

- The Institute of Company Secretaries of India National Award for Excellence in Corporate Governance by the Ministry of Law, Justice and Company Affairs, Department of Company Affairs, Government of India

- Golden Peacock Award for Excellence in Corporate Governance in the Global Category by the World Council for Corporate Governance, London

- No. 1 rank in the CG watch 2002, the CLSA study on corporate governance practices in emerging markets

- Award recognizing contributions in the social area using IT by Computer World magazine

- The Institute of Chartered Accountants of India award for best presented annual report in 2001 for the seventh successive year

-   Best regional software house award by Financial Technology Asia

- Asiamoney award for best investor relations in India for 2001, best managed company in India for 2001 and best managed company of the decade in India 1991-2001

- Award for outstanding contribution towards the promotion of Indo-German Economic Relations-2001 by the Indo-German Chamber of Commerce

Fixed deposits

Your company has not accepted any fixed deposits and, as such, no amount of principal or interest was outstanding as of the balance sheet date.

Directors

During the year, Mr. Ramesh Vangal retired as a director and your directors inducted Mr. Claude Smadja, Principal Advisor of the World Economic Forum, as an additional director of the company, in his place. His appointment requires the approval of the members at the ensuing Annual General Meeting.

As per Article 122 of the Articles of Association, Mr. Nandan M. Nilekani, Mr.
K. Dinesh, Mr. Philip Yeo, Mr. T. V. Mohandas Pai and Mr. Phaneesh Murthy retire by rotation in the forthcoming Annual General Meeting. All of them, being eligible, offer themselves for reappointment.

Auditors

The auditors, Bharat S Raut & Co. Chartered Accountants, retire at the ensuing Annual General Meeting and have confirmed their eligibility and willingness to accept office, if reappointed.

FII investment limit

Recently, the Government of India raised the investment limit in an Indian company for Foreign Institutional Investors (FII) from 49% to the maximum level approved under the FDI for that industry, subject to the approval of the board of the investee company and a special resolution by the shareholders of such a company. The maximum FDI level applicable for the software industry is 100%, at present. Your directors are of the opinion that it would be in the interest of the company to increase the limit of such investment to 100%. The necessary resolutions are being placed before the members in the ensuing Annual General Meeting.

Conservation of energy, research and development, technology absorption, foreign exchange earnings and outgo

The particulars as prescribed under subsection (1)(e) of section 217 of the Companies Act, 1956, read with the Companies (Disclosure of particulars in the report of Board of Directors) Rules, 1988, are set out in the annexure included in this report.

Particulars of employees

As required under the provisions of section 217(2A) of the Companies Act, 1956, read with the Companies (Particulars of employees) Rules, 1975, as amended, the names and other particulars of employees are set out in the annexure included in this report.

Acknowledgments

Your directors thank the company's clients, vendors, investors and bankers for their continued support during the year. Your directors place on record their appreciation of the contribution made by employees at all levels, who, through their competence, hard work, solidarity, cooperation and support, have enabled the company to achieve consistent growth.

Your directors thank the Government of India, particularly the Ministry of Communication and Information Technology, the Department of Electronics, the Customs and Excise Departments, the Software Technology Parks - Bangalore, Chennai, Hyderabad, Mohali, Mysore, Pune, Bhubaneswar and New Delhi, the Ministry of Commerce, the Ministry of Finance, the Reserve Bank of India, VSNL, the Department of Telecommunications, the state governments, and other government agencies for their support, and look forward to their continued support in the future.

                                     For and on behalf of the board of directors


                                     /s/ NANDAN M. NILEKANI

Bangalore                            Nandan M. Nilekani
April 10, 2002                       Chief Executive Officer, President and
                                     Managing Director


                                     /s/ N. R. NARAYANA MURTHY

                                     N. R. Narayana Murthy
                                     Chairman and Chief Mentor

Annexure to the directors' report

a) Particulars pursuant to Companies (Disclosure of particulars in the report of the Board of Directors) Rules, 1988

1.  Conservation of energy

    The operations of your company are not energy-intensive. However, adequate measures have been taken to reduce energy consumption by using energy-efficient computers and by the purchase of energy-efficient equipment. Your company constantly evaluates new technologies and invests in them to make its infrastructure more energy-efficient. Currently, your company uses CFL fittings and electronic ballast to reduce the power consumption of fluorescent tubes. A building automation system to control the working of air conditioners and to make them more energy-efficient has been implemented. Air conditioners with energy efficient screw compressors for central air conditioning are used and air conditioners with split air conditioning for localized areas are used. High efficiency, hydro-pneumatic pumps are being used in water pumping systems. As energy costs comprise a very small part of your company's total expenses, the financial impact of these measures is not material.

    In addition, your company is using amorphous core transformers in place of conventional transformers in all its locations, which operate at an efficiency of 97%. Your company is also using power factor correctors at the supply level of the state grid power to achieve high energy efficiency.

2.  Research and Development (R & D)

    Research and development of new services, designs, frameworks, processes and methodologies continue to be of importance at your company. This allows your company to enhance quality, productivity and customer satisfaction through continuous innovation.

a.  R & D initiative at institutes of national importance

    This initiative has been described in the research and education initiatives section in the directors' report.

b.  Specific areas for R & D at your company

    Since business paradigms and technologies are changing constantly, continuous investments in research and development are of paramount importance. Your company has taken the approach that its research must be beneficial to the company and to its clients either in the short-term or in the medium-term. As in earlier years, your company continues to conduct research in the areas of software engineering, project management, global delivery, emerging technologies, and new tools and techniques.

    Research has been continuing in the areas of software architecture and performance engineering. This is to help deliver high-performance and high-transaction-volume software solutions to clients. Research has also been continued in object and component technologies to create modules that enable repeatability across projects.

    Your company continues to undertake research in the following areas:

    - E-commerce: Your company carried out extensive research in the areas of legacy integrations, web services and other technologies of interest.

    - Concept centers: Initiatives were taken to set up concept centers in advanced technologies and, presently, are in advanced stages of conclusion.

    - General software engineering: Your company is constantly improving its methodologies to increase quality and productivity, and to reduce time-to-market for its clients.

    - Products: Your company continues to enhance and develop additional products in the banking area.

    Your company has various groups engaged in R & D. The Education and Research (E & R) department conducts short-term and long-term research in the areas of knowledge management, performance testing, e-commerce, education and training methodologies, and technology-based mechanisms for delivery of education. During the year, the E & R team published 25 papers in leading international/national journals and conferences. Some of your company employees were invited to deliver presentations. The Infosys Performance Testing Center established last year has provided performance solutions to a number of development projects.

c.  Benefits derived as a result of R & D activity

    Your company has been able to maintain margins despite changes in technology and increased personnel costs. Further, the Infosys Performance Testing Center and the e-commerce research labs have been instrumental in building expertise in the areas of software performance solutions, testing, architecture and prototype development.

d.  Future plan of action

    There will be continued focus on, and increased investment in, the above R & D activities. Future benefits are expected to flow in from initiatives undertaken this year.


e.  Expenditure on R & D for the year ended March 31                  in Rs. crore
                                                                  --------------------
                                                                   2002          2001
                                                                  ------        ------
     Revenue expenditure                                          14.40         14.97
     Capital expenditure                                           0.46          2.14
                                                                  ------        ------
     Total R & D expenditure                                      14.86         17.11
                                                                  ------        ------
     R & D expenditure as a percentage of total revenue            0.57%         0.90%
                                                                  ------        ------

3.  Technology absorption, adaptation and innovation

    During the year, your company successfully migrated the enterprise messaging infrastructure to the Microsoft Exchange 2000 backbone. Further, your company made significant additions to the number of servers used for software development, and to the number of file and print servers.

    During the year, your company also implemented video streaming and web-casting facility using Multicast technology to reach out to all employees. Your company has strengthened video conferencing capabilities for internal use and customer communication by deploying high-end Accord Video Bridges and Polycom Conferencing systems. Remote access facility to your company's network is extended to its employees worldwide by value added services such as IPASS and Extranet. Your company entered into special agreements with telecom service providers to extend voice communication from customers to employees' residences and vice versa using Voice VPN technology.

    Your company further invested in middleware technologies, mobile technologies and legacy modernization technologies. Your company has set up laboratories and Centers of Excellence for technology research and competency building. Your company joined several technical standards organizations, and continues to be capable of providing total technology solutions to its clients using new technologies and tools.

4.  Foreign exchange earnings and outgo

a. Activities relating to exports, initiatives taken to increase exports, development of new export markets for products and services, and export plans

    Your company has had a strong export focus in the past, and expects its export thrust to continue in the future. In fiscal 2002, 98.04% of revenues were derived from exports. Over the years, your company has established a substantial direct marketing network all over the world and now has marketing offices in North America, Europe and the Asia Pacific region. These offices are staffed with sales and marketing specialists who sell your company's services to large, international clients.

    During the year, your company opened marketing offices in the Netherlands, Singapore, and Switzerland. Your company also launched a global initiative to increase the awareness of the Infosys brand, and of its products and services. Several press and public relations exercises were launched in the US to enhance your company's visibility. Further, your company plans to take part in several international exhibitions to promote its products and services.

    The long-term goal of your company is to be a highly respected name in the global market for its services and products, and to continue to realize a significant portion of its revenue from exports.

b.  Foreign exchange earned and used for the year ended March 31 in Rs. crore
                                                                                           ----------------------
                                                                                             2002          2001
                                                                                           --------      --------
     Foreign exchange earnings                                                             2,495.50      1,728.23
     Foreign exchange outgo (including capital goods and imported software packages)       1,072.15        727.53

                                     For and on behalf of the board of directors


                                     /s/ NANDAN M. NILEKANI

Bangalore                            Nandan M. Nilekani
April 10, 2002                       Chief Executive Officer, President and
                                     Managing Director


                                     /s/ N. R. NARAYANA MURTHY

                                     N. R. Narayana Murthy
                                     Chairman and Chief Mentor

Annexure to the directors' report

b) Information as per Section 217(2A) of the Companies Act, 1956, read with the Companies (Particulars of employees) Rules, 1975, and forming part of the directors' report for the year ended March 31, 2002

Sl.                                                                                               Age      Date of
No.     Name                      Designation                           Qualification           (Years)    Joining
---     ----                      -----------                           -------------           -------    -------
   1.  Aashish Bansal             Business Development Manager           B.Tech., PGD              37     17.02.2000
   2.  Abhay M. Kulkarni          Delivery Manager                       B.E.                      35     26.02.1990
   3.  Ajay Dubey                 Vice President                         B.Tech.                   44     07.06.1993
   4.  Ajita Kini                 Principal                              B.Sc., PGD                36     16.10.2000
   5.  Akash Maiti                Senior Associate                       B.E.(H), M.A., PGD        31     05.07.2000
  *6.  Akihiro Komiyama           Business Development Manager           MBA                       42     19.11.2001
   7.  Albena De Assis            Software Developer                     B.Sc.                     27     17.07.2000
   8.  Albert Denis Lewis         Senior Program Manager                 MS, MBA                   42     05.02.2001
  *9.  Alex W. Yang               Senior Associate                       BS, MBA                   33     30.07.2001
 *10.  Alexander Graham Mcgregor  Account Manager                        B.Sc., Diploma            49     16.07.2001
       Pringle
 *11.  Alexander Zmoira           Senior Principal                       BS, MBA                   37     25.06.2001
  12.  Alexandre Elvis Rodrigues  Business Development Manager           B.Tech., MBA              31     03.08.1998
  13.  Amar Vaidya                Business Development Manager           B.E., MBA                 32     30.11.2000
  14.  Ameer Saithu               Associate                              B.Tech., PGD              29     27.03.2000
 *15.  Amit Khetarpal             Business Development Manager           B.E., MBA                 34     10.09.2001
  16.  Amit Kumar Bhadra          Senior Manager and Head                B.Sc., M.Sc.              36     22.01.1998
                                  Implementation - Internet Banking
                                  Banking Business Unit
 *17.  Amit Nangalia              Software Engineer                      B.A.                      23     25.06.2001
  18.  Amitabh Pushparaj Mudaliar Senior Associate                       B.E., PGD                 30     20.03.2000
  19.  Amy (Yuen Chun) Wong       Software Engineer                      B.Sc.                     24     22.01.2001
 *20.  Amy Veloz                  Administrative Assistant               BBA                       29     21.06.2001

  21.  Anand Krishna              Senior Principal                       B.E., MBA                 36     12.07.2000
  22.  Anand Narayanaswamy        Programmer Analyst                     B.Com.                    28     02.04.2001
 *23.  Anand P. Arkalgud          Business Development Manager           B.E., MBA                 30     19.11.2001
 *24.  Anand Subramanian          Senior Associate                        B.Com., CA               29     08.06.2000
  25.  Anand Uppili               Business Development Manager           B.E.(H)                   35     14.12.2000
  26.  Ananda Rao                 Business Development Manager           B.E., M.Sc.               43     25.10.1999
  27.  Anant Natekar              Project Manager                        B.E.                      26     09.02.2001
  28.  Andi Berkowitz             Administrative Assistant               B.A., ASL                 49     12.04.1999
  29.  Andreas Suwe               Project Manager                        BLaws, Diploma            35     05.03.2001
 *30.  Andrew K. Noel             Business Development Manager           B.Com.                    26     13.08.2001
 *31.  Andrew R. Friedman         Principal                              B.Sc., MBA                39     26.11.2001
 *32.  Aniket Kishore Ullal       Business Development Manager           B.A., PGD                 26     28.05.2001
 *33.  Aniket Rajiv Maindarkar    Business Development Manager           B.Sc., MBA                30     01.06.2001
  34.  Anil Roy                   Programmer Analyst                     B.E.                      27     19.02.2001
  35.  Anilkumar Nechiyil         Project Manager                        B.Sc.                     41     03.01.2001
  36.  Ankur Gupta                Business Development Manager           B.A.(H), PGD, ACA         29     17.07.2000
  37.  Ankush Patel               Business Development Manager           B.E., MBA                 34     01.10.1999
  38.  Anthony de Laat            Delivery Manager                       B.A., M.Sc., B.Sc. Engg   45     12.03.2001
  39.  Anup Ashok Basrurkar       Business Development Manager           B.Com.(H), CA             37     12.06.2000
  40.  Anup Vittal                Business Support Manager               B.Sc., M.Sc.              35     05.03.2001
  41.  Anupam Bhatnagar           Business Development Manager           B.A.(H), LLB, PGD         30     03.08.2000
 *42.  Anurag Gupta               Business Support Manager               B.Sc., MCA                37     15.01.2002
  43.  Ardhendu Sekhar Das        Delivery Manager                       B.E.                      36     23.01.1998
  44.  Arindom Basu               Senior Principal                       B.E.(H), PGD              35     05.02.2001
  45.  Arjun K. Rao               Software Engineer                      B.E., MS                  25     22.01.2001
  46.  Aroun Balakrishnan         Programmer Analyst                     B.Tech                    28     05.03.2001
 *47.  R. Arun Kumar              Business Development Manager           B.Tech., PGD              31     05.06.1999
  48.  Arun Ramu                  Delivery Manager                       B.Tech.                   41     28.08.2000


Sl.                               Experience       Gross
No.     Name                       (Years)    Remuneration (Rs.)   Previous Employment - Designation
---     ----                      ----------  ------------------   ---------------------------------
   1.  Aashish Bansal                  13          69,47,276       HSBC Capital Markets India Pvt. Ltd., Senior Manager
   2.  Abhay M. Kulkarni               14          13,95,046       Tisco, Graduate Trainee
   3.  Ajay Dubey                      22          14,10,039       ANZ Bank, Technical Team Leader
   4.  Ajita Kini                      13          69,54,835       KPMG Consulting Pvt. Ltd., Manager
   5.  Akash Maiti                      7          56,69,877       Andersen Consulting, Senior Consultant
  *6.  Akihiro Komiyama                16          14,34,941       Breit Consulting Co. Ltd., Managing Director
   7.  Albena De Assis                  4          18,38,591       Siemens, Software Developer
   8.  Albert Denis Lewis              20          53,47,099       Profitech, Consultant
  *9.  Alex W. Yang                     7          36,48,434       Onsite Access Inc., Senior Manager - e-business
 *10.  Alexander Graham Mcgregor       29          21,34,427       Syntel Inc., Senior Project Manager
       Pringle
 *11.  Alexander Zmoira                 8          58,63,700       Intnl Business CGE&Y, Senior Manager - Consulting Services
  12.  Alexandre Elvis Rodrigues        8          65,86,274       Modi Xerox, Production Sales Manager
  13.  Amar Vaidya                      9          38,27,807       Andersen Consulting, Consultant
  14.  Ameer Saithu                     6          44,27,826       PricewaterhouseCoopers, Consultant
 *15.  Amit Khetarpal                   9          13,05,279       Booz-Allen & Hamilton, Associate
  16.  Amit Kumar Bhadra               16          12,42,890       Unit Trust Of India, Asst. General Manager


 *17.  Amit Nangalia                    1          23,26,380       -
  18.  Amitabh Pushparaj Mudaliar       7          48,76,264       PricewaterhouseCoopers, Consultant
  19.  Amy (Yuen Chun) Wong             2          27,12,009       Hewitt Associates, Quality Assurance Analyst
 *20.  Amy Veloz                       11          14,48,417       Eclubbuy San Juan Capistrano, Senior Product Marketing
                                                                   Associate/Supervisor
  21.  Anand Krishna                   12          32,68,355       Pricewaterhouse Coopers, Sr. Manager - Transaction Services
  22.  Anand Narayanaswamy              8          26,81,659       Paras International Gmbh, Prokurist (General Manager)
 *23.  Anand P. Arkalgud                8          12,52,483       Techone Inc., Sr. Manager - Business Development
 *24.  Anand Subramanian                6          23,03,116       Arthur Andersen, Senior Consultant
  25.  Anand Uppili                    14          42,13,097       Tellabs International Inc., Product Manager
  26.  Ananda Rao                      15          51,86,288       Se IT Technologies, Regional General Manager
  27.  Anant Natekar                    4          28,90,794       Fourth Technologies Inc., Consultant
  28.  Andi Berkowitz                  12          22,23,183       Newton Wellesley Chinopractic, Office Manager
  29.  Andreas Suwe                     8          28,72,812       Tucows Inc., Project Manager
 *30.  Andrew K. Noel                   4          21,53,446       Kumaran Systems Inc., Account Manager
 *31.  Andrew R. Friedman              15          22,38,281       Convergent Group, Director - Customer Relationship Mgmt. Prac.
 *32.  Aniket Kishore Ullal             5          13,51,808       Indstudent.Com, Co-Promoter
 *33.  Aniket Rajiv Maindarkar          8          36,29,255       Patni Computer Systems, Manager - Business Development
  34.  Anil Roy                         5          36,45,569       Air Check Virginia, Database Administrator
  35.  Anilkumar Nechiyil              19          43,83,543       First Data Merchant Services, Project Technical Leader
  36.  Ankur Gupta                      7          52,67,844       Arthur Andersen India Pvt. Ltd., Senior Consultant
  37.  Ankush Patel                    10          80,34,989       Nortel Networks, Account Manager
  38.  Anthony de Laat                 20          38,30,416       OAO Technologies Canada, Delivery Director
  39.  Anup Ashok Basrurkar            11          70,51,561       Citibank N. A., Vice President
  40.  Anup Vittal                     12          43,58,382       Honeywell International, Engineer/Scientist III
  41.  Anupam Bhatnagar                 5          44,62,253       Arthur Andersen, Consultant
 *42.  Anurag Gupta                    15           5,13,665       American Express Bank Ltd., Director
  43.  Ardhendu Sekhar Das             14          12,90,051       Fujitsu Network Communications Inc., Database Administrator
  44.  Arindom Basu                    11          86,17,218       Andersen Consulting, Sr. Manager
  45.  Arjun K. Rao                     2          27,12,009       Recruitmentindia.Com, Webmaster/ Technical Lead
  46.  Aroun Balakrishnan               6          30,22,062       Blockbuster Inc., Senior Programmer Analyst
 *47.  R. Arun Kumar                    9          78,44,081       Nokia Private Limited, Sales Manager - West & South India
  48.  Arun Ramu                       19          12,27,557       Trigent Software, General Manager

Annexure to the directors' report (contd.)

Sl.                                                                                               Age        Date of
No.     Name                      Designation                           Qualification           (Years)      Joining
---     ----                      -----------                           -------------           -------      -------
 *49.  Ashim Kumar Ghosh          Delivery Manager                       B.Tech.(H), M.Sc., PGD    47       02.01.2002

  50.  Ashish Pandita             Software Analyst                       B.E.                      28       27.11.2000
 *51.  Ashok V. Arunachalam       Principal Architect                    B.Tech., MS               38       03.05.1999
  52.  Ashok Vemuri               Regional Manager Sales                 BSCH, PGD                 33       01.10.1999
 *53.  Ashwani Rishi              Business Development Manager           B.E.                      43       02.10.2001
  54.  Atul Kishore Seth          Senior Associate                       B.Com., MMS               30       17.07.2000
  55.  Ayan Chatterjee            Business Development Manager           B.A.(H), PGD              30       02.11.1998
  56.  S. Babuji                  Business Manager                       B.E.                      52       17.12.1997
 *57.  Badarinath Devalla         Senior Technical Architect             B.E., MS, PHD             31       14.01.2002
 *58.  M. S. Balaji               Programmer Analyst                     B.E.                      26       04.09.2001
  59.  Balaji Yellavalli          Senior Principal                       B.Tech., PGD              33       18.09.2000
  60.  D. R. Balakrishna          Resident Project Manager               B.E.                      30       07.02.1994
  61.  P.R. Balakrishnan          Business Development Manager           B.Tech., MBA              29       15.11.1999
  62.  V. Balakrishnan            Vice President - Finance and           B.Sc., ACS, CA            37       02.09.1991
                                  Company Secretary
  63.  Balashankar                Business Manager                       B.E.                      46       17.12.1997
  64.  P. Balasubramanian         Senior Vice President - Domain         B.Tech, M.Tech, Ph.D.     52       01.10.1995
                                  Competency Group
  65.  A. Balu                    Account Manager                        B.E., Diploma             30       07.11.1994
  66.  Balwant Chitubhai Surti    Senior Consultant - Business           B.Com., LLB, M.Com, CAIIB 41       16.08.1999
                                  Consulting Group - Banking
                                  Business Unit
  67.  Bartley Richard Higgins    Business Development Manager           B.A.(H), M.A.             53       20.02.1997
  68.  Basab Pradhan              Regional Manager & Vice President      B.Tech., PGD              36       03.10.1994
                                  - Sales
 *69.  Bernard J. Decunha         Business Development Manager           B.A.                      36       31.05.2001
  70.  Bhaskar Ghosh              Divisional Manager                     B.Sc., MBA                42       03.02.1997
  71.  Bibhu R. Pattanayak        Delivery Manager                       B.Sc., B.Tech., M.Tech.   44       11.08.1997
  72.  Biji P. Thomas             Associate                              B.E., PGD                 27       24.04.2000
  73.  Bikramjit Maitra           Associate Vice President -             B.Sc., B.Tech.            47       22.02.1999
                                  Head - Development Center
                                  Bhubaneswar
  74.  Bindu Ajay Badola          Senior Consultant                      B.E.                      32       09.10.2000
                                  (Enterprise Solutions)
  75.  H. R. Binod                Associate Vice President               B.E.                      39       02.08.1993
                                  Commercial & Facilities
 *76.  Blandine Galland           Consultant (Enterprise Solutions)      Diploma                   45       04.10.2001
 *77.  Brian Joseph King          Associate Vice President & Head -      B.A., B.Sc.               42       23.04.2001
                                  Business Development (Engineering
                                  Services & Consultancy Practice)
 *78.  Brian Y. Chu               Software Engineer                      BS                        23       25.06.2001
 *79.  Brit Lane                  Software Developer                     B.Sc.                     25       08.05.2000
  80.  Bryan Michael Mallinson    Software Developer                     BBM                       25       15.01.2001
  81.  Buuquang Kha               Software Developer                     B.Sc.                     24       15.01.2001
 *82.  Casey Michael Nolan        Software Engineer                      BBA                       23       25.06.2001
  83.  Chandra Shekar Kakal       Associate Vice President -             B.E., MBA                 41       01.03.1999
                                  Head - Development Center,
                                  Hyderabad
 *84.  Christopher See            Software Developer                     B.Sc.                     25       13.08.2001
  85.  Col. C. V. Krishna         Associate Vice President -             B.E., MBA                 55       01.04.1998
                                  Infrastructure & Security
  86.  Constantine Donny Mangos   Software Developer                     B.Com., B.A.              24       21.08.2000
  87.  Craig Daniel DeDecker      Software Engineer                      BBA                       23       22.01.2001
 *88.  Dave Pennington            Business Development Manager           B.A.                      46       13.11.2001
  89.  David Spencer              Principal                              B.A., B.Sc., MBA          37       18.09.2000
  90.  Dean E. Whiteside          Legal Counsel - Marketing              B.A.                      36       26.05.1998
 *91.  Deanne Ruth D'Souza        Resident Project Coordinator           B.Sc., MCA                26       29.06.1998


Sl.                                  Experience       Gross
No.     Name                          (Years)    Remuneration (Rs.)  Previous Employment - Designation
---     ----                         ----------  ------------------  ---------------------------------
 *49.  Ashim Kumar Ghosh                 21              4,21,919    Kirloskar Computer Services & Kirloskar Software, Managing
                                                                     Director/CEO
  50.  Ashish Pandita                     4             21,39,076    Robert Bosch India Ltd., Software Developer
 *51.  Ashok V. Arunachalam              12              1,51,158    New Bridge Networking Corporation, Manager
  52.  Ashok Vemuri                      10             73,12,424    Bank Of America, Assistant Vice President
 *53.  Ashwani Rishi                     22             21,96,596    Syntel Inc., Practice Vice President
  54.  Atul Kishore Seth                  8             42,66,847    Ernst & Young Consulting India Pvt. Ltd., Senior Consultant
  55.  Ayan Chatterjee                    9             85,15,526    Andersen Consulting, Consultant
  56.  S. Babuji                         29             14,40,982    Mahindra British Telecom Ltd., Chief Manager
 *57.  Badarinath Devalla                 3              8,88,675    VPI Systems, Senior Technical Consultant
 *58.  M. S. Balaji                       6             11,78,088    Tata Elxsi Ltd., IT Analyst
  59.  Balaji Yellavalli                 12             75,89,775    Feedback Ventures Ltd., Chief Executive Officer
  60.  D. R. Balakrishna                  8             31,07,215    HCLl-HP, Customer Relations
  61.  P.R. Balakrishnan                  7             52,56,901    Arthur Andersen, Senior Consultant
  62.  V. Balakrishnan                   15             17,37,431    Amco Batteries Ltd., Senior Accounts Executive

  63.  Balashankar                       22             12,26,173    Bharat Electronics Ltd., Manager & Dept. Head - R & D
  64.  P. Balasubramanian                29             20,34,065    Hitek Software Engineers Ltd., CEO\Technical Director

  65.  A. Balu                           12             35,60,946    Adarsha Polytechnic, Teacher
  66.  Balwant Chitubhai Surti           20             12,37,414    The Saraswat Co-Operative Bank Limited, Senior Manager - IT


  67.  Bartley Richard Higgins           15             92,20,398    Wireless S/W, Developer
  68.  Basab Pradhan                     13           1,10,81,173    Lipton India Ltd., Manager

 *69.  Bernard J. Decunha                11             40,53,547    Polaris Software Labs, Regional Manager
  70.  Bhaskar Ghosh                     21             15,09,507    Philips India Ltd., Sr. Marketing Manager
  71.  Bibhu R. Pattanayak               19             13,68,613    AT&T, Project Manager
  72.  Biji P. Thomas                     5             40,93,576    Andersen Consulting, Senior Consultant
  73.  Bikramjit Maitra                  22             15,69,884    R. S. Software, Vice President


  74.  Bindu Ajay Badola                 10             29,45,460    Tata Infotech Ltd., Systems Specialist

  75.  H. R. Binod                       16             15,65,473    Mico, Senior Engineer - Technical Sales

 *76.  Blandine Galland                  20             19,91,977    3Com Europe - Hemel Hempstead, IT Applications Manager
 *77.  Brian Joseph King                 22             76,60,760    Electronic Data Systems Inc., Director


 *78.  Brian Y. Chu                       1             25,09,029    -
 *79.  Brit Lane                          3              7,74,581    Tha Cain Gang Ltd., Developer
  80.  Bryan Michael Mallinson            1             15,93,453    -
  81.  Buuquang Kha                       1             15,93,453    -
 *82.  Casey Michael Nolan                1             25,08,981    -
  83.  Chandra Shekar Kakal              19             16,33,441    Ramco Systems, Product Manager


 *84.  Christopher See                    1             10,95,696    -
  85.  Col. C. V. Krishna                26             14,47,943    Indian Army, General Engineering

  86.  Constantine Donny Mangos           3             17,27,937    Spectrum United Mutual Funds, Accounts Administrator
  87.  Craig Daniel DeDecker              3             27,12,009    Economy Advertising, System Admin Intern
 *88.  Dave Pennington                   22             15,55,791    Evoke Software Corporation, Account Manager
  89.  David Spencer                     16             81,99,311    Spherion, Senior Manager
  90.  Dean E. Whiteside                  8             37,92,833    Bank Of America, Systems Administrator
 *91.  Deanne Ruth D'Souza                4             15,42,412    -

Annexure to the directors' report (contd.)

Sl.                                                                                           Age        Date of
No.    Name                          Designation                         Qualification      (Years)      Joining
---    ----                          -----------                         -------------      -------      -------
  92.  Debashish Banerjee            Project Manager                     B.E., PGD             37       02.04.2001

 *93.  Debasis Sahoo                 Resident Project Manager            B.Tech                29       09.04.2001
  94.  Debjit Datta Chaudhuri        Business Development Manager        BSCH, PGD             29       13.10.1998
  95.  Deepak Jha                    Associate                           B.Tech., PGD          29       18.12.2000
  96.  Deepak Natraj Ramamurthi      Senior Manager - New Initiatives    B.Com.(H), CA         36       10.07.2000
 *97.  Deepak Rao                    Senior Principal                    B.Tech., PGD          38       01.02.2001
 *98.  Deepak Sachdeva               Business Development Manager        B.Tech., PGD          32       20.06.2001
  99.  Deepak Sundarrajan            Project Manager                     B.E.                  29       19.02.2001
 100.  V. G. Dheeshjith              Associate Vice President -          B.Sc., M.E.           38       14.09.1987
                                     Delivery (Asia Pacific)
*101.  Diane Irene McKenzie          Executive Assistant                 PUC                   45       22.05.2001
 102.  Dileep Arvind Kasargod        Senior Associate                    B.Tech., PGD          35       18.09.2000
 103.  Dinesh Ganesan                Delivery Manager                    B.Sc., MBA            33       14.12.1998
 104.  Dinesh Krishnaswamy           Director and Head - Human           B.Sc., M.Sc.          47       01.09.1981
                                     Resources Development,
                                     Information Systems, Quality &
                                     Productivity and Communication
                                     Design Group
 105.  R. Dinesh                     Delivery Manager                    B.E.                  33       01.10.1990
*106.  Dnyanesh Patkar               Senior Associate                    B.Sc., M.E., MBA      30       24.10.2001

*107.  Douglas R. Honabach           Senior Associate                    B.A., MBA             32       30.07.2001
 108.  Duncan Zhang                  Software Developer                  B.Tech.               25       08.05.2000
*109.  Dustin Derek Weeks            Programmer Analyst                  B.A., M.A.            33       02.07.2001
 110.  Easaw Pallipeedikayil Easaw   Business Development Manager        B.E., PGD             32       07.04.2000
*111.  Eric Carl Hecht               Business Development Manager        B.Sc.                 39       14.05.2001
*112.  Eric S. Paternoster           Associate Vice President            B.Sc., MBA            49       25.02.2002
 113.  Eric Seubert                  Senior Principal                    B.Sc., MBA            35       28.08.2000
*114.  Esteban Herrera               Senior Associate                    B.Sc.                 27       16.10.2001
*115.  Estela Solano                 Administrative Assistant            Diploma               24       05.07.2001
*116.  Eugene Mortensen              Senior Consultant (Domain           B.A., M.Sc., PGD      61       07.06.2001
                                     Competency Group)
 117.  Eugene Roitman                Software Developer                  B.Sc.                 25       21.08.2000
*118.  Francesca Picci               Software Developer                  B.A., MS              25       17.08.2001
*119.  Ganesh Balakrishnan           Project Manager                     MTech, M.Sc.          35       01.04.1997
 120.  Ganesh Gopalakrishnan         Divisional Manager                  B.E.(H), PGD          39       02.05.1994
 121.  Gaurav Johri                  Business Development Manager        B.Tech., PGD          31       01.09.1997
 122.  Gaurav Rastogi                Business Development Manager        B.E., PGD             29       05.02.2001
 123.  Gautam P. Thakkar             Principal                           B.Sc.                 33       17.07.2000
 124.  G. Geetha                     Group Project Manager               B.E.                  36       01.12.1995
 125.  George Ignatius               Associate                           B.Tech(H), PGD        27       11.09.2000
 126.  George Varghese               Business Development Manager        B.Com.                34       26.09.1996
*127.  Gerald H. Ross                Principal                           B.Sc.                 38       11.02.2002
 128.  Gigi Chiao Chih Tsang         Software Developer                  BSCH                  23       15.01.2001
 129.  Girish Anant Pashilkar        Senior Associate                    B.Tech., PGD          30       20.03.2000
 130.  Girish G. Vaidya              Senior Vice President - Banking     B.E., PGD             51       22.01.1999
                                     Business Unit
*131.  Gnanavel Dhandapani           Resident Project Manager            B.E.                  30       23.07.2001
 132.  Gopal Devanahalli             Business Development Manager        M.Sc.(Tech), PGD      33       01.10.1999
 133.  S. Gopalakrishnan             Deputy Managing Director, Chief     B.Sc., M.Tech         46       01.02.1981
                                     Operating Officer and Head -
                                     Customer Service & Technology
 134.  Gopikrishnan Konnanath        Resident Project Manager            B.E.                  31       07.11.1994
 135.  Gopinath Sutar                Senior Principal                    B.Tech., PGD          35       01.10.1999
*136.  Graham Russell Smithers       Consultant (Enterprise Solutions)   B.Tech.               42       04.10.2001



Sl.                                  Experience        Gross
No.    Name                            (Years)    Remuneration (Rs.)  Previous Employment - Designation
---    ----                          -----------  ------------------  ---------------------------------
  92.  Debashish Banerjee                 16          43,19,262       Psinet Consulting Solutions Global Group, Managing Principal
                                                                      (Director)
 *93.  Debasis Sahoo                       7          33,32,218       Silverline Tech. Inc., A. P. M.
  94.  Debjit Datta Chaudhuri              8          64,47,854       Wipro Finance Ltd., Officer
  95.  Deepak Jha                          5          35,67,692       Andersen Consulting, Consultant
  96.  Deepak Natraj Ramamurthi           12          12,06,306       Ernst & Young, Head - Assurance Business
 *97.  Deepak Rao                         16          61,38,579       KPMG Consulting, Executive Consultant
 *98.  Deepak Sachdeva                     8          12,98,669       Citibank N. A., AVP
  99.  Deepak Sundarrajan                  7          30,72,999       Humana Inc., Designer
 100.  V. G. Dheeshjith                   15          13,25,126       -

*101.  Diane Irene McKenzie               15          11,86,913       Hewitt Associates, Executive Assistant
 102.  Dileep Arvind Kasargod             10          35,92,706       HCL Perot Systems, Associate
 103.  Dinesh Ganesan                     12          12,68,216       CMC Ltd., Designer
 104.  Dinesh Krishnaswamy                26          20,97,907       Patni Computer Systems Pvt. Ltd., Senior Software Engineer




 105.  R. Dinesh                          12          13,19,580       -
*106.  Dnyanesh Patkar                     6          23,05,322       Diamondcluster International, Manager - Business Strategy &
                                                                      Operations
*107.  Douglas R. Honabach                 3           5,69,036       Accenture, Manager
 108.  Duncan Zhang                        2          17,27,937       -
*109.  Dustin Derek Weeks                  6           3,33,905       Okumura Kikai, Assistant Product Manager
 110.  Easaw Pallipeedikayil Easaw         8          45,46,205       Apex Systems, Sr. Marketing Executive
*111.  Eric Carl Hecht                    16          28,63,261       Compumod Pty. Ltd., National Sales Manager
*112.  Eric S. Paternoster                27           8,34,336       CAP Gemini Ernst & Young, Vice President/Partner
 113.  Eric Seubert                       12          88,98,499       Interim Technology Consulting, Director - E-Business Practice
*114.  Esteban Herrera                     6          25,31,992       Riverton Corporation, Director - Collaborative Commerce Prac.
*115.  Estela Solano                       4          15,90,115       Brassring, Support Engineer
*116.  Eugene Mortensen                   31          45,99,386       DMR Consulting Group Inc., Project Mgr. - Mgmt. Consultant

 117.  Eugene Roitman                      4          16,47,486       Levitronics Corp., Analyst
*118.  Francesca Picci                     1          21,24,780       -
*119.  Ganesh Balakrishnan                10           3,42,797       Tata Unisys Ltd, Systems Analyst
 120.  Ganesh Gopalakrishnan              15          15,24,160       Asian Paints India Ltd., Systems Executive
 121.  Gaurav Johri                        8          42,99,488       Microland, Business Development
 122.  Gaurav Rastogi                      5          42,40,002       Amrop International, Senior Consultant
 123.  Gautam P. Thakkar                  12          66,32,149       Andersen Consulting, Manager
 124.  G. Geetha                          15          12,19,998       ITI Limited, Senior Engineer
 125.  George Ignatius                     4          33,31,814       Andersen Consulting, Consultant
 126.  George Varghese                    11          50,45,719       Hitachi, Systems Administrator
*127.  Gerald H. Ross                     15           8,27,651       PricewaterhouseCoopers LLp, Key Senior Manager
 128.  Gigi Chiao Chih Tsang               1          15,93,453       -
 129.  Girish Anant Pashilkar              8          70,51,476       Arthur Andersen, Senior Consultant
 130.  Girish G. Vaidya                   27          22,40,109       ANZ Grindlays Bank Ltd., Head & Director - Operations

*131.  Gnanavel Dhandapani                 9          23,61,715       PKS Information Services Inc., Programmer/Analyst
 132.  Gopal Devanahalli                  10          63,83,219       Ford Credit Kotak Mahindra Ltd., Regional Manager
 133.  S. Gopalakrishnan                  22          19,92,457       Software Sourcing Co., V. P. Technical Group


 134.  Gopikrishnan Konnanath              8          15,43,191       BPL Systems & Projec, Trainee
 135.  Gopinath Sutar                     13          90,50,535       A. T. Kearney, Manager
*136.  Graham Russell Smithers            25          18,61,415       3Com Europe Ltd., Hemel Hempstead, Network Equipment
                                                                      Manufacturer

Annexure to the directors' report (contd.)

Sl.                                                                                                     Age        Date of
No.    Name                       Designation                               Qualification             (Years)      Joining
---    ----                       -----------                               -------------             -------      -------
 137.  Guhan Kumaran              Project Manager                           B.E.(H)                      27       26.06.1995
*138.  Guruprasad Krishnamurthy   Business Support Manager                  B.Sc., MS                    38       25.06.2001
*139.  Hanif Kanjer               Business Development Manager              B.E., MBA                    33       31.07.2001
 140.  Haragopal Mangipudi        Associate Vice President and Head         LLB, B.Sc., PGD              40       08.12.1993
                                  Professional Services Group -
                                  Banking Business Unit
*141.  Hariharan S. Murthy        Regional Manager & Associate Vice         B.E., PGD                    37       01.09.1994
                                  President - Sales
 142.  Haris Ashraf Beg           Programmer Analyst                        B.Sc. Engg, M.Sc. Engg       29       13.10.1997
 143.  Helen Kim                  Associate Manager - HRD                   B.A., MED                    25       05.07.2000
 144.  Hema Ravichandar           Senior Vice President - HRD               B.A., PGD                    40       30.12.1998
*145.  Henri Mabille              Senior Principal                          Diploma                      49       01.03.2000
 146.  Hoi tung (Harry) Cheung    Software Developer                        B.Com., BSCH                 25       05.06.2000
 147.  Hugh Gordon Read           Software Developer                        B.Sc.                        25       21.08.2000
*148.  Ikuko Kawashima            Consultant (Enterprise Solutions)         PUC                          35       09.01.2002
*149.  Ivan H. Brock              Project Manager                           B.Sc., PHD                   37       12.02.2001
 150.  Ivan Sussman               Business Development Manager              B.Sc.                        29       26.03.2001
*151.  Jae Hyun Kim               Business Development Manager              BBA, MBA                     32       27.12.2001

*152.  Jagdish N. Jois            Program Manager                           B.Com.(H), MBA               44       04.02.2002
 153.  Jahir Hussain              Programmer Analyst                        B.Sc., M.Sc.                 32       29.01.2001
 154.  Jaime Salvador Arguello    Software Engineer                         B.Sc. Engg.                  24       22.01.2001
*155.  Jamuna Ravi                Delivery Manager                          B.E.                         39       19.11.2001
 156.  Jan DeSmet                 Vice President - Infosys Business         BBA, MBA                     42       04.01.1999
                                  Consulting Services
 157.  Jasmeet Singh              Business Development Manager              B.Tech., MBA                 30       30.10.2000
 158.  Jason McEwan               Software Developer                        B.Sc.                        24       21.08.2000
 159.  G. K. Jayaram              Advisor To Management Council             B.Sc., B.E., PGD, Ph.D.      61       05.01.2001
                                  and Head - Infosys Leadership Institute
 160.  Jayaraman Thiyagarajan     Group Project Manager                     B.Sc., MCA                   40       29.01.2001

*161.  Jayashree Seshadri         Software Developer                        B.Sc., MCA                   26       22.05.2001
*162.  Jenifer K. Adkins          Sales Administrator                       Diploma                      35       26.06.2000
 163.  Jennifer La Vonne Dean     Executive - HRD                           B.Sc., Master of Public Adm  27       24.04.2000
*164.  Jennifer Leigh Griffith    Marketing Associate                       B.A.                         28       30.04.2001
 165.  Jessica M. Chisholm        Administrative Assistant                  B.A.                         24       14.02.2001
*166.  Jingfang (Jenny) Wei       Software Engineer                         B.Sc.                        22       25.06.2001
 167.  Jitin Goyal                Business Development Manager              B.E., PGD                    31       21.12.1998
*168.  Jo Ando                    Business Analyst                          B.A.                         28       25.12.2001
 169.  Joan Lin                   Software Analyst                          B.E.                         31       21.08.2000
*170.  John Andrew Sakell         Software Developer                        B.Sc.                        31       22.05.2001
*171.  John Creighton             Senior Associate                          B.E., MS, MBA                31       18.03.2002
 172.  John Li                    Software Developer                        BSCH, Diploma                27       21.08.2000
*173.  John Oscar Fogarty         Business Development Manager              B.A., MBA                    31       20.02.2001
 174.  Jonathan Masterton         Software Analyst                          BSCH                         28       24.07.2000
 175.  Joydeep Mukherjee          Delivery Manager                          B.Tech.                      33       22.06.1992
 176.  Judith Ann Ondina          Administrative Assistant                  B.A.                         53       16.07.1999
 177.  Kajendran Balasundaram     Software Developer                        B.Sc.                        27       21.08.2000
 178.  Kala Swaminathan           Business Development Manager              B.Sc.                        33       27.01.1999
*179.  Kalyana C. Gangavarapu     Business Support Manager                  B.Tech., Ph.D.               32       12.12.2000
 180.  Kanna Venkatasamy          Senior Associate                          B.E., PGD                    28       06.03.2001
 181.  Kapil Jain                 Business Development Manager              B.E., MS, MBA                35       30.10.2000
 182.  Karen J. Hutton            Marketing Manager                         B.A.                         41       05.01.1998
 183.  Kelvin Goseng              Software Developer                        BSCH                         25       21.08.2000
 184.  Ken Jian Wong              Software Developer                        B.Sc.                        24       15.01.2001
*185.  Kerri-anne Scarcella       Sales Administrator                       BBA                          31       11.06.2001
*186.  Kevin Thomas Owens         Manager - HRD                             B.A., MS                     42       08.08.2001


Sl.                              Experience       Gross
No.    Name                        (Years)   Remuneration (Rs.)  Previous Employment - Designation
---    ----                      ----------  ------------------  ---------------------------------
 137.  Guhan Kumaran                  7          26,18,737       -
*138.  Guruprasad Krishnamurthy      10          31,77,911       Eforce Inc., Project Manager
*139.  Hanif Kanjer                  11          17,28,493       DSQ Software, Director - Business Development
 140.  Haragopal Mangipudi           15          12,05,759       Canara Bank, Officer


*141.  Hariharan S. Murthy           14          79,85,722       Redington Pvt Ltd, Marketing Manager

 142.  Haris Ashraf Beg               4           3,33,527       -
 143.  Helen Kim                      2          27,28,340       Elite Educational Institute, Admin Assistant
 144.  Hema Ravichandar              19          15,51,674       Empower Associates, Propreitor
*145.  Henri Mabille                 25          20,41,399       SIA SA Group, Financial Director Group
 146.  Hoi tung (Harry) Cheung        5          16,84,459       The Muses Arts & Recreation Center, Web Manager
 147.  Hugh Gordon Read               2          17,44,375       -
*148.  Ikuko Kawashima               12           9,00,178       Manugistics Japan K. K., Technical Consultant
*149.  Ivan H. Brock                  8          23,22,205       Escom Software Services, Development Manager
 150.  Ivan Sussman                   6          20,98,927       Citicorp, Executive Marketing Manager & Business Planner
*151.  Jae Hyun Kim                   6           9,45,671       Locus Corporation (Telecommunication Si), Manager & System
                                                                 Consultant World Wide Sales
*152.  Jagdish N. Jois               18           8,03,203       Netfi Inc., Co-Founder, Principal Strategic Consultant
 153.  Jahir Hussain                  8          36,51,941       Complete Business Solutions Inc., Manager
 154.  Jaime Salvador Arguello        4          26,55,521       Washington University, Web Master
*155.  Jamuna Ravi                   17           5,09,629       Trigent Software Limited, Vice President - Head Operations
 156.  Jan DeSmet                    18        1,10,44,742       Diamond Technology Partners, Senior Principal

 157.  Jasmeet Singh                  7          48,11,901       Deutsche Bank, Sales Manager
 158.  Jason McEwan                   5          17,20,892       Information Technology Services, Network Consultant
 159.  G. K. Jayaram                 31          20,57,922       Transformation Systems Inc., Chairman

 160.  Jayaraman Thiyagarajan        16          12,23,323       Complete Business Solutions (I) Pvt. Ltd.,
                                                                 Senior Manager - Projects
*161.  Jayashree Seshadri             2          14,16,293       Bold Link Technologies, Consultant
*162.  Jenifer K. Adkins             17           2,80,531       Credit Lyonnais, Executive Assistant/Office Manager
 163.  Jennifer La Vonne Dean         4          20,53,054       Oakland Ready To Learn, Project Administrator
*164.  Jennifer Leigh Griffith        6          21,73,246       Freelancer, Technical Writer
 165.  Jessica M. Chisholm            3          22,20,375       Linotext America Inc., Account Manager
*166.  Jingfang (Jenny) Wei         0.3           9,22,855       -
 167.  Jitin Goyal                    8          72,11,109       CitiBank, Manager
*168.  Jo Ando                        3           9,33,149       Andersen Consulting (Accenture), Technology Analyst
 169.  Joan Lin                       7          19,85,679       Infotech Consulting Co., Java Developer
*170.  John Andrew Sakell             1          14,69,067       -
*171.  John Creighton                12           2,13,538       Diamondcluster International, Business Strategy Consultant
 172.  John Li                        3          16,98,549       York Chinese Christian Fellowship, Secretary
*173.  John Oscar Fogarty             9          31,14,183       Morgan Stanley Dean Witter, Vice President - Financial Advisior
 174.  Jonathan Masterton             3          23,19,413       Logica UK Ltd., Team Leader
 175.  Joydeep Mukherjee             10          13,22,733       -
 176.  Judith Ann Ondina             18          26,40,265       Sprint, Human Resource Co-ordinator
 177.  Kajendran Balasundaram         4          16,98,549       Queen's University, Student Software Engineer
 178.  Kala Swaminathan              11          41,62,414       Parametric Technology Corporation, Regional Manager
*179.  Kalyana C. Gangavarapu        11          43,00,497       Oracle Corp., Practice Director
 180.  Kanna Venkatasamy              6          25,08,336       ICICI Econet, Assistant Vice President
 181.  Kapil Jain                    11          41,57,579       HSBC, Manager - Corporate Finance Advisory
 182.  Karen J. Hutton               19          43,76,823       Feist & Hutton, Senior Consultant
 183.  Kelvin Goseng                  2          16,40,441       -
 184.  Ken Jian Wong                  1          15,93,453       -
*185.  Kerri-anne Scarcella          11          11,90,621       i2 Technologies, Executive
*186.  Kevin Thomas Owens            13          28,04,978       Northern Illinois University,
                                                                 Research Assistant/Project Co-Ordinator

Annexure to the directors' report (contd.)

Sl.                                                                                                        Age     Date of
No.    Name                        Designation                                  Qualification            (Years)   Joining
---    ----                        -----------                                  -------------            -------   -------
*187.  Kishen Bhagavan             Group Client Relations Manager               B.E., MS                    43    19.11.2001
 188.  N. V. Krishna               Business Development Manager                 B.E., PGD                   32    20.10.1999
 189.  Krishnamoorthy              Business Manager                             B.Tech., M.Sc. Engg         40    13.01.1986
       Ananthasivam
 190.  T. S. Krishnamurthy         Business Manager                             B.E.                        39    26.10.1987
 191.  Krithika Muthukrishnan      Associate                                    B.E., PGD                   27    06.03.2000
 192.  Kshitij Kumar               Project Manager                              B.Tech.                     29    27.06.1994
 193.  Kumail Murtaza Jaffer       Software Developer                           BCS                         27    15.01.2001
*194.  Lalitha Sekar               Delivery Manager                             B.E., M.E.                  39    18.07.2000
 195.  Latha Kalainesan            Group Project Manager                        B.Sc., M.A.                 38    22.08.1997
 196.  Laura Beth Rehrig           Software Engineer                            B.Sc.                       23    22.01.2001
*197.  Lila R. Rommelmann          Administrative Assistant                     B.A.                        27    21.06.2001
 198.  Lokesh Prasad               Business Development Manager                 B.Tech.(H), PGD             28    04.05.1998
*199.  Madan Mohan                 Account Manager                              B.Tech.                     34    05.07.2001
 200.  Madhav Mohan                Business Development Manager                 B.Sc., MMS                  32    01.10.1999
*201.  Madhusudhan Kashyap         Programmer Analyst                           B.E.                        30    14.05.2001
 202.  Mahesh Desai                Business Development Manager                 B.E., PGD                   29    03.06.1996
 203.  Mahesh Makhija              Senior Associate                             B.Tech., PGD                32    04.09.2000
 204.  Mahitha Sridhar Krishnan    Software Developer                           B.Sc., MCA                  24    15.01.2001
 205.  Maki Ishibashi              Administrative Assistant                     Diploma                     28    13.07.2000
*206.  Mallik Tadepalli            Resident Project Manager                     B.E.(H)                     29    01.10.2001
*207.  Mallika Sasikumar           Associate                                    B.Com., CA                  27    08.05.2000
 208.  Manish Goyal                Programmer Analyst                           B.E.                        29    27.11.2000
 209.  Manish Jha                  Business Manager                             B.Tech., PGD                37    26.02.2001
 210.  Manish Kumar Sarraf         Business Development Manager                 B.Com.(H), PGD              33    19.06.2000
*211.  Manish Mohan                Business Development Manager                 B.A.                        29    28.08.2001

*212.  Manish Subramanian          Principal                                    B.E.(H), PGD                33    01.02.2002
 213.  Manish Verma                Business Development Manager                 B.Tech., MBA                33    09.12.1999
 214.  N. Manohara                 Principal Architect                          B.E.                        33    22.07.1991
 215.  Mary Ann Usher              Administrative Assistant                     B.A.                        46    21.06.1999
 216.  Mayur Pendse                Software Developer                           B.Sc.                       24    21.08.2000
*217.  Mehul Desai                 Associate                                    B.Sc.                       26    11.06.2001
*218.  Melisa Watson               Executive - HRD                              B.A.                        28    05.06.2001
 219.  Merlyn Lee                  Business Development Manager                 B.E., M.Sc.                 49    05.03.2001

 220.  Merwin Fernandes            Associate Vice President and
                                   Head Sales & Marketing
                                   - Banking Business Unit                      B.Com.                      42    06.08.1997
 221.  Michael Glen                Software Developer                           B.Sc.                       25    21.08.2000
*222.  Michael H. Sir              Senior Principal                             B.Sc., MS                   36    29.10.2001
*223.  Michele E. Mcfadden         Administrative Assistant                     B.A.                        29    21.05.2001
*224.  Mita Bedi                   Software Engineer                            B.E.                        22    14.01.2002
 225.  M. M. Mohan                 Associate Vice President - HRD               B.Com., PGD                 57    11.07.1992
 226.  Mohan Sekhar                Vice President - Delivery (Canada            B.E., MS                    39    17.08.1998
                                   & East North America)
 227.  T. V. Mohandas Pai          Director, Head (Finance &                    B.Com., LLB, FCA            43    17.10.1994
                                   Administration) and Chief Financial Officer
*228.  Mohanraj Kanniappan         Programmer Analyst                           B.Sc., M.Sc.                28    04.06.2001
 229.  Mohit Joshi                 Business Development Manager                 B.A.(H), MBA                27    07.12.2000
*230.  Mohit Madnani               Senior Associate                             B.E., MS                    26    18.03.2002

*231.  Nachiket Vibhakar           Business Development Manager                 B.A., B.Sc., M.A.           33    29.11.1999
       Sukhtankar
 232.  R. N. Nagaraj               Senior Manger & Head User                    LLB, B.Sc., M.A., CAIIB     47    06.03.1995
                                   Education Team - Banking Business Unit

Sl.                                  Experience       Gross
No.    Name                            (Years)   Remuneration (Rs.)  Previous Employment - Designation
---    ----                          ----------  ------------------  ---------------------------------
*187.  Kishen Bhagavan                    14         18,21,233       BBO Inc., Manager - Customer Support
 188.  N. V. Krishna                       9         73,01,212       Hindustan Lever Limited, Area Sales Manager
 189.  Krishnamoorthy                     19         14,41,082       Urban Transport Development Corpn., Research Assistant
       Ananthasivam
 190.  T. S. Krishnamurthy                17         14,88,215       Zenith Electro Systems, Engineer
 191.  Krithika Muthukrishnan              5         29,24,355       Tata Strategic Management Group, Associate Consultant
 192.  Kshitij Kumar                       8         28,05,783       -
 193.  Kumail Murtaza Jaffer               1         15,93,453       -
*194.  Lalitha Sekar                      14          5,12,352       LTITL, Manager
 195.  Latha Kalainesan                   13         12,20,450       Riyam Computer Services, Project Leader
 196.  Laura Beth Rehrig                   4         27,08,237       PIL Inc., Cooperative Associate
*197.  Lila R. Rommelmann                  6         16,71,250       Compton Presentation Systems, Marketing & Client Services
 198.  Lokesh Prasad                       4         56,47,496       -
*199.  Madan Mohan                        11         28,86,465       Tata Consultancy Services, Consultant
 200.  Madhav Mohan                       10         94,73,990       Bank Of America, AVP & Regional Sales Manager
*201.  Madhusudhan Kashyap                 6         32,63,123       IT Solutions (USA), Consultant
 202.  Mahesh Desai                        7         46,49,015       Pertech Computers Ltd., Marketing
 203.  Mahesh Makhija                      7         48,48,948       Andersen Consulting, Consultant
 204.  Mahitha Sridhar Krishnan            2         16,59,826       Samtech Inc., Programmer/Consultant
 205.  Maki Ishibashi                      6         20,21,140       Tokyo Executive Center Inc., Secretary
*206.  Mallik Tadepalli                   10         18,91,400       Covansys, Manager
*207.  Mallika Sasikumar                   7         24,08,507       Arthur Andersen, Senior Consultant
 208.  Manish Goyal                        7         32,67,007       ELC Systems, Consultant
 209.  Manish Jha                         14         29,61,862       i-Flex Solutions, Consultant
 210.  Manish Kumar Sarraf                11         45,36,459       Deutsche Bank, Senior Manager
*211.  Manish Mohan                        5         20,64,367       Nortel Networks, Account Manager -
                                                                     Global Professional Services
*212.  Manish Subramanian                  9          7,74,767       Accceture, Senior Manager
 213.  Manish Verma                       10         65,30,581       Hindustan Lever Ltd., Senior Product Manager
 214.  N. Manohara                        11         13,56,882       Larsen & Toubro, Trainee
 215.  Mary Ann Usher                     17         17,94,763       Racal Datacon Inc., Sales Support Representative
 216.  Mayur Pendse                        6         16,47,486       Mainline Foods/Dairy Queen, Night Supervisor
*217.  Mehul Desai                         5         30,27,159       PricewaterhouseCoopers Limited, Senior Consultant
*218.  Melisa Watson                       3         12,65,295       JP Morgan Chase, HR Representive
 219.  Merlyn Lee                         23         54,71,930       Tata Engineering Company,
                                                                     Trainee Engineer & Production Engineer
 220.  Merwin Fernandes

                                          21         13,73,352       DSQ Software Ltd, Business Development
 221.  Michael Glen                        3         16,91,504       Industry Canada, Support Analyst
*222.  Michael H. Sir                     13         30,44,063       Bourbon Street Capital, Director of Strategic Consulting
*223.  Michele E. Mcfadden                12         12,74,650       Eagletech Consulting, Executive Assistant
*224.  Mita Bedi                         0.2          3,15,437       -
 225.  M. M. Mohan                        32         12,76,461       Motor Industries Company Ltd., Asst. Officer - HRD
 226.  Mohan Sekhar                       15         15,28,295       AT&T, Head

 227.  T. V. Mohandas Pai                 22         19,95,503       Prakash Leasing Limited, Executive Director

*228.  Mohanraj Kanniappan                 5         24,39,759       RBS Link Tracking V4.0, Software Engineer
 229.  Mohit Joshi                         6         40,63,446       ABN Amro Bank, Manager
*230.  Mohit Madnani                       3          1,85,700       Diamondcluster International Inc.,
                                                                     Sr. Associate - Strategy Consulting
*231.  Nachiket Vibhakar                   8         48,19,251       Andersen Consulting, Manager
       Sukhtankar
 232.  R. N. Nagaraj                      26         12,15,958       State Bank of Hyderabad, Manager (Credit)


Annexure to the directors' report (contd.)

Sl.                                                                                           Age     Date of
No.    Name                        Designation                           Qualification      (Years)   Joining
---    ----                        -----------                           -------------      -------   -------
 233.  Nagarajan Venkateswaran     Business Support Manager              B.Tech., MS           41    17.04.2000
 234.  Nanaz Rohani                Administrative Assistant              B.Sc.                 28    26.07.2000
 235.  Nandan M. Nilekani          Chief Executive Officer; President,   B.Tech                46    01.07.1981
                                   and Managing Director and
                                   Chairman - Management Council
 236.  Nandita Mohan Gurjar        Associate Vice President - HRD        B.A., M.A.            41    20.12.1999
*237.  Naomi Grossack              Sales Administrator                   BBM                   27    26.06.2000
 238.  Narayan O. S. Nandigam      Business Development Manager          B.E., MBA             31    07.12.2000
 239.  Narayan Ramanna Budanur     Senior Consultant (Enterprise         B.E.                  34    01.03.2001
                                   Solutions)
 240.  N. R. Narayana Murthy       Chairman and Chief Mentor             B.E., M.Tech          55    18.03.1982
 241.  Narendran Koduvattat        Senior Project Manager -              B.Sc.                 35    08.03.1993
                                   Head - Development Center,
                                   Mangalore
 242.  Narsimha Rao Mannepalli     Delivery Manager                      B.E., PGD             34    29.01.2001
*243.  B. Natarajan                Business Development Manager          B.Tech., PGD          28    15.05.2000
 244.  Neelesh Marik               Business Development Manager          B.Tech., PGD          34    15.11.1999
 245.  Neeraj Dubey                Software Analyst                      B.E.(H)               35    20.11.2000
 246.  Olga Shnaider               Software Developer                    B.A.(H)               31    15.01.2001
 247.  Omar Dominguez              Software Developer                    B.Sc.                 28    04.07.2000
*248.  Oscar Sagahon               Group Client Relations Manager        B.Sc.                 57    27.09.2001
 249.  Owhen Astorga               Payroll Executive                     B.A., Diploma         38    18.06.1999
*250.  D. Padmanabhan              Associate Vice President - Banking    B.Sc.                 38    02.11.1992
                                   Business Unit
 251.  Padmanabhan                 Associate Vice President - Delivery   B.E., M.E.            47    05.03.2001
       Venkataraman                - Quality Implementation
 252.  Palachandra Seetharam       Project Manager                       B.E.                  33    31.07.2000
*253.  Pankaj Gupta                Senior Associate                      B.Tech., PGD          30    01.10.2001
 254.  Parag Suhas Damle           Associate                             B.E.                  27    05.01.2001
 255.  Y. Parameswar               Associate Vice President -            B.E., M.Tech.         46    14.10.1996
                                   Communication & Product Services
*256.  Paras Goel                  Senior Associate                      B.Tech., MBA          28    23.07.2001
 257.  M. A. Parthasarathy         Delivery Manager                      B.E., PGD             52    30.08.1999
 258.  Paul Maillard               Software Developer                    BSCH                  27    18.09.2000
*259.  Peter Bogaert               Business Support Manager              MBA                   42    16.07.2001
*260.  Peter J. Magagna            Business Development Manager          B.A.                  30    15.08.2001
*261.  Peter Kazumi Shiba          Software Engineer                     B.A.                  22    25.06.2001
*262.  Peter L. Tannenwald         Group Client Relations Manager        B.Sc.                 38    05.12.2001
 263.  Phaneesh Murthy             Director - Sales & Marketing and      B.Tech., PGD          38    08.10.1992
                                   Communication & Product Services
*264.  Phillina M. Reyes           Marketing Coordinator                 B.A.                  26    07.05.2001
 265.  H. R. Prabhakara            Delivery Manager                      AMIE, M.Tech.         41    04.03.1996
 266.  M. S. S. Prabhu             Senior Vice President - Engineering   B.E., Ph.D.           54    01.08.1997
                                   Services & Consultancy Practice
 267.  Pradeep Kullangi Gopala     Associate                             B.E., PGD             28    21.02.2001
       Acharya
 268.  Pradeep Prabhu              Business Development Manager          B.Com.                33    04.11.1991
*269.  Prakash Chellam             Business Development Manager          B.E., PGD             25    30.07.2001
 270.  Pramod V. Ponkshe           Account Manager                       B.E.                  37    11.01.2001
*271.  Prasad D. Auty              Project Manager                       B.E., M.Tech.         34    01.05.1997
 272.  T. P. Prasad                Regional Manager & Associate Vice     B.E., PGD             37    04.09.1995
                                   President - Sales
 273.  Prasanna Vishnu Vatkar      Business Development Manager          B.E., PGD             31    19.03.2001
 274.  Pratap Ranjan Sarker        Business Development Manager          BCS, MBA              31    18.12.2000
 275.  Praveen Kumar               Principal                             B.E., MS, PHD         34    31.01.2000
 276.  Praveen Mahadani            Business Development Manager          B.Tech., MBA, PGD     35    19.03.2001
*277.  Praveen Rao Pejaver         Project Manager                       B.E., PGD             32    30.04.2001
 278.  U. B. Pravin Rao            Vice President - Delivery (Europe)    B.E.                  40    04.08.1986

Sl.                                 Experience        Gross
No.    Name                           (Years)    Remuneration (Rs.)  Previous Employment - Designation
---    ----                         ----------   ------------------  ---------------------------------
 233.  Nagarajan Venkateswaran           19          59,11,281       Synthel Inc., Troy, Michigan, Delivery Manager
 234.  Nanaz Rohani                       6          23,71,661       Stanford University, Academic Affairs Co-Ordinator
 235.  Nandan M. Nilekani                24          20,21,455       Patni Computer Systems Pvt. Ltd., Asst. Project Manager


 236.  Nandita Mohan Gurjar              12          14,53,139       Wipro Infotech Software & Services, Corporate Manager - HRD
*237.  Naomi Grossack                     6          21,96,325       Communications Collaborative, Contractor
 238.  Narayan O. S. Nandigam             8          37,26,965       ICICI Ltd., Asst. Vice President
 239.  Narayan Ramanna Budanur            8          55,29,909       Deloitte Touche Tohmatsu, Senior Consultant

 240.  N. R. Narayana Murthy             33          20,95,270       Patni Computer Systems Pvt. Ltd., Head - Software Group
 241.  Narendran Koduvattat              15          14,26,706       PSI Data Systems Ltd., Senior Software Engineer


 242.  Narsimha Rao Mannepalli           12          12,35,542       Ramco Systems, Project Director - E-Commerce Solutions
*243.  B. Natarajan                       6          26,36,190       Arthur Andersen India Pvt. Ltd., Senior Consultant
 244.  Neelesh Marik                     10          70,02,499       Andersen Consulting, Manager
 245.  Neeraj Dubey                      14          21,59,329       Cit Canada Inc., Consultant
 246.  Olga Shnaider                      5          15,93,453       Future Shop Ltd., Computer Sales Specialist
 247.  Omar Dominguez                     5          18,38,591       Electronic Data Systems, Information Analyst Associate
*248.  Oscar Sagahon                     36          22,20,375       EDS, Consultant
 249.  Owhen Astorga                     19          24,06,600       Palex Inc., Payroll Administrator
*250.  D. Padmanabhan                    18           8,19,674       PSI Data Systems Ltd., Product Support Manager

 251.  Padmanabhan                       23          16,75,680       Delphi Automotive Systems, Vice President Software Operation
       Venkataraman
 252.  Palachandra Seetharam             11          29,13,340       CAP Gemini America, Senior Consultant
*253.  Pankaj Gupta                       7          26,08,875       Booz-Allen & Hamilton, Lead Associate
 254.  Parag Suhas Damle                  6          34,93,046       Anderson Consulting, Consultant
 255.  Y. Parameswar                     22          14,45,930       C-Dot, Divisional Manager

*256.  Paras Goel                         3          28,01,254       Deloitte Consulting, Consultant
 257.  M. A. Parthasarathy               30          15,61,040       IMR Global Ltd., Group Manager
 258.  Paul Maillard                      5          20,31,635       Contax Inc., Junior Business Consultant
*259.  Peter Bogaert                     19          33,86,423       Marsh, Senior Vice President
*260.  Peter J. Magagna                   9          31,19,412       Xpedior, Manager - Business Development
*261.  Peter Kazumi Shiba                 1          25,40,157       -
*262.  Peter L. Tannenwald               17          14,32,500       Concero Lp, Regional Managing Director
 263.  Phaneesh Murthy                   15        1,91,73,711       Sonata Software, Regional Manager

*264.  Phillina M. Reyes                  3          20,04,497       Mckinley Medical, Lllp, Marketing Coordinator
 265.  H. R. Prabhakara                  17          13,05,074       ITI Limited, Senior Engineer
 266.  M. S. S. Prabhu                   28          16,67,683       Tata Consultancy Services, Vice President

 267.  Pradeep Kullangi Gopala            5          34,24,271       PricewaterhouseCoopers, Consultant (Level 3)
       Acharya
 268.  Pradeep Prabhu                    12          55,53,796       Saxena Software Consultants, Senior Executive
*269.  Prakash Chellam                    4          20,59,186       Planetasia.Com Ltd., Program Manager
 270.  Pramod V. Ponkshe                 17          55,59,354       Foxboro Japan Corporation, Project Manager
*271.  Prasad D. Auty                    11           3,74,113       Citicorp Overseas, Consultant
 272.  T. P. Prasad                      13          89,34,807       Wipro Infotech, Regional Sales Manager

 273.  Prasanna Vishnu Vatkar             9          31,85,849       Tata Consultancy Services, Assistant Consultant
 274.  Pratap Ranjan Sarker               8          44,23,066       IBM, National Business Manager
 275.  Praveen Kumar                      7          82,81,126       Andersen Consulting, Manager
 276.  Praveen Mahadani                  12          52,36,279       Femina Hygienical Products, National Sales & Marketing Mgr.
*277.  Praveen Rao Pejaver               11          14,31,402       Deutscae Software India (Ltd.), Senior Systems Analyst
 278.  U. B. Pravin Rao                  17          16,26,665       Indian Inst. of Science, Trainee

Annexure to the directors' report (contd.)

Sl.                                                                                                     Age        Date of
No.    Name                           Designation                                Qualification        (Years)      Joining
---    ----                           -----------                                -------------        -------      -------
 279.  Priti Jay Rao                  Associate Vice President -                 B.Sc., M.Sc.            42       02.07.1997
                                      Head - Development Center, Pune
 280.  V. S. Purushottam              Senior Associate                           B.E., PGD               30       01.12.2000
*281.  Rachna S. Korhonen             Business Development Manager               B.Sc.                   37       19.11.2001
 282.  Raghunath Basavanahalli        Business Development Manager               BS in Engg              35       09.03.2001
 283.  Raghupathi N. Cavale           Business Manager                           B.E., MS                40       13.12.1999
 284.  Rahul Madhav Godbole           Business Development Manager               B.A., M.A., MBA         36       15.11.1999
 285.  Rahul Shantaram Deo            Resident Project Manager                   B.E.                    33       09.03.2001
*286.  Rahul Sharma                   Programmer Analyst                         B.Tech., MBA            27       04.06.2001
*287.  Raja Narasimhan                Delivery Manager                           B.Com.                  37       15.01.2002
 288.  K. S. Rajasekaran              Senior Manager - Business                  B.Sc., M.Sc., PGD       43       08.11.1983
                                      Consulting Group - Banking Business Unit
*289.  Rajat Jain                     Principal                                  B.Sc., CFA, PGD         36       01.08.2001
*290.  Rajeev Minocha                 Business Development Manager               B.E., PGD               37       26.08.1999
*291.  Rajesh K. Renganathan          Resident Project Manager                   B.E.                    28       02.07.2001
*292.  Rajesh Krishnan                Business Support Manager                   B.E., MS                39       29.11.2001
 293.  Rajeswari Palaniappan          Programmer Analyst                         B.Sc., MCA              35       01.08.2000
 294.  Rajiv Kuchhal                  Associate Vice President                   B.Tech.                 36       05.02.1990
 295.  Raju Bannur                    Delivery Manager                           B.E., M.Tech.           38       17.01.2000
*296.  Raju Nooka Rampa               Senior Associate                           B.Tech., PGD            31       28.05.2001
 297.  N. S. Rama                     Business Manager                           B.E.                    52       31.03.1999
 298.  Ramachandran Kallankara        Delivery Excellence Manager                B.Tech., PGD            39       10.05.1993
 299.  U. Ramadas Kamath              Associate Vice President -                 BBM, CA                 41       01.07.1994
                                      Accounts & Administration
 300.  P. Ramamurthy                  Manager & Head Customer                    B.E., M.E.              34       04.09.1992
                                      Relationship Management
                                      Implementation - Banking Business Unit
*301.  Ramesh Kannan                  Business Development Manager               B.Tech.                 30       09.05.2001
 302.  Ramesh M. Adkoli               Divisional Manager                         B.Sc. (Applied), MCA    42       17.06.1991
 303.  Rangarajan Padmanabhan         Regional Manager - Banking                 M.Sc., PGD              33       21.08.1996
                                      Business Unit
*304.  S. Rangarathnam                Manager - Network Services -               B.Sc., B.E.             47       15.02.1993
                                      Computers & Communications Division
*305.  Raquel Vargas                  Sales Administrator                        BBA                     29       07.08.2001
 306.  C. Ravi                        Associate Vice President -                 B.E.                    36       02.05.1988
                                      Head - Development Center, Mysore
*307.  Ravi Jagannatha                Account Manager                            B.E.                    33       17.09.2001

 308.  Ravi Kumar Shelvankar          Business Development Manager               B.E., MS                33       02.01.1997
*309.  Ravindra Muthya Pranesha Rao   Vice President - Education & Research      B.Sc., M.Sc., Ph.D.     54       13.08.2001
 310.  M. R. Ravishankar              Business Manager                           B.E., M.E.              36       16.01.1998
*311.  Reggie Koshy George            Account Manager                            B.Sc., MCA              35       04.02.2002
 312.  Ribhu Kansal                   Project Manager                            B.E., PGD               28       10.05.1999
*313.  Richard Joseph Kacheroski      Software Engineer                          BBA                     26       25.06.2001
*314.  Richard Neil Gustafson         Resident Project Manager                   B.A.                    29       07.01.2002
 315.  Ritesh Mohan Idnani            Business Development Manager               B.Com., MBA             29       01.10.1999
*316.  Rohit Bhanot                   Business Development Manager               B.Sc. Engg, MBA         29       04.12.2001
*317.  Rohit Khanna                   Business Development Manager               B.Com., MBA, MCA        39       06.03.2002
 318.  Romit Dey                      Business Development Manager               B.Sc., MBA              30       03.10.2000
*319.  Roopesh Joshi                  Senior Technical Architect                 B.E., M.Tech.           41       03.10.2001
 320.  Rupali Saluja                  Associate                                  B.E., PGD               27       25.09.2000
*321.  Rushil Raj Shakya              Software Engineer                          B.Sc.                   25       25.06.2001
*322.  Sachin Kuchhal                 Project Manager                            B.E., PGD               29       16.04.2001
 323.  Sajan Verghis Mathew           Delivery Manager                           B.E.                    36       21.07.1991
 324.  Sam Ho                         Software Developer                         BSCH                    27       06.11.2000
 325.  Samir Agrawal                  Associate                                  B.Tech., PGD            30       24.03.2000

Sl.                                 Experience       Gross
No.    Name                          (Years)   Remuneration (Rs.)   Previous Employment - Designation
---    ----                         ---------- ------------------   ---------------------------------
 279.  Priti Jay Rao                    21          15,74,354       L & T Ltd., Heading Software Development Centre

 280.  V. S. Purushottam                 8          43,88,339       LG Commerz Now Pvt. Ltd., Head - Strategy & Consulting
*281.  Rachna S. Korhonen               11          16,63,371       Consultancy Services (Self), Consultant, International Strategy
 282.  Raghunath Basavanahalli          14          50,37,608       HCL Technologies America Inc., Account Manager
 283.  Raghupathi N. Cavale             17          14,93,965       PricewaterhouseCoopers, SAP Consultant
 284.  Rahul Madhav Godbole             11          62,99,455       Infrastructure Leasing & Financial Services Ltd., Senior Manager
 285.  Rahul Shantaram Deo              10          53,83,559       NIIT Limited, Group Consultant
*286.  Rahul Sharma                      5          23,64,123       Dell Computer Corporation, Operations Consulting Practicum
*287.  Raja Narasimhan                  18           4,43,092       American Express Bank Ltd., Development Leader
 288.  K. S. Rajasekaran                18          13,25,115       -

*289.  Rajat Jain                       13          45,56,093       Asera, Engagement Manager
*290.  Rajeev Minocha                   14           1,14,401       Prefetti India Limited, Managing Director
*291.  Rajesh K. Renganathan             7          25,97,815       DLP Direct - Pershing Technology Group, Senior Programmer
*292.  Rajesh Krishnan                  14          14,58,524       Cambridge Technology Partners, Senior Management Consultant
 293.  Rajeswari Palaniappan            13          37,55,831       Complete Business Solutions Inc., Manager
 294.  Rajiv Kuchhal                    16          14,75,064       Telecommunications Consultants India Ltd., Engineer
 295.  Raju Bannur                      13          13,89,710       IMR Global, Group Manager
*296.  Raju Nooka Rampa                  8          22,65,855       PricewaterhouseCoopers, Principal Consultant
 297.  N. S. Rama                       31          14,32,413       Satyam Computer Services, Consultant
 298.  Ramachandran Kallankara          15          12,51,458       Canbank Financial Services, Project Executive
 299.  U. Ramadas Kamath                17          13,50,633       Manipal Printers & Publishers Ltd., Accountant

 300.  P. Ramamurthy                    11          12,15,405       National Infomatics Centre, Systems Analyst


*301.  Ramesh Kannan                     9          30,46,432       Cygnet Software Limited, Manager - Sales
 302.  Ramesh M. Adkoli                 17          48,54,321       Ballarpur Industries Ltd., Production Incharge
 303.  Rangarajan Padmanabhan           11          13,20,675       Wipro Infotech, Manager

*304.  S. Rangarathnam                  24           5,43,386       Fidelity Computers, Software Engineer

*305.  Raquel Vargas                     7          10,29,633       Ramco Systems, Consultant
 306.  C. Ravi                          14          14,03,742       -

*307.  Ravi Jagannatha                  10          20,21,114       i2 Technologies, Senior Solutions Consultant Supporting
                                                                    Prod.Mgmt.
 308.  Ravi Kumar Shelvankar             9          68,10,504       ITW Signode Ltd, Senior Executive - Sales
*309.  Ravindra Muthya Pranesha Rao     28          10,96,785       HCL Technologies, Head - Sdc & Vice President
 310.  M. R. Ravishankar                14          12,75,667       TCS, Associate Consultant
*311.  Reggie Koshy George              11           5,90,048       IBM GSA, Project Manager
 312.  Ribhu Kansal                      5          25,97,743       NIIT Ltd., Senior Systems Associate
*313.  Richard Joseph Kacheroski         1          25,44,937       -
*314.  Richard Neil Gustafson            6           8,25,401       Bitcyber Group, Lead Consultant
 315.  Ritesh Mohan Idnani               7          68,46,239       PricewaterhouseCoopers, Senior Consultant
*316.  Rohit Bhanot                      6          11,13,768       Mckinsey & Company, Senior Associate
*317.  Rohit Khanna                     15           2,86,214       BA Port Technologies Inc., Advisor/Consultant
 318.  Romit Dey                         8          54,88,367       PricewaterhouseCoopers, Principal Consultant
*319.  Roopesh Joshi                     9          20,92,930       OSI Consulting Inc., Consultant
 320.  Rupali Saluja                     4          26,12,393       Ernst Young Consulting India Ltd., Senior Consultant
*321.  Rushil Raj Shakya                 1          25,08,981       -
*322.  Sachin Kuchhal                    5          12,50,400       American Express Technologies, Team Leader
 323.  Sajan Verghis Mathew             14          14,98,196       Radio Craft (P) Ltd, Software Engineer
 324.  Sam Ho                            5          21,46,335       Aim Funds Management Inc., Senior Software Developer
 325.  Samir Agrawal                     7          44,27,826       A. T. Kearney, Associate

Annexure to the directors' report (contd.)

Sl.                                                                                                  Age        Date of
No.    Name                        Designation                               Qualification         (Years)      Joining
---    ----                        -----------                               -------------         -------      -------
*326.  Samir Bali                  Senior Principal                          B.A.(H), LLB, PGD        37       28.08.2000
*327.  Samuel Hoi Ming Chan        Software Developer                        B.Sc.                    25       15.01.2001
 328.  Sanat Rao                   Senior Manager And Head Business          B.Com., PGD              37       20.12.1999
                                   Consulting Group - Banking Business Unit
 329.  Sandeep Chadha              Project Manager                           B.Tech                   34       15.02.2001
 330.  Sandeep Deepak Dadlani      Business Development Manager              B.E., MMS                27       15.01.2001
*331.  Sandeep Kale                Programmer Analyst                        B.E.                     29       05.09.2001
 332.  Sandeep Saxena              Programmer Analyst                        B.Tech., PGD             27       03.05.2000
 333.  Sandeep Srivastava          Business Manager                          B.Tech.                  37       10.05.1999
*334.  Sanjay Bhargava             Business Development Manager              B.Tech., MBA             44       08.08.2001
 335.  Sanjay Dalwani              Business Development Manager              B.E., PGD                34       08.12.2000
 336.  Sanjay Dutt                 Business Development Manager              B.Tech(H), PGD           33       20.12.1999
*337.  Sanjay Joshi                Chief Marketing Officer                   B.Tech., M.Sc., MMS      38       14.05.2001
 338.  Sanjay Khanduri             Business Development Manager              B.Tech., PGD             30       30.11.2000
 339.  Sanjay Mohan                Principal                                 B.Sc., PGD, M.E.         34       30.10.2000
 340.  Sanjay Pathak               Technical Architect                       B.Tech., M.Tech., PHD    32       13.12.2000
 341.  Sanjay Purohit              Senior Manager - Corporate                B.E.                     35       27.12.2000
                                   Services Group - Quality &
                                   Productivity, Secretary -
                                   Management Council
 342.  Sanjay Viswanathan          Business Development Manager              B.A., Diploma, MBA, PGD  32       06.10.2000

 343.  V. R. Sanjeev               Business Manager                          B.E., PGD                44       12.02.1998
 344.  Sarojendu Majumdar          Business Support Manager                  M.Sc.                    45       30.10.2000
*345.  Sasmita Mohapatra           Programmer Analyst                        B.E.                     27       03.07.2000
 346.  B. K. Sathisha              Business Development Manager              B.E., M.E.               33       05.01.1998
*347.  Satish G. Bableshwar        Business Manager                          B.E.                     34       23.06.1988
 348.  Satrajit Pal                Account Manager                           B.E.                     32       12.03.2001
 349.  Satyendra Kumar             Vice President - Quality & Productivity   B.Sch., M.Sc.            48       27.09.2000
 350.  Saumitra Madhukar Bhide     Business Development Manager              B.Sc. Engg, M.A., MBA    32       09.03.2001
 351.  Savio D'Souza               Account Manager                           B.Sc., MCA               32       23.06.1992
*352.  Scott Jostes                Principal                                 BBA                      35       11.02.2002
 353.  Seshadri Bhoovaraghan       Programmer Analyst                        B.E.                     28       04.12.2000
 354.  Seshadri Parthasarathy      Resident Project Manager                  B.Tech.                  30       18.12.2000
 355.  P. Seshan                   Business Manager                          B.E.(H), PGD             41       02.11.1990
*356.  Seth Van Winkle             Principal                                 BBA, MBA                 33       03.12.2001
 357.  Shailendra Jha              Business Manager                          B.E.(H)                  41       01.12.2000
 358.  Shailesh Joshi              Account Manager                           B.E.                     43       18.12.2000

*359.  Shaji Farooq                Senior Principal                          B.Tech., MBA, Ph.D.      40       04.02.2002
*360.  Sharad K. Hegde             Senior Vice President - Banking           B.Tech, PGD              43       01.07.1983
                                   Business Unit
 361.  Shashidhar B.               Project Manager                           B.E.                     31       14.02.2001
       Ramakrishnaiah
*362.  Shashikala Sivapragasam     Software Developer                        B.Sc.                    23       22.05.2001
 363.  S. D. Shibulal              Director and Head - Customer Delivery     B.Sc., M.Sc., MS         47       01.09.1981
 364.  Shirish Agnihotri           Business Manager                          B.Sc. Engg, M.Sc.        47       24.01.2001
 365.  N. Shiv Shankar             Associate Vice President -                B.Tech.                  40       04.08.1999
                                   Head - Development Center,
                                   Chennai
*366.  Shivendra Kumar             Group Client Relations Manager            B.Tech., M.Tech          49       08.11.2001
 367.  V. Shubha                   Delivery Manager                          B.E.                     42       02.08.2000
 368.  Shveta Arora                Senior Associate                          B.E., PGD                29       07.02.2000
 369.  Sion (Xiao) Peng            Software Developer                        B.Sc.                    29       15.01.2001
 370.  N. S. Siva Kumar            Business Development Manager              B.Com.                   34       14.04.1997
 371.  J. Sivashankar              Associate Vice President -                B.Tech., MMS             42       22.01.1999
                                   Information Systems
 372.  Snigdha Mitra               Delivery Manager                          B.Sc., M.Sc., PGD        46       19.10.2000

Sl.                                Experience        Gross
No.    Name                          (Years)    Remuneration (Rs.)  Previous Employment - Designation
---    ----                        ----------   ------------------  ---------------------------------
*326.  Samir Bali                       13          19,10,000       Coopers Lybrand, Principal Consultant
*327.  Samuel Hoi Ming Chan              1           7,56,899       -
 328.  Sanat Rao                        11          13,21,923       Citicorp Information Technology Ltd,
                                                                    Consultant - Data Warehousing Unit
 329.  Sandeep Chadha                   14          50,44,119       Lockheed Martin Ims, Project Leader
 330.  Sandeep Deepak Dadlani            5          32,45,461       Citibank, Product Manager - Cash Management
*331.  Sandeep Kale                      7          15,62,435       Patni Computer Systems, Software Engineer
 332.  Sandeep Saxena                    4          25,90,321       Indian Oil Corpn. Ltd., Aviation Officer
 333.  Sandeep Srivastava               15          15,25,943       Satyam Computer Services Ltd., Senior Consultant
*334.  Sanjay Bhargava                  21          35,48,350       Paypal Inc., VP - International Payments
 335.  Sanjay Dalwani                   12          48,28,822       HCL Technologies America Inc., Account Manager
 336.  Sanjay Dutt                      11          66,17,077       A. T. Kearney Limited, Manager - Strategy & Re-Engg.
*337.  Sanjay Joshi                     13          89,29,632       Freightwise Inc., Chief Marketing Officer
 338.  Sanjay Khanduri                   6          38,77,061       Citibank, Asst. Manager
 339.  Sanjay Mohan                      8          62,57,822       CAP Gemini America Inc., Principal Consultant
 340.  Sanjay Pathak                     9          31,80,122       US Interactive, Senior Systems Architect
 341.  Sanjay Purohit                   12          13,31,511       Tata Quality Management Services, Senior Consultant



 342.  Sanjay Viswanathan               10          51,59,520       Hinduja Group Worldwide,
                                                                    Vice President Business Development
 343.  V. R. Sanjeev                    21          12,04,431       C-Dot, Divisional Manager
 344.  Sarojendu Majumdar               22          51,20,153       British Telecom, Integration Manager
*345.  Sasmita Mohapatra                 7           9,73,273       Secor Consulting Ltd., Consultant
 346.  B. K. Sathisha                   12          85,95,624       Larsen & Toubro, Planning
*347.  Satish G. Bableshwar             14          12,43,461       -
 348.  Satrajit Pal                     12          44,35,505       RS Software, Project Manager & Technical Consultant
 349.  Satyendra Kumar                  26          21,29,849       IMR Global, Vice President
 350.  Saumitra Madhukar Bhide           7          39,27,658       PricewaterhouseCoopers, Consultant - Senior Consultant Level
 351.  Savio D'Souza                    10          12,11,355       -
*352.  Scott Jostes                     11           7,95,849       Arthur Anderson LLP, Senior Manager
 353.  Seshadri Bhoovaraghan             8          35,34,487       Sabre Inc., Senior Consultant
 354.  Seshadri Parthasarathy           10          31,77,676       CAT, Consultant
 355.  P. Seshan                        19          12,80,419       Stanford Business Software India Pvt. Ltd., Senior Programmer
*356.  Seth Van Winkle                   6          21,30,844       Accenture, Strategy Practice Senior Manager
 357.  Shailendra Jha                   20          12,61,613       Zensar Technologies Ltd., General Manager
 358.  Shailesh Joshi                   19          33,63,945       GE Global Exchange Service,
                                                                    Senior Project Manager Extranet Development
*359.  Shaji Farooq                     14          11,30,768       Diamond Cluster International Inc., Principal
*360.  Sharad K. Hegde                  21          13,20,267       Patni Computer Systems Pvt. Ltd., Software Engineer Trainee

 361.  Shashidhar B.                     9          44,72,838       Mediaserv Information Architects Inc., Sr. Solutions Consultant
       Ramakrishnaiah
*362.  Shashikala Sivapragasam           1          14,99,697       -
 363.  S. D. Shibulal                   26          18,71,189       Sun Micro Systems, Sr. I. R. Manager
 364.  Shirish Agnihotri                18          61,00,024       MCK Comm. Inc., Calgary, Director - Product Management
 365.  N. Shiv Shankar                  20          16,81,333       PRT, Senior Manager


*366.  Shivendra Kumar                  25          21,81,172       Punj Lloyd Inc., President
 367.  V. Shubha                        21          14,32,958       Bosch, Senior Project Manager
 368.  Shveta Arora                      6          49,80,866       A. T. Kearney, Associate
 369.  Sion (Xiao) Peng                  4          15,93,453       Fuzhou TV station, News reporter
 370.  N. S. Siva Kumar                 14          31,06,121       JK Technosoft, Country Manager - Products
 371.  J. Sivashankar                   18          14,56,643       Anuvin Business Solutions, Director

 372.  Snigdha Mitra                    22          15,25,713       ADP Inc., Project Manager

Annexure to the directors' report (contd.)

Sl.                                                                                                Age        Date of
No.    Name                        Designation                           Qualification           (Years)      Joining
---    ----                        -----------                           -------------           -------      -------
*373.  P. R. Sobha Meera           Regional Manager and                  B.E., PGD                  34       12.04.1995
                                   Associate Vice President - Sales
*374.  Sohel Aziz                  Senior Technical Architect            B.Sc., MBA                 30       01.11.2001
 375.  Sohrab Peshoton Kakalia     Principal Architect                   B.Sc., B.Sc. Engg.         37       11.09.2000
*376.  Sonal Kapoor                Software Engineer                     B.A.                       22       25.06.2001
 377.  Sourish Chaudhuri           Program Manager                       B.E., PGD                  30       31.01.2001
 378.  Sreenivas Bhashyam Asuri    Business Development Manager          B.E.                       34       04.12.2000
*379.  Sreenivas Gunturi           Business Manager                      B.E., M.Tech.              39       18.02.1998
 380.  Srikantan Moorthy           Delivery Manager                      B.E.                       39       07.12.2000
 381.  S. Srikanth                 Senior Associate                      B.E., PGD                  30       11.10.1999
 382.  Srinath Batni               Director and Head - Delivery          B.E., M.E                  47       15.06.1992
                                   (West North America)
 383.  Srinath Kashyap             Business Development Manager          B.E.                       36       04.12.1997
 384.  P. Srinath                  Business Development Manager          B.Tech., PGD               32       23.11.1998
 385.  B. G. Srinivas              Associate Vice President - Delivery   B.E.                       41       03.05.1999
                                   (Enterprise Solutions)
 386.  C. S. Srinivas              Business Manager                      B.E.                       45       15.10.1998
 387.  V. Srinivas                 Business Development Manager          B.Tech.(H), PGD            32       03.06.1996
 388.  Srinivasan Raghavan         Business Development Manager          B.E.                       34       01.12.1997
 389.  Srinivasan Raghavan         Delivery Manager                      B.E.                       43       23.06.2000
 390.  Srinivasaraghavan           Business Manager                      B.Tech., M.Tech., Ph.D.    40       02.11.1999
       Gopalakrishnan
 391.  Srinjay Sengupta            Regional Manager and                  BSCH, PGD                  34       01.07.1996
                                   Associate Vice President - Sales
 392.  V. Sriram                   Regional Manager and                  B.E., PGD                  37       03.01.1997
                                   Associate Vice President - Sales
*393.  Srividhya Ramakrishnan      Business Development Manager          B.Sc., PGD                 30       03.04.2000
*394.  Subbaraya M. Sastry         Business Support Manager              B.Tech., PGD               42       13.04.1995
 395.  Subhash B. Dhar             Regional Manager and                  B.E., PGD                  35       24.02.1997
                                   Associate Vice President - Sales
 396.  G. V. Subramanyam           Associate Vice President - Software   B.E.                       35       15.06.1988
                                   Engineering & Technology Labs
*397.  Suchitra Eswaran            Marketing Analyst                     B.Com., MBA                25       15.01.2001
 398.  Sudhanshu Asthana           Programmer Analyst                    B.Sc., MS, MCA             35       01.03.2001
 399.  Sudhir Albuquerque          Delivery Manager                      B.E.                       33       01.10.1990
 400.  Sudhir Chaturvedi           Business Development Manager          B.E., PGD, MBA             32       15.05.2000
*401.  Sudhir Singh                Business Development Manager          B.Tech., PGD               30       02.07.2001
 402.  Sudhir Subramanya Holla     Senior Associate                      B.E., PGD                  31       10.11.1999
 403.  Sudip Singh                 Business Development Manager          B.Tech., PGD               29       12.06.2000
 404.  Sudipta Mitra               Associate                             BBA, MBA                   29       08.01.2001
*405.  Sukruthi Mohan              Project Manager                       B.E.                       29       18.06.2001

 406.  K. Sundar Raman             Delivery Manager                      B.Tech.                    42       22.01.1996
 407.  Sunil Talloo                Program Manager                       BSCH, MBM, MCA             35       11.01.2001
 408.  Suranjan Pramanik           Senior Associate                      B.Tech., PGD               33       05.06.2000
 409.  J. K. Suresh                Group Manager - Education & Research  B.Tech., MS, Ph.D.         42       27.07.1998
 410.  Suresh Rajappa              Project Manager                       B.E.                       31       05.03.2001
 411.  K. Surya Prakash            Senior Project Manager                B.E.                       33       23.07.1990
 412.  Sven Andersen Norgaard      Software Engineer                     B.A.                       24       22.01.2001
 413.  Swaroop Krishna             Software Developer                    B.E.                       33       31.07.2000
*414.  Sylvia Quiroga              Principal                             BBA, MBA                   35       13.06.2001
 415.  Sze Kit Lo                  Software Developer                    B.Sc., MS                  28       21.08.2000
*416.  Terence Lincoln Hook        Group Client Relations Manager        BBA                        44       05.11.2001
 417.  Terence Wong                Software Developer                    B.E.                       26       20.11.2000
*418.  Thirumalaisamy Dhandaydham  Project Manager                       B.Sc., MCA                 37       27.04.2001
 419.  Thothathri Visvanathan      Delivery Manager                      B.E.                       39       06.07.2000

Sl.                                 Experience        Gross
No.    Name                           (Years)    Remuneration (Rs.)   Previous Employment - Designation
---    ----                         ----------   ------------------   ---------------------------------
*373.  P. R. Sobha Meera                 11         1,20,49,896       Sonata Software, Marketing Executive

*374.  Sohel Aziz                         8           18,42,911       Q Corporation, Strategy Consultant
 375.  Sohrab Peshoton Kakalia           14           59,12,596       PSI Data Systems Ltd., Manager - Business Unit
*376.  Sonal Kapoor                       1           22,60,294       -
 377.  Sourish Chaudhuri                  7           17,07,492       Asian Paints (I) Ltd., Manager - Systems Dev.
 378.  Sreenivas Bhashyam Asuri          11           36,41,980       Autodesk, Industry Manager
*379.  Sreenivas Gunturi                 17            5,67,153       IBM Global Services, Project Manager
 380.  Srikantan Moorthy                 17           12,39,719       Inventa Corporation, General Manager
 381.  S. Srikanth                        7           55,25,184       Pricewaterhouse, Consultant
 382.  Srinath Batni                     24           17,72,625       PSI Bull (I) Ltd., Senior Manager Marketing Technical Support

 383.  Srinath Kashyap                   13           56,77,848       TCS, Sales - Associate Consultant
 384.  P. Srinath                         8           66,68,703       Citibank N. A., Manager
 385.  B. G. Srinivas                    17           15,78,427       Asea Brown Boveri, Manager ERP

 386.  C. S. Srinivas                    20           14,60,425       Tektronics, Manager - India Engineering
 387.  V. Srinivas                        8           76,55,040       IDM, Marketing Executive
 388.  Srinivasan Raghavan               13           63,50,731       ABB, Project Manager
 389.  Srinivasan Raghavan               21           15,63,928       Tata Infotech Ltd., Group Manager
 390.  Srinivasaraghavan                 11           12,13,768       Peritus Software Services, Program Manager
       Gopalakrishnan
 391.  Srinjay Sengupta                  11         1,07,37,086       Procter & Gamble, Manager

 392.  V. Sriram                         14           75,37,132       Wipro, Business Person

*393.  Srividhya Ramakrishnan             7           47,35,334       Asian Paints (I) Ltd, Product Executive, Branch Executive
*394.  Subbaraya M. Sastry               18            5,25,346       Verifone, Manager - MIS Development
 395.  Subhash B. Dhar                   13           66,01,631       Ravi Database Consul, VP Marketing

 396.  G. V. Subramanyam                 14           12,56,244       -

*397.  Suchitra Eswaran                   4           23,24,199       Hutchinson Max Telecom, Sales Officer
 398.  Sudhanshu Asthana                  6           31,99,654       Preis24.Com AG., Trainee
 399.  Sudhir Albuquerque                12           13,97,124       -
 400.  Sudhir Chaturvedi                  7           59,27,016       Ernst & Young UK Ltd., Senior Business Analyst
*401.  Sudhir Singh                       7           22,19,059       Hindustan Lever Ltd., Senior Brand Manager
 402.  Sudhir Subramanya Holla            8           57,37,759       Andersen Consulting, Senior Consultant
 403.  Sudip Singh                        6           36,79,116       Tata Administrative Services, Associate Manager
 404.  Sudipta Mitra                      4           32,46,083       Anderson Consulting, Consultant
*405.  Sukruthi Mohan                     7           22,26,737       Merrill Lynch, Client Bookkeeping System,
                                                                      Senior Programmer/Analyst
 406.  K. Sundar Raman                   20           12,07,986       Indian Organic Chemi, Manager
 407.  Sunil Talloo                      10           47,75,593       Cambridge Technology Partners, Associate Director - 2
 408.  Suranjan Pramanik                 11           50,01,795       Ernst & Young Consulting India Pvt. Ltd., Senior Consultant
 409.  J. K. Suresh                      19           12,07,265       ADA, Dy. Project Director
 410.  Suresh Rajappa                     6           31,55,511       C. S. Solutions Inc., Analyst/IT Consultant
 411.  K. Surya Prakash                  12           12,48,859       -
 412.  Sven Andersen Norgaard             6           27,12,009       Oral B laboratories, Information Technology Intern
 413.  Swaroop Krishna                    7           19,01,052       CGI Group Inc., Programmer
*414.  Sylvia Quiroga                    12           51,24,323       Dell Computer Corporation, Program Strategist/Project Manager
 415.  Sze Kit Lo                         4           17,11,732       Philips Electronics  - Advance Transformer, Design Engineer II
*416.  Terence Lincoln Hook              11           23,35,810       Satyam Europe, Vice President And Sales Director
 417.  Terence Wong                       3           17,46,701       The Peer Group, Software Developer
*418.  Thirumalaisamy Dhandaydham        14           47,05,529       Intelligroup, Senior Consultant
 419.  Thothathri Visvanathan            16           14,30,600       CSAI, Senior Consultant

Annexure to the directors' report (contd.)

Sl.                                                                                                  Age    Date of
No.    Name                        Designation                           Qualification             (Years)  Joining
---    ----                        -----------                           -------------             -------  -------
*420.  Tim Miner                   Associate Vice President              B.E.                         42   30.07.2001

 421.  Todd A. MacCallum           Business Development Manager          B.A., MBA                    32   22.01.2001
*422.  Toi Hanna                   Sales Administrator                   PUC                          27   13.07.2001
*423.  Tom (Jia-Cheng) Lin         Software Engineer                     B.Sc.                        22   25.06.2001
*424.  Too Hui Swan (Josephine)    Business Development Manager          B.E.                         27   30.04.2001
*425.  Toshifumi Katsuya           Resident Project Manager              B.A.                         42   07.01.2002
*426.  Toshikazu Tamada            Group Client Relations Manager        Blaws                        47   18.02.2002
 427.  Tulika Misra                Programmer Analyst                    B.Tech.                      27   10.11.1997
*428.  Tyler Halt Ladner           Software Engineer                     B.Sc.                        23   25.06.2001
 429.  Uday Bhaskarwar             Delivery Manager                      B.Tech.                      31   22.06.1992
*430.  Upendra Kohli               Business Development Manager          B.E., MBA                    32   18.06.2001

*431.  Usha Sampath                Delivery Manager                      B.E.(H)                      40   02.08.2000
*432.  Venkatakrishnan             Project Manager                       B.E.                         31   23.04.2001
       Venkataraman
*433.  Venkatesh Srinivasan        Principal                             B.Com., ICWA, ACA            31   21.08.2000
 434.  Venkateswarlu Pallapothu    Delivery Manager                      B.E., M.Tech.                41   29.03.1999
 435.  Victoria Shea               Manager - HRD                         B.A.                         34   05.04.2000
*436.  C. Vijay Kumar              Associate Vice President -            B.E., PGD                    39   03.11.1987
                                   Infrastructure Development
 437.  Vijay Ratnaparkhe           Business Manager                      B.E., M.Tech.                37   11.05.1998
 438.  V. Vinayak Pai              Senior Manager - Finance              B.Com., CA                   31   03.04.1995
 439.  Vineet Toshniwal            Business Development Manager          B.E., MBA                    30   19.06.2000
 440.  Vivek Bhatnagar             Business Development Manager          B.E., PGD, MS                33   03.07.2000
 441.  M. K. Vivekanand            Account Manager                       B.E.                         33   25.10.2000
*442.  Wasifur Rahman              Senior Principal                      M.Sc., M.A. (Honours)        37   22.01.2002
*443.  Wee Hung Chong              Software Developer                    B.Sc.                        24   13.08.2001
*444.  Wei Wei Cao                 Group Client Relations Manager        B.E., M.Sc.                  34   15.10.2001
 445.  Yanet Garcia                Administrative Assistant              B.A.(H)                      29   25.05.2000
*446.  Yannis Gikas                Business Development Manager          B.A., MBA                    29   04.05.2001
 447.  Yashesh Mahendra Kampani    Principal                             B.Com., Graduate CWA, ACA    31   11.09.2000
 448.  Yezdi M. Mehta              Business Development Manager          B.Com., MBA                  36   21.11.1997
 449.  Ying (Karen) Li             Software Developer                    B.Sc.                        22   08.05.2000

 450.  Ying Wang                   Software Developer                    B.Sc.                        25   21.08.2000
 451.  Yosra Amer                  Software Developer                    BSCH                         24   21.08.2000
*452.  Zach Altmix Simmons         Software Engineer                     BBA                          23   25.06.2001

Sl.                                  Experience       Gross
No.    Name                            (Years)   Remuneration (Rs.)    Previous Employment - Designation
---    ----                          ----------  ------------------    ---------------------------------
*420.  Tim Miner                          16          59,10,734        Marchfirst Laguna Hills Practice,
                                                                       Managing Partner & Chief Strategist
 421.  Todd A. MacCallum                  10          56,68,416        Reylon Technology Inc., Business Development Executive
*422.  Toi Hanna                           1          12,36,725        Layerone Inc., Executive Assistant
*423.  Tom (Jia-Cheng) Lin                 1          25,08,981        -
*424.  Too Hui Swan (Josephine)            4          23,98,823        Scient International Pte Ltd., Business Analyst (Senior)
*425.  Toshifumi Katsuya                  19          11,10,275        Reasoning Software K.K., Technical Support Manager
*426.  Toshikazu Tamada                   24           6,49,037        Sprint International, Managing Director, President
 427.  Tulika Misra                        5          28,54,916        Tata Consultancy Services, Assistant Systems Analyst Trainee
*428.  Tyler Halt Ladner                   1          27,34,982        -
 429.  Uday Bhaskarwar                    10          13,02,833        -
*430.  Upendra Kohli                      10          22,41,556        Ericsson Hewlett Packard Telecommunications,
                                                                       Business Manager
*431.  Usha Sampath                       18           2,91,879        BOSCH, Senior Manager
*432.  Venkatakrishnan                     9          25,81,548        Tata Consultancy Services, Project Manager
       Venkataraman
*433.  Venkatesh Srinivasan               11           1,53,182        Arthur Andersen, Experienced Manager
 434.  Venkateswarlu Pallapothu           18          15,64,962        Tata Consultancy Services, Senior Consultant
 435.  Victoria Shea                      14          20,56,439        EDS System House, Staffing Specialist
*436.  C. Vijay Kumar                     14           7,11,761        -

 437.  Vijay Ratnaparkhe                  14          13,13,814        COSL, Consultant
 438.  V. Vinayak Pai                     10          14,25,688        Sajawat Industries Ltd., Chief Accountant
 439.  Vineet Toshniwal                    7          48,18,281        Bank Of America, Assistant Vice President
 440.  Vivek Bhatnagar                     9          50,23,358        Andersen Consulting, Senior Consultant
 441.  M. K. Vivekanand                   11          54,95,153        HCL Technologies, Business Development Manager
*442.  Wasifur Rahman                     14          20,48,450        Scient, Director Of Strategy Consulting/Client Director
*443.  Wee Hung Chong                      1          10,65,066        -
*444.  Wei Wei Cao                        13          16,96,094        Nuance Communications, Channel Manager
 445.  Yanet Garcia                        5          12,98,413        California Staffing Services, Admin. Assistant/Receptionist
*446.  Yannis Gikas                        5          36,68,970        Andersen Consulting S. A., Business Consultant
 447.  Yashesh Mahendra Kampani            7          65,64,591        PricewaterhouseCoopers, Manager
 448.  Yezdi M. Mehta                     12          79,57,253        Dictaphone Corporation, Manager - Systems Marketing
 449.  Ying (Karen) Li                     2          16,47,486        Dept. of Economics, University of Toronto,
                                                                       Database Design & Maintenance
 450.  Ying Wang                           2          16,47,486        -
 451.  Yosra Amer                          2          16,91,504        -
*452.  Zach Altmix Simmons                 1          25,08,981        -

* Employed for part of the year.

Notes:

Remuneration comprises basic salary, allowances and taxable value of perquisites.

None of the employees is related to any director of the company

None of the employees owns more than 1% of the outstanding shares of the company as on March 31, 2002.


     For and on behalf of the board of directors


          /s/ NANDAN M. NILEKANI                      /s/ N. R. NARAYANA MURTHY

          Nandan M. Nilekani                          N. R. Narayana Murthy
          Chief Executive Officer, President and      Chairman and Chief Mentor
          Managing Director


Bangalore
April 10, 2002

Annexure to the directors' report (contd.)

c) The directors' responsibility statement as required under section 217 (2AA) of the Companies (Amendment) Act, 2000

The financial statements are prepared in conformity with the accounting standards issued by the Institute of Chartered Accountants of India and the requirements of the Companies Act, 1956, to the extent applicable to the company; on the historical cost convention; as a going concern and on the accrual basis. There are no material departures from prescribed accounting standards in the adoption of the accounting standards. The accounting policies used in the preparation of the financial statements have been consistently applied, except where otherwise stated in the notes on accounts.

The board of directors and the management of your company accept responsibility for the integrity and objectivity of these financial statements. The estimates and judgments relating to the financial statements have been made on a prudent and reasonable basis, in order that the financial statements reflect in a true and fair manner, the form and substance of transactions, and reasonably present the company's state of affairs and profits for the year. To ensure this, the company has taken proper and sufficient care in installing a system of internal control and accounting records; for safeguarding assets, and, for preventing and detecting frauds as well as other irregularities; which is reviewed, evaluated and updated on an ongoing basis. Our internal auditors have conducted periodic audits to provide reasonable assurance that the established policies and procedures of the company have been followed. However, there are inherent limitations that should be recognized in weighing the assurances provided by any system of internal controls and accounts.

The financial statements have been audited by Bharat S Raut & Co., Chartered Accountants, and the independent auditors.

The audit committee of your company meets periodically with the internal auditors and the independent auditors to review the manner in which the auditors are performing their responsibilities, and to discuss auditing, internal control and financial reporting issues. To ensure complete independence, the independent auditors and the internal auditors have full and free access to the members of the audit committee to discuss any matter of substance.


                                     For and on behalf of the board of directors


                                     /s/ NANDAN M. NILEKANI

Bangalore                            Nandan M. Nilekani
April 10, 2002                       Chief Executive Officer, President and
                                     Managing Director


                                     /s/ N. R. NARAYANA MURTHY

                                     N. R. Narayana Murthy
                                     Chairman and Chief Mentor


d) Auditors' certificate on compliance with mandatory recommendations of Kumar Mangalam Birla Committee Report on Corporate Governance

We have examined the relevant records of Infosys Technologies Limited (the company) for the year ended March 31, 2002 relating to compliance with the requirements of corporate governance as contained in clause 49 of the listing agreement of the company with the National Stock Exchange, Stock Exchange, Mumbai and Bangalore Stock Exchange and state that in our opinion, and to the best of our knowledge and according to the information and explanations given to us, the company has complied with the mandatory requirements contained in the aforesaid clause 49.

                                     for Bharat S Raut & Co.
                                     Chartered Accountants


                                     /s/ S. BALASUBRAHMANYAM

Bangalore                            S. Balasubrahmanyam
April 10, 2002                       Partner

Selective financial data

                                            in Rs. crore except per share data, other information and ratios
                             ---------------------------------------------------------------------------------------------------
Particulars                  1981-82  1993-94   1994-95   1995-96   1996-97   1997-98   1998-99  1999-2000  2000-2001  2001-2002
                             ------- --------  --------  --------  --------  --------  --------  ---------  ---------  ---------
For the year
Revenue                        0.12     28.90     55.42     88.56    139.21    257.66    508.89     882.32   1,900.56   2,603.59
Operating profit (PBIDT)         --      8.52     17.58     31.37     46.79     85.90    201.63     346.57     764.84   1,037.63
Interest                         --      0.05        --        --      0.61        --        --         --         --         --
Depreciation                     --      0.81      4.60      8.63     10.52     22.75     35.89      53.23     112.89     160.65
Provision for taxation           --      0.76      1.94      4.31      5.25      5.50     22.94      39.70      72.71     135.43
Profit after tax from
ordinary activities            0.04      8.09     13.32     21.01     33.68     60.36    132.92     285.95     623.32     807.96
Dividend                         --      1.17      2.31      3.63      3.99      7.03     12.11      29.76      66.15     132.36
Return on average
networth (%)                  96.88     39.61     29.71     29.53     34.96     42.24     54.16      40.63      56.08      46.57
Return on average capital
employed (PBIT / average
capital employed) (%)         96.88     43.14     31.79     33.12     40.16     46.09     63.51      46.27      62.62      54.37

As at the end of the year
Share capital                    --      3.35      7.26      7.26      7.26     16.02     33.07      33.08      33.08      33.09
Reserves and surplus           0.04     25.35     55.20     72.58    105.58    156.94    541.36     800.23   1,356.56   2,047.22
Loan funds                       --        --      6.34      4.26        --        --        --         --         --         --
Gross block                      --      8.27     25.32     46.86     71.29    105.14    168.92     284.03     631.14     960.60
Capital investment               --      7.13     25.23     15.55     27.31     34.41     71.68     159.87     463.35     322.74
Net current assets             0.06     13.94     32.47     41.17     54.20     97.23    472.96     612.13     797.86   1,293.41
Debt-equity ratio                --        --      0.10      0.05        --        --        --         --         --         --
Market capitalization            NA    191.02    348.42    355.67    731.04  2,963.42  9,672.80  59,338.17  26,926.35  24,654.33

Per share data
Basic earnings from
ordinary activities (Rs.)        --      1.22      2.01      3.18      5.09      9.13     20.71      43.23      94.23     122.12
Dividend per share (Rs.)*        --      1.75      2.25      2.50      2.75      3.00      3.75       4.50      10.00      20.00
Book value (Rs.)                 --      4.34      9.44     12.07     17.06     26.15     86.84     125.97     210.05     314.31

Other information
Number of shareholders            7     6,033     6,526     6,909     6,414     6,622     9,527     46,314     89,643     88,650

Credit rating from CRISIL
Commercial paper                 --        --     "P1+"     "P1+"     "P1+"     "P1+"     "P1+"      "P1+"      "P1+"      "P1+"
Non-convertible debentures       --        --      "AA"      "AA"      "AA"      "AA"      "AA"       "AA"      "AAA"      "AAA"
                              -----  --------  --------  --------  --------  --------  --------  ---------  ---------  ---------

* Calculated on a per share basis, not adjusted for bonus issues in previous years.

Note: The above figures are based on Indian GAAP.

Selective financial data


                                    [GRAPH]


                                               1996     1997      1998       1999        2000        2001        2002
                                              ------   ------   --------   --------   ---------   ---------   ---------
                                                                           in Rs. crore
Revenue                                        88.56   139.21     257.66     508.89      882.32    1,900.56    2,603.59


                                    [GRAPH]


                                               1996     1997      1998       1999        2000        2001        2002
                                              ------   ------   --------   --------   ---------   ---------   ---------
                                                                           in Rs. crore
Operating profit                               31.37    46.79      85.90     201.63      346.57      764.84    1,037.63


                                    [GRAPH]


                                               1996     1997      1998       1999        2000        2001        2002
                                              ------   ------   --------   --------   ---------   ---------   ---------
                                                                           in Rs. crore
Profit after tax from ordinary activities      21.01    33.68      60.36     132.92      285.95      623.32      807.96


                                    [GRAPH]


                                               1996     1997      1998       1999        2000        2001        2002
                                              ------   ------   --------   --------   ---------   ---------   ---------
                                                                           in Rs. crore
Market capitalization                         355.67   731.04   2,963.42   9,672.80   59,338.17   26,962.35   24,654.33


                                    [GRAPH]


                                               1996     1997      1998       1999        2000        2001        2002
                                              ------   ------   --------   --------   ---------   ---------   ---------
                                                                            in Rs.
Earnings per share from ordinary activities     3.18     5.09       9.13      20.71       43.23       94.23      122.12


                                    [GRAPH]


                                               1996     1997      1998       1999        2000        2001        2002
                                              ------   ------   --------   --------   ---------   ---------   ---------
                                                                            in Rs.
Book value                                     12.07    17.06      26.15      86.84      125.97      210.05      314.31

Management's discussion and analysis of financial condition and results of operations

Overview

The financial statements have been prepared in compliance with the requirements of the Companies Act, 1956, and Generally Accepted Accounting Principles (GAAP) in India. There are no material departures from prescribed accounting standards in the adoption of the accounting standards. The management of Infosys accepts responsibility for the integrity and objectivity of these financial statements, as well as for various estimates and judgments used therein. The estimates and judgments relating to the financial statements have been made on a prudent and reasonable basis, in order that the financial statements reflect in a true and fair manner, the form and substance of transactions, and reasonably present the company's state of affairs and profits for the year.

A.  Financial condition

1.  Share capital

    Year ended March 31                                       2002                      2001
    -------------------                             -----------------------    -----------------------
                                                        Nos.      Rs. crore       Nos.       Rs. crore
                                                    -----------   ---------    -----------   ---------
    Balance at the beginning of the fiscal year     6,61,58,117      33.08     6,61,50,700      33.08
    Shares issued during the year upon
    conversion of:
    - options issued under 1998 plan                     27,983       0.01           6,217         --
    - options issued under 1999 plan                         30         --           1,200         --
    Balance at the end of the fiscal year           6,61,86,130      33.09     6,61,58,117      33.08
    Add: Forfeited shares                                    --         --              --         --
                                                    -----------     ------     -----------     ------
    Total                                           6,61,86,130      33.09     6,61,58,117      33.08
                                                    -----------     ------     -----------     ------

    At present, the company has only one class of shares - equity share of Rs. 5 each, par value. The authorized share capital of the company is Rs. 50 crore divided into 10 crore equity shares of Rs. 5.

    During the year, 14 employees exercised 55,966 ADSs (equivalent to 27,983 equity shares of par value of Rs. 5 each) issued under the 1998 Stock Option Plan. Also, during the year, one employee exercised 30 equity shares issued under the 1999 Stock Option Plan. Consequently, the issued, subscribed and outstanding shares increased by 28,013 equity shares. In comparison, during the previous year, 20 employees exercised 12,434 ADSs (equivalent to 6,217 equity shares of par value of Rs. 5 each) issued under the 1998 Stock Option Plan and 22 employees exercised 1,200 equity shares under the 1999 stock option plan leading to an increase in issued, subscribed and outstanding shares by 7,417 equity shares.

2.  Reserves and surplus

    The addition to the share premium account of Rs. 4.59 crore during the year is due to the premium received on issue of 28,013 equity shares of par value of Rs. 5 each on exercise of options issued under the 1998 and 1999 Stock Option Plans. During the previous year, an amount of Rs. 2.37 crore was added to the share premium account on account of premium received on issue of 7,417 equity shares of par value of Rs. 5 each on exercise of options issued under the 1998 and 1999 Stock Option Plans.

    Consequent to the standard on accounting for taxes on income becoming mandatory effective April 1, 2001, the company recorded the cumulative net deferred tax credit of Rs. 15.53 crore until April 1, 2001, as an addition to the general reserves.

3.  Fixed assets


                                                               in Rs. crore
    As of March 31                                     -------------------------------
    Particulars                                         2002        2001      Growth %
                                                       ------      ------     --------
    Original cost
    Land - free-hold                                    15.86        9.04       75.44
         - lease-hold                                   27.84       27.58        0.94
    Buildings                                          285.33      157.71       80.92
    Plant and machinery                                183.87      112.05       64.10
    Computer equipment                                 287.89      223.94       28.56
    Furniture and fixtures                             159.46      100.47       58.71
    Vehicles                                             0.35        0.35          --
    Total                                              960.60      631.14       52.20
    Less: accumulated depreciation                     393.03      244.13       60.99
    Net block                                          567.57      387.01       46.65
    Add: capital work-in-progress                      150.67      170.65      (11.71)
    Net fixed assets                                   718.24      557.66       28.79
    Depreciation as a % of total revenues                 6.2%        5.9%         NA
    Accumulated depreciation as a % of gross block       40.9%       38.7%         NA

    During the year, the company added Rs. 342.72 crore to its gross block of assets, including investment in technology assets of Rs. 67.40 crore. The company invested Rs. 6.82 crore on acquisition of 30 acres of free-hold land in Hyderabad, India, for its software development center. The company paid Rs. 0.26 crore for registration of 8 acres of lease-hold land acquired during the previous year at Electronics City,

    Bangalore, India. During the year, the company operationalized new software development centers at Bangalore, Chennai, Pune, Bhubaneswar, Mangalore, Hyderabad and Mysore and, consequently, the investment in buildings increased by Rs. 127.62 crore. Due to all these new centers being operationalized during the year, technology assets, plant and machinery, and furniture and fixtures increased by Rs. 67.40 crore, Rs. 76.29 crore and Rs.
    64.33 crore, respectively. As of March 31, 2002, the company had 26,69,600 square feet of space capable of accommodating 12,050 professionals and 9,31,000 square feet under construction.

    During the previous year, the company added Rs. 349.66 crore to its gross block, including investment in technology assets of Rs. 113.84 crore.

    The capital work-in-progress as at March 31, 2002 and 2001 represents advances paid towards acquisition of fixed assets, and the cost of assets not put to use.

    During the year, the company donated 441 computer systems costing Rs. 2.68 crore (book value Rs. 21), furniture costing Rs. 0.57 crore (book value Rs.
    0.03 crore) and plant and machinery costing Rs. 0.27 crore (book value Rs.
    0.06 crore) to certain educational institutions and the same is disclosed under the heading Deductions during the year, under both Digital cost and Depreciation. The corresponding amount for computer systems during the previous year was Rs. 2.06 crore (book value Rs. 4).

    The company has a capital commitment of Rs. 63.53 crore as of March 31, 2002, as compared to Rs. 158.25 crore as of March 31, 2001. The company believes that it will be able to fund its expansion plans from internal accruals and liquid assets. The company may also take recourse to borrowings to meet its capital expenditure, should it be deemed necessary.

4.  Investments

    The company has made several strategic investments aggregating Rs. 66.79 crore in various companies. These investments are strategic in nature and are aimed at procuring substantial business benefits to Infosys. Such investments are also envisaged in select venture capital funds. Benefits from these investments are primarily in the form of revenue and net income enhancements, through technology partnerships and access to the latest technological developments.

4.1 Yantra Corporation

     Particulars                                                        Year of          Investment      Investment
     -----------                                                       investment       in $ million    in Rs. crore
                                                                       ----------       -------------   -------------
     Investment by way of cash remittance towards issue               March 31, 1996         0.50           1.74
     of 25,00,000 shares of common stock at $0.20 per share,
     par value of $0.01 per share
     Investment by way of transfer of product "EAGLE"                 March 31, 1997         1.00           3.59
     for a consideration of 50,00,000 shares of common stock
     at $0.20 per share, par value of $0.01 per share
     Investment by way of cash remittance towards issue               March 31, 1998         1.50           5.45
     of 20,00,000 shares of convertible preferred stock at $0.75 per share, par value of $0.01 per share
     Sale of 13,63,637 shares of convertible preferred stock          March 31, 1999        (1.02)         (3.72)
     at $1.10 per share, par value of $0.01 per share
     Provision for investments                                        March 31, 1999        (1.98)         (7.06)
     Swap of 55,00,000 common stock for 1 warrant with right
     to purchase 55,00,000 common stock                               March 31, 2002           --             --
     Balance as on March 31, 2002                                                              --             --

    During the year, Infosys swapped 55,00,000 common stock in Yantra Corporation, USA for one warrant with the right to purchase 55,00,000 common stock. As a result of this, Infosys holds only 44% of the outstanding common stock of Yantra. Accordingly, Yantra is no longer a subsidiary of Infosys within the meaning of the Companies Act, 1956, as at March 31, 2002. Infosys holds 16% of Yantra on a fully diluted basis.

    During the year, Mr. S. Gopalakrishnan, Chief Operating Officer and Deputy Managing Director of Infosys resigned from the board of Yantra Corporation. Mr. Phaneesh Murthy, member of the board of Infosys, holds 74,992 shares in Yantra Corporation. These shares were issued at a price of $0.10 each.

    Infosys' cumulative billings from Yantra are Rs. 53.49 crore ($12.45 million) and the amount due is Rs. 0.34 crore ($0.07 million) as of March 31, 2002.

4.2 EC Cubed Inc., USA.

    During the previous year, EC Cubed Inc., one of the investee companies, filed for liquidation as they were unable to raise further capital due to adverse market conditions. Pending the conclusion of liquidation proceedings, the company has provided for the entire investment amounting to Rs. 13.08 crore.

    Infosys' cumulative billings from EC Cubed Inc. are Rs. 23.02 crore ($5.17 million) and the amount due is Rs. 4.67 crore ($1.00 million), which was provided for in full during the previous year.

4.3 Alpha Thinx Mobile Phone Services AG., Austria.

    During the previous year, Alpha Thinx Phone Services AG ("Alpha Thinx"), one of the investee companies, filed for liquidation as it was unable to raise further capital due to adverse market conditions. Pending the conclusion of liquidation proceedings, the company has provided for the entire investment amounting to Rs. 2.21 crore.

    Infosys' cumulative billings from Alpha Thinx are Rs. 6.58 crore ($1.44 million) and the amount due is Rs. 1.49 crore ($0.32 million), which are provided for in full during the previous year.

4.4 Asia Net Media (BVI) Limited

    During the previous year, Infosys invested an amount of Rs. 6.85 crore ($1.50 million) in Asia Net Media (BVI) Limited ("Asia Net") towards issue of 3,00,00,000 ordinary shares of par value $0.01 each, at an issue price of $0.05 per ordinary share. Asia Net intends to leverage under-exploited offline brands in media and entertainment by delivering them through online channels and to establish a synergistic network of companies in this space.

    Infosys' cumulative billings from Billboard Live International (BLI), in which Asia Net Media holds controlling interest through a fully-owned subsidiary, are Rs. 5.32 crore ($1.19 million) and, as of March 31, 2002, the amount due is Rs. 1.84 crore ($0.38 million).

4.5 CiDRA Corporation, USA

    During the previous year, Infosys invested an amount of Rs. 13.40 crore ($3.00 million) in CiDRA Corporation, USA towards issue of 33,333 fully paid Series D Convertible Preferred Stock, par value of $0.01 each, at $90 per share. CiDRA is a developer of photonic devices for high-precision wavelength management and control for next-generation optical networks.

    Infosys' cumulative billings from CiDRA are Rs. 15.68 crore ($3.38 million) and, as of March 31, 2002, the amount due is Rs. 1.19 crore ($0.24 million).

4.6 JASDIC Park Company, Japan

    Infosys invested an amount of Rs. 0.75 crore (Yen 24 million) towards the issue of 480 shares of JASDIC Park Company thereby holding a 12.5% equity stake in it. JASDIC is an Indo-Japanese consortium founded by Mr. Kenichi Ohmae, a well-known management strategist, along with a few Japanese companies and three Indian companies including Infosys. The aim of JASDIC is to provide high-quality software services from India for the Japanese market. This is in line with Infosys' strategy to diversify its geographic client base.

    Infosys' cumulative billings from JASDIC are Rs. 48.75 crore ($10.96 million) and, as of March 31, 2002, the amount due is Rs. 1.11 crore ($0.23 million).

4.7 M-Commerce Ventures Pte. Ltd, Singapore

    During the previous year, Infosys invested an amount of Rs. 1.84 crore (S $0.70 million) in M-Commerce Ventures Pte. Ltd., Singapore (MCV), towards the issue of 70 capital units. Each capital unit represents one ordinary share of S$1 each, issued at par, and nine redeemable preference shares at a par value S $1 each, with a premium of S $1,110 per redeemable preference share. MCV is promoted by the Economic Development Board, Singapore and intends to focus on companies offering mobile portals, personal information management and messaging, bandwidth optimization and other key enablers of m-commerce.

    MCV is an incubation fund in the m-commerce space and Infosys has committed to invest an aggregate amount of S$1.00 million in the fund. As of March 31, 2002, Infosys has an investment of S $0.70 million in MCV. MCV has agreed to position Infosys as a preferred technology partner to its investee companies.

    Mr. Philip Yeo, a non-executive director of Infosys, is the chairman of the board of directors of EDB Investments Pte Ltd (EDBI). EDBI is the fund manager of M-Commerce Ventures Pte Ltd.

4.8 OnMobile Systems Inc., USA

    During the previous year, Infosys invested an amount of Rs. 8.95 crore ($2.00 million) in OnMobile Systems Inc. (formerly Onscan Inc.) towards the issue of 1,00,000 common stock at $0.4348 each, fully paid, par value $0.001 each; 1,00,000 Series A Voting Convertible Preferred Stock at $0.4348 each, fully paid, par value $0.001 each; and 44,00,000 series A Non-voting Convertible Preferred Stock at $0.4348 each, fully paid, par value $0.001 each.

    OnMobile Systems Inc. was incubated by Infosys and the investment was made in the form of transfer of intellectual property rights in Onscan - a web-focused wireless-enabled notification product. The income arising out of the transfer of the product, amounting to Rs. 5.49 crore (net of tax), was disclosed as an extraordinary item in the profit and loss account of the previous year.

    Infosys' cumulative billings from OnMobile Systems Inc. are Rs. 24.76 crore ($5.30 million) and, as of March 31, 2002, the amount due is Rs. 1.41 crore ($0.29 million).

    Mr. S. D. Shibulal, a director of Infosys, is the chairman of the board of OnMobile Systems Inc.

    Mr. S. Gopalakrishnan and Mr. S. D. Shibulal, members of the board of Infosys hold 2,00,000 and 5,00,000 shares, respectively, in OnMobile Systems Inc., acquired at a price of $0.0435 per share. Mr. V. Balakrishnan, Vice President - Finance and Company Secretary, Infosys, holds 1,00,000 stock options in OnMobile Systems Inc. granted at an exercise price of $0.0435 per option.

4.9 Stratify Inc., (formerly PurpleYogi Inc.), USA

    During the previous year, Infosys invested an amount of Rs. 2.33 crore ($0.50 million) in Stratify Inc., (formerly PurpleYogi Inc.), towards the issue of 2,76,243 fully paid Series D Convertible Preferred Stock, par value of $0.001 each, at $1.81 per share. Stratify Inc. is a developer of infrastructure software for information networks that enables intelligent content management and efficient enterprise-wide knowledge management.

4.10 Workadia Inc., USA

    During the current year, Infosys invested an amount of Rs. 10.32 crore ($2.20 million) in Workadia Inc., USA ("Workadia") purchasing 22,00,000 fully paid Series "B" convertible preferred stock, par value of US$0.0002, at US$1.00 each. Workadia provides companies with comprehensive, customizable business intranets through browser accessed hosted portals, and also offers consulting services to help customers select and deploy their intranet applications, content and services.

    Infosys' cumulative billings from Workadia are Rs. 18.07 crore ($3.81 million) and, as of March 31, 2002, the amount due is Rs. 2.78 crore ($0.57 million).

4.11   Other investments

    Infosys invested Rs. 10 and Rs. 10,350 respectively in Software Services Support Education Center Limited and The Saraswat Co-operative Bank Limited, respectively.

4.12   Summary

                                                                            in Rs. crore
                                                                            ------------
     Cumulative investments upto March 31, 2002                                 66.79
     Cumulative billings upto March 31, 2002 from all investee companies       195.67
     Less: Provisions made for investments                                     (22.35)
     Account receivables written-off/provided                                   (6.16)
                                                                               ------
     Net amount                                                                167.16

5.  Deferred tax assets

    The standard on accounting for taxes on income became mandatory effective April 1, 2001. Accordingly, the company recorded deferred tax assets in the book aggregating Rs. 24.22 crore as of March 31, 2002. The deferred tax assets represent timing differences in the financial and tax books arising out of depreciation on assets, investment provisions and provision for sundry debtors.

6.  Sundry debtors

    Sundry debtors amount to Rs. 336.73 crore (net of provision for doubtful debts amounting to Rs. 19.23 crore) as at March 31, 2002, as compared with Rs. 302.37 crore (net of provision for doubtful debts amounting to Rs. 18.17 crore) as at March 31, 2001. These debtors are considered good and realizable. The need for provisions is assessed based on various factors including collectibility of specific dues, risk perceptions of the industry in which the customer operates and general economic factors which could affect the customer's ability to settle. Provisions are generally made for all debtors outstanding for more than 180 days as also for others depending on the management's perception of the risk. Debtors are at 12.93% of revenues for the year ended March 31, 2002, as compared to 15.91% for the previous year, representing an outstanding of 47 days and 58 days of revenues for the respective years. The age profile is as given below:

     As of March 31
     Period in days                                     2002            2001
     --------------                                     ----            ----
     0  - 30                                            69.0%           69.2%
     31 - 60                                            30.0%           26.6%
     61 - 90                                             0.5%            1.7%
     More than 90                                        0.5%            2.5%
                                                       -----           -----
                                                       100.0%          100.0%
                                                       =====           =====

    The movement in provisions for doubtful debts during the year is as follows:

                                                           in Rs. crore
                                                       ---------------------
     Year ended March 31                                2002            2001
     -------------------                               -----           -----
     Opening balance                                   18.17            2.21
     Add: Amount provided during the year              13.09           19.28
     Less: Amount written-off during the year          12.03            3.32
                                                       -----           -----
     Closing balance                                   19.23           18.17
                                                       =====           =====

     Provision for bad and doubtful debts and bad debts written-off as a percentage of revenue are 0.50% and 1.03% in fiscal 2002 and 2001, respectively.

7.  Cash and cash equivalents

                                                                       in Rs. crore.
                                                                   ----------------------
    As of March 31                                                   2002          2001
                                                                   --------      --------
    Cash balances                                                      0.03          0.01
    Bank balances in India
       current accounts                                               12.23          9.63
       deposit accounts                                              551.62        181.89
       EEFC accounts in foreign currency                              10.52          3.17
    Bank balances - overseas
       current accounts                                               50.41         54.00
       deposit accounts                                              147.41        136.36
                                                                   --------      --------
    Total cash and bank balances                                     772.22        385.06
    Add: Deposits with financial institutions/body corporate         254.74        192.68
                                                                   --------      --------
    Total cash and cash equivalents                                1,026.96        577.74
                                                                   ========      ========
    Cash and cash equivalents as a % of total assets                   49.4%         41.6%
    Cash and cash equivalents as a % of revenues                       39.4%         30.4%

    The bank balances in India include both rupee accounts and foreign currency accounts. They also include Rs. 1.12 crore and Rs. 0.48 crore in the unclaimed dividend account for the years ended March 31, 2002 and 2001. The bank balances in overseas deposit accounts represent deposits maintained with State Bank of India, Nassau, New York. The bank balances in overseas current accounts are maintained to meet the expenditure of the overseas branches in the US and other countries, and to meet project-related expenditure overseas.

    The deposit account represents deposits for short tenures and the details are given below:

                                                            in Rs. crore
                                                       ---------------------
    As of March 31                                       2002         2001
    --------------                                     --------     --------
    ABN Amro Bank                                         48.16           --
    Bank of America                                       85.16        20.01
    Citibank N.A                                         100.77        50.63
    Deutsche Bank                                          6.00        50.45
    ICICI Bank Limited                                    48.68           --
    Punjab National Bank                                  96.00           --
    Standard Chartered Bank                               92.48        50.22
    The Bank of Nova Scotia                               64.67         5.16
    UTI Bank Limited                                       9.70         5.42
                                                       --------     --------
    Total                                                551.62       181.89
                                                       ========     ========

8.  Loans and advances

    Advances are primarily towards amounts paid in advance for value and services to be received in future. Unbilled revenues comprise the revenue recognized in relation to efforts incurred on fixed-price and time and material contracts not billed as of the year-end. Advance income tax represents payments made towards tax liability for the years ended March 31, 2002 and 2001, and also refunds due for the previous years. The company's liability towards income tax is fully provided for. The details of advance income tax are given below:

                                                            in Rs. crore
                                                       ---------------------
    As of March 31                                       2002         2001
    --------------                                     --------     --------
    Domestic tax                                          80.71        43.56
    Overseas tax                                         155.54        80.18
                                                       --------     --------
    Total                                                236.25       123.74
                                                       ========     ========

    Loans to employees are made to enable the purchase of assets by employees and to meet any emergency requirements. These increased significantly during the year, due to an increase in the number of employees availing such loans. The details of these loans are given below:

                                                            in Rs. crore
                                                       ---------------------
    As of March 31                                       2002         2001
    --------------                                     --------     --------
    Housing loan                                          47.74        25.85
    Soft loan                                             12.60        10.15
    Vehicle loan                                          18.50        12.47
    Marriage loan                                          1.85         1.24
    Other loans                                            0.83         0.75
                                                       --------     --------
    Total                                                 81.52        50.46
                                                       ========     ========

    During the year, the company provided an amount of Rs. 0.42 crore towards doubtful loans and advances to employees as compared to Rs. 0.07 crore in the previous year.

    Electricity and other deposits represent electricity deposits, telephone deposits, insurance deposits and advances of a similar nature. The rent deposits are towards buildings taken on lease by the company for its software development centers in various cities. These include the deposits paid by the company to house its staff, which amounted to Rs. 3.65 crore for the current year as compared to Rs. 2.55 crore for the previous year.

    The company's treasury policy calls for investing surpluses with highly rated companies, banks and financial institutions for short maturities with a limit on investments in individual entities. Deposits with financial institutions and body corporate represent surplus money deployed in the form of short-term deposits. The details of such deposits are given below:

                                                           in Rs. crore
                                                       ---------------------
    As of March 31                                       2002         2001
    --------------                                     --------     --------
    GE Capital Services India                            100.87        50.58
    Housing Development Finance Corporation Limited      101.10        50.87
    ICICI Limited                                         52.77        50.87
    IDBI Limited                                             --        40.36
                                                       --------     --------
    Total                                                254.74       192.68
                                                       ========     ========

    The above amounts include interest accrued but not due amounting to Rs. 2.74 crore during the year ended March 31, 2002 as compared to Rs. 2.68 crore during the previous year. Mr. Deepak M. Satwalekar, Director, is also a director of HDFC. Prof. Marti G. Subrahmanyam, Director is also a director in ICICI Limited. Mr. N. R. Narayana Murthy, Chairman and Chief Mentor was a director in ICICI Limited until March 27, 2002. Except as directors in these financial institutions, these persons have no direct interest in these transactions.

9.  Current liabilities

    Sundry creditors for goods represent the amount payable to vendors for the supply of goods. Sundry creditors for accrued salaries and benefits include the provision for bonus and incentive payable to the staff and also the company's liability for leave encashment valued on an actuarial basis. The details of the same are as follows:

                                                             in Rs. crore
                                                         ---------------------
    As of March 31                                         2002         2001
    --------------                                       --------     --------
    Accrued salaries payable                                 2.77         3.80
    Accrued bonus and incentive payable to employees        30.71        34.64
    Leave provision - as per actuarial valuation            22.99        18.98
                                                         --------     --------
    Total                                                   56.47        57.42
                                                         ========     ========

    Sundry creditors for other liabilities represent amounts accrued for various other operational expenses. Retention monies represent monies withheld on contractor payments pending final acceptance of their work. Withholding and other taxes payable represent tax withheld on benefits arising out of exercise of stock options issued under the 1998 and 1999 Employee Stock Option Plan by various employees, and also other local taxes payable in various countries on the services rendered by Infosys. All these taxes will be paid in due course. Advances received from clients denote monies received for the delivery of future services. Unclaimed dividends represent dividend paid, but not encashed by shareholders, and are represented by a bank balance of equivalent amount.

10. Unearned revenue

    Unearned revenue as at March 31, 2002 and 2001 consists primarily of advance client billing on fixed-price, fixed-timeframe contracts for which related costs were not yet incurred.

11. Provisions

    Provisions for taxation represent estimated income tax liabilities, both in India and abroad. The details are as follows:

                                                           in Rs. crore
                                                     -----------------------
    As of March 31                                     2002           2001
    --------------                                   --------       --------
    Domestic tax                                        71.36          41.67
    Overseas tax                                       168.21          81.23
                                                     --------       --------
    Total                                              239.57         122.90
                                                     ========       ========

    Tax on dividend denotes taxes payable on final dividend declared for the year ended March 31, 2001. As per the recent Finance Bill presented to the parliament by the Government of India, effective April 1, 2002, no dividend tax is payable on the dividends declared by the company. However, such dividends are taxable in the hands of the receiving shareholders. Proposed dividend represents the final dividend recommended to the shareholders by the board of directors, and will be paid after the Annual General Meeting, upon approval by the shareholders.

    The provision for post-sales client support is towards likely expenses for providing post-sales client support on fixed-price contracts.

B.  Results of operations

1.  Income

                                                                        in Rs. crore
    Year ended March 31                            -------------------------------------------------------
    Particulars                                      2002         %          2001         %       Growth %
    -------------------                            --------     ------     --------     ------    --------
    Software development services and products
    Overseas                                       2,552.47      98.04     1,874.02      98.60      36.20
    Domestic                                          51.12       1.96        26.54       1.40      92.61
                                                   --------     ------     --------     ------     ------
    Total                                          2,603.59     100.00     1,900.56     100.00      36.99
                                                   ========     ======     ========     ======     ======

     The company's revenues are generated principally on fixed-timeframe or time-and-material basis. Revenues from services provided on a time-and-material basis are recognized in the month that services are provided and related costs are incurred. Revenues from fixed-timeframe projects are recognized upon the achievement of specified milestones identified in the related contracts, in accordance with the percentage of completion method. The segmentation of software services is as follows:

    Year ended March 31
    Revenues by project type                          2002           2001
    ------------------------                        --------       --------
    Fixed price                                        31.60%         28.20%
    Time and material                                  68.40%         71.80%
                                                    --------       --------
    Total                                             100.00%        100.00%
                                                    ========       ========

    The company's revenues are also segmented into onsite and offshore revenues. Onsite revenues are those services which are performed at client sites as part of software projects, while offshore services are those services which are performed at the company's software development centers located in India. The details of software services and products are as follows:

    Year ended March 31
    Revenues by location                              2002           2001
    --------------------                             -------        -------
    Onsite                                             50.80%         51.50%
    Offshore                                           49.20%         48.50%
                                                     -------        -------
    Total                                             100.00%        100.00%
                                                     =======        =======

    The services performed onsite typically generate higher revenues per-capita, but at lower gross margins than the same quantum of services performed at the company's own facilities. Therefore, any increase in the onsite effort puts pressure on the margins of the company. The details are as follows:

Year ended March 31
-------------------
Person-months (%)                                                       2002          2001
-------------------                                                   --------      --------
Onsite                                                                  30.70%        34.00%
Offshore                                                                69.30%        66.00%
                                                                      --------      --------
Total                                                                  100.00%       100.00%
                                                                      ========      ========

The growth in software development services and product revenues is due to an all-round growth in various segments of the business mix and is mainly due to growth in business volumes. The details of the same are given below:

Year ended March 31                                                   2002            2001
-------------------                                                 ---------       ---------
Income from software development services and products
   ($million)
Onsite                                                                 276.72          213.03
Offshore                                                               268.33          200.82
                                                                    ---------       ---------
Total                                                                  545.05          413.85
                                                                    =========       =========
Person-months
Onsite                                                                 24,173          19,425
Offshore                                                               54,472          37,676
Billed-total                                                           78,645          57,101
Non-billable                                                           29,262          15,799
Training                                                                4,266          11,828
                                                                    ---------       ---------
Total software professionals                                         1,12,173          84,728
Support                                                                12,179           9,691
                                                                    ---------       ---------
Total for the company                                                1,24,352          94,419
                                                                    =========       =========
Increase in billed person-months
Onsite                                                                  4,748           7,842
% change                                                                 24.4%           67.7%
Offshore                                                               16,796          13,618
% change                                                                 44.6%           56.6%
Total                                                                  21,544          21,460
% change                                                                 37.7%           60.2%

Increase in income from software development services and products
   ($million)
Volume variance
Onsite                                                                  52.07           66.74
% change                                                                 24.4%           67.7%
Offshore                                                                89.51           59.36
% change                                                                 44.6%           56.6%
Total volume variance                                                  141.58          126.10
% change                                                                 34.2%           62.0%
Price variance
Onsite                                                                  11.62           47.72
% change                                                                  5.5%           48.4%
Offshore                                                               (22.00)          36.59
% change                                                                (11.0%)          34.9%
Total price variance                                                   (10.38)          84.31
% change                                                                 (2.5%)          41.4%
Total variance
Onsite                                                                  63.69          114.46
% change                                                                 29.9%          116.1%
Offshore                                                                67.51           95.95
% change                                                                 33.6%           91.5%
Total revenue variance                                                 131.20          210.41
% change                                                                 31.7%          103.4%


Details of geographical and business segmentation of revenues are provided in the Risk management report in this Annual Report.

2.   Expenditure

    Year ended March 31                                                              in Rs. crore
    -------------------                                        -------------------------------------------------------
    Particulars                                                  2002         %          2001         %       Growth %
    -------------------                                        --------     ------     --------     ------    --------
    Income from software services and products                 2,603.59     100.00     1,900.56     100.00      36.99
    Software development expenses                              1,224.82      47.04       870.83      45.82      40.65
    Gross profit                                               1,378.77      52.96     1,029.73      54.18      33.90
    Selling and marketing expenses                               129.79       4.99        92.07       4.84      40.97
    General and administration expenses                          211.35       8.12       172.82       9.09      22.29
    Total operating expenses                                   1,565.96      60.15     1,135.72      59.75      37.88
    Operating profit                                           1,037.63      39.85       764.84      40.24      35.67
    Interest                                                         --         --           --         --         --
    Depreciation                                                 160.65       6.17       112.89       5.94      42.31
    Operating profit after interest and depreciation             876.98      33.68       651.95      34.30      34.52
    Other income                                                  66.41       2.55        59.37       3.12      11.86
    Provision for investments                                        --         --        15.29       0.80         --
    Profit before tax and extraordinary item                     943.39      36.23       696.03      36.63      35.54
    Provision for tax                                            135.43       5.20        72.71       3.83      86.26
    Profit after tax before extraordinary item                   807.96      31.03       623.32      32.80      29.62
    Extraordinary item
    - transfer of intellectual property right (net of tax)           --         --         5.49       0.29         --
    Net profit after tax and extraordinary item                  807.96      31.03       628.81      33.09      28.49
                                                               --------     ------     --------     ------     ------

2.1 Software development expenses

    Year ended March 31                                                              in Rs. crore
    -------------------                                        -------------------------------------------------------
    Particulars                                                  2002         %          2001         %       Growth %
    -------------------                                        --------     ------     --------     ------    --------
    Salaries and bonus
       including overseas staff expenses                         976.11      37.49       605.51      31.86      61.20
    Staff welfare                                                  6.14       0.23         7.63       0.40     (19.53)
    Contribution to provident and other funds                     25.63       0.98        31.00       1.63     (17.32)
    Foreign travel expenses                                      113.12       4.34       133.66       7.03     (15.37)
    Consumables                                                    3.22       0.12         5.87       0.31     (45.14)
    Cost of software packages for
       own use                                                    34.44       1.32        31.84       1.67       8.17
       service delivery to clients                                 9.17       0.35         5.70       0.30      60.88
    Computer maintenance                                           7.11       0.27         7.13       0.38      (0.28)
    Communication expenses                                        36.11       1.39        31.47       1.66      14.74
    Consultancy charges                                           10.12       0.39         9.19       0.48      10.12
    Provision for post-sales client support                        3.65       0.14         1.83       0.10      99.45
                                                               --------     ------     --------     ------     ------
    Total software development expenses                        1,224.82      47.04       870.83      45.82      40.65
                                                               ========     ======     ========     ======     ======
    Revenues                                                   2,603.59     100.00      1900.56     100.00      36.99
                                                               --------     ------     --------     ------     ------

    Employee costs consist of salaries paid to employees in India and include overseas staff expenses. The total software professionals person months increased to 112,173 for the year ending March 31, 2002 from 84,728 person months during the previous year. Of this, the onsite and offshore person months are 24,173 and 54,472 for the year ending March 31, 2002 as compared to 19,425 and 37,676 for the previous year. The non-billable and trainees person months increased to 33,528 during the year ending March 31, 2002 from 27,627 person months during the previous year. The company added 907 employees (net) during the year as compared to 4,442 (net) during the previous year.

    The utilization rates of the employees are as below:

    Year ended March 31                                    2002          2001
    -------------------                                   ------        ------
    Including trainees                                    70.10%        67.40%
    Excluding trainees                                    72.90%        78.30%

    The Foreign travel expenses, representing cost of travel abroad for software development constituted approximately 4% and 7% of total revenue for the years ended March 31, 2002 and 2001, respectively.

    Cost of software packages for own use represents the cost of software packages and tools procured for internal use by the company for enhancing the quality of its services and also for meeting the needs of software development. The cost of software packages purchased for own use is approximately 1% and 2% of the revenues for the year ending March 31, 2002 and 2001, respectively. The company's policy is to charge such purchases to the profit and loss accounts in the year of purchase.

    A major part of the company's revenue comes from offshore software development. This involves the large-scale use of satellite connectivity in order to be online with clients. The communication expenses represent approximately 1% and 2% of revenues for the years ended March 31, 2002 and 2001, respectively.

    The company also utilizes outside consultants for part of its software development work. During the year, the company spent Rs. 10.12 crore towards consultancy as compared to Rs. 9.19 crore during the previous year, resulting in an increase of 10.12%. This increase is due to an increase in number of consultants hired during the year. The company uses these consultants mainly to meet mismatch in certain skill-sets that are required in various projects and will continue to use external consultants for some of its project work on a need basis.

    The company provided an amount of Rs. 3.65 crore and Rs. 1.83 crore towards post-sales client support for the year ended March 31, 2002 and 2001, respectively. This represents a provision for post-sales obligations of the company in respect of the outstanding fixed-price projects as at the year-end.

2.2 Selling and marketing expenses

                                                                                  in Rs. crore
    Year ended March 31                                      --------------------------------------------------------
    Particulars                                                2002          %         2001         %         Growth%
    -------------------                                      --------     ------     --------     ------     --------
    Salaries and bonus including overseas staff expenses        61.04       2.34        44.25       2.33        37.94
    Staff welfare                                                0.27       0.01         0.83       0.04       (67.47)
    Contribution to provident and other funds                    0.22       0.01         0.24       0.01        (8.33)
    Foreign travel expenses                                     18.66       0.72        10.72       0.56        74.07
    Consumables                                                  0.02                      --         --           --
    Cost of software packages for own use                        0.58       0.02         0.02         --         2800
    Computer maintenance                                           --         --         0.06         --           --
    Communication expenses                                       0.38       0.01         0.05         --          660
    Traveling and conveyance                                     3.14       0.12         2.35       0.12        33.62
    Rent                                                         4.30       0.17         2.47       0.13        74.09
    Telephone charges                                            3.26       0.13         2.34       0.12        39.32
    Professional charges                                         5.90       0.23         4.78       0.25        23.43
    Printing and stationery                                      1.55       0.06         0.96       0.05        61.46
    Advertisements                                               0.31       0.01         0.73       0.04       (57.53)
    Brand building                                              13.16       0.51        10.52       0.55        25.10
    Office maintenance                                           0.31       0.01         0.77       0.04       (59.74)
    Repairs to plant and machinery                               0.01         --         0.17       0.01       (94.12)
    Power and fuel                                               0.06         --         0.08         --       (25.00)
    Insurance charges                                              --         --         2.33       0.12           --
    Rates and taxes                                              0.33       0.01         0.85       0.04       (61.18)
    Bank charges and commission                                  0.03         --         0.05         --       (40.00)
    Commission charges                                          10.82       0.42         1.79       0.09       504.47
    Marketing expenses                                           4.67       0.18         4.27       0.22         9.37
    Sales promotion expenses                                     0.44       0.02         0.70       0.04       (37.14)
    Other miscellaneous expenses                                 0.33       0.01         0.74       0.04       (55.41)
                                                             --------     ------     --------     ------     --------
    Total selling and marketing expenses                       129.79       4.99        92.07       4.84        40.97
                                                             ========     ======     ========     ======     ========
    Revenues                                                 2,603.59     100.00     1,900.56     100.00        36.99
                                                             --------     ------     --------     ------     --------

    The company incurred Selling and marketing expenses at 4.99% of its revenue during fiscal 2002 as compared to 4.84% during the previous year.

    Employee costs consist of salaries paid to sales and marketing employees and include the bonus payments made to sales personnel. The number of sales and marketing personnel increased from 104 as of March 31, 2001 to 143 as of March 31, 2002 while the number of marketing offices increased from 25 to 28 as of March 31, 2002. Foreign travel expenses, Traveling and conveyance, Telephone expenses and Marketing expenses increased due to the increased levels of business and increase in number of marketing offices and personnel. Cost of software packages for own use represents software procured for internal use by the sales and marketing team. Rent increased due to new office spaces taken in the Netherlands, Singapore and Switzerland. Brand building expenses include expenses incurred for participation in various seminars and exhibitions, both in India and abroad, various sales and marketing events organized by the company and other advertisement and sales promotional expenses. The company added 116 new customers during the year as compared to 122 during the previous year. Commission charges primarily consist of expenses incurred by the Banking Business Unit with regard to agents' fees paid for sourcing business from Asian and African countries. It also includes commission paid for software service revenues derived from some of the European countries and the US. The export revenue from the banking product - FINACLE(TM) during the year, is Rs. 52.66 crore as compared to Rs. 21.09 crore during the previous year.

2.3 General and administration expenses

                                                                                     in Rs. crore
    Year ended March 31                                         -------------------------------------------------------
    Particulars                                                   2002          %         2001         %        Growth%
                                                                --------     ------     --------     ------     -------
    Salaries and bonus including overseas staff expenses           45.48       1.75        26.11       1.37      74.19
    Contribution to provident and other funds                       2.98       0.11         2.22       0.12      34.23
    Foreign travel expenses                                         4.81       0.18         2.84       0.15      69.37
    Traveling and conveyance                                       15.48       0.59        16.06       0.85      (3.61)
    Rent                                                           20.11       0.77        14.48       0.76      38.88
    Telephone charges                                              11.45       0.44        11.68       0.61      (1.97)
    Professional charges                                           16.23       0.62        15.62       0.82       3.91
    Printing and stationery                                         4.75       0.18         5.30       0.28     (10.38)
    Advertisements                                                  2.78       0.11         5.58       0.29     (50.18)
    Office maintenance                                             13.81       0.53        12.07       0.64      14.42
    Repairs to building                                             8.50       0.33         3.95       0.21     115.19
    Repairs to plant and machinery                                  2.48       0.10         2.09       0.11      18.66
    Power and fuel                                                 18.90       0.73        11.71       0.62      61.40
    Insurance charges                                               5.34       0.21         2.84       0.15      88.03
    Rates and taxes                                                 3.93       0.15         0.97       0.05     305.15
    Donations                                                       5.12       0.20         7.22       0.38     (29.09)
    Auditors remuneration                                           0.25       0.01         0.22       0.01      13.64
    Bad debts written-off                                             --         --         0.28       0.01         --
    Provision for bad and doubtful debts                           13.09       0.50        19.28       1.01     (32.11)
    Provision for doubtful loans and advances                       0.42       0.02         0.07         --     500.00
    Bank charges and commission                                     0.68       0.03         0.54       0.03      25.93
    Freight charges                                                 0.52       0.02         0.56       0.03      (7.14)
    Professional membership and  seminar participation fees         2.20       0.08         2.17       0.11       1.38
    Commission to non-wholetime directors                           0.98       0.04         0.59       0.03      66.10
    Transaction processing fee and filing fees                      4.78       0.18         1.53       0.08     212.42
    Other miscellaneous expenses                                    1.16       0.04         1.87       0.10     (37.97)
    Postage and courier                                             3.23       0.12         2.28       0.12      41.67
    Books and periodicals                                           1.14       0.04         1.69       0.09     (32.54)
    Research grants                                                 0.75       0.03         1.00       0.05     (25.00)
                                                                --------     ------     --------     ------     ------
    Total general and administration expenses                     211.35       8.12       172.82       9.09      22.29
                                                                ========     ======     ========     ======     ======
    Revenues                                                    2,603.59     100.00     1,900.56     100.00      36.99
                                                                --------     ------     --------     ------     ------

    The company incurred General and administration expenses amounting to 8.12% of its total revenue during fiscal 2002 as compared to 9.09% during the previous year.

    Employee costs consist of salaries in India including overseas staff expenses paid to general and administration employees. The number of administration personnel increased from 859 as of March 31, 2001 to 874 as of March 31, 2002.

    Rent expenses increased by approximately 39% during the year due to additional office properties leased during the year and increases in rentals of certain properties previously taken on lease. Professional charges increased by approximately 4%, due to increased globalization of the business. These charges include fees paid for availing services such as tax consultancy, US GAAP audit, and recruitment and training. Advertisement expense decreased by 50% due to decrease in advertisements for recruitment purposes both in India and abroad. Provision for bad and doubtful debts decreased from Rs. 19.28 crore during the previous year to Rs. 13.09 crore during the current year. The company management evaluates all customer dues to the company for collectibility and makes adequate provisions, wherever necessary. The company normally provides for all debtors' dues outstanding for 180 days or longer. The need for provisions is assessed based on various factors including collectibility of specific dues, risk perceptions of the industry in which the customer operates, and general economic factors which could affect the customer's ability to settle. Provision for bad and doubtful debts and Bad debts written-off as a percentage of revenue are 0.50% and 1.03% in fiscal 2002 and 2001, respectively.

    The Transaction processing fee and filing fees represent processing fees paid for overseas residence permits and also processing fees to obtain immediate cash payment from one of the customers. The increase in all other expenses is primarily due to an increased level of business.

3.  Operating profits

    During the current year, the company earned an operating profit (profit before interest, depreciation and tax) of Rs. 1,037.63 crore representing 39.85% of total revenues as compared to Rs. 764.84 crore, representing 40.24% of total revenues during the previous year.

4.  Interest

    The company continued to be debt-free during the current year.

5.  Depreciation

    The company provided a sum of Rs. 160.65 crore and Rs. 112.89 crore towards depreciation for the years ended March 31, 2002 and 2001, representing 6.17% and 5.94% of total revenues, respectively. The depreciation for the years ended March 31, 2002 and 2001 includes an amount of Rs. 21.17 crore and Rs.
    34.99 crore, respectively, towards 100% depreciation on assets costing less than Rs. 5,000 each. The depreciation as a percentage of average gross block is 20.18% and 24.67% for the years ended March 31, 2002 and 2001, respectively.

    Depreciation charge includes an amount of Rs. 0.46 crore and Rs. 2.14 crore towards depreciation provided, in full, on assets acquired for research and development activities for the years ended March 31, 2002 and 2001, respectively.

6.  Other income

    Other income includes interest received on deposits with banks and other financial institutions, exchange differences and other miscellaneous income. The average yield on the deposits earned by the company is given below:

                                                                         in Rs. crore
                                                                      ------------------
    Year ended March 31                                                2002        2001
    -------------------                                               ------      ------
    Average cash and cash equivalents                                 802.35      543.06
    Interest received including exchange variation on FC deposits      57.88       58.64
    Average yield                                                       7.21%      10.80%

    The decrease in yield is primarily due to a reduction in general interest rates in the economy.

7.  Provision for investment

    During the previous year, two of the investee companies, EC Cubed Inc. and Alpha Thinx Mobile Phone Services AG, filed for liquidation. Pending the conclusion of liquidation proceedings, the company has provided Rs. 15.29 crore towards the entire amount of these investments.

8.  Provision for tax

    The company has provided for its tax liability both in India and overseas. The present Indian corporate tax rate is 35.70% (comprising a base rate of 35% and a surcharge of 2% on the base rate). Export profits are entitled to benefit under two schemes of the Government of India. Under the first scheme (Section 80HHE of the Income Tax Act), a proportion of the profits of the company attributable to export activities is deductible from the income subject to tax. Such deductions are being phased out equally over a period of five years starting fiscal 2000. Under the second scheme, the profits attributable to the operations of the company under the 100% export oriented unit scheme - Software Technology Park (STP) scheme - are entitled to a tax holiday for a consecutive period of 10 years from the financial year in which the unit started producing computer software or March 31, 2000, whichever is earlier. For the year ended March 31, 2002, approximately 96% of software revenues came from software development centers operating under the Software Technology Park scheme.

    The Government of India recently introduced the Finance Bill in the parliament. As per the provisions of the bill, 10% of the profits earned by units operating under the STP scheme will be taxed at the regular rates of taxation during the financial year 2002-03. The details of the operationalization of various software development centers and the year upto which the exemption under the Software Technology Park Scheme is available are provided below:

    Location of the STP                              Year of        Exemption         Exemption
    -------------------                            commencement    claimed from    available up to
                                                   ------------    ------------    ---------------
    Electronics City, Bangalore                     1994-1995       1996-1997         2003-2004
    Mangalore                                       1995-1996       1998-1999         2004-2005
    Pune                                            1996-1997       1998-1999         2005-2006
    Bhubaneswar                                     1996-1997       1998-1999         2005-2006
    Chennai                                         1996-1997       1998-1999         2005-2006
    Bannerghatta Road, Bangalore                    1997-1998       1998-1999         2006-2007
    Phase I, Electronics City, Bangalore            1998-1999       1998-1999         2007-2008
    Phase II, Electronics City, Bangalore           1999-2000       1999-2000         2008-2009
    Hinjewadi, Pune                                 1999-2000       1999-2000         2008-2009
    Mysore                                          1999-2000       1999-2000         2008-2009
    Hyderabad                                       1999-2000       1999-2000         2008-2009
    Mohali                                          1999-2000       1999-2000         2008-2009
    Sholinganallur, Chennai                         2000-2001       2000-2001         2008-2009
    Konark, Bhubaneswar                             2000-2001       2000-2001         2008-2009
    Mangala, Mangalore                              2000-2001       2000-2001         2008-2009

    The company has provided a sum of Rs. 1.40 crore during the year ended March 31, 2001, in respect of tax liabilities of earlier years, consequent to the finalization of the tax assessments. The additional liability has arisen due to certain disallowances in India which are contested in appeal, and additional payments overseas.

    The company pays taxes in the various countries in which it operates on the income that is sourced to those countries. The details of provision for taxes are as follows:

                                                         in Rs. crore
    Year ended March 31                             ------------------------
    Particulars                                       2002            2001
    -------------------                             --------        --------
    Overseas tax                                      112.19           48.31
    Domestic tax                                       31.00           23.00
                                                    --------        --------
                                                      143.19           71.31
    Deferred taxes                                     (7.76)             --
    Prior year taxes                                      --            1.40
                                                    --------        --------
    Total tax                                         135.43           72.71
                                                    ========        ========

9.  Net profit

    The net profit of the company from ordinary activities amounted to Rs.
    807.96 crore and Rs. 623.32 crore for the years ended March 31, 2002 and 2001, respectively. This represents 31.03% and 32.80% of total revenue for the respective years. Excluding other income of Rs. 66.41 crore (2.55% of revenues) in the current year as compared to Rs. 59.37 crore (3.12% of revenues) in the previous year, the net profit would have been Rs. 741.55 crore (28.48% of revenues) in the current year as compared to Rs. 563.95 crore (29.67% of revenues) in the previous year.

10. Extraordinary item

    Infosys announced an incubation scheme for its employees to launch their own ventures while continuing to derive benefits from a close association with the company. Infosys launched Yantra in 1996 under this scheme, which is in the e-fulfillment space. Infosys had piloted another such venture - OnMobile Systems Inc. (formerly Onscan Inc.), which is in the wireless space. During the previous year, the company transferred its intellectual property rights in the Onscan product - a web-enabled notification product to OnMobile Systems Inc. The product was transferred for a gross consideration of Rs.
    8.93 crore (US$ 2 million), received in the form of equity, preferred voting and preferred non-voting securities of OnMobile Systems Inc. The income from the transfer of Rs. 5.49 crore (net of tax) is disclosed as an extraordinary item in the profit and loss account.

11. Liquidity

    The growth of the company has been financed largely through cash generated from operations and, to a lesser extent, from the proceeds of equity issues and borrowings. As of March 31, 2002, the company had cash and cash equivalents of Rs.1,026.96 crore. The cash and cash equivalents increased by Rs. 449.22 crore during the year despite a spending of Rs. 322.74 crore towards creating physical and technology infrastructure. The company's treasury policy calls for investing only in highly rated banks, financial institutions and companies for short maturities with a limit for individual entities. The company retains the money both in rupee and foreign currency accounts. The bank balances in overseas accounts are maintained to meet the expenditure of the overseas branches in the U.S. and other countries, and to meet project-related expenditure overseas.

    The company's policy is to pay dividend upto 20% of the after-tax profits of the company. The pay-out ratio of the company during the year ending March 31, 2002, 2001 and 2000 are 17.01%, 12.01% and 11.55%, respectively.

    The company's policy is to maintain sufficient cash in the balance sheet to meet the following objectives:

    -   To fund the ongoing capex requirements to meet its growth objectives;

    - To fund the operational expenses and other strategic initiatives for the next one year; and

    -   To maintain business continuance in case of exigencies.

    The company's policy is to earn a minimum return of twice the cost of capital on average capital employed and thrice the cost of capital on average invested capital. The current estimated cost of capital is 17.17%. At present, the company earns 54.37% return on average capital employed and 83.10% return on average invested capital. The company aims at maintaining sufficient cash balances to meet its strategic objectives and at the same time maintaining adequate returns on its investments.

12. Stock option plans

12.1 1994 Employee Stock Offer Plan

    The company instituted an Employee Stock Offer Plan (ESOP) in 1994 for all eligible employees. Under the plan, warrants were transferred to employees deemed eligible by the advisory board constituted for the purpose. Accordingly, 60,00,000 warrants (as adjusted for the 1:1 bonus issue in October 1997 and March 1999 and 2-for-1 stock split in February 2000) were issued by the company to the Infosys Technologies Limited Employees Welfare Trust, to be held in trust and transferred to selected employees from time to time. Warrants were issued at Rs. 0.50 each and entitled the holder thereof to apply for and be issued one equity share of par value of Rs. 5 each at a price of Rs. 50, after a period of five years from the date of issue. The warrants and the shares to be issued were subject to a lock-in period of five years from the date of issue. The warrants expire on September 30, 1999, and are convertible before their expiration. All warrants were converted into shares.

    Under the ESOP scheme, the warrant holders are entitled to convert the warrants before any bonus or rights issue. The company issued bonus shares in the ratio of 1:1 during October 1997 and March 1999. Accordingly, the warrant holders, including the Trust and the employees, were given an option to convert their warrants, and all warrants were converted into shares. They were also issued bonus shares, being holders of shares as on the record date. The company effected a stock-split (i.e., a subdivision of every equity share of par value of Rs. 10 each into two equity shares of par value of Rs. 5 each) in February 2000. The number of warrants issued and shares outstanding, after adjusting for the 2-for-1 stock split in fiscal 2000, is given below:

                                     Warrants subject to lock-in                       Right to shares
                    -------------------------------------------------------------   -----------------------
                                                  Shares issued     Bonus shares
                                  Warrants        on conversion      issued on                     Shares
                                transferred to     of warrants,      converted                   offered to
    Year ended        No. of      employees        subject to      warrants, free    No. of       employees
    March 31        employees       (Net)            lock-in        from lock-in    employees       (Net)
    ----------      ---------   --------------    -------------    --------------   ---------    ----------
    1998                 314       4,53,400          4,53,400          4,53,400           --             --
    1999                 966       7,22,400          7,22,400          7,22,400          499       2,95,400
    2000                  --             --                --                --           13         26,000
                     -------      ---------         ---------         ---------      -------      ---------
    Total              1,051      11,75,800         11,75,800         11,75,800          512       3,21,400
                     =======      =========         =========         =========      =======      =========

    By November 2001, the lock-in period ended in respect of 1,91,400 shares of par value of Rs. 5 each, held by 144 employees for warrants issued in August 1996. Employees hold 11,75,800 shares of par value of Rs. 5 each subject to lock-in and 3,21,400 rights to shares of par value of Rs. 5 each, as at March 31, 2002. 1,498 employees hold shares/rights to shares as of March
    31, 2002, after netting the employees who have received shares/rights to shares in several years.

    Details of net warrants/rights to shares issued to employees

                                Warrants/rights              Warrants/rights
                               to shares issued            to shares forfeited
                            ------------------------      ----------------------
                              No. of        No. of         No. of        No. of
    Year ended March 31     employees       shares        employees      shares*
    -------------------     ---------      ---------      ---------     --------
    1995                          106       2,88,200            32        75,600
    1996                          144       3,16,000            42        72,800
    1997                          193       2,49,200            49        57,800
    1998                          368       5,40,800            54        87,400
    1999                        1,750      11,56,200           285      1,38,400
    2000                           14         30,000             1         4,000

    * 1,41,800 shares/rights to shares forfeited after the bonus issue are included in the respective years.

    Warrants originally allotted to ITL Employees' Welfare Trust                                                  7,50,000
    Less: Net warrants issued to eligible employees before bonus issue in October 1997                            3,76,400
    Warrants held by Trust immediately before bonus issue in October 1997 and converted to shares                 3,73,600
    Add: Bonus shares allotted to the Trust in October 1997                                                       3,73,600
    Shares held by the Trust immediately after bonus issue in October 1997                                        7,47,200
    Add: Shares surrendered to the Trust after bonus issue in October 1997                                          26,500
    Less: Net rights to shares issued to eligible employees before bonus issue in March 1999                      6,64,300
    Shares held by the Trust immediately before bonus issue in March 1999                                         1,09,400
    Add: Bonus shares allotted to the Trust in March 1999                                                         1,09,400
    Shares held by the Trust immediately after bonus issue in March 1999                                          2,18,800
    Less: Net rights to shares issued to eligible employees after bonus issue in March 1999                       1,64,000
    Add: Shares surrendered to the Trust after the bonus issue in March 1999                                        13,000
    Add: Rights to shares surrendered to the Trust after the bonus issue in March 1999                              31,400
    Less: Net rights to shares issued to eligible employees in June 1999                                            15,000
    Shares held by the Trust immediately before stock-split (i.e., the subdivision of equity
      shares of par value of Rs. 10 each into 2 equity shares of par value of Rs. 5 each) in February 2000          84,200
    Add: Additional shares of par value of Rs. 5 per share allotted to the Trust in February 2000                   84,200
    Shares held by the Trust immediately after the split of face value to Rs. 5 per share (in February 2000)      1,68,400
    Shares held by the Trust as of March 31, 2000                                                                 1,68,400
    Add: Shares surrendered to the Trust during the year 2000-01                                                    79,200
    Add: Rights to shares surrendered to the Trust during the year 2000-01                                          10,600
    Less: Rights to shares exercised by legal heirs of employees who died while in service                             800
    Shares held by the Trust as on March 31, 2001                                                                 2,57,400
    Add: Shares surrendered to the Trust during the year 2001-02                                                    54,000
    Add: Rights to shares surrendered to the Trust during the year 2001-02                                           8,600
    Shares held by the Trust as on March 31, 2002                                                                 3,20,000

    Details of shares of par value of Rs. 5 each held by employees under the Employee Stock Offer Plan (ESOP) 1994 subject to lock-in are given in the table below.

                                    2002                        2001
                           -----------------------     -----------------------
                            No. of        No. of        No. of        No. of
    Period of lock in       shares       employees      shares       employees
    -----------------      --------      ---------     --------      ---------
    2-3 years                    --            --      7,50,200           994
    1-2 years              7,22,400           966      4,79,600           329
    0-1 years              4,53,400           314      1,91,400           144

    Currently, 1,498 employees hold shares under the 1994 Stock Offer Plan. As on March 31, 2002, 512 employees hold rights to 3,21,400 shares of par value of Rs. 5 each, which are subject to a lock-in of 2-3 years. In the event of an employee leaving Infosys before the vesting period, the shares under lock-in are transferred to the Infosys Technologies Ltd. (ITL) Employees Welfare Trust. As on March 31, 2002, the ITL Employees Welfare Trust holds 3,20,000 shares of par value of Rs. 5 each.

12.2 1998 Employee Stock Option plan (1998 plan)

    One of the objectives of the American Depositary Share (ADS) issue and the consequent listing on the NASDAQ stock exchange was to institute an ADS-linked stock option plan to attract the best and the brightest from across the world. The necessary resolutions authorizing the board to formulate the scheme were approved by the shareholders in the Extraordinary General Meeting held on January 6, 1999. Accordingly, the directors had put in place an ADS-linked stock option plan termed as the "1998 Stock Option Plan". The compensation committee of the board administers the 1998 plan. The Government of India has approved the 1998 plan, subject to a limit of 14,70,000 equity shares of par value of Rs. 5 each representing 29,40,000 ADSs to be issued under the plan. The plan is effective for a period of 10 years from the date of its adoption by the board. The compensation committee of the board shall determine the exercise price for the ADS-linked stock option, which will not be less than 90% of the fair market value on the date of grant.

    The details of the grants made (adjusted for stock-split, as applicable) under the plan are provided below:

                                      Options granted                    Options forfeited
                           -----------------------------------------   ----------------------
                             No. of         No. of    Grant price at    No. of        No. of
    Month of grant         employees*        ADSs     market per ADS   employees       ADSs
    --------------         ----------      --------   --------------   ---------     --------
    2001
    Apr                           10         22,100      $  71.45             5        16,920
    May                           32         35,000      $  73.50             3        20,340
    Jun                           17         40,700      $  70.70             3        10,960
    Jul                           27         33,200      $  56.89             2         2,900
    Aug                           27         43,000      $  61.50             2         6,520
    Sep                            8         10,200      $  48.00             3         4,000
    Sep (annual grant)           277       4,18,500      $  39.00            --            --
    Oct                            9         21,000      $  36.04             5        31,900
    Oct                           91       1,43,550      $  49.33            --            --
    Nov                            9         25,400      $  49.50             3        11,340
    Dec                           11         38,200      $  63.49             2         4,200
    2002
    Jan                            3          8,500      $  74.91             6        23,206
    Feb                           10         33,900      $  58.90             4        10,440
    Mar                            5         35,250      $  69.40             3        12,820
                            --------       --------                    --------      --------
    Total                        536*      9,08,500                          41      1,55,546
                            ========       ========                    ========      ========

--------------
    *Includes 62 employees who were granted ADS options twice. Therefore, the effective number of employees granted options is 474.

    During the year, 55,966 options issued under the 1998 plan were exercised and the remaining ADS options unexercised and outstanding as at March 31, 2002 were 22,62,494.

    Details of the number of ADSs options granted and exercised are given below.

                      Granted                   Exercised             Balance
              ------------------------    ---------------------      ---------
               No. of                      No. of
    Year      employees     ADSs (net)    employees      ADSs          ADSs
    ----      ---------     ----------    ---------     -------      ---------
    1999            29       3,81,000           32       90,700       2,90,300
    2000            58       2,41,300            5        1,500       2,39,800
    2001           705       8,48,774           --           --       8,48,774
    2002           476       8,83,620           --           --       8,83,620
                            ---------                    ------      ---------
    Total                   23,54,694                    92,200      22,62,494
                            =========                    ======      =========

12.3 1999 Employee Stock Option Plan (1999 plan)

    The shareholders approved the 1999 plan in June 1999. The 1999 plan provides for the issue of 66,00,000 equity shares to employees, adjusted for the stock split. The 1999 plan is administered by a compensation committee of the board comprising of five members, all of whom are independent directors on the board of directors. Under the 1999 plan, options were issued to employees at an exercise price not less than the fair market value. Fair market value means the closing price of the company's shares on the stock exchange where there is the highest trading volume on the date of grant and if the shares are not traded on that day, the closing price on the next trading day. Under the 1999 plan, options may also be granted to employees at exercise prices that are less than the fair market value only if specifically approved by the members of the company in a general meeting.

    The details of the grants made (adjusted for stock-split, as applicable) under the plan are provided below:

                           Options granted                           Options forfeited
                       ------------------------                    ----------------------
                         No. of         No. of     Grant price      No. of        No. of
    Month of grant     employees*      options         Rs.         employees      options
    --------------     ----------      --------    -----------     ---------     --------
    2001
    Apr                       92         27,050      3,828.05            40        10,490
    Apr                        8#        31,000      3,215.60            --            --
    May                    3,040       3,61,400      3,902.50            84        15,330
    Jun                      152         26,800      3,807.90           138        22,170
    Jul                      299         42,450      3,502.50           136        31,150
    Aug                      167         29,900      3,616.85            88        22,140
    Sep                      345         51,050      3,473.05            38         5,230
    Sep                    2,183       8,83,170      2,579.75            --            --
    Oct                       35         13,450      2,426.50            42        14,350
    Oct                      985       4,60,430      3,016.75            --            --
    Nov                       52         20,150      2,965.20            31         9,480
    Dec                       77         32,750      4,406.45            49         8,620
    2002
    Jan                       59         24,650      4,436.10            44        13,890
    Feb                       58         26,700      3,745.50            30         5,550
    Mar                       39         19,550      4,189.85            20        17,235
                           ------      ---------                        ---      --------
    Total                  7,591*      20,50,500                        740      1,75,635
                           ======      =========                        ===      ========

--------------
    * Includes 1,520 employees who were granted options twice. Therefore, the effective number of employees granted options is 6,063.

    # Are external directors

    During the year, 30 options issued under the 1999 plan were exercised and the remaining options unexercised and outstanding as at March 31, 2002 were 46,68,815.

    Details of number of options issued under the 1999 plan are given below.

                      Granted                   Exercised             Balance
              -------------------------   ---------------------      ---------
                No. of        No. of       No. of       No. of        No. of
    Year      employees    shares (net)   employees     shares        shares
    -----     ---------    ------------   ---------     -------      ---------
    2000         1,124       9,12,800           22        1,230       9,11,570
    2001         8,206      17,55,700           --           --      17,55,700
    2002         5,862      20,01,545           --           --      20,01,545
                            ---------                     -----      ---------
    Total                   46,70,045                     1,230      46,68,815
                            =========                     =====      =========

    The total number of existing employees offered stock options under 1994, 1998 and 1999 plans is 10,676.

12.4 Employee stock compensation under SFAS 123

    Statement of Financial Accounting Standards 123, Accounting for Stock Based Compensation, requires the proforma disclosure of the impact of the fair value method of accounting for employee stock valuation in the financial statements. The fair value of a stock option is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividends on it, and the risk-free interest rate over the expected life of the option. Applying the fair value based method defined in SFAS 123, the impact on the reported net profit and basic earnings per share would be as follows:

                                                               in Rs. crore
                                                          ----------------------
     Year ended March 31                                   2002            2001
     -------------------                                  ------          ------
     Net profit:                   As reported            807.96          628.81
                                   Adjusted proforma      524.87          481.17
     Basic earnings per share:     As reported            122.12           95.06
                                   Adjusted proforma       79.33           72.74

12.5 Employee stock option plan under SEBI guidelines.

    The Securities and Exchange Board of India (SEBI) had earlier issued the (Employee Stock Option Scheme and Employee Stock Purchase Scheme) Guidelines, 1999 which is effective for all stock option schemes established after June 19, 1999. In accordance with these guidelines, the excess of the market price of the underlying equity shares as of the date of the grant of the option over the exercise price of the option, including up-front payments, if any, is to be recognized and amortized on a straight line basis over the vesting period. The company's 1994 stock option plan was established prior to SEBI guidelines on stock options. Had the stock compensation costs for this stock option plan been determined as per the guidelines issued by SEBI, the company's reported net profit would be as follows:

                                                              in Rs. crore
                                                          --------------------
     Year ended March 31                                   2002          2001
     -------------------                                  ------        ------
     Net profit:                   As reported            807.96        628.81
                                   Adjusted proforma      784.04        605.55
     Basic earnings per share:     As reported            122.12         95.06
                                   Adjusted proforma      118.52         91.54

13. Reconciliation of Indian and US GAAP financial statements

    There are differences between the US GAAP and the Indian GAAP financial statements. The material differences arise due to the provision for deferred taxes and provision for deferred compensation due to the issue of stock options to employees. The reconciliation of profits as per the Indian and the US GAAP financial statements is given below.

                                                                         in Rs. crore
                                                                   -----------------------
    Year ended March 31                                              2002           2001
    -------------------                                            --------       --------
    Net profit as per Indian GAAP                                    807.96         628.81
    Less: Amortization of deferred stock compensation expense        (23.92)        (23.26)
        Provision for e-inventing the company                            --          (0.40)
        Transfer of intellectual property rights                         --          (5.63)
    Add: Deferred taxes                                                1.78           3.52
        Provision for retirement benefits to employees                   --           3.39
                                                                     ------         ------
    Net income as per the US GAAP financial statements               785.82         606.43
                                                                     ======         ======

    Amortization of deferred stock compensation

    The Accounting Principles Board Opinion No. 25 of US GAAP requires the accounting of deferred stock compensation on issue of stock options to employees, being the difference between the exercise price and the fair value as determined by the quoted market prices of the common stock on the grant date. In complying with this requirement, Infosys has charged to revenue under US GAAP an amount of Rs. 23.92 crore and Rs. 23.26 crore for the year ended March 31, 2002 and 2001 respectively, as deferred stock compensation.

    Provision for e-inventing the company

    The company had made a provision towards e-inventing under Indian GAAP. The expenses incurred towards e-inventing the company were set off against the provision in the Indian GAAP financial statements. Under US GAAP, this amount was charged to the income statement.

    Provision for retirement benefits

    The provision for gratuity represents the valuation performed in accordance with US GAAP.

    Transfer of intellectual property rights

    The amount relates to the transfer of intellectual property rights to OnMobile Systems Inc. (formerly Onscan Inc.), USA.

    Deferred income tax provision

    US GAAP mandates that the tax element arising on timing differences in amortizing various assets and liabilities as per tax books and financial statements be accounted as deferred taxation and appropriate treatment be made in the income statement. There is no such requirement under Indian GAAP until March 31, 2001. However, effective April 1, 2001, the standard on accounting for taxes on income has become mandatory in India and, hence, deferred taxes have been accounted under Indian GAAP also. The difference in deferred tax provision under Indian GAAP and US GAAP during the current year basically arises due to the accounting for transfer of intellectual property rights to OnMobile Systems Inc. (formerly Onscan Inc, USA).

C.  Outlook: issues and risks

    These have been discussed in detail in the Risk management report in this Annual Report.

Auditors' report

To
The members,
Infosys Technologies Limited

We have audited the attached Balance Sheet of Infosys Technologies Limited (the Company) as at March 31, 2002 and the Profit and Loss Account of the Company for the year ended on that date, annexed thereto, and report that:

1 As required by the Manufacturing and Other Companies (Auditor's Report) Order, 1988, issued by the Company Law Board in terms of Section 227(4A) of the Companies Act, 1956, we enclose in the Annexure a statement on the matters specified in paragraphs 4 and 5 of the said Order.

2   Further to our comments in the Annexure referred to in paragraph 1 above:

    (a) we have obtained all the information and explanations which to the best of our knowledge and belief were necessary for the purpose of our audit;

    (b) in our opinion, proper books of account as required by law have been kept by the Company so far as appears from our examination of these books;

    (c) the Balance Sheet and Profit and Loss Account dealt with by this report are in agreement with the books of account;

    (d) in our opinion, the Balance Sheet and Profit and Loss Accounts dealt with by this report are prepared in compliance with the accounting standards referred to in Section 211(3C) of the Companies Act, 1956, to the extent applicable;

    (e) on the basis of the written representations received from the directors of the Company, and taken on record by the board of directors, we report that none of the directors is disqualified as at March 31, 2002 from being appointed as a director in terms of Section 274(1)(g) of the Companies Act, 1956; and

    (f) in our opinion, and to the best of our information and according to the explanations given to us, the said accounts give the information required by the Companies Act, 1956, in the manner so required and give a true and fair view:

        (i) in the case of the Balance Sheet, of the state of affairs of the Company as at March 31, 2002; and

        (ii) in the case of the Profit and Loss Account, of the profit for the year ended on that date.


                                             for Bharat S Raut & Co.
                                             Chartered Accountants


                                             /s/ S. BALASUBRAHMANYAM

Bangalore                                    S. Balasubrahmanyam
April 10, 2002                               Partner

Annexure to the auditors' report

The Annexure referred to in paragraph 1 of the auditors' report to the members of Infosys Technologies Limited (the Company) for the year ended March 31, 2002. We report that:

The matters contained in sub paragraph 4(A)(xx), 4(B)(ii), 4(C) and 4(D) of the Manufacturing and Other Companies (Auditor's Report) Order, 1988, are not applicable to the Company.

Internal controls

1. In our opinion and according to the information and explanations given to us, having regard to the explanations that certain items purchased are of a special nature in respect of which suitable alternative sources do not exist for obtaining comparative quotations, there are adequate internal control procedures commensurate with the size of the Company and the nature of its business for the purchase of computer hardware and software, consumables, plant and machinery, equipment and other assets. The activities of the Company do not involve the sale of goods.

2. In our opinion and according to the information and explanations given to us, in respect of the service activities, the Company, commensurate with the size and the nature of its business, has a reasonable system of:

    -   allocating man-hours utilised to relative projects; and

    - authorisation at proper levels and control over the allocation of labor costs to relative projects.

3. In our opinion, the Company has an internal audit system, commensurate with its size and the nature of its business.

Fixed assets

4. The Company has maintained proper records of fixed assets showing full particulars, including quantitative details and location. The Company has a regular programme of physical verification of its fixed assets which, in our opinion, is reasonable having regard to the size of the Company and the nature of its assets. In accordance with this programme, certain fixed assets were physically verified by Management during the year and no material discrepancies were identified on such verification.

5.  None of the fixed assets were revalued during the year.

Inventories

6. The Company has not maintained any inventories during the year and consequently, paragraphs 4(A)(iii) to 4(A)(vi), 4(A)(xii), 4(A)(xiv) and 4(A)(xvi) of the Manufacturing and Other Companies (Auditor's Report) Order, 1988, are not applicable in relation to its activities.

Loans and advances

7. The parties to whom loans or advances in the nature of loans were given by the Company are regular in repaying the principal amounts as stipulated and interest where applicable.

8. The Company has not taken any loans, secured or unsecured, from companies, firms, or other parties listed in the register maintained under Section 301 of the Companies Act, 1956, or from companies under the same management as defined under Section 370(1B) of the Companies Act, 1956, the rate of interest and other terms and conditions of which are, prima facie, prejudicial to the interests of the Company.

9. The Company has not granted any loans, secured or unsecured, to companies, firms, or other parties listed in the register maintained under Section 301 of the Companies Act, 1956, or to companies under the same management as defined under Section 370(1B) of the Companies Act, 1956, the rate of interest and other terms and conditions of which are, prima facie, prejudicial to the interests of the Company.

Transactions with parties under Section 301 of the Companies Act, 1956

10. In our opinion, and according to the information and explanations given to us, the transactions for the purchase of goods and materials and sale of goods, materials and services made in pursuance of contracts or arrangements entered in the register maintained under Section 301 of the Companies Act, 1956, and aggregating during the year to Rs. 50,000 or more in respect of each party, have been made at prices which are reasonable having regard to prevailing market prices as available with the Company for such goods, materials or services or the prices at which transactions for similar goods, materials or services have been made with the other parties.

Fixed deposits

11. The Company has not accepted any deposits from the public and consequently the provisions of Section 58A of the Companies Act, 1956, and the rules framed thereunder are not applicable.

Staff welfare

12. Provident Fund dues were regularly deposited during the year with the appropriate authorities. The provisions of the Employees' State Insurance Act, 1948 are not applicable to the Company.

13. On the basis of the examination of the books of account carried out by us in accordance with generally accepted auditing practices and according to the information and explanations given to us, no personal expenses of employees or directors were charged to the profit and loss account, other than those payable under contractual obligations or in accordance with generally accepted business practice.

Taxation

14. According to the information and explanations given to us, there are no undisputed amounts payable in respect of income tax, wealth tax, sales tax, customs duty and excise duty that were outstanding as at March 31, 2002 for a period of more than six months from the dates that they became payable.


                                             for Bharat S Raut & Co.
                                             Chartered Accountants



                                             /s/ S. BALASUBRAHMANYAM

Bangalore                                    S. Balasubrahmanyam
April 10, 2002                               Partner

Balance sheet as at March 31

                                                                              in Rs. crore
                                                                         ----------------------
                                                           Schedules       2002          2001
                                                           ---------     --------      --------
SOURCES OF FUNDS
SHAREHOLDERS' FUNDS
Share capital                                                     1         33.09         33.08
Reserves and surplus                                              2      2,047.22      1,356.56
                                                           --------      --------      --------
                                                                         2,080.31      1,389.64
                                                           ========      ========      ========

APPLICATION OF FUNDS
FIXED ASSETS                                                      3
Original cost                                                              960.60        631.14
Less: Depreciation                                                         393.03        244.13
                                                           --------      --------      --------
Net book value                                                             567.57        387.01
Add: Capital work-in-progress                                              150.67        170.65
                                                           --------      --------      --------
                                                                           718.24        557.66

INVESTMENTS                                                       4         44.44         34.12
DEFERRED TAX ASSETS                                               5         24.22            --
CURRENT ASSETS, LOANS AND ADVANCES
Sundry debtors                                                    6        336.73        302.37
Cash and bank balances                                            7        772.22        385.06
Loans and advances                                                8        643.87        430.28
                                                           --------      --------      --------
                                                                         1,752.82      1,117.71
Less: Current liabilities                                         9        126.11        134.92
     Provisions                                                  10        333.30        184.93
                                                           --------      --------      --------
NET CURRENT ASSETS                                                       1,293.41        797.86
                                                                         --------      --------

                                                                         2,080.31      1,389.64
                                                           ========      ========      ========
SIGNIFICANT ACCOUNTING POLICIES AND NOTES ON ACCOUNTS            16

The schedules referred to above and the notes thereon form an integral part of the balance sheet.

This is the balance sheet referred to in our report of even date.

for Bharat S Raut & Co.
Chartered Accountants

S. Balasubrahmanyam  N. R. Narayana Murthy         Nandan M. Nilekani          S. Gopalakrishnan              Deepak M. Satwalekar
Partner              Chairman and Chief Mentor     Chief Executive Officer,    Chief Operating Officer        Director
                                                   President and Managing      and Deputy Managing Director
                                                   Director

                     Marti G. Subrahmanyam         Philip Yeo                  Jitendra Vir Singh             Omkar Goswami
                     Director                      Director                    Director                       Director

                     Larry Pressler                Rama Bijapurkar             Claude Smadja                  K. Dinesh
                     Director                      Director                    Director                       Director

                     S. D. Shibulal                T. V. Mohandas Pai          Phaneesh Murthy                Srinath Batni
                     Director                      Director and Chief          Director                       Director
                                                   Financial Officer
                     V. Balakrishnan
Bangalore            Company Secretary
April 10, 2002       and Vice President - Finance

Profit and loss account for the year ended March 31

                                                                                                  in Rs. crore
                                                                                           ----------------------------
                                                                              Schedules       2002             2001
                                                                              ---------    -----------      -----------
INCOME

Software services and products

   Overseas                                                                                   2,552.47         1,874.02
   Domestic                                                                                      51.12            26.54
                                                                                -----      -----------      -----------
                                                                                              2,603.59         1,900.56

SOFTWARE DEVELOPMENT EXPENSES                                                      11         1,224.82           870.83
                                                                                -----      -----------      -----------
GROSS PROFIT                                                                                  1,378.77         1,029.73

SELLING AND MARKETING EXPENSES                                                     12           129.79            92.07
GENERAL AND ADMINISTRATION EXPENSES                                                13           211.35           172.82
                                                                                -----      -----------      -----------
                                                                                                341.14           264.89

OPERATING PROFIT (PBIDT)                                                                      1,037.63           764.84
Interest                                                                                            --               --
Depreciation                                                                                    160.65           112.89
                                                                                -----      -----------      -----------
OPERATING PROFIT AFTER INTEREST AND DEPRECIATION                                                876.98           651.95

Other income                                                                       14            66.41            59.37
Provision for investment                                                                            --            15.29
                                                                                -----      -----------      -----------
PROFIT BEFORE TAX AND EXTRA ORDINARY ITEM                                                       943.39           696.03

Provision for taxation                                                             15           135.43            72.71
                                                                                -----      -----------      -----------
PROFIT AFTER TAX BEFORE EXTRAORDINARY ITEM                                                      807.96           623.32

Extraordinary item - transfer of intellectual property rights (net of tax)                          --             5.49

                                                                                -----      -----------      -----------
NET PROFIT AFTER TAX AND EXTRAORDINARY ITEM                                                     807.96           628.81
                                                                                -----      -----------      -----------
AMOUNT AVAILABLE FOR APPROPRIATION                                                              807.96           628.81
                                                                                -----      -----------      -----------
DIVIDEND
   Interim                                                                                       49.63            16.53

   Final (Proposed, subject to deduction of tax, if any)                                         82.73            49.62
   Dividend Tax                                                                                   5.06             8.70
Amount transferred - general reserve                                                            670.54           553.96
                                                                                -----      -----------      -----------
                                                                                                807.96           628.81
                                                                                =====      ===========      ===========

EARNINGS PER SHARE (Equity shares, par value Rs. 5/- each)
   Basic                                                                                        122.12            95.06
   Diluted                                                                                      121.37            94.76

Number of shares used in computing earnings per share
   Basic                                                                                   6,61,62,274      6,61,52,131
   Diluted                                                                                 6,65,67,575      6,63,58,311
                                                                                =====      ===========      ===========

SIGNIFICANT ACCOUNTING POLICIES AND NOTES ON ACCOUNTS                              16
                                                                                -----      -----------      -----------

The schedules referred to above and the notes thereon form an integral part of the profit and loss account.

This is the profit and loss account referred to in our report of even date.

for Bharat S Raut & Co.

Chartered Accountants

S. Balasubrahmanyam  N. R. Narayana Murthy       Nandan M. Nilekani          S. Gopalakrishnan              Deepak M. Satwalekar
Partner              Chairman and Chief Mentor   Chief Executive Officer,    Chief Operating Officer        Director
                                                 President and Managing      and Deputy Managing Director
                                                 Director

                     Marti G. Subrahmanyam       Philip Yeo                  Jitendra Vir Singh             Omkar Goswami
                     Director                    Director                    Director                       Director

                     Larry Pressler              Rama Bijapurkar             Claude Smadja                  K. Dinesh
                     Director                    Director                    Director                       Director

                     S. D. Shibulal              T. V. Mohandas Pai          Phaneesh Murthy                Srinath Batni
                     Director                    Director and Chief          Director                       Director
                                                 Financial Officer
                     V. Balakrishnan
Bangalore            Company Secretary
April 10, 2002       and Vice President - Finance

Schedules to the balance sheet as at March 31

                                                                                 in Rs. crore
                                                                            ----------------------
                                                                              2002          2001
                                                                            --------      --------
1. SHARE CAPITAL
   AUTHORIZED
   Equity shares, Rs. 5/- (Rs. 5/-) par value
   10,00,00,000 (10,00,00,000) equity shares                                   50.00         50.00
                                                                            --------      --------

   ISSUED, SUBSCRIBED AND PAID UP
   Equity shares, Rs. 5/- (Rs. 5/-) par value*
   6,61,86,130 (6,61,58,117) equity shares fully paid up                       33.09         33.08
   [Of the above, 5,78,88,200 (5,78,88,200) equity shares,
   fully paid up have been issued as bonus shares by capitalization of the general reserve]
                                                                            --------      --------
                                                                               33.09         33.08
                                                                            ========      ========

   Forfeited shares amounted to Rs. 1,500/- (Rs. 1,500/-)
   * for details of options in respect of the above shares, refer to note 16.2.16

2. RESERVES AND SURPLUS
   Capital reserve                                                              5.94          5.94
                                                                            --------      --------
   Share premium account as at April 1,                                       320.75        318.38
   Add: Received during the year
        on conversion of stock options issued to employees                      4.59          2.37
                                                                            --------      --------
                                                                              325.34        320.75
                                                                            --------      --------
   General reserve as at April 1,                                           1,029.87        475.91
   Add: Cumulative effect on recognition of deferred tax assets*               15.53            --
        Transfer from the Profit and Loss Account                             670.54        553.96
                                                                            --------      --------
                                                                            1,715.94      1,029.87
                                                                            --------      --------
                                                                            2,047.22      1,356.56
                                                                            ========      ========

    * for details in respect of the above adjustment, refer to note 16.2.1

Schedules to the balance sheet

3.  FIXED ASSETS                                                                  in Rs. crore
                       -------------------------------------------------------------------------------------------------------------
                                      Original cost                               Depreciation                     Net book value
                       -------------------------------------------  ------------------------------------------ ---------------------
                       Cost as at  Additions  Deletions Cost as at   As at               Deductions   As at      As at       As at
                        April 1,  during the during the  March 31,  April 1,    For the  during the  March 31, March 31,   March 31,
Assets                    2001       year       year       2002       2001       year       year       2002       2002       2001
------                 ---------- ---------- ---------- ----------  --------    ------   ----------  --------- ---------   ---------
Land - free-hold           9.04       6.82         --      15.86         --         --         --         --      15.86       9.04

Land - lease-hold         27.58       0.26         --      27.84         --         --         --         --      27.84      27.58

Buildings                157.71     127.62         --     285.33      13.38      14.51         --      27.89     257.44     144.33

Plant and machinery      112.05      76.29       4.47     183.87      50.74      30.58       3.48      77.84     106.03      61.31

Computer equipment       223.94      67.40       3.45     287.89     129.69      90.31       3.37     216.63      71.26      94.25

Furniture and fixtures   100.47      64.33       5.34     159.46      50.23      25.18       4.90      70.51      88.95      50.24

Vehicles                   0.35         --         --       0.35       0.09       0.07         --       0.16       0.19       0.26
                         ------     ------     ------     ------     ------     ------     ------     ------     ------     ------

                         631.14     342.72      13.26     960.60     244.13     160.65      11.75     393.03     567.57     387.01
                         ------     ------     ------     ------     ------     ------     ------     ------     ------     ------

Previous year            284.03     349.66       2.55     631.14     133.65     112.89       2.41     244.13
                         ------     ------     ------     ------     ------     ------     ------     ------     ------     ------

Note: Buildings include Rs. 250/- being the value of 5 shares of Rs. 50/- each in Mittal Towers Premises Co-operative Society Limited.

Schedules to the balance sheet as at March 31

                                                                                          in Rs. crore
                                                                                     ---------------------
                                                                                       2002         2001
                                                                                     --------     --------
4. INVESTMENTS
   Trade (unquoted) - at cost
   Long-term investments
   Yantra Corporation, USA
      20,00,000 (75,00,000) common stock at US$0.20 each, fully paid, par value
      US$0.01 each                                                                       1.42         5.33
      Fully paid (nil) warrant to purchase 55,00,000 common stock, at
      US$0.19 each, exercise price of US$0.01 each                                       3.91          --
      6,36,363 (6,36,363) Series A convertible preferred stock, at US$0.75
      each, fully paid, par value US$0.01 each                                           1.73         1.73
   EC Cubed Inc., USA
      13,00,108 (13,00,108) Series D convertible preferred stock at US$2.3075
      each, fully paid, par value US$0.0001 each                                        13.08        13.08
   Alpha Thinx Mobile Phone Services AG, Austria
      27,790 (27,790) bearer shares at E20 each, fully paid, par value E1 each           2.21         2.21
                                                                                     --------     --------
                                                                                        22.35        22.35
    Less: Provision for investments                                                     22.35        22.35
                                                                                     --------     --------
   Asia Net Media (BVI) Ltd., the British Virgin Islands
      3,00,00,000 (3,00,00,000) ordinary shares at US$0.05 each, fully paid,
      par value US$0.01 each                                                             6.85         6.85
   CiDRA Corporation, USA
      33,333 (33,333) Series D convertible preferred stock at US$90 each, fully
      paid, par value US$0.01 each                                                      13.40        13.40
   JASDIC Park Company, Japan
      480 (480) common stock at Y50,000 each, fully paid, par value
      Y50,000 each                                                                       0.75         0.75
   M-Commerce Ventures Pte Ltd, Singapore
      Units in the company, each unit representing 1 ordinary share of Singapore
      $1 each, fully paid, par value Singapore $1 and 9 redeemable preferred shares of Singapore $1, fully paid, at a premium of Singapore $1,110 per redeemable preferred stock
      70 (70) ordinary shares                                                              --           --
      630 (630) redeemable preference shares                                             1.84         1.84
   OnMobile Systems Inc., (formerly Onscan Inc.) USA
      1,00,000 (1,00,000) common stock at US$0.4348 each, fully paid, par value
      US$0.001 each                                                                      0.20         0.20
      1,00,000 (1,00,000) Series A voting convertible preferred stock at
      US$0.4348 each, fully paid, par value US$0.001 each                                0.20         0.20
      44,00,000 (44,00,000) Series A non-voting convertible preferred stock at
      US$0.4348 each, fully paid, par value US$0.001 each                                8.55         8.55
   Stratify Inc., (formerly PurpleYogi Inc.), USA
      2,76,243 (2,76,243) Series D convertible preferred stock at US$1.81 each
      fully paid, par value US$0.001 each                                                2.33         2.33
   Workadia Inc., USA
      22,00,000 (Nil) Series B convertible preferred stock at US$1.00 each,
      fully paid, par value US$0.0002 each (adjusted for stock splits)                  10.32           --
   The Saraswat Co-operative Bank Limited
      1,035 (1,035) equity shares of Rs. 10 each, fully paid,
      par value Rs. 10                                                                     --           --
   Software Services Support Education Center Limited
      1 (1) equity share of Rs. 10 each, fully paid, par value Rs. 10                      --           --
                                                                                     --------     --------
                                                                                        44.44        34.12
                                                                                     ========     ========
   Aggregate of unquoted investments - carrying value / cost                            44.44        34.12

5. DEFERRED TAX ASSETS

   Fixed assets                                                                         14.59           --
   Investments                                                                           5.85           --
   Sundry debtors                                                                        3.78           --
                                                                                     --------     --------
                                                                                        24.22           --
                                                                                     ========     ========

Schedules to the balance sheet as at March 31

                                                                                     in Rs. crore
                                                                                  -------------------
                                                                                   2002        2001
                                                                                  -------     -------
6. SUNDRY DEBTORS
   Debts outstanding for a period exceeding six months
   Unsecured
     considered doubtful                                                             7.35        9.62

   Other debts
   Unsecured
     considered good                                                               336.73      302.37
     considered doubtful                                                            11.88        8.55
                                                                                  -------     -------
                                                                                   355.96      320.54
    Less: Provision for doubtful debts                                              19.23       18.17
                                                                                  -------     -------
                                                                                   336.73      302.37
                                                                                  =======     =======

7. CASH AND BANK BALANCES
   Cash on hand                                                                      0.03        0.01
   Balances with scheduled banks
     in current accounts*                                                           22.75       12.80
     in deposit accounts in Indian rupees                                          551.62      181.89
     in deposit accounts in foreign currency                                       147.41      136.36
   Balances with non-scheduled banks**
     in current accounts                                                            50.41       54.00
                                                                                  -------     -------
                                                                                   772.22      385.06
                                                                                  =======     =======
   * includes balance in unclaimed dividend account                                  1.12        0.48
  ** refer to note 16.2.19 for details of balances in the non-scheduled banks

8. LOANS AND ADVANCES
   Unsecured, considered good
   Advances
     prepaid expenses                                                               11.20       13.75
     advances paid for supply of goods and rendering of services                     1.22        4.58
     others                                                                          2.17        1.92
                                                                                  -------     -------
                                                                                    14.59       20.25

   Unbilled revenues                                                                17.74        2.35
   Advance income tax                                                              236.25      123.74
   Loans and advances to employees*
     housing and other loans                                                        81.52       50.46
     salary advances                                                                19.91       24.47
   Electricity and other deposits                                                    6.26        4.76
   Rental deposits                                                                  10.14       11.57
   Deposits with financial institutions/body corporate                             254.74      192.68
   Other assets                                                                      2.72          --
                                                                                  -------     -------
                                                                                   643.87      430.28

   Unsecured, considered doubtful
   Loans and advances to employees                                                   0.49        0.07
                                                                                  -------     -------
                                                                                   644.36      430.35
   Less: Provision for doubtful loans and advances to employees                      0.49        0.07
                                                                                  -------     -------
                                                                                   643.87      430.28

                                                                                  =======     =======
   * includes dues by non-director officers of the company                           2.31        1.06

    Maximum amounts due by non-director officers at any time during the year         2.97        2.84

Schedules to the balance sheet as at March 31

                                                    in Rs. crore
                                                ---------------------
                                                  2002         2001
                                                --------     --------
9. CURRENT LIABILITIES
   Sundry creditors
     for goods                                        --         0.13
     for accrued salaries and benefits
        salaries                                    2.77         3.80
        bonus and incentives                       30.71        34.64
        leave provisions                           22.99        18.98

     for other liabilities
        provision for expenses                     16.38        17.71
        retention monies                            9.36        11.42
        withholding and other taxes payable        12.76         5.50
        others                                      2.31         1.76
                                                --------     --------
                                                   97.28        93.94

    Advances received from clients                 10.81         5.67
    Unearned revenue                               16.90        34.83
    Unclaimed dividend                              1.12         0.48
                                                --------     --------
                                                  126.11       134.92
                                                ========     ========

10. PROVISIONS
    Dividends                                      82.73        49.62
    Provision for
      tax on dividend                                 --         5.06
      income taxes                                239.57       122.90
      post-sales client support                    11.00         7.35
                                                --------     --------
                                                  333.30       184.93
                                                ========     ========

Schedules to the profit and loss account for the year ended March 31 in Rs. crore
                                                            ---------------------
                                                              2002         2001
                                                            --------     --------
11. SOFTWARE DEVELOPMENT EXPENSES
   Salaries and bonus including overseas staff expenses       976.11       605.51
   Staff welfare                                                6.14         7.63
   Contribution to provident and other funds                   25.63        31.00
   Foreign travel expenses                                    113.12       133.66
   Consumables                                                  3.22         5.87
   Cost of software packages for
     own use                                                   34.44        31.84
     service delivery to clients                                9.17         5.70
   Provision for post-sales client support                      3.65         1.83
   Computer maintenance                                         7.11         7.13
   Communication expenses                                      36.11        31.47
   Consultancy charges                                         10.12         9.19
                                                            --------     --------
                                                            1,224.82       870.83
                                                            ========     ========

12. SELLING AND MARKETING EXPENSES
   Salaries and bonus including overseas staff expenses        61.04        44.25
   Staff welfare                                                0.27         0.83
   Contribution to provident and other funds                    0.22         0.24
   Foreign travel expenses                                     18.66        10.72
   Consumables                                                  0.02           --
   Cost of software packages for own use                        0.58         0.02
   Computer maintenance                                           --         0.06
   Communication expenses                                       0.38         0.05
   Traveling and conveyance                                     3.14         2.35
   Rent                                                         4.30         2.47
   Telephone charges                                            3.26         2.34
   Professional charges                                         5.90         4.78
   Printing and stationery                                      1.55         0.96
   Advertisements                                               0.31         0.73
   Brand building                                              13.16        10.52
   Office maintenance                                           0.31         0.77
   Repairs to plant and machinery                               0.01         0.17
   Power and fuel                                               0.06         0.08
   Insurance charges                                              --         2.33
   Rates and taxes                                              0.33         0.85
   Bank charges and commission                                  0.03         0.05
   Commission charges                                          10.82         1.79
   Marketing expenses                                           4.67         4.27
   Sales promotion expenses                                     0.44         0.70
   Other miscellaneous expenses                                 0.33         0.74
                                                            --------     --------
                                                              129.79        92.07
                                                            ========     ========

Schedules to the profit and loss account for the year ended March 31 in Rs. crore
                                                                   ----------------------
                                                                     2002          2001
                                                                   --------      --------
13. GENERAL AND ADMINISTRATION EXPENSES
   Salaries and bonus including overseas staff expenses               45.48         26.11
   Contribution to provident and other funds                           2.98          2.22
   Foreign travel expenses                                             4.81          2.84
   Traveling and conveyance                                           15.48         16.06
   Rent                                                               20.11         14.48
   Telephone charges                                                  11.45         11.68
   Professional charges                                               16.23         15.62
   Printing and stationery                                             4.75          5.30
   Advertisements                                                      2.78          5.58
   Office maintenance                                                 13.81         12.07
   Repairs to building                                                 8.50          3.95
   Repairs to plant and machinery                                      2.48          2.09
   Power and fuel                                                     18.90         11.71
   Insurance charges                                                   5.34          2.84
   Rates and taxes                                                     3.93          0.97
   Donations                                                           5.12          7.22
   Auditor's remuneration
     audit fees                                                        0.21          0.18
     certification charges                                             0.02          0.02
     out-of-pocket expenses                                            0.02          0.02
   Bad loans and advances written-off                                    --            --
   Bad debts written-off                                                 --          0.28
   Provision for bad and doubtful debts                               13.09         19.28
   Provision for doubtful loans and advances                           0.42          0.07
   Bank charges and commission                                         0.68          0.54
   Commission to non-whole time directors                              0.98          0.59
   Postage and courier                                                 3.23          2.28
   Books and periodicals                                               1.14          1.69
   Research grants                                                     0.75          1.00
   Freight charges                                                     0.52          0.56
   Professional membership and seminar
   participation fees                                                  2.20          2.17
   Transaction processing fee and filing fees                          4.78          1.53
   Other miscellaneous expenses                                        1.16          1.87
                                                                   --------      --------
                                                                     211.35        172.82
                                                                   ========      ========

14. OTHER INCOME
   Interest received on deposits with banks and others                51.23         38.47
   (Tax deducted at source Rs. 8.28 and Rs. 4.30 respectively)
   Exchange differences*                                              13.26         20.17
   Miscellaneous income                                                1.92          0.73
                                                                   --------      --------
                                                                      66.41         59.37
                                                                   ========      ========
   * Includes a realized exchange gains of                               --          5.06

15. PROVISION FOR TAXATION
   Current year
     Income taxes                                                    143.19         71.31
     Deferred taxes                                                   (7.76)           --
                                                                   --------      --------
                                                                     135.43         71.31

   Prior years                                                           --          1.40
                                                                   --------      --------
                                                                     135.43         72.71
                                                                   ========      ========

Schedules to the financial statements for the year ended March 31, 2002

16. SIGNIFICANT ACCOUNTING POLICIES AND NOTES ON ACCOUNTS

    Company overview

    Infosys Technologies Limited ("Infosys" or the "company"), a world leader in consulting and information technology ("IT") services partners with Global 2000 companies to provide business consulting, systems integration, application development, maintenance, re-engineering and product engineering services. Through these services, Infosys enables its clients to fully exploit technology for business transformation. Clients leverage Infosys' Global Delivery Model to achieve higher quality, improved time-to-market and cost-effective solutions.

    16.1 Significant accounting policies

    16.1.1 Basis of preparation of financial statements

    The financial statements are prepared under the historical cost convention, in accordance with Indian Generally Accepted Accounting Principles ("GAAP") on the accrual basis. GAAP comprises mandatory accounting standards issued by the Institute of Chartered Accountants of India ("ICAI") and the provisions of the Companies Act, 1956. These accounting policies have been consistently applied, except for applicable recently issued accounting standards made mandatory by the ICAI effective the current fiscal year that were adopted by the company, as described below. All amounts are stated in Indian Rupees, except as otherwise specified.

    Of the applicable accounting standards mandated by the ICAI, the company adopted the standards on segment reporting, related party disclosures and earnings per share from the year ended March 31, 2001. Additionally, the company adopted the standards on leases, accounting for taxes on income and interim financial reporting effective the year ended March 31, 2002.

    The preparation of the financial statements in conformity with GAAP requires that the management of the company ("Management") makes estimates and assumptions that affect the reported amounts of income and expenses of the period, reported balances of assets and liabilities and disclosures relating to contingent assets and liabilities as of the date of the financial statements. Examples of such estimates include expected development costs to complete software contracts, provisions for doubtful debts, future obligations under employee retirement benefit plans and the useful lives of fixed assets. Actual results could differ from those estimates.

    16.1.2 Revenue recognition

    Revenue from software development on fixed-price contracts is recognized according to the milestones achieved as specified in the contracts on the proportionate-completion method based on the work completed. On time-and-material contracts, revenue is recognized based on software developed and invoiced as per the terms of specific contracts. Annual Technical Services revenue is recognized proportionately over the period in which services are rendered. Revenue from the sale of user licenses for software applications is recognized on transfer of the title in the user license. Interest is recognized using the time-proportion method, based on rates implicit in the transaction. Dividend income is recognized when the company's right to receive dividend is established.

    16.1.3 Expenditure

    The cost of software user licenses purchased for software development and the rendering of IT services is charged to revenue in the year the software is acquired at the time of acquisition. Charges relating to non-cancelable long-term operating leases are computed on the basis of the lease rentals payable as per the relevant lease agreements. Provisions are made for all known losses and liabilities, future unforeseeable factors that may affect the profit on fixed-price software development contracts and also towards likely expenses for providing post-sales client support. The leave encashment liability of the company is provided on the basis of an actuarial valuation.

    16.1.4 Fixed assets and capital work-in-progress

    Fixed assets are stated at cost, after reducing accumulated depreciation until the date of the balance sheet. Direct costs are capitalized until the assets are ready for use and include financing costs relating to any borrowing attributable to acquisition. Capital work-in-progress includes the cost of fixed assets that are not yet ready for their intended use, advances paid to acquire fixed assets and the cost of assets not put to use before the balance sheet date.

    16.1.5 Depreciation

    Depreciation on fixed assets is determined using the straight-line method based on useful lives of assets as estimated by the company. Depreciation for assets purchased/sold during the period is proportionately charged. Individual assets acquired for less than Rs. 5,000/- are entirely depreciated in the year of acquisition. Management estimates the useful lives for the various fixed assets as follows:

          Buildings                    15 years
          Plant and machinery           5 years
          Computer equipment          2-5 years
          Furniture and fixtures        5 years
          Vehicles                      5 years

    16.1.6 Retirement benefits to employees

    16.1.6a Gratuity

    In accordance with the Payment of Gratuity Act, 1972, Infosys provides for gratuity, a defined benefit retirement plan (the "Gratuity Plan") covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement, death, incapacitation or termination of employment, of an amount based on the respective employee's salary and the tenure of employment.

    Liabilities with regard to the Gratuity Plan are determined by actuarial valuation, based upon which, the company fully contributes all the ascertained liabilities to the Infosys Technologies Limited Employees' Gratuity Fund Trust (the "Trust"). Trustees administer contributions made to the Trust and invest in specific designated securities as mandated by law, which generally comprise central and state government bonds and debt instruments of government-owned corporations.

    16.1.6b Superannuation

    Certain employees of Infosys are also participants of a defined contribution plan. The company makes monthly contributions under the superannuation plan (the "Plan") to the Infosys Technologies Limited Employees Superannuation Fund Trust based on a specified percentage of each covered employee's salary. The company has no further obligations to the Plan beyond its monthly contributions.

    16.1.6c Provident fund

    Eligible employees receive benefits from a provident fund, which is a defined contribution plan. Both the employee and the company make monthly contributions to this provident fund plan equal to a specified percentage of the covered employee's salary.

    Infosys contributes a part of the contributions to the Infosys Technologies Limited Employees Provident Fund Trust. The remainders of the contributions are made to a government administered provident fund. The company has no further obligations under the provident fund plan beyond its monthly contributions.

    16.1.7 Research and development

    Revenue expenditure incurred on research and development is expensed as incurred. Capital expenditure incurred on research and development is depreciated over the estimated useful lives of the related assets.

    16.1.8 Foreign currency transactions

    Revenues from overseas clients and collections deposited in foreign currency bank accounts are recorded at the exchange rate as of the date of the respective transactions. Expenditure in foreign currency is accounted at the exchange rate prevalent when such expenditure is incurred. Disbursements made out of foreign currency bank accounts are reported at a rate that approximates the actual monthly rate. Exchange differences are recorded when the amount actually received on sales or actually paid when expenditure is incurred is converted into Indian Rupees. The exchange differences arising on foreign currency transactions are recognized as income or expense in the period in which they arise.

    Fixed assets purchased at overseas offices are recorded at cost, based on the exchange rate as of the date of purchase. The charge for depreciation is determined as per the company's accounting policy.

    Current assets and current liabilities denominated in foreign currency are translated at the exchange rate prevalent at the date of the balance sheet. The resulting difference is also recorded in the profit and loss account. In the case of forward contracts, the difference between the forward rate and the exchange rate on the date of the transaction is recognized as income or expense over the life of the contract.

    16.1.9 Income tax

    Income taxes are computed using the tax effect accounting method, where taxes are accrued in the same period the related revenue and expenses arise. A provision is made for income tax annually based on the tax liability computed after considering tax allowances and exemptions. Provisions are recorded as considered appropriate for matters under appeal due to disallowances or for other reasons.

    The differences that result between the profit offered for income taxes and the profit as per the financial statements are identified and thereafter a deferred tax asset or deferred tax liability is recorded for timing differences, namely the differences that originate in one accounting period and reverse in another, based on the tax effect of the aggregate amount being considered. The tax effect is calculated on the accumulated timing differences at the end of an accounting period based on prevailing enacted or substantially enacted regulations. Deferred tax assets are recognized only if there is reasonable certainty that they will be realized and are reviewed for the appropriateness of their respective carrying values at each balance sheet date.

    16.1.10 Earnings per share

    In determining earnings per share, the company considers the net profit after tax and includes the post-tax effect of any extra-ordinary items. The number of shares used in computing basic earnings per share is the weighted average number of shares outstanding during the period. The number of shares used in computing diluted earnings per share comprises the weighted average shares considered for deriving basic earnings per share, and also the weighted average number of equity shares which could have been issued on the conversion of all dilutive potential equity shares. Dilutive potential equity shares are deemed converted as of the beginning of the period, unless they have been issued at a later date. The diluted potential equity shares have been adjusted for the proceeds receivable had the shares been actually issued at fair value (i.e. the average market value of the outstanding shares). The number of shares and potentially dilutive equity shares are adjusted for stock splits and bonus shares, as appropriate.

    16.1.11 Investments

    Trade investments refer to the investments made to enhance the company's business interests in information technology services. Investments are either classified as current or long-term. Current investments are carried at the lower of cost and fair value. Cost for overseas investments comprises the Indian Rupee value of the consideration paid for the investment.

    Long-term investments are carried at cost and provisions recorded to recognize any decline, other than temporary, in the carrying value of each investment. Any dividends are recorded as income in the profit and loss account.

    16.2 Notes on accounts

    Pursuant to our application, the Department of Company Affairs in their letter of January 23, 2002 granted the company approval to present the financial statements in Rupees crore. Accordingly, all amounts in the financial statements are presented in Rupees crore, except for per share data and as otherwise stated. All exact amounts are stated with the suffix "/-". One crore equals 10 million.

    The previous year's figures have been regrouped/reclassified, wherever necessary, to conform to the current year's presentation.

    16.2.1 Deferred income taxes

    Consequent to the standard on accounting for taxes on income becoming mandatory effective April 1, 2001, the company recorded the cumulative net deferred tax credit of Rs. 15.53 until April 1, 2001, as an addition to the general reserves. The deferred tax credit of Rs. 7.76 for the year ended March 31, 2002 is included in provision for taxation for the respective period.

    16.2.2 Capital commitments and contingent liabilities

    a. The estimated amount of contracts remaining to be executed on capital account, and not provided for (net of advances) is Rs. 63.53 as at March 31, 2002. The amount of such contracts as at March 31, 2001 was Rs. 158.25.

    b.  The company has outstanding guarantees and counter guarantees of Rs.
        16.27 as at March 31, 2002, to various banks, in respect of the guarantees given by the banks in favor of various government authorities and others. The guarantees outstanding as at March 31, 2001 were Rs. 6.83.

    c.  Claims against the company, not acknowledged as debts, amounted to Rs.
        3.77 as at March 31, 2002. The claims as at March 31, 2001 were Rs.
        0.09.

    d. Outstanding forward contracts amounted to US$2,000,000 (approximately Rs. 9.76 at year end exchange rates) at March 31, 2002. Such contracts as at March 31, 2001 were US$20,000,000 (approximately Rs. 93.12 at year end exchange rates).

    16.2.3 Aggregate expenses

    Following are the aggregate amounts incurred on certain specific expenses that are required to be disclosed under schedule VI to the Companies Act, 1956:

                                                                    Year ended
                                                              ----------------------
                                                              March 31,    March 31,
                                                                2002         2001
                                                              ---------    ---------
Salaries and bonus including overseas staff expenses          1,082.63       675.87
Staff Welfare                                                     6.41         8.45
Contribution to provident and other funds                        28.83        33.46
Foreign travel expenses                                         136.59       147.22
Consumables                                                       3.24         5.87
Cost of software packages for own use                            35.02        31.86
Cost of software packages for service delivery to clients         9.17         5.70
Computer maintenance                                              7.11         7.19
Communication expenses                                           36.49        31.52
Consultancy charges                                              10.12         9.19
Provision for post-sales client support                           3.65         1.83
Traveling and conveyance                                         18.62        18.41
Rent                                                             24.41        16.95
Telephone charges                                                14.71        14.03
Professional charges                                             22.13        20.40
Printing and stationery                                           6.30         6.25
Advertisements                                                    3.09         6.31
Office maintenance                                               14.12        12.84
Repairs to building                                               8.50         3.95
Repairs to plant and machinery                                    2.49         2.27
Power and fuel                                                   18.96        11.78
Brand building                                                   13.16        10.52
Insurance charges                                                 5.34         5.18
Rates and taxes                                                   4.26         1.82
Commission charges                                               10.82         1.79
Donations                                                         5.12         7.22
Auditor's remuneration - audit fees                               0.21         0.18
   - certification charges                                        0.02         0.02
   - out-of-pocket expenses                                       0.02         0.02
Bad debts written-off                                               --         0.28
Provision for bad and doubtful debts                             13.09        19.28
Provision for doubtful loans and advances                         0.42         0.07
Bank charges and commission                                       0.71         0.59
Commission to non-whole time directors                            0.98         0.59
Postage and courier                                               3.23         2.28
Books and periodicals                                             1.14         1.69
Research grants                                                   0.75         1.00
Freight charges                                                   0.52         0.56
Professional membership and seminar participation fees            2.20         2.17
Marketing expenses                                                4.67         4.27
Sales promotion expenses                                          0.44         0.70
Transaction processing fee and filing fees                        4.78         1.53
Other miscellaneous expenses                                      1.49         2.61
                                                              --------     --------
                                                              1,565.96     1,135.72
                                                              ========     ========

    16.2.4 Quantitative details

    The company is engaged in the development and maintenance of computer software. The production and sale of such software cannot be expressed in any generic unit. Hence, it is not possible to give the quantitative details of sales and certain information as required under paragraphs 3, 4C and 4D of part II of Schedule VI to the Companies Act, 1956.

    16.2.5 Imports (valued on the cost, insurance and freight basis)

                                                            Year ended
                                                      -----------------------
                                                      March 31,     March 31,
                                                        2002          2001
                                                      ---------     ---------
    Capital goods                                        41.66        113.56
    Software packages                                     7.08          1.68
                                                       -------       -------

    16.2.6 Earnings in foreign exchange (on the receipts basis)

                                                                     Year ended
                                                               ----------------------
                                                               March 31,    March 31,
                                                                 2002         2001
                                                               ---------    ---------
    Income from software development services and products     2,490.91     1,708.67
    Interest received on deposits with banks                       4.59        19.56

    Expenditure in foreign currency (on the payments basis)

                                                                          Year ended
                                                                    ---------------------
                                                                    March 31,   March 31,
                                                                       2002        2001
                                                                    ---------   ---------
    Travel expenses                                                   101.21      107.70
    Professional charges                                               14.31       14.64
    Other expenditure incurred overseas for software development      907.89      489.95

    Net earnings in foreign currency (on the receipts and payments basis)

                                                             Year ended
                                                       ----------------------
                                                       March 31,    March 31,
                                                         2002         2001
                                                       ---------    ---------
    Net earnings in foreign exchange                   1,472.09     1,115.94

    16.2.7 Fixed assets

    Depreciation charged to the profit and loss account relating to assets costing less than Rs. 5,000/- each

                                                             Year ended
                                                       ----------------------
                                                       March 31,    March 31,
                                                         2002         2001
                                                       ---------    ---------
    Charged during the year                               21.17        34.99

    Profit/loss on disposal of fixed assets

                                                            Year ended
                                                      ----------------------
                                                      March 31,    March 31,
                                                        2002         2001
                                                      ---------    ---------
    Profit on sale of fixed assets                        0.86         0.11
    Loss on sale of fixed assets                         (0.77)       (0.02)
    Profit on sale of fixed assets, net                   0.09         0.09

    16.2.8 Obligations on long-term non-cancelable operating leases

    The lease rentals charged during the period and maximum obligations on long-term non-cancelable operating leases payable as per the rentals stated in the respective agreements are as follows:

                                                             Year ended
                                                        ---------------------
                                                        March 31,   March 31,
                                                          2002        2001
                                                        ---------   ---------
    Lease rentals paid during the year                     19.78        9.74

                                                             Year ended
                                                        ---------------------
                                                        March 31,   March 31,
    Lease obligations                                     2002        2001
    -----------------                                   ---------   ---------
    Within one year of the balance sheet date              16.95        7.30
    Due in a period between one year and five years        46.90       27.72
    Due after five years                                    7.20       14.40

    The operating lease arrangements extend for a maximum of ten years from their respective dates of inception and relate to rented overseas premises.

    16.2.9 Managerial remuneration for the chairman, managing director and whole time directors

                                                             Year ended
                                                        ---------------------
                                                        March 31,   March 31,
                                                          2002        2001
                                                        ---------   ---------
    Salary                                                  2.03        1.55
    Contribution to provident fund and other funds          0.19        0.18
    Perquisites and incentives                              1.07        0.89

    16.2.10 Managerial remuneration for non-whole time directors

                                                            Year ended
                                                       ----------------------
                                                       March 31,    March 31,
                                                         2002         2001
                                                       ---------    ---------
    Commission                                             0.98         0.59
    Sitting fees                                           0.04         0.03
    Reimbursement of expenses                              0.27         0.09

    Computation of net profit in accordance with Section 349 of the Companies Act, 1956, and calculation of commission payable to non-whole time directors

                                                                                    Year ended
                                                                               ----------------------
                                                                               March 31,    March 31,
                                                                                 2002         2001
                                                                               ---------    ---------
    Net profit after tax from ordinary activities                                807.96       623.32
    Add:
    1.  Whole-time directors remuneration                                          3.29         2.62
    2.  Directors sitting fees                                                     0.04         0.03
    3.  Commission to non-whole time directors                                     0.98         0.59
    4.  Provision for bad and doubtful debts                                      13.09        19.28
    5.  Provision for bad loans and advances                                       0.42         0.07
    6.  Provision on investments                                                     --        15.29
    7.  Depreciation as per the books of account                                 160.65       112.89
    8.  Provision for taxation                                                   135.43        72.71
                                                                               --------     --------
                                                                               1,121.86       846.80
        Less:
        Depreciation as envisaged under section 350 of the Companies Act *       160.65       112.89
                                                                               --------     --------
        Net profit on which commission is payable                                961.21       733.91
                                                                               ========     ========
        Commission payable to non-whole-time directors:
        Maximum allowed as per Companies Act, 1956 at 1%                           9.61         7.34
        Maximum approved by the shareholders (0.5%)                                4.80         3.67
        Commission approved by the board                                           0.98         0.59

    * The company depreciates fixed assets based on estimated useful lives that are lower than those implicit in Schedule XIV of the Companies Act, 1956. Accordingly, the rates of depreciation used by the company are higher than the minimum rates prescribed by Schedule XIV.

    16.2.11 Exchange differences

    Other income includes exchange differences of Rs. 23.75 for the year ended March 31, 2002, the corresponding amount for the year ended March 31, 2001 was Rs. 39.63. Of this amount, the gains on translation of foreign currency deposits amounted to Rs. 6.65 in the year ended March 31, 2002 (Rs. 20.17 for the year ended March 31, 2001)

    16.2.12 Research and development expenditure

                                                            Year ended
                                                     ------------------------
                                                     March 31,      March 31,
                                                       2002           2001
                                                     ---------      ---------
    Capital                                              0.46           2.14
    Revenue                                             14.40          14.97
                                                     --------       --------
                                                        14.86          17.11
                                                     ========       ========

    16.2.13 Unearned revenue

    Unearned revenue as at March 31, 2002 amounting to Rs. 16.90 (as at March 31, 2001 Rs. 34.83) primarily consists of client billings on fixed-price, fixed-time-frame contracts for which the related costs have not yet been incurred.

    16.2.14 Dues to small-scale industrial undertakings

    As at March 31, 2002, the company had no outstanding dues to small-scale industrial undertakings (as at March 31, 2001 - Rs. Nil).

    16.2.15 Balance of unutilized money raised by issue of American Depositary Shares ("ADSs")

    During the year ended March 31, 1999, Infosys made an Initial Public Offering of ADS, of US$ 7,03,80,000, equivalent to Rs. 296.86. The issue proceeds net of expenses of Rs. 19.68, were entirely utilized by December 31, 2000.

    16.2.16 Stock option plans

    The company currently has three stock option plans. These are summarized below.

    1994 Stock Option Plan ("the 1994 Plan")

    As of March 31, 2002 options to acquire 3,20,000 shares were outstanding with the Employee Welfare Trust and options to acquire 3,21,400 shares are outstanding with the employees under the 1994 Plan. These options were granted at an exercise price of Rs. 50/- (post split) per option. Additionally, 11,75,800 shares earlier issued are subject to lock-in. No options were issued under this plan during the period.

1998 Stock Option Plan ("the 1998 Plan")

The 1998 Plan provides for the grant of stock options to employees. The 1998 Plan was approved by the board of directors in December 1997 and by the shareholders in January 1998. The Government of India approved 29,40,000 ADSs representing 14,70,000 equity shares for issue under the Plan. The options may be issued at an exercise price that is not less than 90% of the fair market value of the underlying equity share on the date of the grant. The 1998 Plan automatically expires in January 2008, unless terminated earlier. All options under the 1998 Plan are exercisable for ADSs representing equity shares. A compensation committee comprising independent members of the board of directors administers the 1998 Plan.

                                                                 Year ended
                                                      -------------------------------
Number of options granted, exercised and forfeited    March 31, 2002   March 31, 2001
--------------------------------------------------    --------------   --------------
Options granted, beginning of year                        15,65,506         6,89,500
Granted during the year                                    9,08,500         9,64,840
Exercised during the year                                   (55,966)         (12,434)
Forfeited during the year                                 (1,55,546)         (76,400)
                                                       ------------     ------------
Options granted, end of year                              22,62,494        15,65,506
                                                       ============     ============
Weighted average exercise price                           US$ 83.96        US$ 90.98
                                                       Rs. 4,093/-)     Rs. 4,236/-)

1999 Stock Option Plan ("the 1999 Plan")

In fiscal 2000, the company instituted the 1999 Plan. The shareholders and the board of directors approved the plan in June 1999, which provides for the issue of 66,00,000 equity shares to the employees. The compensation committee administers the 1999 Plan. Options will be issued to employees at an exercise price that is not less than the fair market value.

Fair market value is the closing price of the company's shares in the stock exchange, where there is the highest trading volume on a given date and if the shares are not traded on that day, the closing price on the next trading day.

Under the 1999 Plan, options may be issued to employees at exercise prices that are less than the fair market value only if specifically approved by the members of the company in a general meeting. No approval has been sought to date in this regard.

                                                                Year ended
                                                      -------------------------------
Number of options granted, exercised and forfeited    March 31, 2002   March 31, 2001
--------------------------------------------------    --------------   --------------
Options granted, beginning of year                        27,93,980        10,06,800
Granted during the year                                   20,50,500        19,57,830
Exercised during the year                                       (30)          (1,200)
Forfeited during the year                                 (1,75,635)       (1,69,450)
                                                       ------------     ------------
Options granted, end of year                              46,68,815        27,93,980
                                                       ============     ============
Weighted average exercise price                         Rs. 4,982/-)     Rs. 5,572/-)

The aggregate options outstanding and considered for dilution as at March 31, 2002 are 58,00,062 (as at March 31, 2001 - 35,76,733 options).

16.2.17 Proforma disclosures relating to the Employee Stock Option Plans
("ESOPs")

The Securities and Exchange Board of India (SEBI) issued the Employee Stock Option Scheme and Employee Stock Purchase Scheme Guidelines in 1999, which is applicable to all stock option schemes established on or after June 19, 1999. In accordance with these guidelines, the excess of the market price of the underlying equity shares as of the date of the grant of the options over the exercise price of the options, including up-front payments, if any, is to be recognized and amortized on a straight-line basis over the vesting period. All options under the 1998 and 1999 stock option plans have been issued at fair market value; hence, there are no compensation costs.

The company's 1994 stock option plan was established prior to the SEBI guidelines on stock options.

Had the stock compensation costs for this stock option plan been determined as per the guidelines issued by SEBI, the company's reported net profit would have been reduced to the proforma amounts indicated below.

                                                            Year ended
                                                      ------------------------
                                                      March 31,      March 31,
                                                         2002           2001
                                                      ---------      ---------
Net profit:
- As reported                                           807.96         628.81
- Adjusted proforma                                     784.18         605.55

16.2.18 Provision for taxation

Most of Infosys' operations are conducted through 100% Export Oriented Units ("EOU"). Income from EOUs are tax exempt for the earlier of 10 years commencing from the fiscal year in which the unit commences software development, or March 31, 2009. The Finance Bill 2002, which is yet to be enacted, proposes that the exempt income from EOUs for the year commencing April 1, 2002, is restricted to 90% of its aggregate income. Additionally, non-EOU exports are partly exempt from tax, and such tax deductions are being phased out by fiscal 2004.

The provision for taxation includes tax liabilities in India on the company's global income as reduced by exempt incomes and any tax liabilities arising overseas on income sourced from those countries.

16.2.19 Cash and bank balances

Details of balances kept with non-scheduled banks as on balance sheet dates and the maximum balances kept with non-scheduled banks during the year are as follows:

                                                                 As at
                                                         ----------------------
                                                         March 31,    March 31,
Balances with non-scheduled banks                          2002         2001
---------------------------------                        ---------    ---------
In current accounts

  ABN Amro Bank, Brussels, Belgium                           0.11         0.09
  Bank of America, Concord, USA                              3.45         0.27
  Bank of America, Hong Kong                                 0.08         0.04
  Bank of America, Milpitas, USA                               --         0.24
  Bank of America, Palo Alto, USA                           27.88        35.71
  Bank of America, Singapore                                 0.07           --
  Bank of America, Dallas, USA                               2.43         1.17
  Bank of Melbourne, Melbourne, Australia                    0.10         0.22
  Barclays Bank, London, UK                                    --         0.38
  Deutsche Bank, Frankfurt, Germany                          0.12         0.20
  Deutsche Bank, Paris, France                               0.02           --
  Deutsche Bank, Brussels, Belgium                           0.17           --
  Deutsche Bank, Zurich, Switzerland                         0.10           --
  Fleet Bank, Boston, USA                                    2.19         0.21
  Fleet Bank, New Jersey, USA                                2.03         0.15
  Hong Kong Bank of Canada, Toronto, Canada                    --         0.06
  HSBC Bank PLC - Croydon, London                            7.66         9.77
  National Bank of Sharjah, UAE                              0.06           --
  Nordbanken, Stockholm, Sweden                              0.41         0.16
  Nova Scotia Bank, Toronto, Canada                          3.12         5.21
  Sanwa Bank, Tokyo, Japan                                   0.41         0.12
                                                         --------     --------
                                                            50.41        54.00
                                                         ========     ========

                                                              Year ended
                                                         ----------------------
Maximum balance held in                                  March 31,    March 31,
non-scheduled banks during the year                        2002         2001
-----------------------------------                      ---------    ---------
In deposit account in foreign currency
  HSBC Bank Middle East, Bahrain                               --        72.78
In current accounts
  ABN Amro Bank, Heerlen, Netherlands                          --         0.16
  ABN Amro Bank, Brussels, Belgium                           0.44         0.25
  Bank of America, Concord, USA                              5.99        11.56
  Bank of America, Hong Kong                                 0.29         0.12
  Bank of America, Los Angeles, USA                            --         3.09
  Bank of America, Milpitas, USA                             0.29         5.89
  Bank of America, Palo Alto, USA                          145.48        92.96
  Bank of America, Singapore                                 0.11           --
  Bank of America (Nations Bank), Dallas, USA                3.14         3.37
  Bank of Melbourne, Melbourne, Australia                    4.04         0.33
  Barclays Bank, London, UK                                  0.40         3.63
  Deutsche Bank, Frankfurt, Germany                          0.57         0.37
  Deutsche Bank, Paris, France                               0.35           --
  Deutsche Bank, Brussels, Belgium                           0.17           --
  Deutsche Bank, Zurich, Switzerland                         0.09           --
  First Chicago Bank, Chicago, USA                             --         0.22
  Fleet Bank (Bank of Boston), Boston, USA                   2.89         0.72
  Fleet Bank (Summit Bank), New Jersey, USA                  2.03           --
  Hong Kong Bank of Canada, Toronto, Canada                  0.06         1.02
  HSBC Bank PLC - Croydon, London                           18.70        16.52
  Michigan National Bank, Detroit, USA                         --         0.17
  Nations Bank, Georgia, USA                                   --         0.21
  National Bank of Sharjah, UAE                              0.14           --
  Nordbanken, Stockholm, Sweden                              0.42         0.23
  Nova Scotia Bank, Toronto, Canada                          6.02         7.57
  Seafirst Bank, Seattle, USA                                  --         0.31
  Sanwa Bank, Tokyo, Japan                                   1.75         1.40
  Summit Bank, Bridgewater, USA                                --         0.89

The cash and bank balances include interest accrued but not due on fixed deposits amounting to Rs. 5.27 for the year ended March 31, 2002 (previous year Rs. 1.94).

16.2.20 Loans and advances

"Advances" mainly comprises prepaid travel and per-diem expenses and advances to vendors.

Deposits with financial institutions and body corporate comprise:

                                                              As at
                                                      ---------------------
                                                      March 31,   March 31,
                                                        2002        2001
                                                      ---------   ---------
Deposits with financial institutions:
   Housing Development Finance Corporation Limited      101.10       50.87
   ICICI Limited                                         52.77       50.87
   IDBI Limited                                             --       40.36
Deposits with body corporate:
   GE Capital Services India Limited                    100.87       50.58
                                                       -------     -------
                                                        254.74      192.68
                                                       =======     =======

Maximum balance held during the year

                                                        For the year ended
                                                      ---------------------
                                                      March 31,   March 31,
                                                        2002        2001
                                                      ---------   ---------
Deposits with financial institutions:
   Housing Development Finance Corporation Limited      101.26       51.15
   ICICI Limited                                         62.94       50.92
   IDBI Limited                                          51.50       40.36
Deposits with body corporate:
   GE Capital Services India Limited                    101.48       51.03

The above amounts include interest accrued but not due amounting to Rs. 2.74 (previous year - Rs. 2.68).

The financial institutions and the body corporate have superior credit ratings from a premier credit rating agency in the country.

Mr. Deepak M. Satwalekar, Director, is also Director of HDFC. Prof. Marti G. Subrahmanyam, Director, is also a director in ICICI Limited. Mr. N. R. Narayana Murthy, Chairman and Chief Mentor, was a director in ICICI Limited until March 27, 2002. Except as directors in these financial institutions, these persons have no direct interest in these transactions.

16.2.21 Current liabilities

Sundry creditors for other liabilities represent mainly the retention amounts payable to the vendors, and amounts accrued for various other operational expenses and taxes.

16.2.22 Fixed assets

The company has entered into lease-cum-sale agreements to acquire certain properties. In accordance with the terms of these agreements, the company has the option to purchase the properties on expiry of the lease period. The company has already paid 99% of the value of the properties at the time of entering into the lease-cum-sale agreements. These amounts are disclosed as "Land-leasehold" under "Fixed assets" in the financial statements.

16.2.23 Transfer of intellectual property rights

During the year ended March 31, 2001, the company transferred its intellectual property rights in Onscan - a web-focused wireless-enabled notification product, to OnMobile Systems Inc. (formerly Onscan Inc.) USA, a company incubated by Infosys as part of its ongoing effort to encourage and promote budding entrepreneurs among its employees. The rights were transferred for Rs. 8.93 (US$2 million), received as equity, preferred voting and preferred non-voting securities in OnMobile Systems Inc. The income of Rs. 5.49 (net of tax) arising on the transfer is disclosed as an extraordinary item in the statement of profit and loss of that year. The transaction was completed in the quarter ended June 30, 2000.

16.2.24 Investment activity

The following are the particulars of strategic investments made during the year ended March 31, 2002:

                                                      Year ended
                                                 ---------------------
                                                 March 31,   March 31,
Particulars of investee companies                  2002        2001
---------------------------------                ---------   ---------
Workadia Inc., USA*                                 10.32          --
Alpha Thinx Mobile Phone Services AG, Austria          --        2.21
Asia Net Media BVI Limited                             --        6.85
M-Commerce Ventures Pte. Limited, Singapore            --        1.84
CiDRA Corporation, USA                                 --       13.40
Stratify Inc. (formerly PurpleYogi Inc.), USA          --        2.33
                                                  -------     -------
                                                    10.32       26.63
                                                  =======     =======

* Investments in Workadia Inc., USA ("Workadia") comprise of 22,00,000 fully paid Series "B" convertible preferred stock, par value of US$0.0002, at US$1.00 each (adjusted for stock splits). Workadia will provide companies with comprehensive, customizable business intranets through browser accessed hosted portals and also offer consulting services to help customers select and deploy their intranet applications, content and services.

     During the year ended March 31, 2002 the company swapped 55,00,000 common stock in Yantra Corporation, USA ("Yantra") for a fully paid warrant to purchase 55,00,000 common stock. Accordingly, Yantra is no longer a subsidiary of the company as per the Companies Act, 1956 as at March 31, 2002.

     An amount of Rs. 15.29 was provided for the investments in Alpha Thinx and EC Cubed Inc., USA, in the latter half of the year ended March 31, 2001, when the investee companies filed for liquidation.

     16.2.25 Unbilled revenue

     Unbilled revenue as at March 31, 2002 amounts to Rs. 17.74 (as at March 31, 2001, Rs. 2.35). It primarily comprises the revenue recognized in relation to efforts incurred on fixed-price, fixed-timeframe contracts until the balance sheet date.

     16.2.26 Segment reporting

     The company's operations predominantly relate to providing IT services, delivered to customers globally operating in various industry segments. Accordingly, IT service revenues represented along industry classes comprise the primary basis of segmental information set out in these financial statements. Secondary segmental reporting is performed on the basis of the geographical location of customers.

     The accounting principles consistently used in the preparation of the financial statements are also consistently applied to record income and expenditure in individual segments. These are as set out in the note on significant accounting policies.

     Industry segments at the company are primarily financial services comprising customers providing banking, finance and insurance services; manufacturing companies; companies in the telecommunications and the retail industries; and others such as utilities, transportation and logistics companies.

     Income and direct expenses in relation to segments is categorized based on items that are individually identifiable to that segment, while the remainder of the costs are categorized in relation to the associated turnover of the segment. Certain expenses such as depreciation, which form a significant component of total expenses, are not specifically allocable to specific segments as the underlying services are used interchangeably. The company believes that it is not practical to provide segment disclosures relating to those costs and expenses, and accordingly these expenses are separately disclosed as "unallocated" and directly charged against total income.

     Fixed assets used in the company's business or liabilities contracted have not been identified to any of the reportable segments, as the fixed assets and services are used interchangeably between segments. The company believes that it is currently not practicable to provide segment disclosures relating to total assets and liabilities since a meaningful segregation of the available data is onerous.

     Customer relationships are driven based on the location of the respective client. North America comprises the United States of America, Canada and Mexico; Europe includes continental Europe (both the east and the west), Ireland and the United Kingdom; and the rest of the world comprises all other places except those mentioned above and India.

     Geographical revenues are segregated based on the location of the customer who is invoiced or in relation to which the revenue is otherwise recognized.

Industry segments

                                              Financial
     Year ended March 31, 2002 and 2001       services        Manufacturing      Telecom       Retail        Others       Total
     ----------------------------------       ---------       -------------      -------       ------        ------      --------
     Revenues                                   953.98           445.94           406.79       320.40        476.48      2,603.59
                                                640.78           338.84           350.11       172.86        397.97      1,900.56
     Identified operating expenses              355.38           181.92           114.13        89.43        166.37        907.23
                                                225.88           130.66            88.39        54.74        120.92        620.59
     Allocated expenses                         247.73           111.26           101.50        79.61        118.63        658.73
                                                177.69            90.69            93.90        46.31        106.54        515.13
                                               -------           ------           ------       ------        ------      --------
     Segmental operating income                 350.87           152.76           191.16       151.36        191.48      1,037.63
                                                237.21           117.49           167.82        71.81        170.51        764.84
                                               -------           ------           ------       ------        ------      --------
     Unallocable expenses                                                                                                  160.65
                                                                                                                           112.89
                                                                                                                         --------
     Operating income                                                                                                      876.98
                                                                                                                           651.95
                                                                                                                         --------
     Other income (expense), net                                                                                            66.41
                                                                                                                            44.08
                                                                                                                         --------
     Net profit before taxes                                                                                               943.39
                                                                                                                           696.03
                                                                                                                         --------
     Income taxes                                                                                                          135.43
                                                                                                                            72.71
                                                                                                                         --------
     Net profit after taxes                                                                                                807.96
                                                                                                                           623.32
                                                                                                                         --------

     Geographic segments


     Year ended March 31, 2002 and 2001             North America      Europe       India    Rest of the world     Total
     ----------------------------------             -------------      ------       -----    -----------------     -----
     Revenues                                          1,854.10        506.84       51.12          191.53        2,603.59
                                                       1,396.90        358.06       26.54          119.06        1,900.56
     Identifiable operating expenses                     646.90        181.55       19.98           58.80          907.23
                                                         443.71        125.45        8.96           42.47          620.59
     Allocated expenses                                  468.20        127.97       14.82           47.74          658.73
                                                         377.04         96.78        8.60           32.71          515.13
                                                       --------      --------    --------        --------        --------
     Segmental operating income                          739.00        197.32       16.32           84.99        1,037.63
                                                         576.15        135.83        8.98           43.88          764.84
                                                       --------      --------    --------        --------        --------
     Unallocable expenses                                                                                          160.65
                                                                                                                   112.89
                                                                                                                 --------
     Operating income                                                                                              876.98
                                                                                                                   651.95
                                                                                                                 --------
     Other income (expense), net                                                                                    66.41
                                                                                                                    44.08
                                                                                                                 --------
     Net profit before taxes                                                                                       943.39
                                                                                                                   696.03
                                                                                                                 --------
     Income taxes                                                                                                  135.43
                                                                                                                    72.71
                                                                                                                 --------
     Net profit after taxes                                                                                        807.96
                                                                                                                   623.32
                                                                                                                 ========

     16.2.27 Related party transactions

     The company entered into related party transactions during the year ended March 31, 2002 with Yantra Corporation, USA, the subsidiary of the company until February 27, 2002, and key management personnel.

     The transactions with Yantra Corporation comprise sales of Rs. 4.43 during the period from April 1, 2001 until February 27, 2002 (previous year as at March 31, 2001 Rs. 19.65). The outstanding dues from the subsidiary as at March 31, 2001 were Rs. 1.00.

     Key management personnel are non-director officers of the company, who have the authority and responsibility for planning, directing and controlling the activities of the company. The loans and advances receivable from non-director officers as at March 31, 2002 are Rs. 2.31 (previous year - Rs. 1.06).

     16.2.28 Provisions for doubtful debts

     Periodically, the company evaluates all customer dues to the company for collectibles. The need for provisions is assessed based on various factors including collectibles of specific dues, risk perceptions of the industry in which the customer operates, general economic factors, which could effect the customer's ability to settle. The company normally provides for debtor dues outstanding for 180 days or longer as at the balance sheet date. As at March 31, 2002 the company has provided for doubtful debts of Rs. 11.88 (as at March 31, 2001 -- Rs. 8.55) on dues from certain customers although the outstanding amounts were less than 180 days old, since the amounts were considered doubtful of recovery. The company continues pursuing the parties for recovery of the dues, in part or full.

     16.2.29 Dividends remitted in foreign currencies

     Infosys does not make any direct remittances of dividends in foreign currency. The company remits the equivalent of the dividends payable to the holders of ADS ("ADS holders") in Indian Rupees to the depositary bank, which is the registered shareholder on record for all owners of the company's ADSs. The depositary bank purchases the foreign currencies and remits dividends to the ADS holders. Particulars of dividends remitted are as follows:

                                                       Number of shares to which                      Year ended
     Particulars                                         the dividends relate             March 31, 2002       March 31, 2001
     -----------                                       -------------------------          --------------       --------------
     Final dividend for fiscal 2000                            20,81,900                         --                 0.62
     Interim dividend for fiscal 2001                          20,82,567                         --                 0.52
     Final dividend for fiscal 2001                            20,88,517                       1.56                   --
     Interim dividend for fiscal 2002                          20,95,517                       1.57                   --
                                                               ---------                       ----                 ----
                                                                                               3.13                 1.14
                                                               ---------                       ----                 ----

    16.2.30 Reconciliation of basic and diluted shares used in computing earnings per share

                                                                                                          Year ended
                                                                                                March 31, 2002    March 31, 2001
                                                                                                --------------    --------------
     Number of shares considered as basic weighted average shares outstanding                     6,61,62,274       6,61,52,131
     Add: Effect of dilutive issues of shares/stock options                                          4,05,301          2,06,180
                                                                                                  -----------       -----------
     Number of shares considered as weighted average shares and potential shares outstanding      6,65,67,575       6,63,58,311
                                                                                                  -----------       -----------

Cash flow statement for the year ended March 31

                                                                                             in Rs. crore
                                                                               ----------------------------------------
                                                                               Schedule        2002               2001
                                                                               --------      --------           -------
CASH FLOWS FROM OPERATING ACTIVITIES
Profit before tax                                                                              943.39            696.03
Adjustments to reconcile profit before tax to cash provided
By operating activities
   Profit on sale of fixed assets                                                               (0.09)            (0.09)
   Depreciation and amortization                                                               160.65            112.89
   Interest income                                                                             (51.23)           (38.47)
   Effect of deferred taxes                                                                     (8.69)               --
   Provisions on long-term investments                                                             --             15.29
   Income taxes paid during the year                                               1          (131.27)           (85.18)
   Exchange differences on translation of foreign currency deposits                            (13.26)           (20.17)
Changes in current assets and liabilities
   Sundry debtors                                                                              (34.36)          (166.19)
   Loans and advances                                                              2           (39.02)           (34.72)
   Current liabilities and provisions                                              3            (5.16)            60.93
                                                                                 ---         --------           -------
NET CASH GENERATED BY OPERATING ACTIVITIES                                                     820.96            540.32
                                                                                 ---         --------           -------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds on exercise of stock options                                                            4.60              2.38
Dividends paid during the year, including Dividend Tax                                        (109.37)           (42.20)
                                                                                 ---         --------           -------
NET CASH USED IN FINANCING ACTIVITIES                                                         (104.77)           (39.82)
                                                                                 ---         --------           -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets and change in capital work-in-progress                   4          (322.74)          (463.35)
Proceeds on disposal of fixed assets                                                             1.60              0.23
Long-term investments in securities                                                5           (10.32)           (26.65)
Interest income                                                                                 51.23             38.47
                                                                                 ---         --------           -------
NET CASH USED IN INVESTING ACTIVITIES                                                         (280.23)          (451.30)
                                                                                 ---         --------           -------
Effect of exchange differences on translation of foreign currency deposits                      13.26             20.17
                                                                                 ---         --------           -------
Net increase in cash and cash equivalents during the year                                      449.22             69.37
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR                                         577.74            508.37
                                                                                 ---         --------           -------
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR                                   6         1,026.96            577.74
                                                                                 ===         ========           =======

This is the cash flow statement referred to in our report of even date for Bharat S Raut & Co.
Chartered Accountants

S. Balasubrahmanyam    N. R. Narayana Murthy        Nandan M. Nilekani         S. Gopalakrishnan               Deepak M. Satwalekar
Partner                Chairman and Chief Mentor    Chief Executive Officer,   Chief Operating Officer         Director
                                                    President and Managing     and Deputy Managing Director
                                                    Director

                       Marti G. Subrahmanyam        Philip Yeo                 Jitendra Vir Singh              Omkar Goswami
                       Director                     Director                   Director                        Director

                       Larry Pressler               Rama Bijapurkar            Claude Smadja                   K. Dinesh
                       Director                     Director                   Director                        Director

                       S. D. Shibulal               T. V. Mohandas Pai         Phaneesh Murthy                 Srinath Batni
                       Director                     Director and Chief         Director                        Director
                                                    Financial Officer

                       V. Balakrishnan
                       Company Secretary
Bangalore              and Vice President -
April 10, 2002         Finance

Auditors' certificate
--------------------------------------------------------------------------------
To
The Members,
Infosys Technologies Limited

We have examined the attached cash flow statement of the Company for the year ended March 31, 2002. The statement has been prepared by the Company in accordance with the requirements of Clause 32 of the listing agreements entered into with the Stock Exchanges.

                                                         for Bharat S Raut & Co.
                                                           Chartered Accountants

                                                         /s/ S. BALASUBRAHMANYAM

Bangalore                                                    S. Balasubrahmanyam
April 10, 2002                                                           Partner

Schedules to the statement of cash flows for the year ended March 31

                                                                                       In Rs. crore
                                                                                 ----------------------
                                                                                   2002           2001
                                                                                 --------       -------
1  INCOME TAXES PAID DURING THE YEAR
   Charge as per the profit and loss account                                       135.43         72.71
    Add:   Tax provided on Intellectual property rights transferred                    --          3.44
           Increase in advance income taxes                                        112.51         69.33
    Less:  Increase/(Decrease) in income tax provision                            (116.67)       (60.30)
                                                                                 --------       -------
                                                                                   131.27         85.18
                                                                                 ========       =======
2  CHANGE IN LOANS AND ADVANCES DURING THE YEAR
   As per the balance sheet                                                        643.87        430.28
    Less:   Deposits with financial institutions and body corporate,
            included in cash and cash equivalents                                 (254.74)      (192.68)
            Advance income taxes separately considered                            (236.25)      (123.74)
                                                                                 --------       -------
                                                                                   152.88        113.86
    Less:   Opening balance considered                                            (113.86)       (79.14)
                                                                                 --------       -------
                                                                                    39.02         34.72
                                                                                 ========       =======

3  CHANGE IN CURRENT LIABILITIES AND PROVISIONS DURING THE YEAR
   As per the balance sheet                                                        459.41        319.85
   Add/
   (Less): Provisions separately considered in the cash flow Statement:
           Income taxes                                                           (239.57)      (122.90)
           Dividends                                                               (82.73)       (49.62)
           Dividend tax                                                             --            (5.06)
                                                                                 --------       -------
                                                                                   137.11        142.27
    Less:  Opening balance considered                                             (142.27)       (81.34)
                                                                                 --------       -------
                                                                                    (5.16)        60.93
                                                                                 ========       =======

4  PURCHASES OF FIXED ASSETS AND CHANGE IN CAPITAL WORK-IN-PROGRESS
   As per the balance sheet                                                        342.72)       349.66
    Less:  Opening capital work-in-progress                                       (170.65)       (56.96)
    Add:   Closing capital work-in-progress                                        150.67        170.65
                                                                                 --------       -------
                                                                                   322.74        463.35
                                                                                 ========       =======

5  LONG-TERM INVESTMENTS IN SECURITIES DURING THE YEAR
   As per the balance sheet                                                         44.44         34.12
    Add:   Provisions on investments                                                --            15.29
    Less:  Non-cash investment (see note 7.3 below)                                 --            (8.93)
                                                                                 --------       -------
                                                                                    44.44         40.48
    Less:  Opening balance considered                                              (34.12)       (13.83)
                                                                                 --------       -------
                                                                                    10.32         26.65
                                                                                 ========       =======

6  CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR
   As per the balance sheet                                                        772.22        385.06
    Add:   Deposits with financial institutions and body corporate,
           included herein                                                         254.74        192.68
                                                                                 --------       -------
                                                                                 1,026.96        577.74
                                                                                 ========       =======

7    NOTES ON THE STATEMENT OF CASH FLOWS

7.1 Cash flows are reported using the indirect method, whereby profit before tax is adjusted for the effects of transactions of a non-cash nature and any deferrals or accruals of past or future cash receipts or payments. The cash flows from regular revenue generating, financing, and investing activities of the company are segregated. Cash flows in foreign currencies are accounted at average monthly exchange rates that approximate the actual rates of exchange prevailing at the dates of the transactions.

7.2 The balance of cash and cash equivalents includes Rs. 1.12 crore as at March 31, 2002 (as at March 31, 2001, Rs. 0.48 crore) set aside for payment of dividends, and accordingly is not otherwise available to the company.

7.3 During the year ended March 31, 2001, the company transferred intellectual property rights in Onscan - a web-based wireless enabled notification product, to OnMobile Systems Inc., USA (formerly Onscan Inc.) - a company incubated by Infosys. The product was transferred for a gross consideration of Rs. 8.93 crore that was received as equity preferred convertible voting and non-voting stock in OnMobile Systems Inc. Accordingly, the transaction being non-cash has not been considered in the statement of cash flows, except for the related income taxes.

7.4 The previous year's figures have been recast/restated, wherever necessary, to conform to the current year's presentation.

Balance sheet abstract and company's general business profile
--------------------------------------------------------------------------------

Registration details
Registration no.                                                                                               13115
State code                                                                                                        08
Balance sheet date                                                                                    March 31, 2002
                                                                                 in Rs. `000 (except per share data)
------------------                                                               -----------------------------------

Capital raised during the year
Public issue                                                                                                      --
Rights issue                                                                                                      --
Bonus issue                                                                                                       --
Private placement                                                                                                 --
Preferential offer of shares under Employee Stock Option Plan scheme*                                           1,40

Position of mobilization and deployment of funds
Total liabilities                                                                                        20,80,31,22
Total assets                                                                                             20,80,31,22

Sources of funds
Paid-up capital                                                                                             33,09,32
Reserves and surplus                                                                                     20,47,21,90
Secured loans                                                                                                     --
Unsecured loans                                                                                                   --

Application of funds
Net fixed assets                                                                                          7,18,24,60
Investments                                                                                                 44,44,23
Net current assets                                                                                       12,93,40,39
Deferred tax assets                                                                                         24,22,00
Miscellaneous expenditure                                                                                         --
Accumulated losses                                                                                                --

Performance of company
Income from software services and products                                                               26,03,59,04
Other income                                                                                                66,40,85
Total income                                                                                             26,69,99,90
Total expenditure                                                                                        17,26,61,47
Profit/loss before tax                                                                                    9,43,38,42
Extraordinary income                                                                                              --
Profit/loss after tax                                                                                     8,07,95,42
Earnings per share from ordinary activities (basic) (Rs.)                                                     122.12
Earnings per share from ordinary activities (diluted) (Rs.)                                                   121.37
Dividend rate (%)                                                                                                400

Generic names of principal products/services of the company
Item code no. (ITC code)                                                                                 85249009.10
Product description                                                                                Computer software
*Issue of shares arising on the exercise of options granted to employees under the company's -
 1998 ADS Plan                                                                                                27,983
 1999 Plan                                                                                                        30

--------------------------------------------------------------------------------

                   N. R. Narayana Murthy       Nandan M. Nilekani              S. Gopalakrishnan               Deepak M. Satwalekar
                   Chairman and Chief Mentor   Chief Executive Officer,        Chief Operating Officer         Director
                                               President and Managing          and Deputy Managing Director
                                               Director

                   Marti G. Subrahmanyam       Philip Yeo                      Jitendra Vir Singh              Omkar Goswami
                   Director                    Director                        Director                        Director

                   Larry Pressler              Rama Bijapurkar                 Claude Smadja                   K. Dinesh
                   Director                    Director                        Director                        Director

                   S. D. Shibulal              T. V. Mohandas Pai              Phaneesh Murthy                 Srinath Batni
                   Director                    Director and Chief Financial    Director                        Director
                                               Officer

                   V. Balakrishnan
                   Company Secretary
Bangalore          and Vice President -
April 10, 2002     Finance

Risk management report

The management cautions readers that the risks outlined below are not exhaustive and are for information purposes only. Investors are requested to exercise their own judgment in assessing various risks associated with the company and to refer to discussions of some of these risks in the company's earlier Annual Reports and Securities and Exchange Commission filings.

In a dynamic industry such as IT services, risk is an inherent aspect of business. The impact of the turbulent socio-political and economic events in the past year on businesses bears testimony to this. It is indeed during such times that a company's ability to manage risk is put to an acid test. Your company has successfully out-performed its own revenue estimates, even during these tough times. This performance has been in large measure due to the resilient business model and prudent risk management practices followed by your company.

Your company's business model rests on four pillars - Predictability, Sustainability, Profitability and De-risking (the PSPD model). This model helps the management evaluate risk-return trade-offs and thereby make effective strategic choices. Your company focuses on long-term relationships with its clients and seeks to become a strategic partner in their quest for competitiveness. This leads to a predictable and sustainable revenue stream for your company. The Infosys-pioneered Global Delivery Model has helped your company to consistently be among the most profitable IT services companies in the world. The last element of the PSPD model - de-risking - provides the company with the strength and stability to effectively react to changes in the business environment.

A comprehensive and integrated risk management framework forms the basis of all the de-risking efforts of the company. Prudential norms aimed at limiting exposures are an integral part of this framework. Formal reporting and control mechanisms ensure timely information availability and facilitate proactive risk management. These mechanisms are designed to cascade down to the level of line managers so that risks at the transactional level are identified and steps are taken towards mitigation in a decentralized fashion.

The board of directors is responsible for monitoring risk levels on various parameters and the management council ensures implementation of mitigation measures, if required. The audit committee provides the overall direction on the risk management policies.

  1. Business portfolio risks

     -  E-business exposure

     -  Service concentration

     -  Client concentration

     -  Geographical concentration

     -  Vertical domain concentration

     -  Technology concentration

  2. Financial risks

     -  Foreign currency rate fluctuations

     -  Liquidity

     -  Leverage

  3. Legal and statutory risks

     -  Contractual liabilities

     -  Statutory compliance

  4. Organizational management risks

     -  Leadership development

     -  Human resources management

     -  Process maturity

     -  Internal control systems

     -  Disaster prevention & recovery

     -  Technological obsolescence

  5. Political risks

1.  Business portfolio risks

    Excessive dependence on any single business segment increases risk and therefore needs to be avoided. To this end, the company has adopted prudential norms, wherever required, to prevent undesirable concentration in any one vertical, technology, client or geographic area.

1.1 E-business exposure

    In recent years, the Internet has emerged as an efficient platform for enabling business transactions. While companies the world over continue to engage in transforming their businesses utilizing the power of this medium, dotcom companies have significantly reduced in number. Consequently, your company's exposure to such high-risk Internet start-up companies has been reduced to a miniscule proportion. In view of this, the management perceives risk from this aspect to be minimal in the future.

1.2 Service concentration

     Your company has an array of service offerings across various horizontal and vertical business segments. These services are designed to offer clients end-to-end solutions and also to add stability and predictability to Infosys' revenue stream.

     The following table provides historical data on contribution to revenues from the various service offerings.

     Service offerings              FY 2002        FY 2001        FY 2000
     -----------------              -------        -------        -------
     Development                     32.0%          40.0%          43.7%
     Maintenance                     29.0%          25.4%          28.6%
     Re-engineering                  10.1%           9.3%          10.1%
     Package implementation           9.8%           7.2%           6.0%
     Consulting                       4.2%           4.9%           1.6%
     Testing                          2.9%           2.9%           0.7%
     Engineering services             2.6%           1.7%           2.0%
     Other services                   5.4%           6.1%           4.7%
     Products                         4.0%           2.5%           2.6%
                                    -----          -----          -----
     Total                          100.0%         100.0%         100.0%
                                    -----          -----          -----


1.3 Client concentration

     Excessive exposure to a few large clients has the potential to impact profitability and to increase credit risk. However, large clients and high repeat business lead to higher revenue growth and lower marketing costs. Therefore, the company needs to strike a balance. Your company has chosen to limit revenue from any one client to 10% of the total revenue.

     In addition to increasing revenues from existing clients, your company actively seeks new business opportunities and clients, in order to reduce client concentration levels. During the year, your company added 116 clients.

     The following table provides historical data on client concentration.

                                                                          FY 2002        FY 2001        FY 2000
                                                                          -------        -------        -------
     Active clients                                                         293            273            194
     Clients added during the year                                          116            122             99
     % of revenues from the largest client                                  6.1%           7.3%           7.2%
     % revenues from top five clients                                      24.1%          26.0%          30.2%
     % revenues from top ten clients                                       39.4%          39.2%          45.7%
     Clients accounting for >5% of total revenue                              2              3              4
     No. of million-dollar clients                                           83             80             42
     No. of 5 million-dollar clients                                         25             19             10
     No. of 10 million-dollar clients                                        16             11              4
     No. of 20 million-dollar clients                                         6              3             --
     Million-dollar clients as a % to active clients                       28.3%          29.3%          21.6%

1.4 Geographical concentration

     A high geographical concentration of business could lead to volatility because of political and economic factors in target markets. However, individual markets have distinct characteristics - growth, IT spends, willingness to outsource, costs of penetration, and price points. Cultural issues such as language, work culture and ethics, and acceptance of global talent also come into play. Due to these business considerations, your company has decided not to impose any rigid limits on geographical concentration.

     Proactively looking for business opportunities in new geographies and thereby increasing their contribution to total revenues helps manage this risk. In line with this, your company has been making significant efforts to enhance business from Europe and Asia Pacific over the past couple of years.

     The following table provides historical data relating to geographical concentration.

     Geographical area                                               FY 2002        FY 2001        FY 2000
     -----------------                                               -------        -------        -------
     North America                                                     71.2%          73.5%          78.0%
     Europe                                                            19.5%          18.8%          14.8%
     India                                                              2.0%           1.4%           1.4%
     Rest of the world                                                  7.3%           6.3%           5.8%
                                                                      -----          -----          -----
     Total                                                            100.0%         100.0%         100.0%
                                                                      -----          -----          -----


1.5 Vertical domain concentration

     Vertical domains relate to the industries in which clients operate. Your company has chosen to focus on certain vertical segments with a view to leverage accumulated domain expertise to deliver enhanced value to its clients. To ensure that cyclicality in any one industry does not adversely impact revenues, the proportion of revenue from each vertical domain is closely monitored. Focused marketing efforts in chosen domains serve to mitigate this risk.

     The following table provides historical information on the proportion of revenues from various domains.

     Vertical domain                                                FY 2002            FY 2001            FY 2000
     ---------------                                                -------            -------            -------
     Manufacturing                                                    17.1%              17.8%              23.0%
     Insurance, banking & financial services                          36.7%              33.7%              30.1%
     - Insurance                                                      16.3%              14.2%              15.0%
     - Banking & financial services                                   20.4%              19.5%              15.1%
     Telecom                                                          15.6%              18.4%              15.4%
     Retail                                                           12.3%               9.1%              10.6%
     Energy and utilities                                              2.0%               1.4%               3.0%
     Transportation & logistics                                        2.7%               2.2%               2.8%
     Others                                                           13.6%              17.4%              15.1%
                                                                     -----              -----              -----
     Total                                                           100.0%             100.0%             100.0%
                                                                     -----              -----              -----

     The credit ratings of some of the large telecom equipment manufacturers have been downgraded. This has enhanced the risk perception of this sector. Your company derived 15.6% of its revenues from the telecom sector during the year ended March 31, 2002 as compared to 18.4% during the previous year ended March 31, 2001. The revenues from telecom equipment manufacturers amounted to 10.2% during the year ended March 31, 2002 as against 12.6% during the previous year. Your company has taken adequate measures to derisk its exposure to this sector.

     The following table provides information on the customer classification within the telecom segment.

     Category                                  % of telecom revenue      % of total revenue
     --------                                  --------------------      ------------------
     Service providers                                 31.4                     4.9
     Product companies                                  2.9                     0.4
     Equipment manufacturers                           65.1                    10.2
     Others                                             0.6                     0.1
                                                      -----                    ----
     Total                                            100.0                    15.6
                                                      -----                    ----

1.6 Technology concentration

     Being a company exposed to rapid shifts in technology, an undue focus on any particular technology could adversely affect the risk profile of your company. Given the rapid pace of technological change, your company has chosen not to impose rigid concentration limits. Often, industry characteristics and market dynamics determine the choice of technology.

     The following table provides historical technology-related data.

     Technology                                                     FY 2002            FY 2001            FY 2000
     ----------                                                     -------            -------            -------
     Distributed systems                                              48.3%              44.6%              47.2%
     Mainframe / mid-range                                            14.4%              13.6%              25.0%
     Internet                                                         23.0%              28.4%              13.6%
     Proprietary telecom systems                                       2.6%               5.1%               6.8%
     Others                                                           11.7%               8.3%               7.4%
                                                                     -----              -----              -----
     Total                                                           100.0%             100.0%             100.0%
                                                                     -----              -----              -----

2.  Financial risks

2.1 Foreign currency rate fluctuations

     While your company derives its revenues from 31 countries around the world, 87.7% of revenues in fiscal 2002 was dollar-denominated. Further, all contracts entered into are in internationally tradable currencies so that your company is not exposed to local currencies that have significant non-tradability and downside risks on exchange fluctuations.

     A large proportion of your company's expenses is in Indian rupees. Operating profits are therefore subject to foreign currency rate fluctuations. While a depreciation of the Indian rupee would have a favorable bottom-line impact, an appreciation would affect your company's profitability adversely.

     The table below gives the foreign currency receipts and payments.

                                                                                                      in Rs. crore
                                                                                                      ------------
                                                                  FY 2002            FY 2001             FY 2000
                                                                  --------           --------            -------
     Earnings in foreign currency                                 2,495.50           1,728.23             851.72
     Revenue expenditure in foreign currency                      1,023.41             612.29             296.56
     Net revenue foreign currency earnings                        1,472.09           1,115.94             555.16
     Capital expenditure in foreign currency                         48.74             115.24              40.02
                                                                  --------           --------             ------
     Net foreign currency earnings                                1,423.35           1,000.70             515.14
                                                                  --------           --------             ------

     As a net foreign currency earner, your company has a natural hedge on all forex-related payments. All dollar expenses are met out of dollar-denominated accounts. Part of the surplus funds is maintained in foreign currency deposits. Your company does not take active trading positions in the foreign currency markets and operates only to hedge its receivables.

2.2 Liquidity

     An essential part of the financial strategy of your company is to have a liquid balance sheet. Your company desires to have liquid assets at 25% of revenue and around 40% of total assets. The company policy is to earn a minimum of twice the cost of capital as return on average capital employed and a minimum of thrice the cost of capital as return on average invested capital. The cost of capital for the current year is estimated at 17.17%. Operating as it does in a high technology area, a high level of liquidity enables quick responses to rapid changes in the environment.

     Your company also has a policy to settle its payables well within stipulated timeframes. Further, the nature of business is such that significant investments may have to be made in marketing, and research and development activities. All these factors call for considerable liquidity.

     The following table gives data on the liquidity position of your company based on Indian GAAP.

     Ratio                                                           FY 2002           FY 2001            FY 2000
     -----                                                           -------           -------            -------
     Operating cash flow as % of revenue                              31.5%              28.4%              28.3%
     Days sales outstanding                                             47                 58                 56
     Cash and equivalents as % of assets                              49.4%              41.6%              61.0%
     Cash and equivalents as % of revenue                             39.4%              30.4%              57.6%
     Return on average capital employed                               54.4%              62.6%              46.3%
     Return on average invested capital                               83.1%             105.4%             111.6%

2.3 Leverage

     Your company has been a debt-free company for the last four financial years. Currently, your company has adopted a policy to use debt financing only for short-term funding requirements, should the necessity arise.

3.  Legal and statutory risks

3.1 Contractual liabilities

     Litigation regarding intellectual property rights, patents and copyrights is significantly high in the software industry. In addition, there are other general corporate legal risks. The management has clearly charted out a review and documentation process for contracts. This process focuses on evaluating the legal risks involved in a contract, on ascertaining the legal responsibilities of your company under the applicable law of the contract, on restricting its liabilities under the contract, and on covering the risks involved. The management has also taken sufficient insurance cover abroad to cover possible liabilities arising out of non-performance of contracts. The management reviews this on a continuous basis and takes corrective action. As a matter of policy your company does not enter into contracts that have open-ended legal obligations. To date, your company has no material litigation in relation to contractual obligations pending against it in any court in India or abroad.

3.2 Statutory compliance

     Your company has a compliance officer to advise your company on compliance issues and to ensure that your company is in compliance with the laws of the jurisdiction where the company has operations. The compliance officer reports to the board of directors from time to time. Various business heads give compliance certificates to the board of directors and the compliance officer reports deviations, if any. Generally, your company takes appropriate business decisions after ascertaining from the compliance officer and, if necessary, from independent legal counsel, that the business operations of your company are in compliance with any law in the jurisdiction in which it is undertaken. Legal compliance issues are an important factor in assessing all new business proposals. Your company has strengthened its legal team and put in place appropriate policies towards legal compliance. Your company follows an affirmative policy in protecting its trade name and trademark / service mark and is actively pursuing trademark infringement suits against various persons / companies in India and abroad.

4.  Organizational management risks

4.1 Leadership development

     As your company experiences continuous growth, one of the key imperatives is to develop leadership from among the talent pool that it possesses. Your company has invested significant resources in creating a state-of-the-art leadership institute at Mysore, which was made operational in record time last year. Chosen high-potentials are offered courses in subtleties of leadership development. Members of the senior management have committed a significant amount of their time to this initiative by designing and conducting these courses personally. Many of these courses are now being rolled out to mould leaders across all levels in the organization.

4.2 Human resource management

     The key resource for your company is its people. Your company has been able to create a favorable work environment that encourages innovation and meritocracy. This is reflected in the fact that Infosys was rated as the Best Employer of India in the Business Today-Hewitt study for the second successive year, based on a survey of HR practices of leading Indian corporates. Your company today has employees belonging to 29 countries. This helps your company to have the cultural wherewithal to understand the need of international clients

     An employee-friendly work environment combined with a well-balanced compensation package ensures that your company has one of the lowest employee attrition rates in the industry today. The table below gives attrition rates for the past three years:

                                                                    FY 2002             FY 2001              FY 2000
                                                                    -------             -------              -------
     Attrition rate                                                   6.2%               11.2%                 9.2%

     Infosys enjoys excellent relationships with leading universities globally and, thus, has a huge talent pool to draw from.

4.3 Process maturity

     Risk management processes at the operational level are a key requirement for reducing uncertainty in delivering high-quality software solutions to clients within budgeted time and cost. Adoption of quality models such as the Software Engineering Institute's Capability Maturity Model (SEI-CMM) has ensured that risks are identified and measures are taken to mitigate them at the project plan stage itself. Your company has been certified as having software development processes at Level 5 of the CMM, a distinction that only a few companies in the world have achieved.

     A risk management guideline is in place to provide guidance to project leaders and module leaders on ways in which risks can be identified and mitigated. Further, important metrics are collected and analyzed for all projects, and a database of such information is maintained to focus attention on key improvement areas. Standard methodologies, perfected through accumulated experience, form the basis for execution of projects in most of your company's service offerings.

     Your company also has effective systems in place to ensure creation, documentation and dissemination of experiential knowledge. An intranet-based, user-friendly application known as Knowledge Shop (K-shop) comprising knowledge components contributed by employees is being used effectively for this purpose. Incentive schemes are in place to encourage a knowledge sharing culture in the organization. A dedicated central team of experts in the knowledge management sphere provides impetus to this initiative. This group creates technology aids and facilitates knowledge accumulation and dissemination through innovative methods.

     Since your company has significantly mature processes in the software development arena, it has been focusing its attention during the year on enhancing the process quality of other enterprise processes, and aligning them with the organizational objectives. World-class models of process excellence such as the Six Sigma technique and the Malcolm Baldrige quality framework guide this initiative. Through this initiative, many of the processes critical to the long-term competitiveness of your company have been taken up.

4.4 Internal control systems

     Being a process-oriented company, your company has in place well-defined roles and responsibilities for people at various levels. This, coupled with robust internal information systems, ensures appropriate information flow to facilitate effective monitoring. Adherence to these processes is ensured through frequent internal audits. Additionally, the following measures are in place to ensure proper control:

          -  Any unbudgeted expense has to be approved by the CEO.

          - Any policy change has to be approved by a committee headed by the CEO. This is done after a 5-year profitability impact assessment.

          - Senior management personnel submit periodic reports on their activities and achievements for review by the CEO.

     Your company uses an operations planning model to forecast personnel requirements based on business projections. The personnel requirements are incorporated into the annual budgeting exercise. Any material change in the business outlook is factored into the personnel forecasts and budgets. Effective budgetary control on all expenses ensures that actual spending is in line with the budget.

4.5 Disaster prevention and recovery

     Your company has reviewed and modified its Disaster Recovery Plan after the tragic events of September 11, 2001. Physical security of the various campuses as well as buildings has been strengthened. Logical security of systems has been found adequate and will continue to be reviewed since new threats occur every day. Firewalls are in place on all external connections from our network. A mobile user connects to your company's network using secure connections only after authenticity is validated.

     Each campus has several buildings for software work. Each building is self-contained with its servers and developer workstations. Any part of the building can be secured physically and logically as per client requirements. Backups are taken daily and stored in secure locations. Your company can replicate any project within the campus within a short timeframe using these backups. Further, your company can move projects from one campus to another if needed since each campus is similar to every other in terms of technologies.

     There is redundancy built into the data communication links. Each development center is connected to every other using multiple links. Your company has several links to overseas destinations, using different routes, and provided by multiple service providers.

     Periodic reviews are done to ensure that all the above meet the organization's requirements.

4.6 Technological obsolescence

     Your company evaluates technological obsolescence and the associated risks on a continuing basis and makes investments accordingly. Information technology is possibly the only area where costs for a given technology reduce over time. The cost of acquiring technology also includes the cost of installation and retraining.

     The technology requirements of your company can be classified into three categories; different strategies are used to manage risk in each category. The first category is your company's desktop environment consisting of PCs along with associated software. In this category, volumes are large and retraining costs are high. Your company considers this a commodity product and goes for a technology that is mature - not leading-edge - so that costs are low. Your company has also standardized its user interface software so that retraining costs are minimal. Once the warranty period on these systems expires, they are donated to educational and charitable institutions, after obtaining suitable approval.

     The second category of systems is proprietary systems used for the development of software for clients as well as the servers used for running internal IS applications. The technological obsolescence in these areas is not rapid, especially in the mainframe segment. Purchase decisions in this category are determined by client requirements. Your company has standardized on the Windows NT platform for its internal IS needs. Network components also fall into this category and your company is standardizing its network components, based on a few suppliers.

     The third category of systems is the tools required for software development including project management tools, integrated software development environments, testing and other CASE tools, and collaborative software development tools. In this category, your company continuously looks out for leading-edge products that help increase productivity and also give your company an advantage over its competitors. In its technology infrastructure, your company aims to be on par with or better than its competitors anywhere in the world, as well as its clients. Your company's clients would like it to advise them on emerging products and technologies. Hence, your company continuously invests in these technologies. Several research initiatives are undertaken in your company to review and adopt the technologies for use internally, as well as on client projects.

     Your company's amortization strategy reflects the requirements of the various categories of systems. Your company has an aggressive amortization program under which category 1 and 2 except for mainframe technology are amortized in 2 years. Further, purchase of software is treated as revenue expenditure in the same year. Other assets are also aggressively amortized to ensure that the investment is current, and that any change in technology would not lead to large write-offs. Such an amortization policy also ensures full cost recovery as part of current costs.

     The following table gives depreciation expense and software expense as a proportion of revenues for the last three years (based on Indian GAAP).

                                                                     FY 2002            FY 2001            FY 2000
                                                                     -------            -------            -------
     Depreciation / average gross block                               20.2%              24.7%              23.5%
     Depreciation / total revenue                                      6.2%               5.9%               6.0%
     Software for own use / total revenue                              1.3%               1.7%               1.8%

5. Political risks

     Recognizing that India's education system, its world-class professionals, and its low cost structure give it an intrinsic comparative advantage in software exports, successive governments have accorded a special status to this industry. Given the consensus among all leading political parties on the importance of the software industry, it is likely to remain a focus area for governmental policy in the years to come.

     Business ties between the US corporations and the Indian software industry have been strong for several years now. These ties have been further strengthened through improving bilateral relationships between the two governments over the past few years. Similar improvements have been seen with countries such as Germany, UK, Italy and Japan. Given such positive trends, your company believes that its exposure to political risk is not very significant.

Corporate governance report
--------------------------------------------------------------------------------
          "The strength of a country depends on the values of it's citizens.
           Honesty, hard work and compassion are needed to build a society rich in both goods and goodness. Because our country values freedom so highly, we are especially dependent on the responsibility of our citizens."

                                                      - President George W. Bush

For Infosys, maintaining the highest standards of corporate governance is not a matter of mere form but of substance. It is an article of faith, a way of life, an integral part of the company's core values. We have a board that is fully aware of its fiduciary responsibilities in the widest sense of the term; our disclosures match, if not go beyond, the best practices recommended by all international corporate governance codes; we live by transparency and by respecting minority shareholder rights; we eschew anything that even remotely runs counter to our ethical values; we relentlessly attempt to maximize long-term shareholder value; and, most importantly, we consider ourselves as trustees of our stakeholders.

Corporate governance guidelines and codes of best practices began in the early 1990s in the United Kingdom and the United States in response to problems in the performance of leading companies and the perceived lack of effective board oversight that contributed to those problems. The Cadbury Report of the UK, the General Motors Board of Directors Guidelines in the US and the Dey Report in Canada proved to be influential sources for other guidelines and codes. Over the past decade, several guidelines and codes have been issued by various countries. Compliance with these recommendations is generally not mandated by law, although codes that are linked to stock exchanges sometimes have a mandatory content.

In India, the Confederation of the Indian Industry (CII) took the lead in framing a desirable code of corporate governance in April 1998. Infosys fully complies with, and indeed goes beyond CII's recommendations on corporate governance. This was followed by the recommendations of the Kumar Mangalam Birla Committee on Corporate Governance appointed by the Securities and Exchange Board of India (SEBI) - the recommendations were accepted by SEBI in December 1999, and are now enshrined in Clause 49 of the Listing Agreement of every Indian stock exchange. Infosys' compliance with these requirements is listed in the course of this chapter.

As a part of Infosys' commitment to adhering to global best practices, this chapter also discloses the company's compliance with the Euroshareholders Corporate Governance Guidelines 2000 and the Blue Ribbon Committee recommendations, and Infosys' adherence to the UN Global Compact Programme. Further, a note on Infosys' compliance with the corporate governance guidelines of six countries - in their national languages - is presented in the chapter entitled Financial statements prepared in substantial compliance with GAAP requirements of Australia, Canada, France, Germany, Japan and the United Kingdom and reports of compliance with the respective corporate governance standards.

A.  Board composition

1.  Size and composition of the board

     The current policy is to have an appropriate mix of executive and independent directors to maintain the independence of the board, and to separate the board functions of governance and management. The board consists of sixteen members, eight of whom are executive or whole-time directors, and eight independent directors. Five of the executive directors are founders of the company. To ensure independence of the board, the members of the audit committee, the nominations committee and the compensation committee are composed entirely of independent directors. Table 1 gives the composition of Infosys' board, and the number of outside directorships held by each of the directors.

     Table 1: Composition of the board, and external directorships held during FY 2002

                                                                              Directorships held as on
                                                                                   March 31, 2002
                                                                              ------------------------                 Chairmanship
                                                                                                All       Committee    in committees
                                                                Relationship                 companies    membership     in which
                                                                 with other   India listed    around       in all        they are
     Name of directors       Position                            directors    companies(#)   the world    companies      members
     -----------------       --------                           ------------  ------------   ---------    ----------   -------------
     N. R. Narayana Murthy   Chairman and Chief Mentor;            None            2             3            0              0
                              Executive and founder director
     Nandan M. Nilekani      CEO, President and Managing           None            0             1            1              0
                              Director; Executive and founder
                              director
     S. Gopalakrishnan       COO and Deputy Managing               None            0             1            0              0
                              Director; Executive and founder
                              director
     Deepak M. Satwalekar    Independent director                  None           11            13            8              2
     Prof. Marti G.
      Subrahmanyam           Independent director                  None            1             7            4              3
     Ramesh Vangal*          Independent director                  None           NA            NA           NA             NA
     Philip Yeo              Independent director                  None            0            18            5              1
     Prof. Jitendra Vir
      Singh                  Independent director                  None            0             1            2              0
     Dr. Omkar Goswami       Independent director                  None            2             3            4              0
     Sen. Larry Pressler     Independent director                  None            0             3            2              0
     Rama Bijapurkar         Independent director                  None            3             6            4              1
     Claude Smadja**         Independent director                  None            0             3            3              2
     K. Dinesh               Head - Human Resources                None            0             1            1              0
                              Development, Information
                              Systems, Quality &
                              Productivity and
                              Communication Design Group;
                              Executive and founder director
     S. D. Shibulal          Head - Customer Delivery;             None            0             2            1              0
                              Executive and founder director
     T. V. Mohandas Pai      CFO and Head - Finance &              None            0             1            0              0
                              Administration; Executive
                              director
     Phaneesh Murthy         Head - Sales & Marketing,             None            0             1            0              0
                              and Communication & Product
                              Services;
                              Executive director
     Srinath Batni           Head - Delivery (West North           None            0             1            0              0
                              America); Executive
                              director

      * Ramesh Vangal resigned from the board with effect from October 24, 2001.

     ** Claude Smadja was co-opted as an Additional Director with effect from October 25, 2001. NA: Not applicable.

      * excluding Infosys

2.   Responsibilities of the Chairman, CEO and the COO

     The current policy of the company is to have a Chairman and Chief Mentor - Mr. N. R. Narayana Murthy; a Chief Executive Officer (CEO), President and Managing Director - Mr. Nandan M. Nilekani; and a Chief Operating Officer
     (COO) and Deputy Managing Director - Mr. S. Gopalakrishnan. There are clear demarcations of responsibility and authority between the three.

     - The Chairman and Chief Mentor is responsible for mentoring Infosys' core management team in transforming the company into a world- class, next-generation organization that provides state-of-the-art technology-leveraged business solutions to corporations across the world. He also interacts with global thought-leaders to enhance the leadership position of Infosys. In addition, he continues to interact with various institutions to highlight and help bring about the benefits of IT to every section of society. As chairman of the board, he is also responsible for all board matters.

     - The CEO, President and Managing Director is responsible for corporate strategy, brand equity, planning, external contacts, new initiatives, and other management matters. He is also responsible for achieving the annual business plan.

     - The COO and Deputy Managing Director is responsible for all customer service operations. He is also responsible for technology, acquisitions and investments.

     The Chairman, CEO, COO, the other executive directors and the senior management make periodic presentations to the board on their responsibilities, performance and targets.

3.   Board definition of independent directors

     According to Clause 49 of the Listing Agreement with Indian stock exchanges, an independent director means a person other than an officer or employee of the company or its subsidiaries or any other individual having a material pecuniary relationship or transactions with the company which, in the opinion of the company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

     Infosys adopted a stricter definition of independence as required by NASDAQ listing rules. The same is provided in the Audit charter section of this Annual Report.

4.   Board membership criteria

     Board members are expected to possess the expertise, skills and experience required to manage and guide a high-growth, hi-tech, software company deriving revenue primarily from G-7 countries. Expertise in strategy, technology, finance, quality and human resources is essential. Generally, they will be between 40 and 60 years of age. They will not be relatives of an executive director or of an independent director. They are generally not expected to serve in any executive or independent position in any company in direct competition with Infosys. Board members are expected to rigorously prepare for, attend, and participate in all board and applicable committee meetings. Each board member is expected to ensure that their other current and planned future commitments do not materially interfere with the member's responsibility as a director of Infosys.

5.   Selection of new directors

     The board is responsible for the selection of any new director. The board delegates the screening and selection process involved in selecting the new directors to the nominations committee, which consists exclusively of independent directors. The nominations committee makes recommendations to the board on the induction of any new member.

6.   Membership term

     The board constantly evaluates the contribution of its members, and recommends to shareholders their re-appointment periodically as per statute. The current law in India mandates the retirement of one-third of the board members (who are liable to retire by rotation) every year, and qualifies the retiring members for re-appointment. Executive directors are appointed by the shareholders for a maximum period of five years at a time, but are eligible for re-appointment upon completion of their term. Non-executive directors do not have a specified term, but retire by rotation as per law. The nominations committee of the board recommends such appointments and/or re-appointments. However, the membership term is limited by the retirement age for the members.

7.   Retirement policy

     Under this policy, the maximum age of retirement of all executive directors is 60 years, which is the age of superannuation for the employees of the company. Their continuation as members of the board upon superannuation / retirement is determined by the nominations committee. The age limit for serving on the board is 65 years.

8.   Board compensation review

     The compensation committee determines and recommends to the board the compensation payable to the directors. All board-level compensations are approved by shareholders, and separately disclosed in the financial statements.

     Remuneration of the executive directors consists of a fixed component and a performance incentive. The compensation committee makes a quarterly appraisal of the performance of the executive directors based on a detailed performance-related matrix. The annual compensation of the executive directors is approved by the compensation committee, within the parameters set by the shareholders at the shareholders meetings.

     Compensation payable to each of the independent directors is limited to a fixed amount per year as determined and approved by the board - the sum of which is within the limit of 0.5% of the net profits of the company for the year, calculated as per the provisions of the Companies Act, 1956. The compensation payable to independent directors and the method of calculation are disclosed separately in the financial statements.

     Those executive directors who are founders of the company have voluntarily excluded themselves from the 1994 Stock Offer Plan, the 1998 Stock Option Plan and the 1999 Stock Option Plan. Independent directors are also not eligible for stock options under these plans, except for the latest 1999 Stock Option Plan. Table 2a gives the compensation of each director; and Table 2b gives the grant of stock options to directors.

     Table 2a: Cash compensation to the directors for FY2002

                                                                             in Rs. crore
                                        -----------------------------------------------------------------------------------------
                                                     Performance     Commission      Sitting fees
     Name of directors                  Salary     incentive/bonus     payable        (in months)        Total      Notice period
     -----------------                  ------     ---------------   ----------      ------------        -----      -------------
     N. R. Narayana Murthy               0.19            0.02              NA              NA             0.21            6
     Nandan M. Nilekani                  0.18            0.02              NA              NA             0.20            6
     S. Gopalakrishnan                   0.18            0.02              NA              NA             0.20            6
     Deepak M. Satwalekar                  NA              NA            0.12            0.01             0.13           NA
     Prof. Marti G. Subrahmanyam           NA              NA            0.12            0.01             0.13           NA
     Ramesh Vangal*                        NA              NA            0.07              --             0.07           NA
     Philip Yeo                            NA              NA            0.12              --             0.12           NA
     Prof. Jitendra Vir Singh              NA              NA            0.12            0.01             0.13           NA
     Dr. Omkar Goswami                     NA              NA            0.12            0.01             0.13           NA
     Sen. Larry Pressler                   NA              NA            0.12            0.01             0.13           NA
     Rama Bijapurkar                       NA              NA            0.12            0.01             0.13           NA
     Claude Smadja**                       NA              NA            0.05              --             0.05           NA
     K. Dinesh                           0.19            0.02              NA              NA             0.21            6
     S. D. Shibulal                      0.17            0.02              NA              NA             0.19            6
     T. V. Mohandas Pai                  0.19            0.01              NA              NA             0.20            6
     Phaneesh Murthy                     1.20            0.72              NA              NA             1.92            6
     Srinath Batni                       0.16            0.01              NA              NA             0.17            6

      * Ramesh Vangal resigned from the board with effect from October 24, 2001.

     ** Claude Smadja was co-opted as an Additional Director with effect from October 25, 2001.

     None of the above is eligible for any severance pay.

     Table 2b: Grant of stock options to directors during FY2002

                               Number of options          Grant price
Name of directors                 (1999 ESOP)            (in Indian Rs)             Expiry date
-----------------              -----------------         --------------             -----------
Deepak M. Satwalekar                 7,000                  3,215.60                Apr 11, 2010
Prof. Marti G. Subrahmanyam          6,000                  3,215.60                Apr 11, 2010
Ramesh Vangal*                       7,000                  3,215.60                Apr 11, 2010
Philip Yeo                           3,000                  3,215.60                Apr 11, 2010
Prof. Jitendra Vir Singh             2,000                  3,215.60                Apr 11, 2010
Dr. Omkar Goswami                    2,000                  3,215.60                Apr 11, 2010
Sen. Larry Pressler                  2,000                  3,215.60                Apr 11, 2010
Rama Bijapurkar                      2,000                  3,215.60                Apr 11, 2010
Claude Smadja**                       None                        NA                          NA
                                     -----                  --------                ------------

      * Ramesh Vangal resigned from the board with effect from October 24, 2001 and hence the grant was forfeited.

     ** Claude Smadja was co-opted as an Additional Director with effect from October 25, 2001.

     None of the above options was issued at a discount.

9.   Memberships of other boards

     Executive directors are excluded from serving on the board of any other entity, unless these are corporate or government bodies whose interests are germane to the future of the software business, or are key economic institutions of the nation, or whose prime objective is that of benefiting society. Independent directors are not expected to serve on the boards of competing companies. Other than this, there are no limitations on them save those imposed by law and good corporate governance practices. The number of outside directorships held by each director of Infosys is given in Table 1 above.

B.   Board meetings

1.   Scheduling and selection of agenda items for board meetings

     Dates for the board meetings in the ensuing year are decided in advance and published as part of the Annual Report. Most board meetings are held at the company's registered office at Electronics City, Bangalore, India. The chairman of the board and the company secretary draft the agenda for each meeting, along with explanatory notes, and distribute these in advance to the directors. Every board member is free to suggest the inclusion of items on the agenda. The board meets at least once a quarter to review the quarterly results and other items on the agenda, and also on the occasion of the annual shareholders' meeting. When necessary, additional meetings are held. Independent directors are expected to attend at least four board meetings in a year. Committees of the board usually meet the day before the formal board meeting, or when required for transacting business.

     There were five board meetings held during the year ended March 31, 2002. These were on April 11, 2001, June 2, 2001 (coinciding with last year's Annual General Meeting of the shareholders), July 10, 2001, October 10, 2001 and January 10, 2002. Table 3 gives the attendance record of the directors.

     Table 3: Number of board meetings and the attendance of directors during FY2002

                                                         Number of board      Number of board     Whether attended
     Name of directors                                    meetings held      meetings attended       last AGM
     -----------------                                   ---------------     -----------------    ----------------
     N. R. Narayana Murthy                                       5                   5                  Yes
     Nandan M. Nilekani                                          5                   5                  Yes
     S. Gopalakrishnan                                           5                   5                  Yes
     Deepak M. Satwalekar                                        5                   5                  Yes
     Prof. Marti G. Subrahmanyam                                 5                   4                  Yes
     Ramesh Vangal*                                              4                   1                  Yes
     Philip Yeo                                                  5                   0                   No
     Prof. Jitendra Vir Singh                                    5                   5                  Yes
     Dr. Omkar Goswami                                           5                   5                  Yes
     Sen. Larry Pressler                                         5                   5                  Yes
     Rama Bijapurkar                                             5                   5                  Yes
     Claude Smadja**                                             1                   1                   NA
     K. Dinesh                                                   5                   5                  Yes
     S. D. Shibulal                                              5                   5                  Yes
     T. V. Mohandas Pai                                          5                   5                  Yes
     Phaneesh Murthy                                             5                   5                  Yes
     Srinath Batni                                               5                   5                  Yes

      * Ramesh Vangal resigned from the board with effect from October 24, 2001.

     ** Claude Smadja was co-opted as an Additional Director with effect from October 25, 2001. Hence, his attendance at last AGM is not applicable
        (NA).

2.   Availability of information to the members of the board

     The board has unfettered and complete access to any information within the company, and to any employee of the company. At meetings of the board, it welcomes the presence of managers who can provide additional insights into the items being discussed.

     The information regularly supplied to the board includes:

     -    annual operating plans and budgets, capital budgets, updates;

     - quarterly results of the company and its operating divisions or business segments;

     - minutes of meetings of audit, compensation, nomination, investors grievance and investment committees, as well as abstracts of circular resolutions passed;

     -    general notices of interest;

     -    declaration of dividend;

     - information on recruitment and remuneration of senior officers just below the board level including appointment or removal of CFO and company secretary;

     - materially important litigations, show cause, demand, prosecution and penalty notices;

     - fatal or serious accidents or dangerous occurrences, any material effluent or pollution problems;

     - any materially relevant default in financial obligations to and by the company or substantial non-payment for goods sold by the company;

     - any issue which involves possible public or product liability claims of a substantial nature;

     -    details of any joint venture or collaboration agreement;

     - transactions that involve substantial payment towards goodwill, brand equity or intellectual property;

     -    significant development on the human resources front;

     - sale of material nature, of investments, subsidiaries, assets, which is not in the normal course of business;

     - details of foreign exchange exposure and the steps taken by management to limit the risks of adverse exchange rate movement; and

     - non-compliance of any regulatory, statutory nature or listing requirements as well as shareholder services such as non-payment of dividend and delays in share transfer.

3.   Independent directors' discussion

     The board's policy is to regularly have separate meetings with independent directors to update them on all business-related issues and new initiatives. In such meetings, the executive directors and other senior management personnel make presentations on relevant issues.

4.   Materially significant related party transactions

     There have been no materially relevant related party transactions, pecuniary transactions or relationships between Infosys and its directors for the year ended March 31, 2002.

C.   Board committees

     Currently, the board has five committees - the audit committee, the compensation committee, the nominations committee, the investors grievance committee and the investment committee. The first three consist entirely of independent directors. The investors grievance committee is composed of an independent, non-executive chairman and some executive and non-executive directors. The investment committee consists of all executive directors.

     The board is responsible for the constituting, assigning, co-opting and fixing of terms of service for committee members to various committees, and it delegates these powers to the nominations committee.

     The chairman of the board, in consultation with the company secretary of the company and the committee chairman, determines the frequency and duration of the committee meetings. Normally, all the committees meet four times a year except the investment committee which meets as and when the need arises. Typically, the meetings of the audit, compensation and nominations committees last for the better part of a working day. Recommendations of the committee are submitted to the full board for approval.

     The quorum for meetings is either two members or one-third of the members of the committees, whichever is higher.

1.   Audit committee

     In India, Infosys is listed on the Stock Exchange, Mumbai (or the BSE), the National Stock Exchange (NSE) and the Bangalore Stock Exchange (BgSE). In the US, it is listed on the NASDAQ. In India, Clause 49 of the Listing Agreement makes it mandatory for listed companies to adopt an appropriate audit committee charter. The Blue Ribbon Committee set up by the US Securities and Exchange Commission (SEC) recommended that every listed company adopt an audit committee charter, which has been adopted by NASDAQ.

     In its meeting on May 27, 2000, Infosys' audit committee adopted a charter which meets the requirements of Clause 49 of the Listing Agreement with Indian stock exchanges and the SEC. It is given below.

Audit committee charter of Infosys

1.   Primary objectives of the audit committee

     The primary objective of the audit committee (the "committee") is to monitor and provide effective supervision of the management's financial reporting process with a view to ensure accurate, timely and proper disclosures and the transparency, integrity and quality of financial reporting.

     The committee oversees the work carried out in the financial reporting process - by the management, including the internal auditors and the independent auditor - and notes the processes and safeguards employed by each.

2.   Scope of the audit committee

     2.1 Provide an open avenue of communication between the independent auditor, internal auditor, and the board of directors ("BoD").

     2.2 Meet four times every year or more frequently as circumstances require. The audit committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

     2.3 Confirm and assure the independence of the external auditor and objectivity of the internal auditor.

     2.4 Review with the independent auditor the co-ordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, and the effective use of all audit resources.

     2.5  Consider and review with the independent auditor

          (a) The adequacy of internal controls including computerised information system controls and security; and

          (b) Related findings and recommendations of the independent auditor and internal auditor together with management's responses.

     2.6 Consider and review with management, internal auditor and the independent auditor.

          (a) Significant findings during the year, including the status of previous audit recommendations;

          (b) Any difficulties encountered in the course of audit work including any restrictions on the scope of activities or access to required information; and

          (c) Any changes required in the planned scope of the internal audit plan.

     2.7 Report periodically to the BoD on significant results of the foregoing activities.

3.   Composition of the audit committee

     3.1 The committee shall consist solely of `independent' directors of the company and shall be comprised of a minimum of three directors, each of whom is `financially literate' or shall become `financially literate' within a reasonable period of time after his or her appointment. They should be diligent, knowledgeable, dedicated, interested in the job and willing to devote a substantial amount of time and energy to the responsibilities of the committee, in addition to BoD responsibilities. At least one of the members shall have accounting or related `financial management expertise'. The members of the committee shall be elected by the BoD and shall continue until their successors are duly elected. The duties and responsibilities of a member are in addition to those applicable to a member of the BoD. In recognition of the time burden associated with the service and, with a view to bring in fresh insight, the committee may consider limiting the term of audit committee service, by automatic rotation or by other means. One of the members shall be elected as the chairman either by the full BoD or by the members themselves, by majority vote.

     3.2 The BoD may, under exceptional and limited circumstances, waive this requirement if it is of the view that the concerned member is required in the committee, in the best interests of the company and its shareholders. However, the BoD shall disclose, in the next Annual Report (Proxy Statement) subsequent to such determination, the nature of the relationship and the reasons for that determination.

4.   Relationship with independent and internal auditors

     4.1 The BoD and the committee have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditors in accordance with law. All possible measures must be taken by the committee to ensure the objectivity and independence of the independent auditors. These include:

          - obtaining from the independent auditors formal written statements delineating all relationships between the auditors and the company, consistent with applicable regulatory requirements;

          - actively engaging in dialogues with the auditors with respect to any disclosed relationships or services that may impact their objectivity and independence and take, or recommend that the full BoD takes appropriate action to ensure their independence;

          - require and encourage the independent auditors to have open and frank discussions on their judgements about the quality, not just the acceptability of the company's accounting principles as applied in its financial reporting, including such issues as the clarity of the company's financial disclosures and degree of aggressiveness or conservatism of the company's accounting principles and underlying estimates and other significant decisions made by the management in preparing the financial disclosure and audited by them; and

          - require the independent auditor, carrying out the attest function in conformity with US GAAS, to perform an interim financial review as required under Statement of Auditing Standards 71 of the American Institute of Certified Public Accountants and also discuss with the committee or its chairman, and an appropriate representative of Financial Management and Accounting, in person or by telephone conference call, the matters described in SAS 61, Communications with the Committee, prior to the company's filing of its Form 6-K (and preferably prior to any public announcement of financial results), including significant adjustments, management judgement and accounting estimates, significant new accounting policies, and disagreements with management.

     4.2 The internal auditors of the company are in the best position to evaluate and report on the adequacy and effectiveness of the internal controls. Keeping in view the need for the internal auditors' independence from management in order to remain objective, a formal mechanism should be created to facilitate confidential exchanges between the internal auditors and the committee, regardless of irregularities or problems. The work carried out by each of these auditors needs to be assessed and reviewed with the independent auditors and appropriate recommendations made to the BoD.

          The audit committee's charter should be published in the Annual Report once every three years and also whenever any significant amendment is made to the charter.

5.   Disclosure requirements

     5.1 The committee charter should be published in the Annual Report once every three years and also whenever any significant amendment is made to the charter.

     5.2 The committee shall disclose in the company's Annual Report whether or not, with respect to the concerned fiscal year:

          - Management has reviewed the audited financial statements with the committee, including a discussion of the quality of the accounting principles as applied and significant judgements affecting the company's financial statements;

          - The independent auditors have discussed with the committee their judgements of the quality of those principles as applied and judgements referred to above under the circumstances;

          - The members of the committee have discussed among themselves, without management or the independent auditors present, the information disclosed to the committee as described above;

          - The committee, in reliance on the review and discussions conducted with management and the independent auditors pursuant to the requirements above, believes that the company's financial statements are fairly presented in conformity with Generally Accepted Accounting Principles ("GAAP") in all material respects; and

          - The committee has satisfied its responsibilities in compliance with its charter.

     5.3 The committee shall secure compliance that the BoD has affirmed to the NASD/Amex Stock Exchange on the following matters, as required in terms of the relevant NASD/Amex rules:

          - Composition of the committee and independence of committee members;

          -    Disclosures relating to non-independent members;

          -    Financial literacy and financial expertise of members; and

          -    Review of the committee charter.

     5.4 The committee shall report to shareholders as required by the relevant rules of the Securities and Exchange Commission ("SEC") of the United States.

6.   Definitions

     6.1  Independent member

          In order to be 'independent', members should have no relationship with the company that may interfere with the exercise of their independence from the management and the company. The following persons are not considered independent:

          - A director who is employed by the company or any of its affiliates for the current year or any of the past three years;

          - A director who accepts any compensation from the company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

          - A director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the corporation or any of its affiliates as an executive officer. "Immediate family" includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such a person's home;

          - A director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the company made, or from which the company received, payments (other than those arising solely from investments in the company's securities) that exceed 5% of the company's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years; and

          - A director who is employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

     6.2  Financial literacy

          'Financial literacy' means the ability to read and understand fundamental financial statements. 'Financial management expertise' means past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member's financial sophistication, including being or having been a chief executive officer or other senior officer with responsibilities to oversee financial issues.

Audit committee report for the year ended March 31, 2002

     The audit committee of Infosys comprises six independent directors. They are:

         Mr. Deepak M. Satwalekar, Chairman;
         Ms. Rama Bijapurkar;
         Dr. Omkar Goswami;
         Sen. Larry Pressler;
         Mr. Claude Smadja (co-opted from January 9, 2002, following the resignation of Mr. Ramesh Vangal from the board);
         Prof. Marti G. Subrahmanyam.

     Four audit committee meetings were held during the year. These were held on April 10, 2001, July 9, 2001, October 9, 2001 and January 9, 2002. Table 4 gives the attendance record of the audit committee members

     Table 4: Audit committee attendance during FY2002

     Name of audit committee members                  No. of meetings held              No. of meetings attended
     -------------------------------                  --------------------              ------------------------
     Deepak M. Satwalekar                                      4                                  3
     Prof. Marti G. Subrahmanyam                               4                                  3
     Ramesh Vangal*                                            3                                  0
     Dr. Omkar Goswami                                         4                                  4
     Sen. Larry Pressler                                       4                                  4
     Rama Bijapurkar                                           4                                  4
     Claude Smadja**                                           1                                  1


      * Ramesh Vangal resigned from the board with effect from October 24, 2001.

     ** Claude Smadja was co-opted as an Additional Director with effect from October 25, 2001, and as a member of the audit committee from January 9, 2002.

     Each member of the committee is an independent director, according to the definition laid down in the Audit committee charter given above, and Clause 49 of the Listing Agreement with the relevant Indian stock exchanges.

     Management is responsible for the company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the company's financial statements in accordance with the generally accepted auditing standards, and for issuing a report thereon. The committee's responsibility is to monitor these processes. The committee is also responsible to oversee the processes related to the financial reporting and information dissemination, in order to ensure that the financial statements are true, correct, sufficient and credible. In addition, the committee recommends to the board the appointment of the company's internal and statutory auditors.

     In this context, the committee has discussed with the company's auditors the overall scope and plans for the independent audit. Management represented to the committee that the company's financial statements were prepared in accordance with Generally Accepted Accounting Principles. The committee discussed with the auditors, in the absence of the management (whenever necessary), the company's audited financial statements including the auditor's judgements about the quality, not just the applicability, of the accounting principles, the reasonableness of significant judgements and the clarity of disclosures in the financial statements.

     The committee also discussed with the auditors other matters required by the Statement on Auditing Standards No.61 (SAS 61) - Communication with audit committees, as amended by SAS 90 - Audit committee communication.

     Relying on the review and discussions conducted with the management and the independent auditors, the audit committee believes that the company's financial statements are fairly presented in conformity with Generally Accepted Accounting Principles in all material aspects.

     The committee has also reviewed the internal controls put in place to ensure that the accounts of the company are properly maintained and that accounting transactions are in accordance with prevailing laws and regulations. In conducting such reviews, the committee found no material discrepancy or weakness in the internal control systems of the company.

     The committee also reviewed the financial and risk management policies of the company and expressed its satisfaction with the same.

     The company's auditors provided to the committee the written disclosures required by Independence Standards Board Standard No. 1 - 'Independence discussions with audit committees', based on which the committee discussed the auditors' independence with both the management and the auditors. After review, the committee expressed its satisfaction on the independence of both the internal and the statutory auditors.

     Moreover, the committee considered whether any non-audit consulting services provided by the auditor's firm could impair the auditor's independence, and concluded that there was no such materially significant service provided.

     The committee secured compliance that the board of directors has affirmed to the NASDAQ stock exchange, under the relevant rules of the exchange on composition of the committee and independence of the committee members, disclosures relating to non-independent members, financial literacy and financial expertise of members, and a review of the audit charter.

     Based on the committee's discussion with management and the auditors and the committee's review of the representations of management and the report of the auditors to the committee, the committee has recommended to the board of directors that:

     1. The audited financial statements prepared as per Indian GAAP for the year ended March 31, 2002 be accepted by the board as a true and fair statement of the financial health of the company; and

     2. The audited financial statements prepared as per US GAAP, and included in the company's Annual Report on Form-20F for the fiscal year ended March 31, 2002 be filed with the Securities and Exchange Commission.

     The committee has recommended to the board the appointment of Bharat S Raut & Co., Chartered Accountants, as the statutory and independent auditors of the company for the fiscal year ending March 31, 2003, and that that the necessary resolutions for appointing them as auditors be placed before the shareholders. The committee has also recommended to the board the appointment of KPMG as independent auditors of the company for the US GAAP financial statements, for the financial year ending March 31, 2003.

     The committee recommended the appointment of internal auditors to review various operations of the company, and determined and approved the fees payable to them.

     The committee has also issued a letter in line with recommendation No. 9 of the Blue Ribbon Committee on audit committee effectiveness, which has been provided in the Financial statements prepared in accordance with US GAAP section of this Annual Report.

     In conclusion, the committee is sufficiently satisfied that it has complied with its responsibilities as outlined in the Audit committee charter.

                                                                              Sd
     Bangalore                                              Deepak M. Satwalekar
     April 9, 2002                                     Chairman, Audit committee

2.   Compensation committee

     The compensation committee of Infosys consists entirely of non-executive, independent directors, and consists of:

         Prof. Marti G. Subrahmanyam, Chairman;
         Dr. Omkar Goswami;
         Mr. Deepak M. Satwalekar;
         Prof. Jitendra Vir Singh;
         Mr. Philip Yeo.

     Compensation committee report for the year ended March 31, 2002

     Four compensation committee meetings were held during the year ended March 31, 2002: on April 10, 2001, July 9, 2001, October 9, 2001 and January 9,
     2002. Table 5 gives the attendance record of the compensation committee members.

     Table 5: Compensation committee attendance during FY2002

     Name of compensation committee members                Number of meetings held          Number of meetings attended
     --------------------------------------                -----------------------          ---------------------------
     Prof. Marti G. Subrahmanyam                                     4                                  3
     Deepak M. Satwalekar                                            4                                  3
     Philip Yeo                                                      4                                  1
     Prof. Jitendra Vir Singh                                        4                                  4
     Dr. Omkar Goswami                                               4                                  4

     The committee has the mandate to review and recommend compensation payable to the executive directors and senior management of the company. It also administers the company's stock option plans, including the review and grant of stock options to eligible employees under the plans.

     The committee reviews the performance of all the executive directors on a quarterly basis. This is done on the basis of detailed performance parameters set for each of the executive directors at the beginning of the year, in consultation with the CEO of the company. From time to time, the committee also evaluates the usefulness of such performance parameters, and makes necessary amendments.

     The committee reviewed the performance of all the executive directors and approved the compensation payable to them for fiscal 2003, within the overall limits approved by the shareholders. The committee also reviewed and approved the compensation proposed for all the management council members for fiscal 2003. The committee also reviewed the grant of stock options on a sign-on and regular basis to various employees of the company during the year.

     The committee believes that the proposed compensation and benefits, along with stock options, are adequate to motivate and retain the senior officers of the company.

     Save as disclosed, none of the directors had a material beneficial interest in any contract of significance to which the company or any of its subsidiary undertakings was a party, during the financial year.

                                                                              Sd
     Bangalore                                       Prof. Marti G. Subrahmanyam
     April 9, 2002                              Chairman, compensation committee

3.   Nominations committee

     The nominations committee of the board consists exclusively of the following non-executive, independent directors:

         Mr. Claude Smadja, Chairman (co-opted in the committee from January 9,
         2002);
         Sen. Larry Pressler;
         Prof. Jitendra Vir Singh;
         Mr. Philip Yeo;
         During the year, Mr. Ramesh Vangal resigned from the directorship of the company and also from the committee.

     Nominations committee report for the year ended March 31, 2002

     The committee has the mandate to recommend the size and composition of the board, establish procedures for the nomination process, recommend candidates for election to the board and nominate officers for election by the board.

     Four nominations committee meetings were held during the year on April 10, 2001, July 9, 2001, October 9, 2001 and January 9, 2002.

     During the year, Mr. Ramesh Vangal resigned from the directorship of the company and the same was taken on record. The committee approved the induction of Mr. Claude Smadja in his place and recommended the same to the board for approval, which was subsequently approved.

     The attendance record of members is given in Table 6.

     Table 6: Nominations committee attendance during FY2002

     Name of compensation committee members                    Number of meetings held          Number of meetings attended
     --------------------------------------                    -----------------------          ---------------------------
     Claude Smadja*                                                      1                                  1
     Ramesh Vangal**                                                     3                                  0
     Philip Yeo                                                          4                                  1
     Prof. Jitendra Vir Singh                                            4                                  4
     Sen. Larry Pressler                                                 4                                  4

      * Claude Smadja was co-opted in the committee on January 9, 2002.

     ** Ramesh Vangal resigned from the board with effect from October 24, 2001.

     The committee discussed the issue of the retirement of members of the board as per statutory requirements. As a third of the members have to retire every year based on their date of appointment, Messrs. Nandan M. Nilekani, Philip Yeo, K. Dinesh, T. V. Mohandas Pai and Phaneesh Murthy will retire in the ensuing Annual General Meeting. The committee considered their performance and recommended that the necessary resolutions for their re-appointment be considered by the shareholders.

                                                                              Sd
     Bangalore                                                     Claude Smadja
     April 9, 2002                               Chairman, nominations committee

4.   Investors grievance committee

     The investors grievance committee is headed by an independent director, and consists of the following directors:

         Mr. Philip Yeo, Chairman;
         Ms. Rama Bijapurkar;
         Mr. K. Dinesh;
         Mr. Nandan M. Nilekani;
         Mr. S. D. Shibulal.

     Investors grievance committee report for the year ended March 31, 2002

     The committee has the mandate to review and redress shareholder grievances and to attend to share transfers. Four investors grievance committee meetings were held during the year on April 10, 2001, July 9, 2001, October 9, 2001 and January 9, 2002. The attendance record of members is given in Table 7.

     Table 7: Investors grievance committee attendance during FY2002

     Name of compensation committee members                    Number of meetings held          Number of meetings attended
     --------------------------------------                    -----------------------          ---------------------------
     Philip Yeo                                                          4                                  1
     Rama Bijapurkar                                                     4                                  4
     Nandan M. Nilekani                                                  4                                  4
     K. Dinesh                                                           4                                  4
     S. D. Shibulal                                                      4                                  4

     The committee expresses satisfaction with the company's performance in dealing with investors grievance and its share transfer system. It has also noted the shareholding in dematerialised mode as on March 31, 2002 as being 99.05%.

                                                                              Sd
     Bangalore                                                   Rama Bijapurkar
     April 9, 2002                         Member, investors grievance committee

5.   Investment committee

     The investment committee consists exclusively of executive directors:

         Mr. N. R. Narayana Murthy, Chairman;
         Mr. Nandan M. Nilekani;
         Mr. S. Gopalakrishnan;
         Mr. K. Dinesh;
         Mr. S. D. Shibulal;
         Mr. T. V. Mohandas Pai (co-opted from April 9, 2002);
         Mr. Phaneesh Murthy (co-opted from April 9, 2002);
         Mr. Srinath Batni (co-opted from April 9, 2002).

     Investment committee report for the year ended March 31, 2002

     The committee has the mandate to approve investments in various corporate bodies within statutory limits and the powers delegated by the board. During the year, the committee approved investment of US$2.2 million (Rs.
     11.1 crore) in Workadia Inc., a Delaware corporation.

                                                                              Sd
     Bangalore                                             N. R. Narayana Murthy
     April 9, 2002                                Chairman, investment committee

D.   Management review and responsibility

1.   Formal evaluation of officers

     The compensation committee of the board approves the compensation and benefits for all executive board members, as well as members of the management council. Another committee headed by the CEO reviews, evaluates and decides the annual compensation for officers of the company from the level of associate vice president, but excluding members of the management council. Grants of stock options, under the 1994 Stock Offer Plan, were decided by the advisory board, constituted under the 1994 Plan. The compensation committee of the board administers the 1998 and the 1999 Stock Option Plans.

2.   Succession planning and management development

     The chairman reviews succession planning and management development with the full board from time to time.

3. Board interaction with clients, employees, institutional investors, the government and the press

     The chairman and the CEO, in consultation with the CFO, handle all interactions with investors, media, and various governments. The CEO manages all interaction with clients and employees.

4.   Risk management

     The company has an integrated approach to managing the risks inherent in various aspects of its business. As part of this approach, the board of directors is responsible for monitoring risk levels according to various parameters, and the management council is responsible for ensuring implementation of mitigation measures, if required. The audit committee provides the overall direction on the risk management policies.

5.   Management's discussion and analysis

     This is given as separate chapters in this Annual Report, according to Indian GAAP and US GAAP financials, respectively.

E.   Shareholders

1.   Disclosures regarding appointment or re-appointment of directors

     According to the Articles of Association of Infosys, one-third of the directors retire by rotation and, if eligible, offer themselves for re-election at the Annual General Meeting of shareholders. As per Article 122 of the Articles of Association, Mr. Nandan M. Nilekani, Mr. K. Dinesh, Mr. Philip Yeo, Mr. T. V. Mohandas Pai and Mr. Phaneesh Murthy, retire by rotation in the forth coming Annual General Meeting. The board has recommended the re-election of all these directors to the shareholders.

     The five-year employment contracts of Mr. N. R. Narayana Murthy, Mr. Nandan
     M. Nilekani and Mr. K. Dinesh are coming up for renewal during this year. Mr. S. D. Shibulal is being relocated to USA in view of the company's business requirements. His remuneration has undergone a change due to this relocation.

     In addition, Mr. Claude Smadja, who was appointed as an additional director with effect from October 25, 2001, is eligible and is offering himself for appointment as independent director of the company.

     The detailed resumes of all these directors are provided in the notice to the Annual General Meeting.

2.   Communication to shareholders

     Since June 1997, Infosys has been sending to each shareholder, quarterly reports which contain audited financial statements under Indian GAAP and unaudited financial statements under US GAAP, along with additional information. Moreover, the quarterly and annual results are generally published in The Economic Times, and the Udayavani (a regional daily of Bangalore). Quarterly and annual financial statements, along with segmental information, are posted on the company's website (http://www.infy.com). Earnings calls with analysts and investors are broadcast live on the website, and their transcripts are posted on the website soon thereafter. Any specific presentations made to analysts and others are also posted on the company's website.

     The proceedings of the Annual General Meeting is web cast live on the Internet to enable shareholders across the world to view the proceedings. The archives of the video are also available on the company's home page for future reference to all the shareholders.

3.   Investors' grievances and share transfer

     As mentioned earlier, the company has a board-level investors grievance committee to examine and redress shareholders and investors' complaints. The status on complaints and share transfers is reported to the full board. The details of shares transferred and nature of complaints are provided in the following chapter on Additional information to shareholders.

     For matters regarding shares transferred in physical form, share certificates, dividends, change of address, etc. shareholders should communicate with Karvy Consultants Limited, the company's registrar and share transfer agent. Their address is given in the section on Shareholder information.

4.   Details of non-compliance

     There has been no non-compliance of any legal requirements by the company; nor has there been any strictures imposed by any stock exchange, SEBI or SEC, on any matters relating to the capital market over the last three years.

5.   General body meetings

     Details of the last three Annual General Meetings are given in Table 8.

     Table 8: Date, time and venue of the last three AGMs

     Financial year (ended)             Date                  Time                                Venue
     ----------------------        -------------            --------      --------------------------------------------------------
     March 31, 1999                June 12, 1999            1500 hrs      Taj Residency Hotel, 4/13 M.G. Road, Bangalore, India
     March 31, 2000                May 27, 2000             1500 hrs      Taj Residency Hotel, 4/13 M.G. Road, Bangalore, India
     March 31, 2001                June 2, 2001             1500 hrs      J. N. Tata Auditorium, National Science Seminar Complex,
                                                                          Indian Institute of Science, Bangalore, India

6.   Postal ballots

     For the year ended March 31, 2002, there have been no ordinary or special resolutions passed by the company's shareholders through postal ballot.

7.   Auditor's certificate on corporate governance

     As required by Clause 49 of the Listing Agreement, the auditor's certificate is given as an annexure to the Directors' report.

F.   Compliance with international corporate governance guidelines

1.   Euroshareholders Corporate Governance Guidelines 2000

     "Euroshareholders" is the confederation of European shareholders associations, with the overall task to represent the interests of individual shareholders in the European Union. In April 1999, the Organization for Economic Cooperation and Development (OECD) published its general principles on corporate governance. The Euroshareholders guidelines are based upon the same principles, but are more specific and detailed.

     Recommendation 1: A company should aim primarily at maximising shareholder value in the long-term. Companies should clearly state (in writing) their financial objectives as well as their strategy, and should include these in the Annual Report.

          This recommendation is complied with.

     Recommendation 2: Major decisions which have a fundamental effect upon the nature, size, structure and risk profile of the company, and decisions which have significant consequences for the position of the shareholder within the corporation, should be subject to shareholder's approval or should be decided by the AGM.

          As per Indian law, majority of these decisions require approval of the shareholders in the General Meeting of the company.

     Recommendation 3: Anti-takeover defences or other measures which restrict the influence of shareholders should be avoided.

          The company does not have any anti-takeover provisions in its Memorandum and Articles of Association.

     Recommendation 4a: The process of mergers and takeovers should be regulated and compliance with these regulations should be supervised.

          Not applicable.

     Recommendation 4b: If a shareholder's stake in the company passes a certain threshold, that shareholder should be obliged to make an offer for the remaining shares under reasonable conditions, that is, at least the price that was paid for the control of the company.

          The Securities and Exchange Board of India (SEBI) has published takeover guidelines that require an open offer by holders who acquire more than a specified percentage of the company.

     Recommendation 5: Companies should immediately disclose information which can influence the share price as well as information about those shareholders who pass (upwards or downwards) 5% thresholds. There should be serious penalties in case of non-compliance.

          As per the listing agreement, Indian companies are required to immediately inform stock exchanges about all price-sensitive information. According to SEBI's takeover guidelines, shareholders who hold more than 5% of the equity of the company need to inform the company immediately on reaching the limit. On receiving such information, the company needs to immediately notify the stock exchanges on which it is listed.

     Recommendation 6: Auditors have to be independent and should be elected by the general meeting.

          This recommendation is complied with.

     Recommendation 7: Shareholders should be able to place items on the agenda of the AGM.

          As per the Indian law, shareholders holding not less than one-tenth of the paid-up capital of the company are entitled to requisition a general meeting, and place items on the agenda.

     Recommendation 8: In addition to the regular channels, electronic means should be used by the company to provide shareholders with price-sensitive information.

          The company posts all its financial results, as well as press releases, on its website, www.infy.com. The proceedings of the Annual General Meeting is web cast live on the Internet to enable shareholders across the world to view the proceedings. The archives of the video are also available on the company's home page for future reference to all the shareholders.

     Recommendation 9: Shareholders shall have the right to elect members of at least one board and shall also be able to file a resolution for dismissal. Prior to the election, shareholders should be able to suggest candidate members of the board.

          In Indian law, directors are elected by members in the general meeting, either by show of hands or a poll.

     Recommendation 10a: Membership of non-executives on the board should be limited to a maximum period of twelve years.

          The current law in India mandates the retirement of one-third of the board members every year, and qualifies the retiring members for re-appointment. Executive directors of Infosys are appointed by the shareholders for a maximum period of five years at one time but are eligible for re-appointment upon completion of their term.

     Recommendation 10b: No more than one non-executive board member should have served as an executive member of the company.

          All the non-executive directors of the company, as of date, are independent directors.

2.   Blue Ribbon Committee report on improving effectiveness of audit committees

     The Blue Ribbon Committee was formed under the auspices of the United States Securities and Exchange Commission (SEC) to develop a series of recommendations to enable "audit committees to function as the ultimate guardian of investor interests and corporate accountability". It has recommended that exchange listing requirements be amended to require audit committees to adopt a formal written charter, which should be annually reviewed and assessed. A compliance report on the recommendations of the committee is presented below.

     Recommendation 1: Adopt the following definition of independence for purposes of service on the audit committee: Members of the audit committee shall be considered independent if they have no relationship to the corporation that may interfere with the exercise of their independence from management and the corporation.

          This recommendation is complied with. None of the directors is an interested party as defined in this recommendation.

     Recommendation 2: In addition to adopting and complying with the definition of independence set forth above for purposes of service on the audit committee, have an audit committee comprised solely of independent directors. The committee recommends that the NYSE and the NASD maintain their respective current audit committee independence requirements as well as their respective definitions of independence.

          The audit committee consists only of independent, non-executive directors.

     Recommendation 3: To have an audit committee comprised of a minimum of three directors, each of whom is financially literate (as described in the section of this Report entitled "Financial literacy") or becomes financially literate within a reasonable period of time after his or her appointment to the audit committee, and further that at least one member of the audit committee has accounting or related financial management expertise.

          Infosys complies with this requirement. The members of the committees are highly respected and accomplished professionals in the corporate and academic worlds. They are all financially literate.

     Recommendation 4: Require the audit committee of each listed company to (i) adopt a formal written charter that is approved by the full board of directors, and that specifies the scope of the committee's responsibilities, and how it carries out those responsibilities, including structure, processes, and membership requirements, and (ii) review and reassess the adequacy of the audit committee charter on an annual basis.

          This is fully adhered to. See Infosys' Audit committee charter above.

     Recommendation 5: Require the audit committee for each reporting company to disclose in the company's proxy statement for its annual meeting of shareholders whether the audit committee had adopted a formal written charter, and, if so, whether the audit committee satisfied its responsibilities during the prior year in compliance with its charter, which charter shall be disclosed at least triennially in the Annual Report to shareholders or proxy statement, and in the next Annual Report to shareholders or proxy statement after any significant amendment to that charter. The committee further recommends that the SEC adopt a "safe harbor" applicable to all disclosure referenced in this Recommendation 5.

          This recommendation is complied with.

     Recommendation 6: Require that the audit committee charter for every listed company specify that the outside auditor is ultimately accountable to the board of directors and the audit committee as representatives of shareholders, and that these shareholder representatives have the ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement).

          This recommendation is complied with.

     Recommendation 7: Require that the audit committee charter for every listed company specify that the audit committee is responsible for ensuring its receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard No.1, and that the audit committee is also responsible for actively engaging in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and to take, or recommend that the full board take, appropriate action to ensure the independence of the outside auditor.

          This recommendation is complied with.

     Recommendation 8: That Generally Accepted Auditing Standards (GAAS) require that a company's outside auditor discuss with the audit committee the auditor's judgements about the quality, not just the acceptability, of the company's accounting principles as applied in its financial reporting; the discussion should include such issues as the clarity of the company's financial disclosures and degree of aggressiveness or conservatism of the company's accounting principles and underlying estimates and other significant decisions made by management in preparing the financial disclosure and reviewed by the outside auditors. This requirement should be written in a way to encourage open, frank discussion and to avoid boilerplate.

          This recommendation is complied with. Both the internal and external auditors have full and free access to the audit committee, its members and the board of directors. All issues arising out of the internal and external auditors' reports are discussed in detail in the audit committee meetings.

     Recommendation 9: Require all reporting companies to include a letter from the audit committee in the company's Annual Report to shareholders and Form 10-K Annual Report disclosing whether or not, with respect to the prior fiscal year: (i) management has reviewed the audited financial statements with the audit committee, including a discussion of the quality of the accounting principles as applied and significant judgments affecting the company's financial statements; (ii) the outside auditors have discussed with the audit committee the outside auditors' judgements of the quality of those principles as applied and judgments referenced in (i) above under the circumstances; (iii) the members of the audit committee have discussed among themselves, without management or the outside auditors present, the information disclosed to the audit committee described in (i) and (ii) above; and (iv) the audit committee, in reliance on the review and discussions conducted with management and the outside auditors pursuant to
     (i) and

     (ii) above, believes that the company's financial statements are fairly presented in conformity with Generally Accepted Accounting Principles
     (GAAP) in all material respects. The committee further recommends that the SEC adopt a "safe harbor" applicable to any disclosure referenced in this Recommendation 9.

          This recommendation is complied with. The required report is provided above in this chapter.

     Recommendation 10: Require that a reporting company's outside auditor conduct a SAS 71 Interim Financial Review prior to the company's filing of its Form 10-Q. The committee further recommends that SAS 71 be amended to require that a reporting company's outside auditor discuss with the audit committee, or at least its chairman, and a representative of financial management, in person, or by telephone conference call, the matters described in AU Section 380, Communications With the audit committee, prior to the filing of the Form 10-Q (and preferably prior to any public announcement of financial results), including significant adjustments, management judgement and accounting estimates, significant new accounting policies, and disagreements with management.

          Being a foreign private issuer of securities, the company files quarterly reports on Form 6-K, and yearly reports in Form 20-F, with the SEC. The financial statements included in Form 6-K and 20-F are reviewed by the company's auditors, as per the requirements of SAS 71.

3.   United Nations Global Compact Programme

     Announced by the United Nations Secretary General, Kofi Annan, at the World Economic Forum in Davos, Switzerland in January 1999, and formally launched at the UN Headquarters in July 2000, the Global Compact calls on companies to embrace nine principles in the areas of human rights, labor standards and environment. The Global Compact is a value-based platform designed to promote institutional learning. It utilizes the power of transparency and dialogue to identify and disseminate good practices based on universal principles. The nine principles are drawn from the Universal Declaration of Human Rights, the International Labor Organization's Fundamental Principles on Rights at Work and the Rio Principles on Environment and Development.

     According to these principles, businesses should:

     - support and respect the protection of internationally proclaimed human rights;

          Corporate leadership in human rights is good for the community and for business. The benefits of responsible engagement for business include a greater chance of a stable and harmonious atmosphere in which to do business and a better understanding of the opportunities and problems of the social context. The benefits of corporate social responsibility for society include less adverse impacts from ill-thought-through business initiatives.

     -    ensure that they are not complicit in human rights abuses;

          An effective human rights policy will help companies avoid being implicated in human rights violations.

     - uphold the freedom of association and the effective recognition of the right to collective bargaining;

          Freedom of association and the exercise of collective bargaining provide opportunities for constructive rather than confrontational dialogue, which harness energy to focus on solutions that result in benefits to the enterprise, its stakeholders, and society at large

     -    support the elimination of all forms of forced and compulsory labor;

          Forced labor robs societies of the opportunities to apply and develop human resources for the labor market of today, and develop the skills in education of children for the labor markets of tomorrow.

     -    support the effective abolition of child labor;

          Child labor results in scores of under-skilled, unqualified workers and jeopardizes future skills improvements in the workforce. Children who do not complete their primary education are likely to remain illiterate and will not acquire the skills needed to get a job and contribute to the development of a modern economy.

     -    eliminate discrimination in respect of employment and occupation;

          Discrimination in employment and occupation restricts the available pool of workers and skills, and isolates an employer from the wider community. Non-discriminatory practices help ensure that the best-qualified person fills the job.

     -    support a precautionary approach to environmental challenges;

          It is more cost-effective to take early actions to ensure that irreversible environmental damage does not occur. This requires developing a life-cycle approach to business activities to manage the uncertainty and ensure transparency. Investing in production methods that are not sustainable, that deplete resources and that degrade the environment has a lower long-term return than investing in sustainable operations.

     -    undertake initiatives to promote greater environmental responsibility;

          Given the increasingly central role of the private sector in global governance issues, the public is demanding that business manage its operations in a manner which will enhance economic prosperity, ensure environmental protection and promote social justice.

     - encourage the development and diffusion of environmentally-friendly technologies.

          Production processes and technology that do not use resources efficiently, generate residues and discharge wastes. Implementing environmentally-sound technologies helps a company reduce the use of raw materials leading to increased efficiency and overall competitiveness of the company.

     On August 27, 2001, Infosys adopted the UN Global Compact programme and became a partner with the UN in this initiative.

                                                         Shareholder information

[PHOTO]

Additional information to shareholders

     -    Frequently-asked questions

     -    Share performance chart

     -    Intangible assets scoresheet

     -    Human resources accounting and value-added statement

     -    Brand valuation

     -    Balance sheet (including intangible assets)

     -    Current-cost-adjusted financial statements

     -    Economic Value-Added (EVA) statement

     -    Ratio analysis

     -    Statutory obligations

     -    ValueReporting(TM)

     -    Management structure

Shareholder information
--------------------------------------------------------------------------------


1.  Date, time and venue of        June 8, 2002, 3.00 pm at the J. N. Tata
    Annual General Meeting of      Auditorium, National Science Seminar
    shareholders                   Complex, Indian Institute of Science,
                                   Bangalore 560 012, India.

2.  Dates of book closure          May 24 to June 8, 2002 (both days inclusive).

3.  Dividend payment               On or after June 8, 2002, but within the
                                   statutory time limit of 30 days.

4.  Financial calendar             Annual General Meeting: June 8, 2002
    (tentative and subject         Financial reporting for quarter ending
    to change)                     June 30, 2002: July 10, 2002
                                   Financial reporting for quarter ending
                                   September 30, 2002: October 10, 2002
                                   Interim dividend payment (if any):
                                   November 2002
                                   Financial reporting for quarter ending
                                   December 31, 2002: January 10, 2003
                                   Financial results for year ending March 31, 2003: April 10, 2003
                                   Annual General Meeting for year ending
                                   March 31, 2003: June, 2003

5.  Listing on stock exchanges     In India: Bangalore Stock Exchange Ltd.
                                   (BgSE), the Stock Exchange, Mumbai (BSE), and the National Stock Exchange of India Ltd.
                                   (NSE).
                                   Outside India: NASDAQ National Market in the
                                   US.

6.  Listing fees                   Paid for all the above stock exchanges for
                                   2001-2002

7.  Registered office              Electronics City, Hosur Road, Bangalore
                                   561 229, India
                                   Tel.: +91-80-852-0261, Fax: +91-80-852-0362
                                   Homepage: www.infy.com

8.  Registrar and share            Share transfers in physical form and other
    transfer agents                communication regarding share certificates,
                                   dividends, change of address, etc. may be addressed to:

                                   Karvy Consultants Limited,
                                   Registrars and Share Transfer Agents;
                                   T.K.N. Complex, No. 51/2, Vanivilas Road;
                                   Opposite National College, Basavanagudi;
                                   Bangalore 560 004, India.
                                   Tel.: +91-80-662-1184, Fax: +91-80-662-1169
                                   E-Mail: kumars@karvy.com

9.  Share transfer system

    Shares sent for physical transfer are effected after giving a notice of 15 days to the seller for sale confirmation. The share transfer committee of the company meets as often as required.

    The total number of shares transferred in physical form during the year 2001-02 was 24,700, versus 11,356 for the previous year 2000-01.

10. Investor services - complaints during the year

    Table 1: Investor complaints on matters relating to shares during FY 2002


                                                                        Year ended March 31
                                                     -------------------------------------------------------
                                                                 2002                         2001
                                                     --------------------------     ------------------------
    Nature of complaints                             Received       Attended to     Received     Attended to
    --------------------                             --------       -----------     --------     -----------
    Non-receipt of share certificates                     4              4              1              1
    Non-receipt of bonus share/split shares               1              1              8              8
    Letters from stock exchanges, SEBI, etc               2              2              2              2
    Non-receipt of dividend warrants                    163            163             88             88
                                                        ---            ---            ---            ---
    Total                                               170            170             99             99
                                                        ===            ===            ===            ===

    During the years 2001-02 and 2000-2001, the company attended to most of the investors' grievances/correspondences within a period of 10 days from the date of receipt of such grievances. The exceptions have been for cases constrained by disputes or legal impediments.

11. Stock market data relating to shares listed in India

    The company's market capitalization is included in the computation of the BSE-30 Sensitive Index (Sensex), the BSE Dollex and S&P CNX NIFTY Index. Table 2 gives the monthly high and low quotations as well as the volume of shares traded at BSE, NSE and the Bangalore Stock Exchange for 2001-02. The chart plots the daily closing price of Infosys versus the BSE-Sensex for the year ended March 31, 2002.

    Table 2: Monthly highs, lows and trading volume for FY 2002

                                     BSE                                      NSE                                 BgSE
                          --------------------------------       --------------------------------      ---------------------------
                          High       Low          Volume         High       Low        Volume          High       Low       Volume
                           Rs.       Rs.           Nos            Rs.        Rs.         Nos            Rs         Rs         Nos
                          -----     -----      -----------       -----      -----    ------------      -----      -----     ------
    April, 2001           4,226     2,721        73,13,583       4,228      2,701     1,05,60,270      4,250      2,730     10,912
    May                   4,334     3,601        68,63,941       4,328      3,607     1,06,32,274      4,300      3,680      5,221
    June                  3,969     3,135        74,11,429       3,995      3,138     1,26,84,001      3,950      3,160      4,697
    July                  4,028     3,169        84,20,064       3,989      3,200     1,36,16,371      3,600      3,300        610
    August                4,000     3,525        48,93,983       3,954      3,523       85,95,527         NA         NA         NT
    September             3,575     2,210        97,14,399       3,572      2,115     1,51,39,714         NA         NA         NT
    October               3,100     2,156        95,35,320       3,098      2,158     1,51,74,621         NA         NA         NT
    November              4,109     2,802        71,27,238       4,190      2,802     1,31,19,365         NA         NA         NT
    December              4,685     3,762        72,01,508       4,675      3,732     1,26,97,481         NA         NA         NT
    January, 2002         4,861     3,632      1,06,26,911       4,874      3,633     1,77,07,244         NA         NA         NT
    February              3,980     3,490        58,82,277       3,979      3,489     1,03,56,237         NA         NA         NT
    March                 4,304     3,492        70,13,404       4,295      3,495     1,27,83,772         NA         NA         NT
                          -----     -----      -----------       -----      -----    ------------      -----      -----     ------
    Total                                      9,20,04,057                           15,30,66,877                           21,440
    % of volume traded to         2001-02           143.60%                                238.91%                            0.03%
    average shares
    outstanding                   2000-01           205.55%                                229.70%                            0.95%


    NA: Not applicable. NT: Not traded. The number of shares outstanding is 6,40,70,030. American Depositary Shares (ADSs) have been excluded for the purpose of this calculation.


               Chart A: Infosys share price versus the BSE-Sensex

                                    [CHART]

12. Legal proceedings

    There are certain pending cases relating to disputes over title to shares, in which the company has been made a party. However, these cases are not material in nature.

13. Distribution of shareholding as on March 31, 2002

    Table 3a: Distribution of shares according to size, classes and categories of shareholders as on March 31, 2002.


    No. equity shares held                 No. of shareholders   % of shareholders    No. of shares     % age of shareholding
   -----------------------                 -------------------   -----------------    -------------     ---------------------
         1 - 100                                78,224                88.24              9,77,083                1.53
       101 - 200                                 2,464                 2.78              3,90,530                0.60
       201 - 500                                 2,792                 3.15              9,60,609                1.50
       501 - 1,000                               2,122                 2.39             15,38,565                2.40
     1,001 - 5,000                               2,408                 2.72             49,01,413                7.65
     5,001 - 10,000                                233                 0.26             16,83,593                2.63
    10,001   and above                             406                 0.46           5,36,18,237               83.69
                                                ------               ------           -----------              ------
    Total, excluding ADS                        88,649               100.00           6,40,70,030              100.00
    Equity shares underlining ADS*                   1                   --             21,16,100                  --
                                                ------               ------           -----------              ------
    Total including ADS                         88,650                                6,61,86,130
                                                ------               ------           -----------              ------


    Table 3b: Distribution of shares by categories of shareholders as on March 31, 2002


    Category                       No. of shareholders   Voting strength(%)  No. of shares held
    --------                       -------------------   ------------------  ------------------
    Individuals                          84,097              19.00               1,25,74,370
    Companies                             3,180               2.42                 16,06,971
    FIIs                                    363              36.59               2,42,15,093
    OCBs and NRIs                           785               0.65                  4,32,343
    Founders and their families              23              28.72               1,90,07,335
    Mutual funds, banks, FIs                201               9.42                 62,33,918
    NSDL transit                             --                 --                        --
    Equity shares underlying                  1               3.20                 21,16,100
    American Depositary Shares*
                                         ------             ------               -----------
    Total                                88,650             100.00               6,61,86,130
                                         ======             ======               ===========


    * Held by beneficial owners outside India.

14. Dematerialization of shares and liquidity

    Infosys was the first in India to pay a one-time custodial fee of Rs. 44.43 lakh to National Securities Depositary Limited (NSDL). Consequently, the company's shareholders do not have to pay depositary participants the custodial fee charged by the NSDL on their holding. 99.05% of the company's shares are now held in electronic form.

15. Investors' correspondence in India

    For investor matters:                          For queries relating to
    V. Balakrishnan,                               financial statements:
    Company Secretary and Vice President-Finance;  T. V. Mohandas Pai,
    Investors' Service Cell;                       Director (F&A) and CFO;
    Infosys Technologies Limited;                  Infosys Technologies Limited;
    Electronics City, Hosur Road;                  Electronics City, Hosur Road;
    Bangalore 561 229, India.                      Bangalore 561 229, India.
    Tel.: +91-80-852-0440, Fax: +91-80-852-0754    Tel.: +91-80-852-0396,
    E-mail: balakv@infy.com                        Fax: +91-80-852-0362
                                                   E-mail: mdpai@infy.com

16. Stock exchange codes

    Reuters code  INFY.BO (BSE)   Bridge code  IN;INF (BSE)      Bloomberg code  INFO IN (BSE)
                  INFY.NS (NSE)                IN;INFN (NSE)                     NINFO IN (NSE)
                  INFY.O (NASDAQ               US;INFY (NASDAQ)


17. Stock market data relating to American Depositary Shares (ADSs)

    a.  ADS listed at:                         NASDAQ National Market in the US
    b.  Ratio of ADS to equity shares:         2 ADS for one equity share
    c.  ADS symbol:                            INFY
    d. The American Depositary Shares issued under the ADS program of the company were listed on the NASDAQ National Market in the US on March 11, 1999. The monthly high and low quotations as well as the volume of ADSs traded at the NASDAQ National Market for the year ended March 31, 2002 are given in Table 4.

       Table 4: Monthly highs, lows and trading volume for ADS for FY2002

                                 High                       Low               Volume
                            ---------------           ---------------       ----------
                              $        Rs.              $        Rs.            Nos
                            -----     -----           -----     -----       ----------
    April, 2001             73.95     3,464           50.65     2,372        5,097,100
    May                     81.50     3,826           64.35     3,021        2,249,900
    June                    74.60     3,505           55.69     2,617        14,19,300
    July                    68.00     3,205           54.51     2,569        16,94,200
    August                  69.90     3,293           52.50     2,473        20,87,800
    September               52.44     2,509           30.60     1,464        24,41,800
    October                 55.00     2,637           31.69     1,519        37,18,500
    November                66.50     3,190           47.00     2,254        26,97,200
    December                70.11     3,375           55.66     1,679        20,69,200
    January, 2002           76.20     3,718           54.40     2,654        38,82,000
    February                63.46     3,093           51.15     2,493        16,85,400
    March                   73.14     3,548           55.02     2,668        17,78,000
                            -----     -----           -----     -----       ----------
    Total                                                                   30,820,400
                            =====     =====           =====     =====       ==========


    Note: 2 ADS = 1 equity share. US$ has been converted into Indian rupees at the monthly closing rates The number of ADSs outstanding as on March 31, 2002 was 42,32,200. The percentage of volume traded to the total float was 728.20% as against 885.80% in the previous year.

    Chart B plots the premium of American Depositary Shares over the shares traded on the Indian stock exchanges.

            Chart B: ADS premium compared to price quoted on the BSE

                                     [GRAPH]

               30-Apr    31-May    29-Jun    31-Jul    31-Aug    28-Sep    31-Oct    30-Nov    31-Dec    31-Jan    28-Feb    28-Mar
               ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------    ------
    ADS        6,867     6,374     6,099     6,215     4,939     3,231     4,528     5,478     5,969     6,097     5,361     6,391
    Share      3,728     3,774     3,761     3,761     3,532     2,378     2,914     3,896     4,074     3,889     3,530     3,735
    % age of
    premium       46%       41%       38%       39%       28%       26%       36%       29%       32%       36%       34%       42%


e. Investor correspondence

   In US:                                          In India
   P. R. Ganapathy,                                V. Balakrishnan,
   Investor Relations Officer;                     Company Secretary and
   Infosys Technologies Limited;                   Vice President - Finance;
   34760 Campus Drive, Fremont CA 94555, USA.      Infosys Technologies Limited;
   Tel.: +1-510-742-3030, Fax: +1-510-742-2930     Electronics City, Hosur Road;
   Mobile: +1-510-872-4412                         Bangalore 561 229, India.
   E-mail: guns@infy.com                           Tel.: +91-80-852-0440,
                                                   Fax: +91-80-852-0754
                                                   E-mail: balakv@infy.com

f. Name and address of the depositary bank

    Deutsche Bank Trust Company Americas,          Deutsche Bank A. G.,
    Corporate Trust & Agency Services;             Corporate Trust & Agency
    60 Wall Street, 25(th) Floor;                  Services;
    MS NYC60/2515;                                 Hazarimal Somani Marg;
    New York, NY 11005, USA.                       Fort, Mumbai 400 001, India.
    Tel.: +1-212-602-3761, Fax: +1-212-797-0327    Tel.: +91-22-207-9566,
                                                   207-9568, 207-9645
                                                   Fax: +91-22-207-9614

g.  Name and address of the custodian in India     ICICI Limited,
    ICICI Towers, Bandra Kurla Complex;
    Mumbai - 400 051, India.
    Tel.: +91-22-653-1414, 653-8211
    Fax: +91-22-653-1164/65

18. Outstanding ADR warrants and their impact on equity

    The company's American Depositary Shares as evidenced by American Depositary Receipts ("ADRs") are traded in the US on the NASDAQ National Market under the ticker symbol "INFY". Each equity share of the company is represented by two American Depositary Shares ("ADSs"). The ADRs evidencing ADSs began trading on the NASDAQ from March 11, 1999 when they were issued by the depositary Bankers Trust Company (the "Depositary"), pursuant to the Deposit Agreement.

    As of March 31, 2002, there were approximately 10,325 record holders of ADRs evidencing 42,32,200 ADSs (equivalent to 21,16,100 equity shares).

19. ECS mandate

    The company has received complaints regarding non-receipt of dividend warrants. All shareholders are requested to update their bank account details with their respective depositories urgently. This would enable the company to service its investors better. A copy of the ECS mandate form is provided elsewhere in the report.

Additional information to shareholders
--------------------------------------------------------------------------------

Frequently-asked questions

1.  What is an American Depositary Share ("ADS")?

    Ans: An ADS is a negotiable certificate evidencing ownership of an outstanding class of stock in a non-US company. ADSs are created when ordinary shares are delivered to a custodian bank in the domestic market, which then instructs a depositary bank in the US to issue ADSs based on a predetermined ratio. ADSs are SEC registered securities and may trade freely, just like any other security, either on an exchange or in the over-the-counter market.

2.  What is the difference between an ADS and a GDR?

    Ans: ADSs and GDRs (Global Depositary Receipts) are the same in their functionality - they both evidence ownership of foreign securities deposited with a custodian bank. ADSs represent securities that are listed in the US, while GDRs represent securities listed outside of the US, typically in London.

3.  Do the ADSs have voting rights?

    Ans: Yes. In the event of a matter submitted to the holders of ordinary shares for a vote, the ADS holders on record as at a particular date will be allowed to instruct the depositary bank to exercise the vote in respect of the equity shares representing the ADS held by them.

4.  Are the ADSs entitled to cash dividends?

    Ans: Yes, whenever dividends are paid to ordinary shareholders, cash dividends to ADS holders are declared in local currency and paid in dollars (based on the prevailing exchange rate) by the depositary bank, net of the depositary's fees and expenses.

5. Does Infosys have a dividend reinvestment program or dividend stock purchase plan?

    Ans: Infosys does not offer a dividend reinvestment program or dividend stock program, at present.

6.  Where and in which year was Infosys incorporated?

    Ans: Infosys was incorporated in Mumbai, in the state of Maharashtra, in India, on July 2, 1981.

7. When did Infosys have its initial public offer (IPO) and what was the initial listing price? Was there any follow-on offering?

    Ans: Infosys made an initial public offer in February 1993 and was listed on stock exchanges in India in June 1993. Trading opened at Rs. 145 per share compared to the IPO price of Rs. 95 per share. In October 1994, Infosys made a private placement of 5,50,000 shares at Rs. 450 each to Foreign Institutional Investors (FIIs), Financial Institutions (FIs) and Corporates. During March 1999, Infosys issued 20,70,000 ADSs (equivalent to 10,35,000 equity shares of par value of Rs. 10 each) at $34 per ADS under the American Depositary Shares Program and the same were listed on the NASDAQ National Market. All the above data are un-adjusted for issue of stock split and bonus shares.

8.  Which are the stock exchanges where Infosys shares are listed and traded?

    Ans: Shares of Infosys are listed and traded in India on the Bangalore Stock Exchange, the Stock Exchange, Mumbai, and the National Stock Exchange, Mumbai. The ADSs of Infosys are traded on the NASDAQ National Market in the US.

9.  What are the Reuters, Bridge and Bloomberg codes for Infosys stock?


    Ans:      Exchange                                 Reuters code          Bridge code           Bloomberg code
              --------                                 ------------          -----------           --------------
              The Stock Exchange, Mumbai, India         INFY.BO               IN;INF                  INFO IN
              National Stock Exchange, India            INFY.NS               IN;INFN                 NINFO IN
              NASDAQ, USA                               INFY.O                US;INFY                 --


10. What is the Infosys ADS ratio?

    Ans: Each Infosys ADS represents one-half of one ordinary equity share of Infosys.

11. What is the symbol for Infosys ADS and where is it traded?

    Ans: The symbol is "INFY" and the same is traded on the NASDAQ National Market in the US.

12. When is the next earnings release? What is the fiscal year of Infosys?

    Ans: The tentative dates of earnings releases are given below. The earnings release date will also be posted on the website www.infy.com, after announcement to the stock exchanges.


                                                                        Earnings release date (tentative and subject to change)
                                                                        -------------------------------------------------------
     Quarter ending June 30, 2002                                                                                 July 10, 2002
     Quarter ending September 30, 2002                                                                         October 10, 2002
     Quarter ending December 31, 2002                                                                          January 10, 2003
     Year ending March 31, 2003                                                                                  April 10, 2003
                                                                                                               ----------------

    The fiscal year of the company is the period of 12 months starting April 1, every year.

13. What is the employee strength of Infosys?

    Ans: As of March 31, 2002, Infosys had 10,738 employees, as compared to 9,831 on March 31, 2001, on a full-time basis.

     The distribution of the employees is:

                                                                    2002                           2001
                                                          ------------------------       -----------------------
    Software services including trainees                   9,405             87.59%      8,656             88.05%
    Support services                                       1,333             12.41%      1,175             11.95%
                                                          ------           -------       -----           -------
    Total                                                 10,738            100.00%      9,831            100.00%
                                                          ======           =======       =====           =======
    The gender classification of the employees is:

                                                                    2002                           2001
                                                          ------------------------       -----------------------
    Male                                                   8,928             83.14%      8,140             82.80%
    Female                                                 1,810             16.86%      1,691             17.20%
                                                          ------           -------       -----           -------
    Total                                                 10,738            100.00%      9,831            100.00%
                                                          ======           =======       =====           =======
    The age profile of employees is:

                                                                     2002                          2001
                                                          ------------------------       -----------------------
    20 - 25 years                                          5,351             49.83%      6,030             61.34%
    26 - 30 years                                          3,981             37.08%      2,794             28.42%
    31 - 40 years                                          1,210             11.26%        870              8.85%
    41 - 50 years                                            171              1.59%        120              1.22%
    51 - 60 years                                             25              0.24%         17              0.17%
                                                          ------           -------       -----           -------
    Total                                                 10,738            100.00%      9,831            100.00%
                                                          ======           =======       =====           =======

14. Does Infosys issue quarterly reports?

    Ans: Yes. Infosys issues audited quarterly reports conforming to the Indian GAAP and unaudited quarterly reports conforming to the US GAAP, and the same are mailed to all the shareholders.

15. How do I transfer my shares in India or change my address with the transfer agent?

    Ans: To transfer shares in physical form, you have to write to the company's registrars:

         Karvy Consultants Limited,                  or write to:
         Registrars and Share Transfer Agents;       V. Balakrishnan,
         T.K.N. Complex, No. 51/2, Vanivilas Road;   Company Secretary and
         Opp. National College, Basavanagudi;        Vice President - Finance;
         Bangalore - 560 004, India.                 Infosys Technologies
         Tel.: +91-80-662 1184,                      Limited;
         Fax: +91-80-662 1169                        Electronics City, Hosur
         E-mail: kumars@karvy.com                    Road;
                                                     Bangalore - 561 229, India.
                                                     Tel.: +91-80-852 0440,
                                                     Fax: +91-80-852 0754

                                                     E-mail: balakv@infy.com

    Transfer of shares in electronic form is effected through your depositary participant.

    General correspondence regarding shares may be addressed to the company's registrars, Karvy Consultants Limited, or to the Company Secretary, Infosys Technologies Limited.

16. Who are the depositary and custodian for the ADS program?

     Ans: Depositary                               Custodian:
          Deutsche Bank Trust Company Americas,    ICICI Limited,
          Corporate Trust & Agency Services;       ICICI Towers, Bandra Kurla
          60 Wall Street, 25(th) Floor;            Complex;
          MS NYC60/2515;                           Mumbai - 400 051, India.
          New York, NY 11005, USA.                 Tel.: +91-22-653-1414,
          Tel.: +1-212-602-3761                          653-8211
          Fax: +1-212-797-0327                     Fax: +91-22-653-1164/65

          Deutsche Bank A. G.,
          Corporate Trust & Agency Services;
          Hazarimal Somani Marg;
          Fort, Mumbai 400 001, India.
          Tel.: +91-22-207-9566,
                207-9568, 207-9645
          Fax: +91-22-207-9614

17. What is the history of bonus issues (equivalent to stock split in the form of stock dividend) and stock split at Infosys?


     Ans: Year                            1986        1989        1991         1992       1994         1997        1999       2000
                                         -------     -------     -------     -------     -------     -------     -------     -------
          Bonus issue ratio                1:1         1:1         1:1         1:1         1:1         1:1         1:1           --
          Stock split ratio              2 for 1     2 for 1     2 for 1     2 for 1     2 for 1     2 for 1     2 for 1     2 for 1


    The company completed a 2-for-1 stock split (i.e., a subdivision of every equity share of par value of Rs. 10 each into two equity shares of par value of Rs. 5 each) during fiscal 2000.

18. How many software development centers does Infosys have?

    Ans: Infosys has 16 development centers in India - five in Bangalore, two each in Bhubaneswar, Chennai, Mangalore and Pune, and one each in Hyderabad, Mohali and Mysore. Infosys has one global development center in Toronto, Canada. In addition, there are six proximity development centers in Fremont, Boston, Chicago, New Jersey, Phoenix, Arizona in the US and in London, UK.

19. How many marketing offices does Infosys have?

    Ans: There are 24 marketing offices overseas, of which 9 are located in the US, two in Australia, one each in Argentina, Belgium, Canada, France, Germany, Hong Kong, Japan, the Netherlands, Sharjah, Singapore, Sweden, Switzerland and the UK. Besides these, there are four marketing offices in India.

20. What is the employee strength and revenue growth since 1996?

    Ans: The employee strength and revenue growth since 1996 are as follows:

    As per US GAAP

     Fiscal year ended       Total no. of      Growth          Net revenues     Growth          Net income       Growth
     March 31                 employees          %             in $ million       %            in $ million        %
     -----------------       ------------      ------          ------------     ------         ------------      ------
     1996                        1,172           30                26.61          47               6.82*          72
     1997                        1,705           45                39.59          49               8.64*          27
     1998                        2,605           53                68.33          73              13.86*          60
     1999                        3,766           45               120.96          77              30.35*         119
     2000                        5,389           43               203.44          68              61.34*         102
     2001                        9,831           82               413.85         103             131.95*         115
     2002                       10,738            9               545.05          32             164.47*          25


    * This excludes a one-time deferred stock compensation expense arising from stock split amounting to $12,906,962 and $1,519,739 in fiscal 1999 and 1998, respectively.

     As per Indian GAAP


     Fiscal year ended       Total no. of      Growth            Revenues       Growth             PAT*          Growth
     March 31                  employees          %            in Rs. crore       %            in Rs. crore        %
     -----------------       ------------      ------          ------------     ------         ------------      ------
     1996                        1,172           30                 88.56          60               21.01          58
     1997                        1,705           45                139.21          57               33.68          60
     1998                        2,605           53                257.66          85               60.36          79
     1999                        3,766           45                508.89          98              132.92         120
     2000                        5,389           43                882.32          73              285.95         115
     2001                        9,831           82              1,900.56         115              623.32         118
     2002                       10,738            9              2,603.59          37              807.96          30


    * From ordinary activities

21. Does Infosys pay dividends? What is the dividend policy of Infosys?

    Ans: Currently, Infosys pays dividends to its shareholders. The current dividend policy is to distribute up to 20% of the PAT as dividend. The board of directors reviews the dividend policy periodically.

22. How do I contact Infosys by telephone, mail or in person?

    Ans: Members of the press can contact the following members of Infosys' management for any information.

         N. R. Narayana Murthy,
         Chairman and Chief Mentor              Tel: +91-80-852 0363 / 852 0399
         Nandan M. Nilekani,
         Chief Executive Officer,               Tel: +91-80-852 0351
         President and Managing Director
         T. V. Mohandas Pai,
         Director - Finance & Administration    Tel: +91-80-852 0396
         and Chief Financial Officer

     The Infosys corporate mailing address is:

         Infosys Technologies Limited,
         44, Electronics City, Hosur Road;
         Bangalore - 561 229, India.
         Tel.: +91-80-852 0261, Fax: +91-80-852 0362

    For direct correspondence, the general electronic address is infosys@infy.com.

23. Is there any investor relations contact in the US and India?

     Ans:
     Investor relations
     In US:                                  In India:
     P. R. Ganapathy,                        V. Balakrishnan,
     Investor Relations Officer;             Company Secretary and Vice
     Infosys Technologies Limited;           President - Finance;
     34760 Campus Drive,                     Infosys Technologies Limited;
     Fremont CA 94555, USA.                  Electronics City, Hosur Road;
     Tel.: +1-510-742-3030,                  Bangalore 561 229, India.
     Fax: +1-510-742-2930                    Tel.: +91-80-852-0440,
     Mobile: +1-510-872-4412                 Fax: +91-80-852-0754
     E-mail: guns@infy.com                   E-mail: balakv@infy.com

24. Does the company have a disclosure policy?

    Ans: Yes. The company has a written disclosure policy, which covers interacting with all external constituents such as analysts, fund managers and the media.

25. Does the company have any quiet periods?

     Ans: Yes. The company follows quiet periods prior to its earnings release every quarter. During the quiet period, the company or any of its officials will not discuss earnings expectations with any external people. It starts from fifteenth of the month prior to the one in which the earnings are going to be released and ends on the date of announcement of the earnings numbers. Based on the tentative dates on which the earnings are going to be released in fiscal 2002, the tentative quiet period would be as follows:

                                                Earnings release date                          Quiet period
                                                ---------------------                 -------------------------------
     Quarter ending June 30, 2002                  July 10, 2002                       June 16      - July 10, 2002
     Quarter ending September 30, 2002             October 10, 2002                    September 16 - October 10, 2002
     Quarter ending December 31, 2002              January 10, 2003                    December 16  - January 10, 2003
     Year ending March 31, 2003                    April 10, 2003                      March 16     - April 10, 2003

26. What has been the CAGR in revenues and net income in the last five years?

    Ans: The 5-year CAGR under Indian GAAP and US GAAP are:

     Indian GAAP                                     US GAAP
     -----------                                     -------
     Revenues                           80%          Revenues             69%
     PAT from ordinary activities       89%          Net income           80%


Additional information to shareholders (contd.)
Share performance chart
--------------------------------------------------------------------------------

The Infosys management consistently cautions that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

                                    [CHART]

The share price has been adjusted for two bonus issues made in fiscal 1998 and fiscal 1999, and a 2-for-1 stock split in fiscal 2000

Additional information to shareholders (contd.)
--------------------------------------------------------------------------------

Intangible assets score sheet

A knowledge-intensive company leverages know-how, innovation and reputation to achieve success in the marketplace. Hence, these attributes should be measured and improved upon year after year to ensure continual success. Managing a knowledge organization necessitates a focus on the critical issues of organizational adoption, survival, and competence in the face of ever-increasing discontinuous environmental change. The profitability of a knowledge firm depends on its ability to leverage the learnability of its professionals, and to enhance the re-usability of their knowledge and expertise.

The stock price of a company is the result of the market's valuation of its earnings potential and growth prospects. Thus, the market provides a value to the off-balance-sheet assets of the company -- that is, those assets which are invisible or which are not accounted for in the traditional financial statements. The intangible assets of a company include its brand, its ability to attract, develop and nurture a cadre of competent professionals, and its ability to attract and retain marque clients.

Today's discerning investors take a critical look at both financial and non-financial parameters that determine the long-term success of a company. The non-financial parameters challenge the approach that evaluates companies solely on the traditional measures, as they appear in their financial reports. Thus, intangible assets of a company have been receiving considerable attention from corporate leaders in recent years.

The intangible assets of a company can be classified into four major categories -- human resources, intellectual property assets, internal assets and external assets.

Human resources

Human resources represent the collective expertise, innovation, leadership, entrepreneurship and managerial skills endowed in the employees of an organization.

Intellectual property assets

Intellectual property assets include know-how, copyrights, patents, products and tools that are owned by a corporation. These assets are valued based on their commercial potential. A corporation derives its revenues from licensing these assets to outside users.

Internal assets

Internal assets are systems, technologies, methodologies, processes and tools that are specific to an organization. These assets give the organization a unique advantage over its competitors in the marketplace. These assets are not licensed to outsiders. Examples of internal assets include methodologies for assessing risk, methodologies for managing projects, risk policies, and communication systems.

External assets

External assets are the market-related intangibles that enhance the fitness of an organization for succeeding in the marketplace. Examples are customer loyalty (reflected by the repeat business of the company) and brand value.

The score sheet

Infosys published models for valuing the two most valuable, intangible assets of the company -- human resources and the "Infosys" brand. The score sheet published is broadly adopted from the intangible asset score sheet provided in the book titled The New Organizational Wealth written by Dr Karl-Erik Sveiby and published by Berrett-Koehler Publishers Inc., San Francisco. We believe such representation of intangible assets provides a tool to our investors for evaluating the market-worthiness of the company.

The Infosys management cautions investors that these data are provided only as additional information to investors. Using such reports for predicting the future of Infosys, or any other company, is risky. The Infosys management is not responsible for any direct, indirect or consequential losses suffered by any person using these data.

The Infosys intangible assets score sheet

                                                                                   Knowledge capital
                                                      ------------------------------------------------------------------------------
                  Our clients                                   Our organization                         Our people
             (External structure)                              (Internal structure)                     (Competence)
---------------------------------------------------   ----------------------------------------- ------------------------------------
                               2001-2002  2000-2001                     2001-2002   2000-2001                   2001-2002  2000-2001
                               ---------  ---------                     ---------   ---------                   ---------  ---------
 Growth/renewal
 Revenue growth over                                  IT investment/                           Education index
 previous year (%)                   37      115      value added (%)        4.57     9.32     of all staff       31,385      28,725
 Percentage of revenue from                           R&D/value added (%)    0.66     1.09
 image-enhancing clients             56       52
 Percentage of revenue                                Total investment
 from exports                     98.04    98.60      in organization/
 No. of new clients                 116      122      value added (%)       14.41    29.64
 added during the year

 Efficiency
 Sales/client (in Rs. lakhs)        889      696      Average proportion                       Value added
 (in Rs. lakhs)                                       of support staff (%)   9.79    10.26     per software
                                                                                               engineer (in Rs.
                                                                                               lakhs)              23.95       22.14
                                                      Sales per support                        Value added
                                                      staff                                    per employee
                                                      (in Rs. lakhs)          257      235     (in Rs. lakhs)      21.61       19.87
 Stability
 Repeat-business revenue/                             Average age of                           Average age of
 total revenue (%)                   88       85      support staff                            all employees
 Sales from the top                                   (Years)               30.94    30.61     (Years)             26.60       25.67
 Clients/total revenue (%)          6.1      7.3
 Sales from the five largest
 Clients/total revenue (%)         24.1     26.0
 Sales from the ten largest
 clients/total revenue (%)         39.4     39.2
 Million dollar clients (Nos)        83      80
 Five-million dollar clients (Nos)   25      19
 Ten-million dollar clients (Nos)    16      11
 Twenty-million dollar clients (Nos)  6       3

The above figures are based on Indian GAAP financial statements.


Notes:

- Marque or image-enhancing clients are those who enhance the company's market-worthiness, typically Global 1000 clients. Often they are reference clients for Infosys.

- Sales per client is calculated by dividing total revenue by the total number of clients.

- Repeat business revenue is the revenue during current year from those clients who contributed to the revenue of the company during the previous year also.

- Value-added is the revenue of the company less payment to all outside resources. The value-added statement is provided in the Additional information to shareholders section in this report.

- IT investment includes all investments in hardware and software by the company.

- Total investment in the organization is the investment in the fixed assets of the company.

- Average proportion of support staff is the average number of support staff to average total staff strength of the company during the year.

- Sales per support staff is Infosys revenue divided by the average number of support staff during the year (support staff exclude technical support staff).

- Education index is shown as at the year-end, with primary education calculated as 1, secondary education as 2, and tertiary education as 3.

Clients

The growth in revenue is 37% this year, compared to 115%, in the previous year. The most valuable intangible asset of Infosys is its client base. Marque clients or image-enhancing clients contributed around 56% of revenue this year, as compared to 52% in the previous year. They give stability to our revenues and also reduce our marketing costs.

The high percentage -- 88% -- of revenues from repeat orders during the current year is an indication of the satisfaction and loyalty of the clients. The largest client contributed 6.1% to the company's revenue during the year as compared to 7.3% during the previous year. The top 5 and 10 clients contributed around 24% and 39%, respectively, of the company's revenue during the current year, as compared to 26% and 39%, respectively, during the previous year. The company's strategy is to increase its client base, and thereby reduce the risk of depending on a few large clients. During 2001-2002, the company added 116 new clients.

Organization

During the current year, Infosys invested around 5% of the value-added on its IT infrastructure, and around 1% of the value-added on R & D activities.

A young, fast-growing organization requires efficiency in the area of support services. The average age of the support employees is 30.94 years, as against the previous year average age of 30.61 years. The sales per support staff, as well as, the proportion of support staff to the total organizational staff, has shown improvements over the previous year.

People

Infosys is in a people-oriented business. The education index of employees has gone up substantially to 31,385 from 28,725. This reflects the quality of employees at Infosys. The value-added per software engineer and the value-added per employee show an increasing trend. The average age of employees as of March 31, 2002 was 26.60 as compared to 25.67 as of March 31, 2001.

Additional information to shareholders (contd.)
-------------------------------------------------------------------------------

Human resources accounting

The dichotomy in accounting between human and non-human capital is fundamental. The latter is recognized as an asset and is therefore recorded in the books and reported in the financial statements, whereas the former is totally ignored by accountants. The definition of wealth as a source of income inevitably leads to the recognition of human capital as one of several forms of wealth such as money, securities and physical capital.

The Lev & Schwartz model has been used by Infosys to compute the value of the human resources as on March 31, 2002. The evaluation is based on the present value of the future earnings of the employees and on the following assumptions:

1. Employee compensation includes all direct and indirect benefits earned both in India and abroad.

2.  The incremental earnings based on group/age have been considered.

3. The future earnings have been discounted at 17.17% (previous year -- 21.08%), this rate being the cost of capital for Infosys. Beta has been assumed at 1.41 based on the average beta for software stocks in US.

As of March 31                                 2002                                    2001
                               -------------------------------------  ------------------------------------
                                                        Value of                               Value of
                                                     human resources                       human resources
                               No. of employees      (in Rs. crore)   No. of employees      (in Rs. crore)
                               ----------------      ---------------  ----------------     ---------------
    Production                      9,405               8,662.99          7,641               4,406.53
    Support: technical*               319                 155.67          1,230                 302.83
            others                  1,014                 720.49            960                 414.06
                                   ------               --------         ------               --------
                                   10,738               9,539.15          9,831               5,123.42
                                   ======               ========         ======               ========

*Note: Support -- technical includes trainees, employees in R&D activities and support personnel allocated to production.

                                                                               (Rs. crore, unless stated otherwise)
Number of employees                                               10,738.00                   9,831.00
Value of human resources                                           9,539.15                   5,123.42
Software revenue                                                   2,603.59                   1,900.56
Employee cost                                                      1,117.87                     717.79
Value-added excluding extraordinary income                         2,239.07                   1,563.18
Net profits excluding extraordinary income                           807.96                     623.32
 Total software revenue/human resources value (ratio)                  0.27                       0.37
 Value-added/human resources value (ratio)                             0.23                       0.31
Value of human resources per employee                                  0.89                       0.52
Employee cost/human resources value (%)                               11.72%                     14.01%
Return on human resources value (%)                                    8.47%                     12.17%


Value-added statement                                                                      in Rs. crore
Year ending March 31                                                2002                       2001
                                                                   --------                ------------
Total revenue including other income                               2,670.00                   1,959.93
Less:
     Software development expenses
      (other than employee costs and provision for
         post-sales client support)                                  213.29                     224.86
     Selling and marketing expenses (other than provisions)           68.26                      46.75
     Administration expenses (other than provisions)                 149.38                     125.14
     Sub-total                                                       430.93                     396.75
                                                                   --------                   --------
Total value-added                                                  2,239.07                   1,563.18
                                                                   ========                   ========
Applied to meet
Employee costs                                                     1,117.87                     717.79
Provision for post-sales client support                                3.65                       1.83
Provision for bad and doubtful debts and doubtful loans
   and advances                                                       13.51                      19.35
Provision for investments                                               --                       15.29
Income tax                                                           135.43                      72.71
Dividend (including dividend tax)                                    137.42                      74.85
Retained in business                                                 831.19                     661.36
                                                                   --------                   --------
                                                                   2,239.07                   1,563.18
                                                                   ========                   ========

The figures above are based on Indian GAAP financial statements.

Additional information to shareholders (contd.)
-------------------------------------------------------------------------------

Brand valuation

The strength of the invisible

A balance sheet discloses the financial position of a company. The financial position of an enterprise is influenced by the economic resources it controls, its financial structure, liquidity and solvency, and its capacity to adapt to changes in the environment. However, it is becoming increasingly clear that intangible assets have a significant role in defining the growth of a hi-tech company. So, quite often, the search for the added value invariably leads us back to understanding, evaluating and enhancing the intangible assets of the business.

From time to time, Infosys has used various models for evaluating assets off the balance sheet to bring certain advances in financial reporting from the realm of research to the notice of the shareholders. Such an exercise also helps the Infosys management in understanding the components that make up goodwill. The aim of such modeling is to lead the debate on the balance sheet of the next millennium. The Infosys management cautions the investors that these models are still the subject of debate among researchers, and using such models and data in predicting the future of Infosys, or any other company, is risky, and that the Infosys management is not responsible for any direct, indirect or consequential losses suffered by any person using these models or data.

Valuing the brand

A brand is much more than a trademark or a logo. It is a "trustmark" - a promise of quality and authenticity that clients can rely on. Brand equity is the value addition provided to a product or a company by its brand name. It is the financial premium that a buyer is willing to pay for the brand over a generic or less worthy brand. Brand equity is not created overnight. It is the result of relentless pursuit of quality in manufacturing, selling, service, advertising and marketing. It is integral to client experiences in dealing with the company and its services over a sustained period.

Corporate brands and service brands are often perceived to be interchangeable. Both types of brands aim at the enhancement of confidence and the reduction of uncertainty in the quality of what the company offers. Therefore, companies rely heavily on the image and personality they create for their brands, to communicate these qualities to the marketplace.

For many businesses, brands have become critical for shareholder wealth creation. Global brands are still the most powerful and sustainable wealth creators in the business world and will continue to be so in the near future. The task of measuring brand value is a complex one. Several models are available for accomplishing this. The most widely used is the brand-earnings-multiple model. There are several variants of this model. For example, by using one of the brand valuation models, Interbrand, a brand consultancy firm, had valued Coca-Cola as the most valued brand in the world for the year 2001 at $68.9 billion, when its market cap was $117.2 billion, on the date of brand valuation. Thus, the brand valuation of Coca-Cola was around 59% of its market cap on the date of valuation. Interestingly, the study says that fewer than half of the 74 brands for which Interbrand had a 2000 valuation showed a gain in value in 2001. Technology companies such as Microsoft, IBM, Intel and Nokia are part of the world's ten most valuable brands in 2001.

(Source: http://www.businessweek.com/magazine/content/01_32/b3744001.htm)

Goodwill is a nebulous accounting concept that is defined as the premium paid to tangible assets of a company. It is an umbrella concept that transcends components like brand equity and human resources, and is the result of many corporate attributes including core competency, market leadership, copyrights, trademarks, brands, superior earning power, excellence in management, outstanding workforce, competition, longevity and so on.

The management has adapted the generic brand-earnings-multiple model (given in the article on Valuation of Trademarks and Brand Names by Michael Birkin in the book Brand Valuation, edited by John Murphy and published by Business Books Limited, London) to value its corporate brand "Infosys". The methodology followed for valuing the brand is given below:

1.  Determine brand earnings

     To do this:

    - Determine brand profits by eliminating the non-brand profits from the total profits of the company

    -  Restate the historical profits at present-day values

    - Provide for the remuneration of capital to be used for purposes other than promotion of the brand

    -  Adjust for taxes

2.  Determine the brand-strength or brand-earnings multiple

    Brand-strength multiple is a function of a multitude of factors such as leadership, stability, market, internationality, trend, support and protection. These factors have been evaluated on a scale of 1 to 100 internally by the Infosys management, based on the information available within the company.

3. Compute the brand value by multiplying the brand earnings with the multiple derived in step 2 above.

    The computation is as follows:

                                                                                       in Rs. crore
    Year ended March 31                               2002               2001             2000
    -------------------                             --------          ---------        ------------
    PBIT                                              943.39             696.03           325.65
    Less: non-brand income                             59.77              53.43            35.23
    Adjusted profit                                   883.62             642.60           290.42
    Inflation compound factor at 6%                    1.000              1.064            1.132
    Present value of profits for the brand            883.62             683.72           328.76
    Weightage factor                                       3                  2                1
    Weighted profits                                2,650.86           1,367.44           328.76
    Three-year average weighted profits               724.51
    Remuneration of capital                            86.75
     (5% of average capital employed)
    Brand-related profits                             637.76
    Tax at 36.75%                                     234.38
    Brand earnings                                    403.38
    Multiple-applied                                   17.99
    Brand value                                     7,256.80


    Assumptions

    1. Total revenue excluding other income after adjusting for cost of earning such income is brand revenue, since this is an exercise to determine the brand value of Infosys as a company and not for any of its products or services.

    2.  Inflation is assumed at 6% per annum.

    3. 5% of the average capital employed is used for purposes other than promotion of the brand.

    4.  Tax rate is at 36.75%.

    5. The earnings multiple is based on the ranking of Infosys against the industry average based on certain parameters (exercise undertaken internally and based on available information).

    6.  The figures above are based on Indian GAAP financial statements.

    Thus, it is interesting to note that while Infosys has a market capitalization of Rs. 24,654 crore as on March 31, 2002, the value of the "Infosys" brand alone is estimated at Rs. 7,256.80 crore. The corresponding figures for market capitalization and brand value of Infosys as on March 31, 2001 and March 31, 2000 were Rs. 26,926 crore and Rs. 5,376 crore, and Rs. 59,338 crore and Rs. 5,246 crore respectively.

Additional information to shareholders (contd.)
-------------------------------------------------------------------------------
Balance sheet (including intangible assets) as at March 31, 2002 in Rs. crore
                                                               ------------
SOURCES OF FUNDS
Shareholders' funds
Share capital                                                      33.09
Reserves and surplus
     Capital reserves                                          16,795.95
     Other reserves                                             2,047.22
                                                               ---------
                                                               18,876.26
                                                               =========
APPLICATION OF FUNDS
Fixed assets
Tangible assets -- at cost                                        960.60
Less: Depreciation                                                393.03
                                                               ---------
Net block                                                         567.57
Add: Capital work-in-progress                                     150.67
                                                               ---------
                                                                  718.24

Intangible assets
Brand equity                                                    7,256.80
Human resources                                                 9,539.15

INVESTMENTS                                                        44.44
DEFERRED TAX ASSETS                                                24.22
Current assets, loans and advances
Sundry debtors                                                    336.73
Cash and bank balances                                            772.22
Loans and advances                                                643.87
                                                               ---------
                                                                1,752.82
Less: Current liabilities                                         126.11
     Provisions                                                   333.30
                                                               ---------
Net current assets                                              1,293.41
                                                               ---------
                                                               18,876.26
                                                               =========

Notes:

1. This balance sheet is provided for the purpose of information only. The management accepts no responsibility for any direct, indirect or consequential losses or damages suffered by any person relying on the same.

2. Capital reserves include the value of the "Infosys" brand and human resources.

3.  The figures above are based on Indian GAAP financial statements.

Additional information to shareholders (contd.)
-------------------------------------------------------------------------------

Current-cost-adjusted financial statements

Current Cost Accounting ("CCA") seeks to state the value of assets and liabilities in a balance sheet at their value, and measure the profit or loss of an enterprise by matching current costs against current revenues. CCA is based on the concept of "operating capability", which may be viewed as the amount of goods and services that an enterprise is capable of providing with its existing resources during a given period. In order to maintain its operating capability, an enterprise should remain in command of resources that form the basis of its activities. Consequently, it becomes necessary to take into account the rising cost of assets consumed in generating these revenues. CCA takes into account the changes in specific prices of assets as they affect the enterprise.

The balance sheet and profit and loss account of Infosys for fiscal 2002, on a current cost basis are presented below. The methodology prescribed by the Guidance Note on Accounting for Changing Prices issued by the Institute of Chartered Accountants of India is adopted in preparing these statements.

Balance sheet as of March 31


                                                                    in Rs. crore
                                                      2002               2001
                                                   ---------        -----------
Assets employed
Fixed Assets
  Original cost                                      858.44             527.47
  Accumulated depreciation                          (284.46)           (129.69)
                                                   ---------          ---------
                                                     573.98             397.78
Capital work in progress                             150.67             170.65
                                                   ---------          ---------
Net fixed assets                                     724.65             568.43
INVESTMENTS                                           44.44              34.12
DEFERRED TAX ASSETS                                   24.22                 --

Current Assets, Loans and Advances:
  Cash and bank balances                             772.22             385.06
  Loans and advances                                 643.87             430.28
  Monetary working capital                           210.62             167.45
                                                   ---------          ---------
                                                   1,626.71             982.79
  Less: Other liabilities and provisions            (333.30)           (184.93)
                                                   ---------          ---------
Net current assets                                 1,293.41             797.86
                                                   ---------          ---------
TOTAL                                              2,086.72           1,400.41
                                                   =========          =========
Financed by:
Share Capital and Reserves
  Share capital                                       33.09              33.08
  Reserves:
    Capital reserve                                    5.94               5.94
    Share premium                                    325.34             320.75
  Current cost reserve                                32.70              19.76
  General reserve                                  1,689.65           1,020.88
                                                   ---------          ---------
TOTAL                                              2,086.72           1,400.41
                                                   =========          =========


Additional information to shareholders (contd.)
-------------------------------------------------------------------------------

Current-cost-adjusted financial statements (continued)

Profit and loss account for the year ended March 31


                                                                                       in Rs. crore.
                                                                             2002          2001
                                                                           --------    -------------
Total income                                                               2,670.00      1,959.93
                                                                           ========      ========
Historic cost profit before tax and extraordinary item                       943.39        696.03
Less: Current cost operating adjustments                                      (1.76)         8.99
                                                                           --------      --------
                                                                             941.63        687.04
Less: Gearing adjustment                                                         --            --
                                                                           --------      --------
Current cost profit before tax and extraordinary item                        941.63        687.04
Provision for taxation
  Earlier years                                                               --             1.40
  Current year                                                               135.43         71.31
                                                                           --------      --------
Current cost profit after tax before extraordinary item                      806.20        614.33
Extraordinary item - Transfer of intellectual property (net of tax)              --          5.49
                                                                           --------      --------
Current cost profit after tax and extraordinary item                         806.20        619.82
                                                                           ========      ========
Appropriations
  Dividend
    Interim                                                                   49.63         16.54
    Final (proposed)                                                          82.73         49.62
    Dividend tax                                                               5.06          8.70
Amount transferred - general reserve                                         668.78        544.96
                                                                           --------      --------
                                                                             806.20        619.82
                                                                           ========      ========
Statement of retained profits / reserves

Opening balance of reserves                                                1,040.64        475.50
Retained current cost profit for the year                                    668.78        544.96
Movements on current cost reserve during the year                             12.93         20.18
                                                                           --------      --------
                                                                           1,722.35      1,040.64
                                                                           ========      ========

Note:

1. The cost of technology assets comprising computer equipment decreases over time. This is offset by an accelerated depreciation charge to the financial statements. Consequently, such assets are not adjusted for changes in prices.

2. This financial statement is provided for the purpose of information only. The management accepts no responsibility for any direct, indirect or consequential losses or damages suffered by any person relying on the same.

Additional information to shareholders (contd.)
-------------------------------------------------------------------------------

Economic Value-Added (EVA) statement

Economic value-added measures the profitability of a company after taking into account the cost of all capital including equity. It is the post-tax return on capital employed (adjusted for the tax shield on debt) minus the cost of capital employed. It is those companies which earn higher returns than cost of capital that create value. Those companies which earn lower returns than cost of capital are deemed destroyers of shareholder value.

Economic value-added analysis

Year ended March 31                                               2002         2001           2000         1999          1998
-------------------                                            ---------    ----------     ---------     --------    ------------
1.  Average capital employed (Rs. in crore)                     1,734.97      1,111.47        703.87       245.42          142.90
2.  Average debt/total capital (%)                                    --            --            --           --              --
3.  Beta variant                                                    1.41          1.54          1.48         1.48            1.48
4.  Risk-free debt cost (%)                                         7.30         10.30         10.45        12.00           12.15
5.  Market premium                                                  7.00          7.00          8.00         9.00           10.00
6.  Cost of equity (%)                                             17.17         21.08         22.29        25.32           26.95
7.  Cost of debt (post tax) (%)                                       NA            NA            NA           NA              NA
8.  Weighted average cost of capital (WACC) (%)                    17.17         21.08         22.29        25.32           26.95
9.  PAT as a percentage of average capital employed (%)            46.57         56.08         40.63        54.16           42.24
10. Economic Value-Added (EVA)                                                                                      (in Rs. crore)
    Operating profit
    (PBT excluding extraordinary income)                           943.39        696.03        325.65       155.86          65.86
     Less:  tax                                                    135.43         72.71         39.70        22.94           5.50
     Less:  cost of capital                                        297.90        234.30        156.89        62.14          38.51
    Economic value-added                                           510.06        389.02        129.06        70.78          21.85
11. Enterprise value                                                                                                 (in Rs. crore)
    Market value of equity                                      24,654.33     26,926.35     59,338.17     9,672.80       2,963.42
    Less:  cash and cash equivalents                             1,026.96        577.74        508.37       416.66          51.14
    Add:  debt                                                         --            --            --           --             --
    Enterprise value                                            23,627.37     26,348.61     58,829.80     9,256.14       2,912.28
12. Ratios
    EVA as a percentage of average capital employed (%)             29.40         35.00         18.34        28.84          15.29
    Enterprise value / average capital employed                     13.62         23.71         83.58        37.72          20.38



Notes:

1. The cost of equity is calculated by using the following formula: return on risk-free investment + expected risk premium on equity investment adjusted for the average beta variant for software stocks in US

2.  The figures above are based on Indian GAAP financial statements.

                                    [GRAPH]

Additional information to shareholders (contd.)
-------------------------------------------------------------------------------

Ratio analysis for the year ended March 31

                                                                                               2002        2001           2000
                                                                                              ------      -------        ------
Ratios - financial performance
Export revenue / total revenue (%)                                                             98.04        98.60         98.57
Domestic revenue / total revenue (%)                                                            1.96         1.40          1.43
Software development expenses / total revenue (%)                                              47.04        45.82         47.57
Gross Profit / total revenue (%)                                                               52.96        54.18         52.43
Selling and marketing expenses / total revenue (%)                                              4.99         4.84          4.74
General and administration expenses / total revenue (%)                                         8.12         9.09          8.41
Selling, general and administration expenses / total revenue (%)                               13.11        13.93         13.15
Employee costs / total revenue (%)                                                             42.94        37.77         37.92
Operating profit / total revenue (%)                                                           39.85        40.24         39.28
Operating profit after depreciation and interest / total revenue (%)                           33.68        34.30         33.25
Depreciation / total revenue (%)                                                                6.17         5.94          6.03
Other income / total revenue (%)                                                                2.55         3.12          4.44
Profit before tax / total revenue (%)                                                          36.23        36.62         36.91
Tax / total revenue (%)                                                                         5.20         3.83          4.50
Tax / PBT (%)                                                                                  14.36        10.45         12.19
PAT from ordinary activities / total revenue (%)                                               31.03        32.80         32.41
Capital expenditure / total revenue (%)                                                        12.40        24.38         18.12
PAT from ordinary activities / average net worth (%)                                           46.57        56.08         40.63
ROCE (PBIT/average capital employed) (%)                                                       54.37        62.62         46.27
Return on invested capital (%)                                                                 83.10       105.43        111.57
Capital output ratio                                                                            1.50         1.71          1.25
Invested capital output ratio                                                                   2.79         3.34          3.66
Value-added / total revenue (%)                                                                83.86        79.76         78.50
Enterprise-value / total revenue (%)                                                            9.07        13.86         66.68

Ratios - balance sheet
Debt-equity ratio                                                                                 --           --            --
Debtors turnover (Days)                                                                           47           58            56
Current ratio                                                                                   3.82         3.49          4.69
Cash and equivalents / total assets (%)                                                        49.37        41.57         61.01
Cash and equivalents / total revenue (%)                                                       39.44        30.40         57.62
Depreciation/ average gross block (%)                                                          20.18        24.67         23.50
Technology investment / total revenue (%)                                                       3.93         7.67          6.12

Ratios - growth
Export revenue (%)                                                                             36.20       115.48         73.85
Total revenue (%)                                                                              36.99       115.40         73.38
Operating profit (%)                                                                           35.66       120.69         71.89
Net profit (from ordinary activities) (%)                                                      29.62       117.98        115.14
EPS (from ordinary activities) growth (%)                                                      29.60       117.97        108.74

Per-share data
Basic earnings per share from ordinary activities (Rs.)                                       122.12        94.23         43.23
Basic earnings per share (including extraordinary items) (Rs.)                                122.12        95.06         44.38
Cash earnings per share from ordinary activities (Rs.)                                        146.40       111.29         51.28
Cash earnings per share (including extraordinary items) (Rs.)                                 146.40       112.12         52.43
Book value (Rs.)                                                                              314.31       210.05        125.97
Price / earning, end of year                                                                   30.50        43.19        207.48
Price / cash earnings, end of year                                                             25.44        36.57        174.92
Price / book value, end of year                                                                11.85        19.38         71.21
PE / EPS Growth                                                                                 1.03         0.37          1.91
Dividend per share                                                                             20.00        10.00          4.50
Price / total revenue, end of year                                                              9.47        14.17         67.25
Dividend (%)                                                                                     400          200            90
Dividend payout (%)                                                                            17.01        12.01         11.55
Dividend / adjusted public offer price (%)                                                       337          168            76
Market price / adjusted public offer price (%)                                                62,737       68,547       151,076


Note: The ratio calculations are based on Indian GAAP and have been adjusted for stock split.

Ratio analysis

Ratio analysis is among the best tools available to analyze the financial performance of a company. It allows inter-company and intra-company comparison and analysis. Ratios also provide a bird's eye view of the financial condition of the company. The ratios analyzed in this section are based on Indian GAAP financial statements.

Financial performance

Exports have grown by 36% during the year, as against 115% in the previous year. Export revenue is from various parts of the globe and is well segmented. Segmental analysis of the revenue is provided under the Notes to financial statements section in this report. During the year ended March 31, 2002, exports constituted 98% of total revenue, as compared to 98.6% during the previous year. USA continued to be a major market. Domestic revenue constituted 2.0% of total revenue, as compared to 1.4% during the previous year.

Employee costs were approximately 43% of total revenue as compared to 38% during the previous year. Selling, general and administration expenses were approximately 8% and 9% during the years ended March 31, 2002 and 2001, respectively.

Depreciation was approximately 6% of total revenue, which is same as during the previous year. Depreciation to average gross block was at 20%, as compared to 25% during the previous year.

Income tax expense was approximately 5% of total revenue during the current year as compared to 4% during the previous year.

Profit after tax from ordinary activities was 31% of total revenue, as against 33% during the previous year.

Balance sheet analysis

The key ratios affecting the company's financial condition are discussed below:

1.  Return on average net worth

    Return on average net worth is 46.6% as against 56.1% during the previous year.

    As the company is maintaining around 49.4% of its assets in liquid funds, where the returns are less, the above figures need further analysis. If the average liquid assets are adjusted against the average net worth, and revenue earned after tax from liquid assets is adjusted against net profit, return on invested capital stands at 83%, as compared to 105% during the previous year.

2.  Debt-equity ratio

    The company funds its short-term and long-term cash requirements primarily from internal accruals. As on March 31, 2002, the company was debt-free.

3.  Current ratio

    Current ratio is 3.82, as compared to 3.49 as on March 31, 2001.

4.  Capital output ratio

    Capital output ratio is 1.50, as compared to 1.71 for the previous year. Invested capital output ratio is 2.79, as compared to 3.34 for the previous year

5.  Value-added to total revenue

    Value-added to total revenue is 84%, as compared to 80% for the previous year.

6.  Enterprise value to total revenue

    Enterprise value to total revenue is 9 times, as compared to 14 times in the previous year.

7.  Per share data

    Earnings per share (EPS) (basic) is Rs. 122.12, as compared to Rs. 94.23 for the previous year. Cash earnings per share (basic) is Rs. 146.40, as compared to Rs. 111.29 during the previous year. This is due to higher cash generation and due to higher value addition. Book value per share has increased to Rs. 314, as against Rs. 210 on March 31, 2001. Dividend payout ratio for the years ended March 31, 2002 and 2001, was 17% and 12% respectively.

    The P/E to EPS growth was approximately 1.03, as compared to 0.37 for the previous year. This represents the valuation of the company in comparison to its growth in earnings.

    Appreciation in the Infosys share price (adjusted for bonus issues in 1994, 1997 & 1999 and a stock split of 2-for-1 in 2000) over the public issue price is more than 62737%. Since the public issue, the market capitalization of the company has grown to Rs. 24,654.33 crore, as on March 31, 2002, from the public issue valuation of Rs. 31.84 crore during February 1993.

Revenue and exports

                             Fiscal year
                     -------------------------------
                     2000       2001         2002
                     ------    --------     --------
Revenue              882.32     1900.56      2603.59
Export               869.70    1,874.02     2,552.47



Net profit as % to total revenue (from ordinary activities)


        Fiscal year
------------------------------
2000       2001         2002
------    --------     -------
32.41      32.80        31.03



Return on average capital employed

        Fiscal year
------------------------------
2000       2001         2002
------    --------     -------
40.63      56.08        46.57



Capital output ratio

        Fiscal year
------------------------------
2000       2001         2002
------    --------     -------
1.25       1.71         1.50



Value added to total revenue

        Fiscal year
------------------------------
2000       2001         2002
------    --------     -------
78.50      79.76        83.86



Earnings per share (from ordinary activities)

        Fiscal year
------------------------------
2000       2001         2002
------    --------     -------
43.23      94.23        122.12



Dividend pay-out

        Fiscal year
------------------------------
2000       2001         2002
------    --------     -------
11.55      12.01        17.01



Price earning multiple

        Fiscal year
------------------------------
2000       2001         2002
------    --------     -------
207.48     43.19        30.50



Book value

        Fiscal year
------------------------------
2000       2001         2002
------    --------     -------
125.97     210.05       314.31

Additional information to shareholders (contd.)
--------------------------------------------------------------------------------
Statutory obligations

The company has established Software Technology Parks - 100% export-oriented units - for the development of software at Electronics City, Koramangala and J.
P. Nagar at Bangalore as well as at Mangalore, Pune, Chennai, Bhubaneswar, Hyderabad, Mohali and Mysore (all in India). Certain capital items purchased for these centers are eligible for 100% customs and excise duty exemption, subject to fulfillment of stipulated export obligations, namely, five times the value of duty-free imports of capital goods, or duty-free purchase of goods subject to excise, over a period of 5 years on a yearly basis. Beginning April 2001, the export obligation on duty-free import of capital goods, or duty-free purchase of goods subject to excise is 3 times the value of such goods over a period of 5 years. All STP units started after April 2001 and all the existing units which come up for renewal after that date are subject to the new guidelines on calculation of export obligation. The export obligation on the wage bill was removed a year ago.

The non-fulfillment of export obligations may result in penalties as stipulated by the government which may have an impact on future profitability. The table showing the export obligation, and the export obligation fulfilled by the company, on a global basis, for all its STP units together, is given below:


                                                                              in Rs. crore
                                               --------------------------------------------------------------------------
                                                                     Export                                    Cumulative
                                                 Export            obligation             Excess/               excess/
Year ended March 31                            obligation          fulfilled             (shortfall)          (shortfall)
-------------------                            ----------          ----------            -----------         ------------
1993                                              0.11                 0.28                 0.17                 0.17
1994                                              2.69                 8.05                 5.35                 5.52
1995                                              7.70                15.64                 7.94                13.46
1996                                             28.43                47.64                19.21                32.67
1997                                             39.67                68.94                29.27                61.94
1998                                             73.56               142.41                68.85               130.79
1999                                            124.98               305.51               180.53               311.32
2000                                            106.88               493.46               386.58               697.90
2001                                            359.88             1,010.27               650.39             1,348.29
2002                                            461.99             1,360.21               898.22              2246.51


The total customs and excise duty exempted on both computer software and hardware imported and indigenously procured by the company since 1993 amounts to Rs. 158.64 crore.

The company has fulfilled its export obligations on a global basis for all its operations under the Software Technology Park Scheme (STP). However, in case of STPs operationalized during the year, the export obligation will be met in the future years. On a forward basis, the company's management is confident of fulfilling all its export obligations.

Taxation

The economic reforms program of the government has enhanced the velocity of business for companies in India. Being one of the signatories to the World Trade Organization, India is committed to reducing import tariff levels, thereby exposing the Indian entrepreneurs to global competition. The present Indian corporate tax rate is 35.7% (comprising a base rate of 35% and a surcharge of 2% on the base rate).

The company benefits from certain significant tax incentives provided to software firms under Indian tax laws. These incentives presently include: (i) an exemption from payment of Indian corporate income taxes for a period of ten consecutive years of operation of software development facilities designated as "Software Technology Parks" (the "STP tax holiday"); and (ii) a tax deduction for profits derived from exporting computer software under Section 80 HHE of the Income Tax Act (the "Export deduction"). All but one of the company's software development facilities are located in a designated Software Technology Park ("STP"). The period of the STP tax holiday available to such companies is restricted to 10 consecutive years beginning from the financial year when the unit started producing computer software or March 31, 2000, whichever is earlier. The recent Finance Bill presented to the parliament proposes to tax 10% of the profits generated by units operating under the STP scheme for fiscal 2003 only. Additionally, the export deduction will be phased out equally over a period of five years starting from fiscal 2000.

The details of the operationalization of various software development centers and the year to which the exemption under the Software Technology Park Scheme is valid, are presented elsewhere in this Annual Report.

The benefits of these tax incentive programs have historically resulted in an effective tax rate for the company well below statutory rates. There is no assurance that the Government of India will continue to provide these incentives. The government may reduce or eliminate the tax exemptions provided to Indian exporters anytime in the future. This may result in the export profits of the company being fully taxed, and may adversely affect the post-tax profits of the company in the future. On a full-tax-paid basis, without any duty concessions on equipment, hardware and software, the company's post-tax profits for the relevant years are estimated as given below.


                                                                                          in Rs. crore
                                                                        ---------------------------------------------------
Year ended March 31                                                       2002                 2001                 2000
                                                                        -------              -------           ------------
Profit before tax (excluding extraordinary items)                        943.39               696.03               325.65
Less:   Additional depreciation to be                                     44.37                26.33                12.75
        provided on duty waiver for computer equipment
        Reduction in other income                                         10.21                 7.74                 3.25
Adjusted profit before tax                                               888.81               661.96               309.65
Less:   Income tax on full tax basis                                     328.50               264.76               128.01
Adjusted profit after tax                                                560.31               397.20               181.64
Adjusted earnings per share(1)                                            84.69                60.04                27.46



1. The earnings per share for earlier years has been restated on par value of Rs. 5 per share and adjusted for bonus issues during the previous years.

2. The figures above are based on Indian GAAP financial statements. However, it may be noted that this is only an academic exercise. The company has provided for income tax in full in the respective years and there is no carried-forward liability on this account.

Additional information to shareholders (contd.)
-------------------------------------------------------------------------------
ValueReporting(TM)

In their book, The ValueReporting(TM) Revolution: Moving Beyond the Earnings Game (published by John Wiley & Sons, Inc., USA, (C)2001), the authors - Robert Eccles, Robert Herz, Mary Keegan and David Phillips, associated with the accounting firm, PricewaterhouseCoopers, indicate the increasing importance of non-financial data and reporting beyond the constraints posed by Generally Accepted Accounting Principles (GAAP). They highlight the increasing necessity of providing stakeholders qualitative information enabling them to make informed investment decisions.

ValueReporting(TM) is a comprehensive set of financial and non-financial performance measures and processes, tailored to a company, that provide both historical and predictive indicators of shareholder value. ValueReporting(TM) also provides a methodology for improving transparency and providing the capital markets with information needed to accurately assess future value.

In keeping with our desire for increased transparency and high standards of corporate governance, Infosys has always endeavored to provide information to stakeholders, more often than not going beyond minimum prescribed regulatory requirements, than not. While financial statements are provided along with other mandated information, we have always attempted to provide stakeholders the financial and non-financial parameters we use on an on-going basis to manage our business. The recommended ValueReporting(TM) methodology in the context of Infosys is described below.

                          The ValueReporting(TM) Cycle

                                  [FLOW CHART]

While financial statements indicate historic performance along uniform financial parameters, they do not fully reflect the performance of the company along all parameters that are critical for creating shareholder value in the long-term. In order to enhance the ability of the stakeholder to measure our performance, Infosys identified the need to provide non-financial parameters even before it went public in India in 1993. A description of recommended ValueReporting(TM) disclosures is set out below.

                         The ValueReporting(TM) Disclosure Model

   External                            Internal
   market overview                     value strategy                Managing for value          Value platform
   ----------------------------        --------------               -----------------------      --------------
   -  Competitive environment          - Goals                      - Financial performance      - Innovation
   -  Regulatory environment           - Objectives                 - Financial position         - Brands
   -  Macro-economic environment       - Governance                 - Risk management            - Customers
                                       - Organization               - Segment performance        - Supply chain
                                                                                                 - People
                                                                                                 - Social reputation


Infosys believes in being a leader or early-adopter of transparency and openness for competitive advantage. In its approach towards external reporting, Infosys has consciously attempted to bridge the gap between the information available to the management and the information available to the stakeholders by providing the non-financial and intangible performance measures to its stakeholders. These include:

-   Intangible asset scorecard.

-   Human resource accounting and value-added statement

-   Brand valuation

-   Balance sheet including intangible assets

-   Economic Value-Added (EVA(R)) statement

In order to enhance the quality of reporting Infosys also casts
"Current-cost-adjusted" financial statements.

We at Infosys have also adopted similar measures for internal measurement of business performance. Employee performance measurement for evaluating performance also considers performance indicators that go beyond the financials and seek to balance the financial and non-financial measures at the individual and enterprise level. This ensures that the measures we perform internally are truly reflective of the measures by which our corporate performance is judged by the stakeholders.

--------------------------------------------------------------------------------

Management structure

[GRAPH]

                          Financial statements for the
                            year ended March 31, 2002

                           prepared in accordance with
             United States Generally Accepted Accounting Principles

                                   (U.S. GAAP)


                              -------------------



                                  [PHOTOGRAPH]



"The ultimate measure of a man is not where he stands in moments of comfort, but where he stands at times of challenges and controversy"

                                                       - Martin Luther King Jr.

Summary of selected consolidated financial data

                                                           in thousands, except per share data
                                               -----------------------------------------------------------
                                                 2002        2001        2000         1999          1998
                                               --------    --------    --------    ---------     ---------
Statements of income data:
Revenues                                       $545,051    $413,850    $203,444    $ 120,955     $  68,330
Cost of revenues                                290,032     213,614     111,081       65,331        40,157
Gross profit                                    255,019     200,237      92,363       55,624        28,173
Operating expenses:
   Selling and marketing expenses                27,113      20,683       9,644        4,944         3,370
   General and administrative expenses           44,348      36,958      17,102       11,255         9,855
   Amortization of deferred stock
   compensation expense                           5,010       5,081       5,118        3,646         1,520
   Compensation arising from stock split             --          --          --       12,906         1,047
Total operating expenses                         76,471      62,722      31,864       32,751        15,792
Operating income                                178,548     137,515      60,499       22,873        12,381
Equity in loss of deconsolidated subsidiary          --          --          --       (2,086)           --
Other income, net                                13,865       9,505       9,039        1,537           801
Income before income taxes                      192,413     147,020      69,538       22,324        13,182
Provision for income taxes                       27,947      15,072       8,193        4,878           770
Subsidiary preferred stock dividends                 --          --          --           --            68
Net income                                     $164,466    $131,948    $ 61,345    $  17,446     $  12,344
Earnings per equity share:
   Basic                                       $   2.51    $   2.01    $   0.93    $    0.28     $    0.21
   Diluted                                     $   2.49    $   1.98    $   0.93    $    0.28     $    0.20
Weighted equity shares used in computing
  earnings per equity share:
   Basic                                         65,557      65,771      65,660       61,379        59,574
   Diluted                                       66,085      66,715      65,864       61,507        60,808
Cash dividend per equity share                 $   0.35    $   0.14    $   0.11    $    0.09     $    0.04

Balance sheet data:
Cash and cash equivalents                      $210,486    $124,084    $116,599    $  98,875     $  15,419
Total assets                                    471,161     342,348     219,283      153,658        48,782
Total long-term debt                                 --          --          --           --            --
Total shareholders equity                      $442,379    $311,792    $198,137    $ 139,610     $  41,146

-------------

1. The information presented above reflects our 2-for-1 stock split by means of a stock dividend announced on December 20, 1998 and a 2-for-1 stock split announced on November 29, 1999.

2. The financial statements of Yantra Corporation, were consolidated with our financial statements through October 20, 1998, and has been accounted for using the equity method upto fiscal 1999.

3. The earnings per share calculations for fiscal years 2002, 2001, 2000 and 1999, includes 2,070,000 equity shares (representing 4,140,000 ADSs) issued in March 1999, pursuant to our initial U.S. public offering.

4. Dividends are declared in Indian rupees. Amounts presented are translated into U.S. dollars.

Management's discussion and analysis of financial condition and results of operations

Investors are cautioned that this discussion contains forward-looking statements that involve risks and uncertainties. When used in this discussion, the words "anticipate", "believe", "estimate", "intend", "will", "expect" and other similar expressions as they relate to us or our business are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performances or achievements could differ materially from those expressed or implied in such forward-looking statements. Factors that could cause or contribute to such differences include those described under the heading "Risk Factors" in the prospectus filed with the Securities and Exchange Commission, as well as the risk factors discussed in the Form 20-F, included in this annual report. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of their dates. The following discussion and analysis should be read in conjunction with our financial statements included herein and the notes thereto.

1.   Overview

     We are an India based IT consulting and services company, that utilizes an extensive infrastructure in India, which we call Offshore Software Development Centers or "OSDCs", to provide managed software solutions to clients worldwide. Our service offerings include business consulting, systems integration, application development, maintenance, re-engineering and product engineering. From fiscal 1998 through fiscal 2002, our total revenue increased from $68.3 million to $545.1 million. During the same period, the total number of our IT professionals increased from 2,200 to 9,400, and our OSDCs increased from nine to 16. We also commenced operations in four proximity development centers in the UK and the U.S. in fiscal 2001, one global development center in Canada, and two proximity development centers in the U.S. in fiscal 2000.

     Our revenues are generated principally from software services provided on either a time-and-material or a fixed-price, fixed-timeframe basis. Revenues from services provided on a time-and-material basis are recognized as the related costs are incurred. Revenues from services provided on a fixed-price, fixed-timeframe basis are recognized pursuant to the percentage of completion method. Since we bear the risk of cost overruns and inflation with respect to fixed-price, fixed-timeframe projects, our operating results could be adversely affected by inaccurate estimates of contract completion costs and dates, including wage inflation rates and currency exchange rates that may affect cost projections. Although we revise our project completion estimates from time to time, such revisions have not, to date, had a material adverse effect on our operating results or financial condition. We also develop and market certain software application products, including banking software that is licensed primarily to clients in Asia and Africa. Such software products represented 4.0% of total revenues in fiscal 2002. We earned 71.2% of our total revenues from North America, 19.5% from Europe, 2.0% from India and 7.3% from the rest of the world in fiscal 2002.

     In fiscal 2002, 2001 and 2000, we earned 23.0%, 28.4% and 13.6% of our total revenues from Internet and e-commerce projects.

     Our cost of revenues primarily consists of salary and other compensation expenses, depreciation, data communications expenses, computer maintenance, cost of software purchased for internal use and foreign travel expenses. We depreciate our personal computers and servers over two years and mainframe computers over three years. Third party software is expensed at the time of acquisition.

     We assume full project management responsibility for each project that we undertake. In fiscal 2002, approximately 69% of the work on a project was performed at our facilities in India, and the balance of the work was performed at the client site. The proportion of work performed at our facilities and at client sites varies from quarter to quarter. We charge higher rates and incur higher compensation expenses for work performed at the client site. Services performed at a client site typically generate higher revenues per-capita at a lower gross margin than the same services performed at our facilities in India. As a result, total revenues, cost of revenues and gross profit in absolute terms and as a percentage of revenues fluctuate from quarter to quarter based on the proportion of work performed offshore at our facilities and at client sites. Additionally, any increase in work at client sites can decrease our gross margins.

     Revenues and gross profits are affected by employee utilization rates. Utilization rates depend, among other factors, on the number of employees enrolled in training programs, particularly our 14.5 week training course for new employees. Since a large percentage of new hires begin their initial training in the second quarter, our utilization rates have historically been lower in the second and third quarters of our fiscal year.

     Our selling and marketing expenses primarily consist of expenses relating to advertisements, brand building, rentals of sales and marketing offices, salaries of marketing personnel, and traveling and conveyance. Our general and administrative expenses comprise expenses relating to communications, finance and administration, legal and professional charges, management, rent, salary and other compensation, travel, and miscellaneous administrative costs.

     Other income includes interest income and foreign currency exchange gains.

2.   Results of operations

Fiscal year ended March 31, 2002 compared to fiscal year ended March 31, 2001

     Revenues. Our total revenues were $545.1 million in fiscal 2002, representing an increase of $131.2 million or 31.7% over total revenues of $413.8 million in fiscal 2001. This increase was attributable to an increase of $141.6 million or 34.2%, in the number of projects executed offset by a $10.4 million or 2.5% decrease in prices at which contracts were executed. Revenues continued to increase in most segments of our services. Custom software development, re-engineering, maintenance and software development through OSDCs formed the majority of our revenues. The increase in revenues was attributable, in part, to a steady increase in business from existing clients and from new clients, particularly in the financial services and retail industry segments. Our financial services clients comprised 36.6% and 33.7% of revenues in fiscal 2002 and fiscal 2001, while our retail clients comprised 12.3% and 9.1% of revenues in fiscal 2002 and fiscal 2001. Net sales of FINACLE(TM) and other products represented 4.0% of our total revenues in fiscal 2002, as compared to 2.5% for fiscal 2001. Revenues from services represented 96.0% of total revenues in fiscal 2002 as compared to 97.5% for fiscal 2001. Revenues from fixed-price, fixed-timeframe contracts and from time-and-material contracts represented 31.6% and 68.4% of total revenues for fiscal 2002, as compared to 28.2% and 71.8% for fiscal 2001. Revenues from North America and Europe represented 71.2% and 19.5% of total revenues for fiscal 2002, as compared to 73.5% and 18.8% for fiscal 2001.

     Cost of revenues. Our cost of revenues was $290.0 million for fiscal 2002, representing an increase of 35.8% over cost of revenues of $213.6 million in fiscal 2001. Cost of revenues represented 53.2% and 51.6% of total revenues in fiscal 2002 and 2001. This increase in our cost of revenues as a percentage of revenues was attributable to: (i) an increase in our personnel costs from annual salary increments effective April 1, 2001; (ii) an increase in compensation paid to our U.S. based Indian employees to comply with new immigration regulations introduced in the U.S. effective July 2001; (iii) increased personnel costs for new hires; and (iv) an increase in depreciation. This increase was offset by a decrease in our foreign travel expenses and cost of software purchased for internal use, which represented 2.7% and 1.3% of revenues in fiscal 2002 as compared to 4.2% and 1.7% of revenues in fiscal 2001.

     Gross profit. As a result of the foregoing, our gross profit was $255.0 million for fiscal 2002, representing an increase of 27.4% over gross profit of $200.2 million for fiscal 2001. As a percentage of total revenues, gross profit decreased to 46.8% for fiscal 2002 from 48.4% for fiscal 2001. This decrease was attributable to: (i) an increase in our personnel costs from annual salary increments effective April 1, 2001; (ii) an increase in compensation paid to our U.S. based Indian employees to comply with new immigration regulations introduced in the U.S. effective July 2001; (iii) increased personnel costs for new hires; and (iv) an increase in depreciation. This increase was offset by a decrease in our foreign travel expenses and cost of software purchased for internal use.

     Sales and marketing expenses. We incurred sales and marketing expenses of $27.1 million in fiscal 2002, representing an increase of 31.1% over sales and marketing expenses of $20.7 million for fiscal 2001. As a percentage of total revenues, sales and marketing expenses was 5.0% in both fiscal 2002 and 2001. The number of our sales offices increased to 28 as of March 31, 2002 from 25 as of March 31, 2001, and the number of our sales and marketing personnel increased to 143 as of March 31, 2002, up from 105 as of March 31, 2001.

     General and administrative expenses. Our general and administrative expenses were $44.3 million for fiscal 2002, representing an increase of 20.0% over general and administrative expenses of $37.0 million for fiscal 2001. General and administrative expenses were 8.1% and 8.9% of total revenues for fiscal 2002 and 2001. This decrease in general and administrative expense as a percentage of revenues was primarily attributable to a decrease in the provision for doubtful accounts receivable, which comprised 0.5% and 1.0% of revenues in fiscal 2002 and 2001.

     Amortization of deferred stock compensation expense. Amortization of deferred stock compensation expense was $5.0 million and $5.1 million in fiscal 2002 and 2001.

     Operating income. Our operating income was $178.5 million for fiscal 2002, representing an increase of 29.8% over the operating income of $137.5 million for fiscal 2001. As a percentage of revenues, operating income decreased to 32.8% for fiscal 2002, from 33.2% for fiscal 2001. Excluding the amortization of deferred stock compensation expense, the operating margin was 33.7% for fiscal 2002 as compared to 34.5% for fiscal 2001.

     Other income. Other income was $13.9 million for fiscal 2002 as compared to $9.5 million for fiscal 2001. Other income in fiscal 2002 primarily comprised of interest income of $10.4 million arising from the investment of cash balances, and exchange income of $2.7 million and miscellaneous income of $0.7 million. Other income in fiscal 2001 primarily comprised of $8.5 million in interest income from the investment of cash balances, and currency exchange income of $4.4 million, which were partially offset by a $3.5 million provision for investments in EC Cubed Inc. and Alpha Thinx Mobile Services AG, two companies we made strategic investments in.

     Provision for income taxes. Our provision for income taxes was $27.9 million for fiscal 2002 compared to $15.1 million for fiscal 2001. Our effective tax rate increased to 14.5% for fiscal 2002 as compared to 10.3% for fiscal 2001. The increase in the effective tax rate was primarily attributable to an increase in foreign taxes paid on our overseas operations in fiscal 2002 as compared to fiscal 2001.

     Net income. Our net income was $164.5 million for fiscal 2002, representing an increase of 24.6% over net income of $131.9 million for fiscal 2001. As a percentage of total revenues, net income decreased to 30.2% for fiscal 2002 from 31.9% for fiscal 2001.

Fiscal year ended March 31, 2001 compared to fiscal year ended March 31, 2000

     Revenues. Our total revenues were $413.8 million for fiscal 2001, representing an increase of $210.4 million or 103.4% over total revenues of $203.4 million for fiscal 2000. This increase is attributable to an increase of $126.1 million or 62.0%, in the number of projects executed, and an increase of $84.3 million or 41.4% in prices at which contracts were executed. Revenues continued to increase in all segments of our services. Custom software development, re-engineering, maintenance and software development through OSDCs comprised the majority of our revenues. The increase in revenues was attributable, in part, to a substantial increase in business from our existing clients and from certain new clients, particularly in the telecom and financial services industry segments. Our telecom clients comprised 18.4% of revenues in fiscal 2001 as compared to 15.4% of revenues in fiscal 2000. Our financial services clients comprised 33.7% and 30.1% of revenues in fiscal 2001 and 2000. Our revenue growth was also attributable to an increase in e-commerce related revenues, which represented 28.4% of total revenues for fiscal 2001, as compared to 13.6% of total revenues in fiscal 2000. Net sales of FINACLE(TM) and other products represented 2.5% of total revenues for fiscal 2001 as compared to 2.6% for fiscal 2000. Revenues from services represented 97.5% of total revenues for fiscal 2001 as compared to 97.4% for fiscal 2000. Revenues from fixed-price, fixed-timeframe contracts and from time-and-material contracts represented 28.2% and 71.8% of total revenues for fiscal 2001, as compared to 31.5% and 68.5% for fiscal 2000. Revenues from North America and Europe represented 73.5% and 18.8% of total revenues for fiscal 2001, as compared to 78.0% and 14.8% for fiscal 2000.

     Cost of revenues. Our cost of revenues was $213.6 million for fiscal 2001, representing an increase of 92.2% over cost of revenues of $111.1 million for fiscal 2000. Cost of revenues represented 51.6% and 54.6% of total revenues for fiscal 2001 and 2000. This decrease in our cost of revenues as a percentage of total revenues was attributable to a favorable business mix and a decrease in our depreciation and software expenses, which represented 7.6% and 7.9% of total revenues in fiscal 2001 and 2000, as well as a decrease in overseas short-term allowances which represented 26.0% and 26.4% of revenues in fiscal 2001 and 2000.

     Gross profit. As a result of the foregoing, our gross profit was $200.2 million for fiscal 2001, representing an increase of 116.7% over gross profit of $92.4 million for fiscal 2000. As a percentage of total revenues, our gross profit increased to 48.4% for fiscal 2001 from 45.4% for fiscal 2000. This increase was attributable to a favorable business mix and a decrease in our depreciation and software expenses as a percentage of total revenue due to improved infrastructure utilization and a decrease in overseas short-term allowances.

     Sales and marketing expenses. We incurred sales and marketing expenses amounting to $20.7 million in fiscal 2001, representing an increase of 115.6% over sales and marketing expenses of $9.6 million in fiscal 2000. As a percentage of total revenues, our sales and marketing expenses increased to 5.0% for fiscal 2001 from 4.7% for fiscal 2000. The number of our sales offices increased to 25 as of March 31, 2001 from 20 as of March 31, 2000. The increase in sales and marketing expenses as a percentage of revenues was due to additional sales offices


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     opened during the year and also due to an increase in the number of our marketing personnel, which increased to 105 in fiscal 2001 from 62 in fiscal 2000.

     General and administrative expenses. Our general and administrative expenses were $36.9 million in fiscal 2001, representing an increase of 115.8% over general and administrative expenses of $17.1 million in fiscal 2000. General and administrative expenses were 8.9% and 8.4% of total revenues for fiscal 2001 and 2000. This marginal increase in general and administrative expense as a percentage of revenues was a result of increases in our management, finance, administrative, and occupancy costs in fiscal 2001, due to an increase in the scale of operations.

     Amortization of deferred stock compensation expense. Amortization of deferred stock compensation expense was $5.1 million in both fiscal 2001 and 2000.

     Operating income. Our operating income was $137.5 million for fiscal 2001, representing an increase of 127.3% over operating income of $60.5 million for fiscal 2000. As a percentage of revenues, operating income increased to 33.2% for fiscal 2001 from 29.7% for fiscal 2000. Excluding the amortization of deferred stock compensation expense, the operating margin was 34.5% for fiscal 2001 as compared to 32.3% for fiscal 2000.

     Other income. Other income was $9.5 million for fiscal 2001 as compared to $9.0 million for fiscal 2000. This increase in other income was due to an increase in interest income of $2.8 million resulting from the investment of a larger cash balance and $1.5 million due to increase in exchange differences on translation of foreign currency deposits. This increase was offset by a $3.5 million decrease in other income attributable to a provision for investments in EC Cubed Inc. and Alpha Thinx Mobile Services AG, two companies we made strategic investments in, and a $0.4 million decrease in income from the sale of special import licences.

     Provision for income taxes. Our provision for income taxes was $15.1 million for fiscal 2001 as compared to $8.2 million for fiscal 2000. Our effective tax rate decreased to 10.3% for fiscal 2001 as compared to 11.8% for fiscal 2000. The reduction in our effective tax rate in fiscal 2001 was due to a decrease in the Indian tax liability resulting from a higher proportion of our operations qualifying for Indian tax exemptions applicable to designated Software Technology Parks.

     Net income. Our net income was $131.9 million for fiscal 2001, representing an increase of 115.2% over the net income of $61.3 million for fiscal 2000. As a percentage of total revenues, our net income increased to 31.9% for fiscal 2001 from 30.1% for fiscal 2000.

Liquidity and capital resources

     Our growth has been financed largely by cash generated from operations and, to a lesser extent, from the proceeds of equity issues and borrowings. In 1993, we raised approximately $4.4 million in gross aggregate proceeds from our initial public offering of equity shares on Indian stock exchanges. In 1994, we raised an additional $7.7 million through private placements of our equity shares with foreign institutional investors, mutual funds, Indian domestic financial institutions and corporations. On March 11, 1999 we raised $70.4 million in gross aggregate proceeds from our initial U.S. public offering of ADSs on the NASDAQ.

     As of March 31, 2002, we had $210.5 million in cash and cash equivalents, $270.4 million in working capital and no outstanding bank borrowings. We believe that a sustained cut in IT spending, the longer decision time that may be taken by our customers, and the continued downturn in any of the various industry segments that we operate in, will result in the decline of our revenue growth and affect our liquidity and cash resources.

     Net cash provided by operating activities was $191.5 million, $136.7 million and $70.2 million in fiscal 2002, 2001 and 2000. Net cash provided by operations consisted primarily of net income offset, in part, by an increase in accounts receivable. Accounts receivable as a percentage of total revenue represented 12.7%, 15.7% and 15.4% for fiscal 2002, 2001 and 2000.

     Prepaid expenses and other current assets increased by $2.0 million, $2.6 million and $2.5 million during fiscal 2002, 2001 and 2000. The increase in fiscal 2002 was primarily due to an increase in unbilled revenues of $3.1 million and other current assets of $0.6 million, offset by a decrease in prepaid expenses of $1.3 million and rent deposits of $0.4 million. The increases in fiscal 2001 and 2000 were primarily due to increases in rental deposits for new software development centers and prepaid expenses. Income tax payable increased by $0.9 million in fiscal 2002 primarily due to higher tax provisions made during the year.

     Unearned revenue as of March 31, 2002 and 2001 consists primarily of advance client billings on fixed-price, fixed-timeframe contracts for which related costs were not yet incurred. The proportion of fixed-price, fixed-timeframe contracts under which we were entitled to bill clients in advance decreased as of March 31, 2002 over the previous year.

     Net cash used in investing activities was $75.8 million, $112.0 million and $46.9 million in fiscal 2002, 2001 and 2000. Net cash used in investing activities in fiscal 2002 consisted primarily of $68.3 million for property, plant and equipment, $5.5 million for loans to employees $2.2 million for the purchase of investments. Net cash used in investing activities in fiscal 2001 consisted primarily of $101.2 million for property, plant and equipment, $4.9 million for loans to employees and $5.9 million for the purchase of investments. Net cash used in investing activities in fiscal 2000 primarily consisted of $36.9 million for property, plant and equipment, $7.0 million for loans to employees and $3.0 million for the purchase of investments. As of March 31, 2002, we had $20.8 million in loans outstanding to employees, of which $0.5 million was loans receivable from our executive officers in amounts less than $60,000 per person.

     Publicly-traded Indian companies customarily pay dividends. For fiscal 2002, we declared and paid a dividend of $11.5 million. Our board of directors also declared a dividend of $17.0 million at their meeting held on April 10, 2002, which is subject to the approval of the stockholders in the Annual General Meeting scheduled on June 08, 2002. For fiscal 2001, we declared a dividend of $15.6 million, which was paid partly in fiscal 2001 and partly in fiscal 2002. For fiscal 2000, we declared a dividend of $7.1 million, which was paid partly in fiscal 2000 and partly in fiscal 2001.

     We expect that our primary financing requirements in the future will be capital expenditure and working capital requirements in connection with our growing business. We continue to invest substantial amounts of our cash assets in the construction of new facilities in India and worldwide. As of March 31, 2002, we had contractual commitments of $13.0 million for capital expenditure, and have budgeted for significant infrastructure expansion in the near future. We believe that cash generated from operations will be sufficient to satisfy our currently foreseeable working capital and capital expenditure requirements. However, our liquidity and capital requirements are affected by many factors, some of which are based on the normal ongoing operations of our business and some of which arise from uncertainties related to global economies and the sectors that we target for our services. In the future, we may require or choose to obtain additional debt or equity financing. We cannot be certain that additional financing, if needed, will be available on favorable terms. We routinely review potential acquisitions; however, currently we have no agreements to enter into any material acquisition.


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
Reconciliation between Indian and U.S. GAAP

     There are material differences between the financial statements prepared according to Indian and U.S. GAAP. The material differences are primarily attributable to U.S. GAAP requirements for the:

     -    accounting for deferred taxes;

     -    accounting for stock based compensation; and

     - non-recognition of unrealized gains on transfers of intellectual property rights.

     Indian GAAP does not require the amortization of deferred stock compensation and permits the recognition of unrealized gains on transfers of intellectual property rights.

     Generally, Indian GAAP did not require the provision for deferred taxes prior to fiscal 2002. However, certain transactions in fiscal 2002 did require us to provide for deferred taxes under U.S. GAAP with no corresponding requirement under Indian GAAP. The table provided below provides a reconciliation of our net income.

Reconciliation of net income

                                                                       2002              2001             2000
                                                                  -------------     -------------     ------------
     Net income (Indian GAAP)                                     $ 169,102,534     $ 136,837,806     $ 67,775,087
     Adjustments:
     Deferred tax                                                       373,547           769,304          850,891
     Provision for retirement benefits to employees                          --           741,000         (741,000)
     Employee stock-based compensation plan charge
     under APB Opinion no. 25                                        (5,009,772)       (5,081,795)      (5,117,635)
     Provision for contingency / e-inventing the company (net)               --           (87,387)      (1,422,815)
     Transfer of intellectual property rights (net of tax)                   --        (1,230,824)              --
                                                                  -------------     -------------     ------------
     Net income (U.S. GAAP)                                       $ 164,466,309     $ 131,948,104     $ 61,344,528
                                                                  =============     =============     ============

Income taxes

     Our net income earned from providing services in client premises outside India is subject to tax in the country where we perform the work. Most of our tax paid in countries other than India can be applied as a credit against our Indian tax liability to the extent that the same income is subject to tax in India.

     Currently, we benefit from the tax holidays the Government of India gives to the export of information technology services from specially designated "Software Technology Parks" in India. As a result of these incentives, our operations have been subject to relatively insignificant tax liabilities. These tax incentives include a 10-year tax holiday from payment of Indian corporate income taxes for the operation of our Indian facilities, all but one of which are "Export Oriented Undertakings" or located in "Software Technology Parks" or "Export Processing Zones"; and an income tax deduction of 100% for profits derived from exporting information technology services. We can use either of these two tax incentives. As a result of these two tax exemptions, a substantial portion of our pre-tax income has not been subject to significant tax in recent years. For the years ended March 31, 2002, 2001 and 2000, without accounting for double taxation treaty set-offs, our tax benefits were $67.3 million, $57.3 million and $24.0 million, from such tax incentives.

     The Finance Act, 2000 phases out the 10-year tax holiday over a ten-year period from fiscal 2000 through fiscal 2009. Accordingly, facilities set up in India on or before March 31, 2000 have a 10-year tax holiday, new facilities set up on or before March 31, 2001 have a 9-year tax holiday and so forth until March 31, 2009, after which the tax holiday will no longer be available to new facilities. Our current tax holidays expire in stages by 2009. Additionally, the Finance Bill, 2002 had proposed that ten percent of all income derived from services located in "Software Technology Parks" be subject to income tax for a one-year period ending March 31, 2003.

     The Finance Act, 2000 also restricts the scope of the tax exemption to export income earned by software development centers that are "Export Oriented Undertakings" or located in "Software Technology Parks" or "Export Processing Zones" as compared to the earlier exemption which was available to business profits earned by them. For companies opting for the 100% tax deduction for profits derived from exporting information technology services, the Finance Act, 2000 phases out the income tax deduction over the next five years beginning on April 1, 2000.

Quantitative and qualitative disclosures about market risk

    General

     Market risk is the loss of future earnings, to fair values or to future cash flows that may result from a change in the price of a financial instrument. The value of a financial instrument may change as a result of changes in the interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market risk sensitive instruments. Market risk is attributable to all market risk sensitive financial instruments including foreign currency receivables and payables.

     Our exposure to market risk is a function of our borrowing activities and revenue generating activities in foreign currency. The objective of market risk management is to avoid excessive exposure of our earnings and equity to loss. Most of our exposure to market arises out of our foreign currency account receivables.

    Risk management procedures

     Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our financial statements in accordance with the generally accepted auditing standards, and for issuing a report thereon. Our audit committee's responsibility is to monitor these processes. The audit committee is also responsible for overseeing the processes related to financial reporting and information dissemination, in order to ensure that the financial statements are fair, sufficient and credible. In addition, the audit committee recommends to the board of directors, the appointment of our internal and statutory auditors.


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
     Components of market risk

     Our exposure to market risk arises principally from exchange rate risk.

     Exchange rate risk: Even though our functional currency is the Indian rupee, we transact a major portion of our business in foreign currencies, particularly the U.S. dollar. Our exchange rate risk primarily arises from our foreign currency revenues, receivables and payables. Although we constantly evaluate our net exchange rate exposure arising from these transactions, we do not actively hedge against such exposure. We may, in the future, adopt more active hedging policies, and have done so in the past. As a result, changes in exchange rates may adversely affect our operating results. As of March 31, 2002 and 2001, we had outstanding foreign exchange forward contracts in the aggregate amounts of $2.0 million and $20.0 million. These contracts typically mature within three months, must be settled on the day of maturity, and may be canceled subject to the payment of any gains or losses in the difference between the contract exchange rate and the market rate on the date of cancellation.

     Principles of currency translation

     The exchange rate between the rupee and the dollar has changed substantially in recent years and may fluctuate substantially in the future. During the four year period from March 31, 1998 through March 31, 2002, the value of the rupee against the dollar declined by approximately 23.5%. For fiscal 2002, 2001, and 2000, our U.S. dollar denominated revenues represented 87.7%, 89.6% and 88.3% of our total revenues. We expect that a majority of our total revenues will continue to be generated in dollars and that a significant portion of our expenses, including personnel costs as well as capital expenditures, will continue to be incurred in rupees. Consequently, our operating results may be adversely affected to the extent the rupee appreciates against the dollar.

     Our revenues generated in foreign currencies are translated into rupees at the exchange rate prevailing on the dates we recognized these revenues. The expenses of our overseas operations incurred in foreign currencies are translated in rupees at either the monthly average exchange rate or the exchange rate on the date the expense is incurred, depending on the source of the payment for such expense. Assets and liabilities of our foreign branches held in foreign currency are translated into rupees at the end of the applicable reporting period. For U.S. GAAP reporting, our financial statements are translated into dollars using the average monthly exchange rate for revenues and expenses and the period end rate for assets and liabilities. The gains or losses from such translation are reported as "Other comprehensive income", a separate component of stockholders' equity. We expect that a majority of our total revenues will continue to be generated in dollars and that significant portion of our expenses, including personnel costs as well as capital expenditures, will continue to be incurred in rupees. Consequently, our operating results may be adversely affected to the extent the rupee appreciates against the dollar.

     Accounting pronouncements

     In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires that all business combinations be accounted for under a single method known as the purchase method. The pooling-of-interests method has been abolished and may not be used for business combinations initiated after June 30, 2001. SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment; and is effective for fiscal years beginning after December 15, 2001, with earlier application of the rule permitted for entities with fiscal years beginning after March 31, 2001.

     In August 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

     In August 2001, the FASB also issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 requires that those long-lived assets be measured at the lower of the carrying amount or fair value less the cost to sell, whether reported in continuing operations or in discontinued operations. Under this standard, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. Early application is encouraged.

     Currently, both SFAS 141 and 142 do not apply to our operations. SFAS 143 and 144 may not have a material impact on our operations.

     Critical accounting policies

     High-quality financial statements require rigorous application of high-quality accounting policies. We consider the policies discussed below to be critical to an understanding of our financial statements as their application places the most significant demands on management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

     We prepare financial statements in conformity with U.S. GAAP which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the financial reporting period. We primarily make estimates of contracts costs expected to be incurred to complete development of software, allowances for doubtful accounts receivable, our future obligations under employee retirement and benefit plans, useful lives of property, plant and equipment, and contingencies and litigation.

     We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Certain of our accounting policies require higher degrees of judgment than others in their application. These include revenue recognition as well as accounting for income taxes. Our accounting policy and related procedures for revenue recognition on such contracts and on income taxes are set out below.


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     Revenue recognition

     We derive our revenues primarily from software services and licensing of software products. We make and use significant management judgments and estimates in connection with the revenue that we recognize in any accounting period. Material differences may result in the amount and timing of our revenue for any period, if we made different judgments or utilized different estimates.

     We enter into contracts for software services with clients either on a time-and-material basis or on a fixed-price, fixed-timeframe basis. Such contracts require us to deliver software that involves significant production, modification or customization. We therefore apply the provisions of Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended, read together with certain provisions of SOP 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts," and Accounting Research Bulletin 45, "Long-Term Construction-Type Contracts and Certain Production-Type Contracts," in recognizing revenue arising from such contracts for software services. For contracts that are entered into on a time-and-material basis, we recognize revenue as the related costs of providing the underlying software services are incurred. For contracts that are entered into on a fixed-price, fixed-timeframe basis, we recognize revenue under the percentage-of-completion method. This is because we believe that estimates of costs to complete and extent of progress toward completion of such contracts are reasonably dependable. We estimate the percentage-of-completion based on the ratio of efforts performed to date to estimated total efforts at completion.

     Clients with whom we have entered into contracts for software services on a fixed-price, fixed-timeframe basis are provided with a fixed-period warranty for corrections of errors and telephone support. We accrue for costs associated with such support services at the time related revenues are recorded based on our historical experience.

     We also earn fees from clients for the license of software products. We apply the provisions of SOP 97-2, "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" to all transactions involving the sale of software products. In accordance with SOP 97-2, we recognize license fee revenues when persuasive evidence of an arrangement exists, delivery has occurred, the license fee is fixed and determinable, and the collection of the fee is probable. At the time of the transaction, we assess whether the fee associated with our revenue transactions is fixed and determinable and whether or not collection is reasonably assured. We assess whether the fee is fixed and determinable based on the payment terms associated with the transaction. We assess collection based on a number of factors, including the credit-worthiness of the client. We also provide other services in conjunction with such licensing arrangements. In such cases, we allocate the total revenue from such contracts to each component of the contract using the residual method. Under this method, we defer revenue for the undelivered services and recognize only the residual amounts as revenue for delivered elements.

     We recognize revenue for maintenance services ratably over the term of the underlying maintenance agreement, generally 12 months. We earn revenues from client training, support, and other services related to the license of software products, which is generally recognized as these services are performed. In certain instances, we receive advances for software development services and products. We report such amounts as client deposits until all conditions for revenue recognition are met.

     Income taxes

     As part of our financial reporting process, we are required to estimate our liability to income taxes in each of the tax jurisdictions in which we operate. This process requires us to estimate our actual current tax exposure together with an assessment of temporary differences resulting from differing treatment of items, such as depreciation on property, plant and equipment, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our balance sheet.

     We face challenges from domestic and foreign tax authorities regarding the amount of current taxes due. These challenges include questions regarding the timing and amount of deductions and the allocation of income among various tax jurisdictions. Based on our evaluation of our tax position, we believe we have adequately accrued for probable exposures. To the extent we are able to prevail in matters for which accruals have been established or are required to pay amounts in excess of our reserves, our effective tax rate in a given financial statement period may be materially impacted.

     Our deferred tax assets comprise assets arising from basis differences in depreciation on property, plant and equipment, investments for which the ultimate realization of the tax asset may be dependent on the availability of future capital gains, and provisions for doubtful accounts receivable. We assess the likelihood that our deferred tax assets will be recovered from future taxable income. This assessment takes into consideration tax planning strategies, including levels of historical taxable income and assumptions regarding the availability and character of future taxable income over the periods in which the deferred tax assets are deductible. We believe it is more likely than not that we will realize the benefits of those deductible differences, net of the existing valuation differences at March 31, 2002. The ultimate amount of deferred tax assets realized may be materially different from those recorded, as influenced by potential changes in income-tax laws in the tax jurisdictions where we operate.

     To the extent we believe that realization of a deferred tax asset is not likely, we establish a valuation allowance or increase this allowance in an accounting period and include an expense within the tax provision in our statements of income. As of March 31, 2002, 2001 and 2002, we recorded valuation allowances of $0.7 million, $1.6 million and $0.1 million due to uncertainties related to our ability to utilize some of our deferred tax assets comprising provisions for doubtful accounts receivable. In the event that actual results differ from these estimates of valuation allowance or if we adjust these estimates in future periods, we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations.

Risk factors

Risks related to our company

     Any inability to manage our rapid growth could disrupt our business and reduce our profitability.

     We have experienced significant growth in recent periods. Our revenues increased 31.7% in fiscal 2002 as compared to fiscal 2001, and increased 103.4% in fiscal 2001 as compared to fiscal 2000. As of March 31, 2002, we employed approximately 9,400 IT professionals worldwide as compared to 8,660 and 4,625 IT professionals as of March 31, 2001 and 2000. In the last four fiscal years we have approved and undertaken major expansions of our existing facilities as well as the construction of new facilities.


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     We expect our growth to place significant demands on our management and other resources. It will require us to continue to develop and improve our operational, financial and other internal controls, both in India and elsewhere. In particular, continued growth increases the challenges involved in:

     - recruiting and retaining sufficient skilled technical, marketing and management personnel;

     - providing adequate training and supervision to maintain our high quality standards; and

     -    preserving our culture and values and our entrepreneurial environment.

     Inability to manage our growth effectively could adversely affect our business and reduce our profitability.

     Our revenues are difficult to predict and can vary significantly from quarter to quarter which could cause our share price to decline significantly.

     Our revenues have historically fluctuated and may fluctuate significantly in the future depending on a number of factors, including:

     -    the size, timing and profitability of significant projects;

     - the proportion of services that we perform at client sites rather than at our offshore facilities;

     - the accuracy of our estimates of the resources required to complete ongoing projects, particularly projects performed under fixed-price, fixed-timeframe contracts;

     - a change in the mix of services provided to our clients, or in the relative proportion of services and product revenues;

     - the effect of seasonal hiring patterns and the time required to train and productively utilize new employees;

     -    the size and timing of facilities expansion; and

     - unanticipated variations in the duration, size and scope of our projects.

     The majority of our total operating expenses, particularly of personnel and facilities, are fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of our projects or employee utilization rates may cause significant variations in our operating results in any particular quarter.

     There are also a number of factors other than our performance and not within our control that could cause fluctuations in our operating results from quarter to quarter. These include:

     -    the timing of tax holidays and other Government of India incentives;

     -    currency exchange rate fluctuations; and

     -    other general economic factors.

     We believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indication of our future performance. Thus, it is possible that in the future some of our quarterly results of operations may be below the expectations of market analysts and our investors, and the share price of our equity shares and our ADSs could decline significantly.

     Our customers may defer or terminate projects before completion or choose not to renew contracts, most of which are terminable at will, which could adversely affect our profitability.

     Our contracts with customers do not commit our customers to provide us with a specific volume of business and can typically be terminated by our clients with or without cause, with little or no advance notice and without penalty, which could reduce our revenues significantly. Additionally, our contracts with clients typically are limited to a specific project without any commitment of future work. There are also a number of factors other than our performance and not within our control that could cause the loss of a client, including:

     -    financial difficulties for a client;

     -    a demand for price reductions;

     -    a change in outsourcing strategy by moving more work in-house; and

     - the replacement of existing software with packaged software supported by licensors.

     Any of these factors could reduce our profitability.

     A significant portion of our revenues is earned from the United States and derived from clients in only a few industry segments. This increases the likelihood that the slowdown in IT spending in the United States will affect our profitability.

     We have historically earned a significant portion of our revenues from the United States. In fiscal 2002 and 2001, approximately 71.2% and 73.5% of our revenues were from the United States. In addition, we derive a significant proportion of our revenues from certain industry segments. In fiscal 2002 and 2001, we earned 36.6% and 33.7% of our revenues from the financial services segment, and 12.3% and 9.1% from the retail segment. During an economic slowdown, our clients in the United States may reduce or postpone their IT spending significantly, which may in turn, lower the demand for our services and affect our profitability. Additionally, any significant decrease in the growth of the financial services or retail industry segments may reduce the demand for our services and affect our profitability significantly.

     Currency exchange rate fluctuations may affect the value of the ADSs

     Market risks relating to our operations result primarily from changes in interest rates and changes in foreign exchange rates. Our functional currency is the Indian rupee although we transact a major portion of our business in foreign currencies and accordingly face foreign


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     currency exposure through our sales in the United States and purchases from overseas suppliers in dollars. In our U.S. operations, we do not actively hedge against exchange rate fluctuations, although we may elect to do so in the future. Accordingly, changes in exchange rates may have a material adverse effect on our net sales, cost of services sold, gross margin and net income, any of which alone or in the aggregate may in turn have a material adverse effect on our business, operating results and financial condition. The exchange rate between the rupee and the dollar has changed substantially in recent years and may fluctuate substantially in the future. During the four-year period from March 31, 1998 through March 31, 2002, the value of the rupee against the dollar declined by approximately 29.5%. For fiscal 2002, 2001 and 2000, our dollar-denominated revenues represented 87.7%, 89.5% and 88.3%, respectively, of our total revenues. We expect that a majority of our revenues will continue to be generated in dollars for the foreseeable future and that a significant portion of our expenses, including personnel costs as well as capital and operating expenditures, will continue to be denominated in Indian rupees. Consequently, the results of our operations will be adversely affected to the extent the rupee appreciates against the dollar. We have sought to reduce the effect of exchange rate fluctuations on our operating results by purchasing foreign exchange forward contracts to cover a portion of outstanding accounts receivable on a need basis. As of March 31, 2002, we had outstanding forward contracts in the amount of $2.0 million. These contracts typically mature within three months, must be settled on the day of maturity and may be cancelled subject to the payment of any gains or losses in the difference between the contract exchange rate and the market exchange rate on the date of cancellation. We use these instruments only as a hedging mechanism and not for speculative purposes. We cannot assure you that we will purchase contracts adequate to insulate ourselves from foreign exchange currency risks or that any such contracts will perform adequately as a hedging mechanism. Devaluation of the Indian rupee will result in foreign currency translation losses. For example, for fiscal 2002 and 2001, our foreign currency translation losses were approximately $16.7 million and $14.5 million.

     Fluctuations in the exchange rate between the rupee and the dollar will also affect the dollar conversion by the Depositary of any cash dividends paid in rupees on the equity shares represented by the ADSs. In addition, fluctuations in the exchange rate between the rupee and the dollar will affect the dollar equivalent of the rupee price of equity shares on the Indian Stock Exchanges and, as a result, are likely to affect the prices of our ADSs in the United States. Such fluctuations will also affect the dollar value of the proceeds a holder would receive upon the sale in India of any equity shares withdrawn from the Depositary under the Depositary Agreement. We cannot assure you that holders will be able to convert rupee proceeds into dollars or any other currency or with respect to the rate at which any such conversion could occur.

     We are investing substantial cash assets in new facilities.

     As of March 31, 2002, we had contractual commitments of $13.0 million for capital expenditure and have budgeted for significant infrastructure expansion in the near future. Although we have successfully developed new facilities in the past, we may still encounter cost overruns or project delays in connection with the new facilities. Additionally, future financing for additional facilities, whether within India or elsewhere, may not be available on attractive terms or at all. Such an expansion will significantly increase our fixed costs. Therefore, if we are unable to grow our business proportionately, our profitability will be reduced.

     Restrictions on immigration may affect our ability to compete for and provide services to clients in the United States, which could hamper our growth and cause our revenues to decline.

     If U.S. immigration laws change and make it more difficult for us to obtain H-1B and L-1 visas for our employees, our ability to compete for and provide services to clients in the United States could be impaired. This in turn could hamper our growth and cause our revenues to decline. Our employees who work onsite at client facilities or at our facilities in the United States on temporary and extended assignments typically must obtain visas. As of March 31, 2002, the majority of our personnel in the United States held H-1B visas (1,582 persons) or L-1 visas (445 persons). An H-1B visa is a temporary work visa, which allows the employee to remain in the U.S. while he or she remains an employee of the sponsoring firm, and the L-1 visa is an intra-company transfer visa, which only allows the employee to remain in the United States temporarily. Although there is no limit to new L-1 petitions, there is a limit to the aggregate number of new H-1B petitions that the U.S. Immigration and Naturalization Service ("USINS") may approve in any government fiscal year. We may not be able to obtain the H-1B visas necessary to bring critical Indian professionals to the United States on an extended basis during the years in which this limit is reached. This limit was reached in March 2000 for the U.S. Government's fiscal year ended September 30, 2000. While we anticipated that this limit would be reached before the end of the U.S. Government's fiscal year, and made efforts to plan accordingly, we cannot assure you that we will continue to be able to obtain a sufficient number of H-1B visas. In response to the recent terrorist attacks in the United States, the USINS has increased the level of scrutiny in granting visas. As a result, we may not be able to obtain a sufficient number of H-1B visas for our employees.

     Our international operations subject us to risks inherent in doing business on an international level. This could harm our operating results.

     While to date most of our software development facilities are located in India and in the United States, we intend to establish new development facilities, potentially in Southeast Asia and Europe. We have not yet made substantial contractual commitments to establish any new facilities and we cannot assure you that we will not significantly alter or reduce our proposed expansion plans. Because of our limited experience with facilities outside of India, we are subject to additional risks including, among other things, difficulties in regulating our business globally, export requirements and restrictions, and multiple and possibly overlapping tax structures. Any of these events could harm our future performance.

     Our success depends in large part upon our management team and other highly skilled professionals. If we fail to retain and attract these personnel, our business may be unable to grow and our revenues could decline, which may decrease the value of our shareholders' investment.

     We are highly dependent on the senior members of our management team, including the continued efforts of our Chairman, our CEO, our COO, other executive members of the board and the management council members. Our ability to execute project engagements and to obtain new clients depends in large part on our ability to attract, train, motivate and retain highly skilled professionals, especially project


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     managers, software engineers and other senior technical personnel. If we cannot hire and retain additional qualified personnel, our ability to bid on and obtain new projects, and to continue to expand our business will be impaired and our revenues could decline. We believe that there is significant competition for professionals with the skills necessary to perform the services we offer. We may not be able to hire and retain enough skilled and experienced employees to replace those who leave. Additionally, we may not be able to redeploy and retrain our employees to keep pace with continuing changes in technology, evolving standards and changing client preferences.

     Our revenues are highly dependent upon a small number of clients.

     We have historically earned, and believe that in the future too will continue to derive, a significant portion of our revenues from a limited number of corporate clients. In fiscal 2002 and fiscal 2001, our largest client accounted for 6.1% and 7.3%, of our total revenues, and our five largest clients accounted for 24.1% and 26.0% of our total revenues. The volume of work we perform for specific clients is likely to vary from year to year, particularly since we are usually not the exclusive outside software service provider for our clients. Thus, a major client in one year may not provide the same level of revenues in a subsequent year. There are a number of factors other than our performance that could cause the loss of a client and that may not be predictable. For example, in 1995, we chose to reduce significantly the services provided to our then-largest client rather than accept the price reductions and increased resources sought by the client. In other circumstances, we reduced significantly the services provided to a client when the client either changed its outsourcing strategy by moving more work in-house and reducing the number of its vendors, or replaced its existing software with packaged software supported by the licensor. As a result, if we were to lose one of our major clients or have it significantly reduce its volume of business with us, our profitability could be reduced.

     Our costs could increase if the Government of India reduces or withholds tax benefits and other incentives it provides to us.

     Currently, we benefit from certain tax incentives under Indian tax laws. As a result of these incentives, our operations have been subject to relatively insignificant Indian tax liabilities. These tax incentives include a 10-year tax holiday from payment of Indian corporate income taxes for the operation of our Indian facilities, all but one of which are "Export Oriented Undertakings" or located in "Software Technology Parks" or "Export Processing Zones"; and an income tax deduction of 100% for profits derived from exporting information technology services. As a result, a substantial portion of our pre-tax income has not been subject to significant tax in recent years. For the years ended March 31, 2002, 2001 and 2000, without accounting for double taxation treaty set-offs, our tax benefits were $67.3 million, $57.3 million and $24.0 million from such tax incentives. We are currently also eligible for exemptions from other taxes, including customs duties. The Finance Act, 2000 phases out the 10-year tax holiday over a ten-year period from fiscal 1999-2000 through fiscal 2008-2009. Our current tax holidays expire in stages by 2009. Additionally, the Finance Bill, 2002 has proposed that ten percent of all income derived from services located in "Software Technology Parks" be subject to income tax for the one-year period ending March 31, 2003. For companies opting for the 100% tax deduction for profits derived from exporting information technology services, the Finance Act, 2000 phases out the income tax deduction over the next five years beginning on April 1, 2000. When our tax holiday and income tax deduction exemptions expire or terminate, our costs will increase. Additionally, the Government of India could enact similar laws in the future, which could further impair our other tax incentives.

     Our failure to complete fixed-price, fixed-timeframe contracts on budget and on time may negatively affect our profitability, which could decrease the value of our shareholders' investment.

     As a core element of our business strategy, we offer a portion of our services on a fixed-price, fixed-timeframe basis, rather than on a time-and-material basis. Although we use specified software engineering processes and our past project experience to reduce the risks associated with estimating, planning and performing fixed-price, fixed-timeframe projects, we bear the risk of cost overruns, completion delays and wage inflation in connection with these projects. If we fail to accurately estimate the resources and time required for a project, future wage inflation rate and currency exchange rates, or if we fail to complete our contractual obligations within the contracted timeframe, our profitability may suffer.

     Disruptions in telecommunications could harm our service model, which could result in a reduction of our revenues.

     A significant element of our business strategy is to continue to leverage and expand our software development centers in Bangalore, Bhubaneshwar, Chennai, Hyderabad, Mangalore, Mohali, Mysore and Pune, all in India, as well as overseas. We believe that the use of a strategically located network of software development centers will provide us with cost advantages, the ability to attract highly skilled personnel in various regions of the country and the world, the ability to service clients on a regional and global basis, and the ability to provide services to our clients 24 hours a day, seven days a week. Part of our service model is to maintain active voice and data communications between our main offices in Bangalore, our clients' offices, and our other software development and support facilities. Although we maintain redundant facilities and satellite communications links, any significant loss in our ability to transmit voice and data through satellite and telephone communications would result in a reduction of our revenues.

     Intense competition in the market for IT services could affect our cost advantages, which could decrease our revenues.

     The market for IT services is highly competitive. Our competitors include software companies, IT companies, large international accounting firms and their consulting affiliates, systems consulting and integration firms, other technology companies and client in-house information services departments, both international and domestic. Many of our competitors have significantly greater financial, technical and marketing resources and generate greater revenue than we do. We cannot be reasonably certain that we will be able to compete successfully against such competitors, or that we will not lose clients to such competitors. Additionally, we believe that our ability to compete also depends in part on factors outside our control, such as our ability to attract, motivate and retain skilled employees, the price at which our competitors offer comparable services, and the extent of our competitors' responsiveness to their clients' needs.


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     Wages in India have historically been lower than wages in the United States and Europe, which has been one of our competitive advantages. Wage increases in India may prevent us from sustaining this competitive advantage and may reduce our profit margins.

     Wage costs in India have historically been significantly lower than wage costs in the United States and Europe for comparably skilled professionals, which has been one of our competitive advantages. However, wage increases in India may prevent us from sustaining this competitive advantage and may negatively affect our profit margins. We may need to increase the levels of our employee compensation more rapidly than in the past to remain competitive. Additionally, recent and future changes in the immigration laws of the countries where our employees are working on-site at client facilities on short-term assignments may require us to compensate such employees at a minimum wage level that is higher than our current India-based wage rates. Unless we are able to continue to increase the efficiency and productivity of our employees, wage increases in the long term may reduce our profit margins.

     We may be liable to our clients for damages caused by system failures, which could damage our reputation and cause us to lose customers.

     Many of our contracts involve projects that are critical to the operations of our clients' businesses, and provide benefits which may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Although we attempt to limit our contractual liability for damages resulting from negligent acts, errors, mistakes or omissions, in rendering our services, we cannot be assured that the limitations on liability we provide for in our service contracts will be enforceable in all cases, or that it will otherwise protect us from liability for damages. Although we maintain general liability insurance coverage, including coverage for errors or omissions, we cannot be assured that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. A successful assertion of one or more large claims against us that exceeds our available insurance coverage or changes in our insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirement, could reduce our operating results.

     We may engage in future acquisitions, investments, strategic partnerships or other ventures that may harm our performance, dilute the holdings of our shareholders and cause us to incur debt or assume contingent liabilities.

     We may acquire or make investments in complementary businesses, technologies, services or products, or enter into strategic partnerships with parties who can provide access to those assets. We may not identify suitable acquisition, investment or strategic partnership candidates, or if we do identify suitable candidates, we may not complete those transactions on terms commercially acceptable to us or at all. If we acquire another company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. As of the date of this report, we have no agreement to enter into any material investment or acquisition transaction.

     If our strategic investments fail, the write-offs on such investments could affect our profitability.

     We make strategic investments in new technology start-ups in order to gain experience in niche technologies. We had invested an aggregate amount of $2.2 million in strategic investments in fiscal 2002. However, we cannot assure you that our investments will be successful and we will benefit from such investments. The loss of any such investments could have a material adverse effect on our operating results. In fiscal 2001, we wrote off our investments in EC Cubed Inc. and Alpha Thinx Mobile Services AG.

     We may be unable to recoup our investment costs to develop our software products.

     In fiscal 2002 and 2001, we earned 4.0% and 2.5% of our total revenue from the sale of software products. The development of our software products requires significant investments. The markets for our primary software product are competitive and currently located in developing countries, and we cannot assure you that such a product will continue to be commercially successful. Also, we cannot assure you that any new products we develop will be commercially successful or that the costs of developing such new products will be recouped. Since software product revenues typically occur in periods subsequent to the periods in which the costs are incurred for development of such products, delayed revenues may cause periodic fluctuations of our operating results.

     Our officers and directors can continue to control our board and may have interests which conflict with those of our other shareholders or holders of our ADSs.

     Our officers and directors, together with members of their immediate families, in the aggregate, beneficially own approximately 24.9% of our issued equity shares. As a result, acting together, this group has the ability to exercise significant control over most matters requiring our shareholders' approval, including the election and removal of directors and significant corporate transactions. Additionally, our Articles provide that Mr. N. R. Narayana Murthy, our Chairman and one of our principal founders, shall serve as the Chairman of our board and shall not be subject to re-election as long as he and his relatives own at least 5% of our outstanding equity shares. This control could delay, defer or prevent a change in control of our company, impede a merger, consolidation, takeover or other business combination involving us, or discourage a potential acquiror from attempting to obtain control over us.

     You may be restricted in your ability to exercise preemptive rights under Indian law and thereby suffer dilution of your ownership position.

     Under the Indian Companies Act, 1956 or the "Indian Companies Act", a company incorporated in India must offer its holders of equity shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any new equity shares, unless such preemptive rights have been waived by three-fourths of the shares voted on the resolution. U.S. holders of ADSs may be unable to exercise preemptive rights for equity shares underlying ADSs unless a registration statement under the Securities Act of 1933, as amended, or "Securities Act", is effective with respect to such rights or an exemption from the


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     registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with any such registration statement as well as the perceived benefits of enabling the holders of ADSs to exercise their preemptive rights and any other factors we consider appropriate at the time. We may elect not to file a registration statement related to preemptive rights otherwise available by law to you. In the case of future issuances, the new securities may be issued to our depositary, which may sell the securities for your benefit. The value, if any, our depositary would receive upon the sale of such securities cannot be predicted. To the extent that you are unable to exercise preemptive rights granted in respect of the equity shares represented by your ADSs, your proportional interests in our company would be reduced.

     Holders of ADSs may be restricted in their ability to exercise voting rights.

     At our request, the depositary bank will mail to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. If the depositary bank receives voting instructions from you in time, it will endeavor to vote the securities represented by your ADSs in accordance with such voting instructions. However, the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner. Securities for which no voting instructions have been received will not be voted.

     Risks related to investments in Indian companies.

     We are incorporated in India, and a substantial amount of our assets and our employees are located in India. Consequently, our financial performance and the market price of our ADSs will be affected by political, social and economic developments affecting India, Government of India policies, including taxation and foreign investment policies, government currency exchange control, as well as changes in exchange rates and interest rates.

     Regional conflicts in South Asia could adversely affect the Indian economy, disrupt our operations and cause our business to suffer.

     South Asia has from time to time experienced instances of civil unrest and hostilities among neighboring countries, including between India and Pakistan. In recent years there have been military confrontations between India and Pakistan that have occurred in the region of Kashmir. Events of this nature in the future could influence the Indian economy and could have a material adverse effect on the market for securities of Indian companies, including our ADSs, and on the market for our services.

     Political instability or changes in the government in India could delay the liberalization of the Indian economy and adversely affect economic conditions in India generally, which could impact our financial results and prospects.

     Since 1991, successive Indian governments have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant. The Government of India has changed five times since 1996. The current Government of India, formed in October 1999, has announced policies and taken initiatives that support the continued economic liberalization policies that have been pursued by previous governments. We cannot assure you that these liberalization policies will continue in the future. The rate of economic liberalization could change, and specific laws and policies affecting technology companies, foreign investment, currency exchange and other matters affecting investment in our securities could change as well. A significant change in India's economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally, and our business in particular.

     Indian law limits our ability to raise capital outside India and may limit the ability of others to acquire us, which could prevent us from operating our business or entering into a transaction that is in the best interests of our shareholders.

     Indian law relating to foreign exchange management constrains our ability to raise capital outside India through the issuance of equity or convertible debt securities. Generally, any foreign investment in, or an acquisition of, an Indian company requires approval from relevant government authorities in India including the Reserve Bank of India. However, the Government of India currently does not require prior approvals for IT companies, subject to certain exceptions. Under any such exception, if the Government of India does not approve the investment or implements a limit on the foreign equity ownership of IT companies, our ability to seek and obtain additional equity investment by foreign investors will be constrained. In addition, these restrictions, if applied to us, may prevent us from entering into a transaction, such as an acquisition by a non-Indian company, which would otherwise be beneficial for our company and the holders of our equity shares and ADSs.

     Indian law imposes foreign investment restrictions that limit a holder's ability to convert equity shares into ADSs, which may cause our equity shares to trade at a discount or premium to the market price of our ADSs.

     Recently, the Government of India has permitted two-way fungibility of ADSs, subject however to sectoral caps and certain conditions. Additionally, investors who exchange ADSs for the underlying equity shares and are not holders of record will be required to declare to us details of the holder of record, and the holder of record will be required to disclose the details of the beneficial owner. Any investor who fails to comply with this requirement may be liable for a fine of up to Indian Rs.1,000 for each day such failure continues. Such restrictions on foreign ownership of the underlying equity shares may cause our equity shares to trade at a discount or premium to the ADSs.

     Except for limited circumstances, the Reserve Bank of India must approve the sale of equity shares underlying ADSs by a non-resident of India to a resident of India. Since currency exchange controls are in effect in India, the Reserve Bank of India will approve the price at which


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     equity shares are transferred based on a specified formula, and a higher price per share may not be permitted. Additionally, except in certain limited circumstances, if an investor seeks to convert the rupee proceeds from a sale of equity shares in India into foreign currency and then repatriate that foreign currency from India, he or she will have to obtain an additional Reserve Bank of India approval for each transaction. We cannot assure our ADS holders that any required approval from the Reserve Bank of India or any other government agency can be obtained on any terms or at all.

     Our ability to acquire companies organized outside India depends on the approval of the Government of India and/or the Reserve Bank of India. Our failure to obtain approval from the Government of India and/or the Reserve Bank of India for acquisitions of companies organized outside India may restrict our international growth, which could negatively affect our revenues.

     The Ministry of Finance of the Government of India and the Reserve Bank of India must approve our acquisition of any company organized outside of India. The Government of India has recently issued a policy statement permitting acquisitions of companies organized outside India with a transaction value:

     - if in cash, effective April 28, 2001 up to 100% of the proceeds from an ADSs offering; and

     - if in stock, the greater of $100 million or ten times the acquiring company's previous fiscal year's export earnings.

     We cannot assure you that any required approval from the Reserve Bank of India and the Ministry of Finance or any other government agency can be obtained. Our failure to obtain approval from the Government of India for acquisitions of companies organized outside India may restrict our international growth, which could negatively affect our revenues.

     The laws of India do not protect intellectual property rights to the same extent as those of the United States, and we may be unsuccessful in protecting our intellectual property rights. Unauthorized use of our intellectual property may result in development of technology, products or services which compete with our products.

     Our intellectual property rights are important to our business. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. However, the laws of India do not protect proprietary rights to the same extent as laws in the United States. Therefore, our efforts to protect our intellectual property may not be adequate. Our competitors may independently develop similar technology or duplicate our products or services. Unauthorized parties may infringe upon or misappropriate our products, services or proprietary information.

     The misappropriation or duplication of our intellectual property could disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses. We may need to litigate to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly. As the number of patents, copyrights and other intellectual property rights in our industry increases, and as the coverage of these rights increase, we believe that companies in our industry will face more frequent patent infringement claims. Defense against these claims, even if not meritorious, could be expensive and divert our attention and resources from operating our company. Although there are no pending or threatened intellectual property lawsuits against us, if we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and forced to develop non-infringing technology, obtain a license or cease selling the applications or products that contain the infringing technology. We may be unable to develop non-infringing technology or to obtain a license on commercially reasonable terms, or at all.

     It may be difficult for you to enforce any judgment obtained in the United States against us or our affiliates.

     We are incorporated under the laws of India and many of our directors and executive officers, and some of the experts named in this document, reside outside the United States. In addition, virtually all of our assets and the assets of many of these persons are located outside the United States. As a result, you may be unable to:

     - effect service of process upon us outside India, or these persons outside the jurisdiction of their residence; or

     - enforce against us in courts outside of India, or these persons outside the jurisdiction of their residence, judgments obtained in U.S. courts, including judgments predicated solely upon the federal securities laws of the United States.

     We have been advised by our Indian counsel that the United States and India do not currently have a treaty providing for reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any federal or state court in the United States on civil liability, whether or not predicated solely upon the federal securities laws of the United States, would not be enforceable in India. However, the party in whose favor such final judgment is rendered may bring a new suit in a competent court in India based on a final judgment which has been obtained in the United States. If and to the extent Indian courts are of the opinion that fairness and good faith so required, it would, under current practice, give binding effect to the final judgment which had been rendered in the United States unless such a judgment contravened principles of public policy of India.

Report of the audit committee

To the members of Infosys Technologies Limited

In connection with the March 31, 2002 financial statements prepared under U.S. GAAP, the audit committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (3) reviewed and discussed with the auditors the matters required by Independence Standards Board Statement No.
1. Based upon these reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 20-F filed with the Securities and Exchange Commission of the United States of America.

                         Deepak M. Satwalekar         Dr. Marti G. Subrahmanyam       Dr. Omkar Goswami
                         Chairman, audit committee    Member, audit committee         Member, audit committee

Bangalore, India         Senator Larry L. Pressler    Rama Bijapurkar                 Claude Smadja
April 10, 2002           Member, audit committee      Member, audit committee         Member, audit committee

Report of management

The management is responsible for preparing the company's financial statements and related information that appears in this annual report. The management believes that the financial statements fairly reflect the form and substance of transactions, and reasonably present the company's financial condition and results of operations in conformity with United States Generally Accepted Accounting Principles. The management has included, in the company's financial statements, amounts that are based on estimates and judgments, which it believes are reasonable under the circumstances.

The company maintains a system of internal procedures and controls intended to provide reasonable assurance, at appropriate cost, that transactions are executed in accordance with company authorization and are properly recorded and reported in the financial statements, and that assets are adequately safeguarded.

KPMG audits the company's financial statements in accordance with the generally accepted auditing standards in the United States of America.

The board of directors has appointed an audit committee composed of outside directors. The committee meets with the management, internal auditors, and the independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters.

                      /s/ T. V. MOHANDAS PAI                  /s/ S. GOPALAKRISHNAN            /s/ NANDAN M. NILEKANI
                      T. V. Mohandas Pai                      S. Gopalakrishnan                Nandan M. Nilekani
Bangalore, India      Director - Finance and Administration   Chief Operating Officer          Chief Executive Officer, President
April 10, 2002        and Chief Financial Officer             and Deputy Managing Director     and Managing Director

Independent auditor's report

The Board of Directors and Stockholders
Infosys Technologies Limited

We have audited the accompanying balance sheets of Infosys Technologies Limited as of March 31, 2002 and 2001, and the related statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2002. In connection with our audits of the financial statements, we also have audited the financial statement schedule. These financial statements and the financial statement schedule are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infosys Technologies Limited as of March 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended March 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

Bangalore, India                                       /s/ KPMG
April 10, 2002                                         KPMG

Balance sheets as of March 31

                                                    2002              2001
                                                -------------     -------------
ASSETS

Current Assets
Cash and cash equivalents                       $ 210,485,940     $ 124,084,245
Trade accounts receivable, net of allowances       69,017,110        64,942,062
Deferred tax assets                                   774,107         1,265,142
Prepaid expenses and other current assets          18,875,904        16,452,863
                                                -------------     -------------
Total current assets                              299,153,061       206,744,312
Property, plant and equipment, net                147,211,731       119,773,030
Deferred tax assets                                 4,560,934         2,070,428
Investments                                         7,777,393         5,577,393
Advance income taxes                                       --           180,113
Other assets                                       12,458,615         8,002,543
                                                -------------     -------------
TOTAL ASSETS                                    $ 471,161,734     $ 342,347,819
                                                =============     =============
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable                                           --     $      28,082
Client deposits                                 $   2,215,001         1,217,737
Other accrued liabilities                          22,424,646        21,830,484
Income taxes payable                                  678,703                --
Unearned revenue                                    3,464,018         7,479,815
                                                -------------     -------------
Total current liabilities                          28,782,368        30,556,118

Stockholders' Equity
Common stock, $0.16 par value;
   100,000,000 equity shares authorized,
   issued and outstanding -- 66,186,130
   and 66,158,117 as of March 31, 2002
   and 2001, respectively                           8,597,001         8,594,106
Additional paid-in capital                        123,079,948       122,017,518
Accumulated other comprehensive income            (45,441,148)      (28,664,972)
Deferred stock compensation                        (7,620,600)      (12,517,018)
Retained earnings                                 363,764,165       222,362,067
                                                -------------     -------------
Total stockholders' equity                        442,379,366       311,791,701
                                                -------------     -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 471,161,734     $ 342,347,819
                                                =============     =============

               See accompanying notes to the financial statements

Liabilities and stockholders' equity -- 2002

                    [GRAPHIC]

Current Liabilities                                         6%
Stockholders' equity                                       94%

Assets -- 2002

                    [GRAPHIC]

Cash and cash equivalents                                  45%
Property, plant and equipment, net                         31%
Trade accounts receivable                                  15%
Others                                                      9%

Statements of income for the years ended March 31

                                                  2002            2001            2000
                                              ------------    ------------    ------------
Revenues                                      $545,051,214    $413,850,510    $203,443,754
Cost of revenues                               290,032,232     213,613,744     111,080,546
                                              ------------    ------------    ------------
Gross profit                                   255,018,982     200,236,766      92,363,208
                                              ============    ============    ============
Operating Expenses:
Selling and marketing expenses                  27,113,122      20,682,776       9,643,970
General and administrative expenses             44,348,181      36,957,609      17,102,550
Amortization of stock compensation expense       5,009,772       5,081,795       5,117,635
                                              ------------    ------------    ------------
Total operating expenses                        76,471,075      62,722,180      31,864,155
                                              ------------    ------------    ------------
Operating income                               178,547,907     137,514,586      60,499,053
Other income, net                               13,865,294       9,505,343       9,038,792
                                              ------------    ------------    ------------
Income before income taxes                     192,413,201     147,019,929      69,537,845
Provision for income taxes                      27,946,892      15,071,825       8,193,317
                                              ------------    ------------    ------------
Net income                                    $164,466,309    $131,948,104    $ 61,344,528
                                              ============    ============    ============
Earnings per equity share
Basic                                         $       2.51    $       2.01    $       0.93
Diluted                                       $       2.49    $       1.98    $       0.93

Weighted equity shares used in computing
  earnings per equity share
Basic                                           65,556,648      65,771,256      65,659,625
Diluted                                         66,084,874      66,714,739      65,863,990


               See accompanying notes to the financial statements


[GRAPH]                   Revenues
                        in $ million

2000                       203.44
2001                       413.85
2002                       545.05

[GRAPH]                  Net Income
                        in $ million

2000                        61.34
2001                       131.95
2002                       164.47

[GRAPH]               Earnings per share
                             in $

2000                         0.93
2001                         2.01
2002                         2.51

[GRAPH]               Stockholders' Equity
                          in $ million

2000                       198.14
2001                       311.79
2002                       442.38

Statements of stockholders' equity and comprehensive income


                                           Common stock             Additional
                                      ------------------------       paid-in       Comprehensive
                                        Shares      Par value        capital           income
                                      ----------    ----------    -------------    -------------
Balance as of March 31, 1999          66,138,800    $8,592,137    $ 120,849,511

Cash dividends declared                       --            --               --
Common stock issued                       11,900         1,373          405,489
ADR issue expenses                            --            --         (777,923)
Compensation related to
    stock option grants                       --            --        1,029,649
Amortization of compensation
    related to stock option grants            --            --               --
Comprehensive income
    Net income                                --            --               --     $ 61,344,528
    Other comprehensive income
       Translation adjustment                 --            --               --       (5,037,271)
                                                                                    ------------
Comprehensive income                                                                $ 56,307,257
                                      ----------    ----------    -------------     ============
Balance as of March 31, 2000          66,150,700     8,593,510      121,506,726
                                      ----------    ----------    -------------
Cash dividends declared                       --            --               --
Common stock issued                        7,417           596          510,792
Amortization of compensation
    related to stock option grants            --            --               --
Comprehensive income
    Net income                                --            --               --     $131,948,104
    Other comprehensive income
       Translation adjustment                 --            --               --      (14,527,039)
                                                                                    ------------
Comprehensive income                                                                $117,421,065
                                      ----------    ----------    -------------     ============
Balance as of March 31, 2001          66,158,117     8,594,106      122,017,518
                                      ----------    ----------    -------------
Common stock issued                       28,013         2,895          949,076
Cash dividends declared                       --            --               --
Deferred stock compensation
    related to stock option grants            --            --          113,354
Amortization of compensation
    related to stock option grants            --            --               --
Comprehensive income
    Net income                                --            --               --     $164,466,309
    Other comprehensive income
       Translation adjustment                 --            --               --      (16,736,176)
                                                                                    ------------
Comprehensive income                                                                $147,690,133
                                      ----------    ----------    -------------     ============
Balance as of March 31, 2002          66,186,130    $8,597,001    $ 123,079,948
                                      ==========    ==========    =============


                                      Accumulated
                                          other           Deferred                             Total
                                      comprehensive        stock           Retained        stockholders'
                                          income        compensation       earnings           equity
                                      --------------    ------------     -------------     -------------
Balance as of March 31, 1999           $ (9,100,662)    $(21,686,799)    $  40,955,375     $ 139,609,562

Cash dividends declared                          --               --        (2,526,872)       (2,526,872)
Common stock issued                              --               --                --           406,862
ADR issue expenses                               --               --                --          (777,923)
Compensation related to
    stock option grants                          --       (1,029,649)               --                --
Amortization of compensation
    related to stock option grants               --        5,117,635                --         5,117,635
Comprehensive income
    Net income                                   --               --        61,344,528        61,344,528
    Other comprehensive income
       Translation adjustment            (5,037,271)              --                --        (5,037,271)

Comprehensive income
                                       ------------     ------------     -------------     -------------
Balance as of March 31, 2000            (14,137,933)     (17,598,813)       99,773,031       198,136,521
                                       ------------     ------------     -------------     -------------
Cash dividends declared                          --               --        (9,359,068)       (9,359,068)
Common stock issued                              --               --                --           511,388
Amortization of compensation
    related to stock option grants               --        5,081,795                --         5,081,795
Comprehensive income
    Net income                                   --               --       131,948,104       131,948,104
    Other comprehensive income
       Translation adjustment           (14,527,039)              --                --       (14,527,039)

Comprehensive income
                                       ------------     ------------     -------------     -------------
Balance as of March 31, 2001            (28,664,972)     (12,517,018)      222,362,067       311,791,701
                                       ------------     ------------     -------------     -------------
Common stock issued                              --               --                --           951,971
Cash dividends declared                          --               --       (23,064,211)      (23,064,211)
Deferred stock compensation
    related to stock option grants               --         (113,354)               --                --
Amortization of compensation
    related to stock option grants               --        5,009,772                --         5,009,772
Comprehensive income
    Net income                                   --               --       164,466,309       164,466,309
    Other comprehensive income
       Translation adjustment           (16,736,176)              --                --       (16,736,176)

Comprehensive income
                                       ------------     ------------     -------------     -------------
Balance as of March 31, 2002           $(45,441,148)    $ (7,620,600)    $ 363,764,165     $ 442,379,366
                                       ============     ============     =============     =============

               See accompanying notes to the financial statements

Statements of cash flows for the years ended March 31

                                                                    2002              2001              2000
                                                               -------------     -------------     -------------
OPERATING ACTIVITIES:
Net income                                                     $ 164,466,309     $ 131,948,104     $  61,344,528
Adjustments to reconcile net income to net cash
   provided by operating activities
Gain on sale of property, plant and equipment                        (16,754)          (20,053)          (20,153)
Depreciation and amortization                                     33,608,391        24,527,867        12,268,169
Deferred tax benefit                                              (1,999,471)         (769,304)         (850,891)
Amortization of deferred stock compensation expense                5,009,772         5,081,795         5,117,635
Provision for investments                                                 --         3,480,300                --

Changes in assets and liabilities
Trade accounts receivable                                         (7,196,700)      (36,310,272)      (11,927,796)
Prepaid expenses and other current assets                         (2,052,721)       (2,654,466)       (2,532,524)
Income taxes                                                         869,109        (1,973,114)          961,582
Accounts payable                                                     (27,382)         (901,961)          910,011
Client deposits                                                    1,075,855           833,215           410,555
Unearned revenue                                                  (3,753,943)        3,770,772          (418,230)
Other accrued liabilities                                          1,492,616         9,651,967         4,984,495
                                                               -------------     -------------     -------------
Net cash provided by operating activities                        191,475,081       136,664,850        70,247,381
                                                               =============     =============     =============
INVESTING ACTIVITIES:
Expenditure on property, plant and equipment                     (68,347,644)     (101,235,420)      (36,913,037)
Proceeds from sale of property, plant and equipment                  335,079            49,676            23,555
Loans to employees                                                (5,547,203)       (4,932,703)       (7,048,879)
Purchase of investments                                           (2,200,000)       (5,879,755)       (3,000,000)
                                                               -------------     -------------     -------------
Net cash used in investing activities                            (75,759,768)     (111,998,202)      (46,938,361)
                                                               =============     =============     =============
FINANCING ACTIVITIES:
Proceeds from issuance of common stock                               963,351           511,388           406,862
ADR issue expenses                                                        --                --          (777,923)
Payment of dividends                                             (22,902,618)       (9,220,142)       (2,526,872)
                                                               -------------     -------------     -------------
Net cash used in financing activities                            (21,939,267)       (8,708,754)       (2,897,933)
                                                               =============     =============     =============
Effect of exchange rate changes on cash                           (7,374,351)       (8,473,135)       (2,686,564)
Net increase in cash and cash equivalents during the period       86,401,695         7,484,759        17,724,523
Cash and cash equivalents at the beginning of the period         124,084,245       116,599,486        98,874,963
                                                               -------------     -------------     -------------
Cash and cash equivalents at the end of the period             $ 210,485,940     $ 124,084,245     $ 116,599,486
                                                               =============     =============     =============
Supplementary information:
Cash paid towards taxes                                        $  27,493,194     $  16,950,802     $   7,270,137

               See accompanying notes to the financial statements

Notes to financial statements

1     Company overview and significant accounting policies

1.1   Company overview

      Infosys, a world leader in consulting and information technology services, partners with Global 2000 companies to provide business consulting, systems integration, application development, maintenance, re-engineering and product engineering services. Through these services, Infosys enables its clients to fully exploit technology for business transformation.

1.2   Basis of preparation of financial statements

      The accompanying financial statements are prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). All amounts are stated in U.S. dollars, except as otherwise specified.

1.3   Use of estimates

      The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the year. Examples of estimates include accounting for contract costs expected to be incurred to complete software development, allowance for uncollectible accounts receivable, future obligations under employee benefit plans and the useful lives of property, plant and equipment. Actual results could differ from those estimates.

1.4   Revenue recognition

      The company derives its revenues primarily from software services and also from the licensing of software products. Revenue on time-and-material contracts is recognized as the related costs are incurred. Revenue from fixed-price, fixed-timeframe contracts is recognized as per the percentage-of-completion method. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. The company provides its clients with a fixed-period warranty for corrections of errors and telephone support on all its fixed-price, fixed-timeframe contracts. Costs associated with such support services are accrued at the time related revenues are recorded.

      In accordance with SOP 97-2, license fee revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the license fee is fixed and determinable, and the collection of the fee is probable. When other services are provided in conjunction with the licensing arrangement, the revenue from such contracts are allocated to each component of the contract using the residual method, whereby revenue is deferred for the undelivered services and the residual amounts are recognized as revenue for delivered elements. When the company receives advances for software development services and products, such amounts are reported as client deposits until all conditions for revenue recognition are met. Maintenance revenue is deferred and recognized ratably over the term of the underlying maintenance agreement, generally 12 months. Revenue from client training, support and other services arising due to the sale of software products is recognized as the services are performed.

1.5   Cash and cash equivalents

      The company considers all highly liquid investments with a remaining maturity at the date of purchase/investment of three months or less to be cash equivalents. Cash and cash equivalents comprise cash, cash on deposit with banks, marketable securities and deposits with corporations.

1.6   Property, plant and equipment

      Property, plant and equipment are stated at cost less accumulated depreciation. The company depreciates property, plant and equipment over their estimated useful lives using the straight-line method. The estimated useful lives of assets are as follows:

      Buildings                                15 years
      Furniture and fixtures                    5 years
      Computer equipment                      2-5 years
      Plant and equipment                       5 years
      Vehicles                                  5 years

      The cost of software purchased for use in software development and services is charged to the cost of revenues at the time of acquisition. Deposits paid towards the acquisition of property, plant and equipment outstanding at each balance sheet date and the cost of property, plant and equipment not put to use before such date are disclosed under "Capital work-in-progress".

1.7   Impairment of long-lived assets

      The company evaluates the recoverability of its long-lived assets and certain identifiable intangibles, if any, whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed are reported at the lower of the carrying value or the fair value less the cost to sell.

1.8   Research and development

      Research and development costs are expensed as incurred. Software product development costs are expensed as incurred until technological feasibility is achieved.

1.9   Foreign currency translation

      The accompanying financial statements are reported in U.S. dollars. The functional currency of the company is the Indian rupee ("Rs."). The translation of Rs. to U.S. dollars is performed for balance sheet accounts using the exchange rate in effect at the balance sheet date, and for revenue and expense accounts using a monthly average exchange rate for the respective periods. The gains or losses resulting from such translation are reported as "Other comprehensive income", a separate component of stockholders' equity. The method for translating expenses of overseas operations depends upon the funds used. If the payment is made from a rupee denominated bank account, the exchange rate prevailing on the date of the payment would apply. If the payment is made from a foreign currency, i.e., non-rupee denominated account, the translation into rupees is performed at the average monthly exchange rate.

1.10  Earnings per share

      In accordance with Statement of Financial Accounting Standards ("SFAS") 128, Earnings Per Share, basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using the treasury stock method for options and warrants, except where the result would be anti-dilutive.

1.11  Income taxes

      Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of changes in tax rates on deferred tax assets and liabilities is recognized as income in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

1.12  Fair value of financial instruments

      The carrying amounts reflected in the balance sheets for cash, cash equivalents, accounts receivable and accounts payable approximate their respective fair values due to the short maturities of these instruments.

1.13  Concentration of risk

      Financial instruments that potentially subject the company to concentrations of credit risk consist principally of cash equivalents, trade accounts receivable, investment securities and hedging instruments. By their nature, all such financial instruments involve risk including the credit risk of non-performance by counterparties. In management's opinion, as of March 31, 2002 and 2001, there was no significant risk of loss in the event of non-performance of the counterparties to these financial instruments, other than the amounts already provided for in the financial statements, if any. Exposure to credit risk is managed through credit approvals, establishing credit limits and monitoring procedures. The company's cash resources are invested with corporations, financial institutions and banks with high investment grade credit ratings. Limitations are established by the company as to the maximum amount of cash that may be invested with any such single entity.

1.14  Retirement benefits to employees

      1.14.1 Gratuity

      In accordance with the Payment of Gratuity Act, 1972, Infosys provides for gratuity, a defined benefit retirement plan (the "Gratuity Plan") covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement, death, incapacitation or termination of employment, of an amount based on the respective employee's salary and the tenure of employment. Liabilities with regard to the Gratuity Plan are determined by actuarial valuation, based upon which, the company contributes to the Infosys Technologies Limited Employees' Gratuity Fund Trust (the "Trust"). Trustees administer contributions made to the Trust and invest in specific designated securities as mandated by law, which generally comprise central and state government bonds and debt instruments of government-owned corporations.

      1.14.2 Superannuation

      Apart from being covered under the Gratuity Plan described above, certain employees of Infosys are also participants of a defined contribution plan. The company makes monthly contributions under the superannuation plan (the "Plan") to the Infosys Technologies Limited Employees Superannuation Fund Trust based on a specified percentage of each covered employee's salary. The company has no further obligations to the Plan beyond its monthly contributions.

      1.14.3 Provident fund

      Eligible employees also receive benefits from a provident fund, which is a defined contribution plan. Both the employee and the company make monthly contributions to this provident fund plan equal to a specified percentage of the covered employee's salary. Infosys contributes a part of the contributions to the Infosys Technologies Limited Employees Provident Fund Trust. The remainders of the contributions are made to the Government administered provident fund. The company has no further obligations under the provident fund plan beyond its monthly contributions.

1.15  Investments

      The company accounts by the equity method for investments between 20% and 50% or where it is otherwise able to exercise significant influence over the operating and financial policies of the investee. Investment securities in which the company controls less than 20% voting interest are currently classified as "Available-for-sale securities". Non-readily marketable equity securities for which there are no readily determinable fair values are recorded at cost.

      Investment securities designated as "available-for-sale" are carried at their fair value. Fair value is based on quoted market prices. Unquoted securities are carried at cost, adjusted for declines in value judged to be other than temporary. Temporary unrealized gains and losses, net of the related tax effect are reported as a separate component of stockholders' equity until realized. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in the statements of income. The cost of securities sold is based on the specific identification method. Interest and dividend income is recognized when earned.

1.16  Stock-based compensation

      The company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, the company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS 123. All stock options issued to date have been accounted as a fixed stock option plan.

1.17  Dividends

      Dividend on common stock and the related dividend tax are recorded as a liability on declaration.

1.18  Derivative financial instruments

      On April 1, 2001, the company adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities as amended, when the rules became effective for companies with fiscal years ending March 31. The company enters into forward foreign exchange contracts where the counter party is generally a bank. The company purchases forward foreign exchange contracts to mitigate the risk of changes in foreign exchange rates on accounts receivable and forecasted cash flows denominated in certain foreign currencies. Although these contracts are effective as hedges from an economic perspective, they do not qualify for hedge accounting under SFAS 133, as amended. Any derivative that is either not designated hedge, or is so designated but is ineffective per SFAS 133, is marked to market and recognized in earnings immediately.

1.19  Reclassifications

      Certain reclassifications have been made to conform prior period data to the current presentations. These reclassifications had no effect on reported earnings.

1.20  Recently issued accounting standards

      In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 141, Business Combinations and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires that all business combinations be accounted for under a single method -- the purchase method. Use of the pooling-of-interests method is no longer permitted and is effective for business combinations initiated after June 30, 2001. SFAS 142 requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment and is effective for fiscal years beginning after December 15, 2001, with earlier application permitted for entities with fiscal years beginning after March 31, 2001.

      In August 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations. SFAS 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002, with earlier application encouraged.

      In August 2001, the FASB also issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Under this standard, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The provisions of SFAS 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001 and, generally, are to be applied prospectively. Early application is encouraged.

      Both SFAS 141 and 142 are not currently applicable to the operations of the company. The company is evaluating the impact of SFAS 143 and 144 on its operations.

2     Notes to the financial statements

2.1   Cash and cash equivalents

      The cost and fair values for cash and cash equivalents as of March 31, 2002 and 2001, respectively are as follows:

                                                 2002              2001
                                            ------------      ------------
      Cost and fair values
      Cash and bank deposits                $158,274,886      $ 82,702,111
      Deposits with corporations              52,211,054        41,382,134
                                            ------------      ------------
                                            $210,485,940      $124,084,245
                                            ============      ============

      Cash and cash equivalents include restricted cash balances amounting to $284,839 and $103,418 as of March 31, 2002 and 2001 respectively.

2.2   Trade accounts receivable

      Trade accounts receivable, as of March 31, 2002 and March 31, 2001, net of allowance for doubtful accounts of $3,941,245 and $3,902,996, respectively amounted to $69,017,110 and $64,942,062, respectively. The age profile of trade accounts receivable, net of allowances is given below.

                                                                     in %
                                                               -----------------
                                                                2002        2001
                                                               -----       -----
       Period (in days)
       0 - 30                                                   69.0        69.2
       31 - 60                                                  30.0        26.6
       61 - 90                                                   0.5         1.7
      More than 90                                               0.5         2.5
                                                               -----       -----
                                                               100.0       100.0
                                                               =====       =====

2.3   Prepaid expenses and other current assets

      Prepaid expenses and other current assets consist of the following:

                                                           2002           2001
                                                       -----------    -----------
      Rent deposits                                    $ 2,079,155    $ 2,484,794
      Deposits with government organizations             1,220,401        945,189
      Loans to employees                                 8,331,779      8,091,866
      Prepaid expenses                                   2,990,523      4,349,913
      Unbilled revenues                                  3,635,989        503,694
      Other current assets                                 618,057         77,407
                                                       -----------    -----------
                                                       $18,875,904    $16,452,863
                                                       ===========    ===========

      Other current assets represent advance payments to vendors for the supply of goods and rendering of services and certain costs incurred towards software. Deposits with government organizations relate principally to leased telephone lines and electricity supplies.

2.4   Property, plant and equipment, net

      Property, plant and equipment consist of the following:

                                                    2002              2001
                                                -------------     -------------
      Land                                      $   8,955,962     $   7,865,351
      Buildings                                    58,481,413        33,871,448
      Furniture and fixtures                       32,683,315        21,579,707
      Computer equipment                           59,006,470        48,098,099
      Plant and equipment                          37,685,337        24,064,927
      Vehicles                                         72,085            75,537
      Capital work-in-progress                     30,881,704        36,651,724
                                                -------------     -------------
                                                  227,766,286       172,206,793
      Accumulated depreciation                    (80,554,555)      (52,433,763)
                                                -------------     -------------
                                                $ 147,211,731     $ 119,773,030
                                                =============     =============

      Depreciation expense amounted to $33,608,391, $24,527,867 and $12,268,169 for fiscal 2002, 2001 and 2000 respectively. The amount of third party software expensed during fiscal 2002, 2001 and 2000 was $7,147,614, $6,979,492 and $3,816,840 respectively.

2.5   Investments

      The carrying cost and fair values of available-for-sale securities are as follows:


                                                                          Carrying cost     Fair value
                                                                          -------------     ----------
      As of March 31, 2002
      M-Commerce Ventures Pte Ltd -- 70 units, each unit representing 1
        Ordinary Share of S$1 each at par and 9 Redeemable Preference
        Shares of S$1 each at par, with a premium of S$1,110 per
        Redeemable Preference Share                                         $  399,485      $  399,485
      Asia Net Media BVI Limited -- 30,000,000 Ordinary Shares
        at $0.05 each, fully paid, par value $0.01 each                      1,500,000       1,500,000
      EC Cubed Inc. -- 1,300,108 Series D Convertible Preferred Stock,
        at $2.3075 each, fully paid, par value $0.0001 each                         --              --
      Alpha Thinx Mobile Services AG -- 27,790 Bearer Shares,
        at (euro)20 each, fully paid, par value (euro)1 each                        --              --
      CiDRA Corporation -- 33,333 Series D Convertible Preferred Stock,
        at $90 each, fully paid, par value $0.01 each                        2,999,970       2,999,970
      Workadia Inc., U.S.A -- 880,000 Series B Preferred Stock
        at $2.5 each, fully paid, par value $0.0005 each                     2,200,000       2,200,000
      JASDIC Park Company -- 480 Common Stock, at Y50,000 each, fully
        paid, par value Y50,000 each                                           177,576         177,576
      Stratify Inc. (formerly Purple Yogi Inc.) -- 276,243 Series D
        Convertible Preferred Stock, at $1.81 each fully paid, par
        value $0.001 each                                                      500,000         500,000
      Others                                                                       362             362
                                                                            ----------      ----------
                                                                            $7,777,393      $7,777,393
                                                                            ==========      ==========
      As of March 31, 2001
      M-Commerce Ventures Pte Ltd -- 70 units, each unit representing 1
        Ordinary Share of S$1 each at par and 9 Redeemable Preference
        Shares of S$1 each at par, with a premium of S$1,110 per
        Redeemable Preference Share                                         $  399,485      $  399,485
      Asia Net Media BVI Limited -- 30,000,000 Ordinary Shares
        at $0.05 each, fully paid, par value $0.01 each                      1,500,000       1,500,000
      EC Cubed Inc. -- 1,300,108 Series D Convertible Preferred Stock,
        at $2.3075 each, fully paid, par value $0.0001 each                         --              --
      Alpha Thinx Mobile Services AG -- 27,790 Bearer Shares,
        at (euro)20 each, fully paid, par value (euro)1 each                        --              --
      CiDRA Corporation -- 33,333 Series D Convertible Preferred Stock,
        at $90 each, fully paid, par value $0.01 each                        2,999,970       2,999,970
      JASDIC Park Company -- 480 Common Stock, at Y50,000 each, fully
        paid, par value Y50,000 each                                           177,576         177,576
      Stratify Inc. (formerly Purple Yogi Inc.) -- 276,243 Series D
        Convertible Preferred Stock, at $1.81 each fully paid, par
        value $0.001 each                                                      500,000         500,000
      Others                                                                       362             362
                                                                            ----------      ----------
                                                                            $5,577,393      $5,577,393
                                                                            ==========      ==========

2.6   Other assets

      Other assets represent the non-current portion of loans to employees.

2.7   Related parties

      The company grants loans to employees for acquiring assets such as property and cars. Such loans are repayable over fixed periods ranging from 1 to 100 months. The annual rates of interest at which the loans have been made to employees vary between 0% through 4%. No loans have been made to employees in connection with equity issues. The loans are generally secured by the assets acquired by the employees. As of March 31, 2002 and 2001, amounts receivable from officers amounting to $473,464 and $227,121 respectively are included in prepaid expenses and other current assets, and other assets in the accompanying balance sheets.

      The required repayments of loans by employees are as detailed below.

                                                           2002                2001
                                                       -----------         -----------
      2002                                                      --         $ 8,091,866
      2003                                             $ 8,331,779           2,517,809
      2004                                               3,755,840           1,718,884
      2005                                               2,670,075           1,033,107
      2006                                               1,826,748             800,198
      2007                                               1,454,086                  --
      Thereafter                                         2,751,866           1,932,545
                                                       -----------         -----------
      Total                                            $20,790,394         $16,094,409
                                                       ===========         ===========

      The estimated fair values of related party receivables amounted to $17,905,507 and $12,465,374 as of March 31, 2002 and 2001, respectively.
      These amounts have been determined using available market information and appropriate valuation methodologies. Considerable judgment is required to develop these estimates of fair value. Consequently, these estimates are not necessarily indicative of the amounts that the company could realize in the market.

2.8   Other accrued liabilities

      Other accrued liabilities comprise the following:

                                                       2002             2001
                                                   -----------      -----------
      Accrued compensation to staff                $11,575,996      $12,332,869
      Accrued dividends                                229,839          103,418
      Provision for post sales client support        2,255,573        1,578,859
      Employee withholding taxes payable             2,614,479           25,000
      Provision for expenses                         3,356,760        3,768,256
      Retention money                                1,918,203        2,425,439
      Others                                           473,796        1,596,643
                                                   -----------      -----------
                                                   $22,424,646      $21,830,484
                                                   ===========      ===========

2.9   Employee post-retirement benefits

      2.9.1 Gratuity

      The following tables set out the funded status of the Gratuity Plan and the amounts recognized in the company's financial statements in fiscal 2002, 2001 and 2000.

                                                               2002             2001             2000
                                                           ------------     ------------     ------------
      Change in benefit obligations
      Benefit obligations at the beginning of the year     $ 13,581,972     $ 11,043,208     $ 10,551,069
      Effect of changes in assumptions used                          --               --       (2,142,149)
      Amortization of unrecognized actuarial loss                    --         (329,928)        (368,548)
      Service cost                                            1,341,313        2,627,599        3,418,688
      Interest cost                                           1,376,398        1,183,461          939,603
      Benefits paid                                            (175,364)        (184,247)        (128,803
      Effect of exchange rate changes                          (272,421)        (758,121)      (1,226,652)
                                                           ------------     ------------     ------------
      Benefit obligations at the end of the year           $ 15,851,898     $ 13,581,972     $ 11,043,208
                                                           ============     ============     ============
      Change in plan assets
      Fair value of plan assets at the beginning of the
        year                                               $ 10,147,905     $  4,375,821     $  2,497,335
      Effect of exchange rate changes                          (524,191)        (468,275)        (134,018)
      Actual return on plan assets                            1,324,702        1,061,611          404,526
      Employer contributions                                  1,675,480        5,362,995        1,736,781
      Benefits paid                                            (175,364)        (184,247)        (128,803)
                                                           ------------     ------------     ------------
      Plan assets at the end of the year                   $ 12,448,532     $ 10,147,905     $  4,375,821
                                                           ============     ============     ============
      Funded status                                        $ (3,403,366)    $ (3,434,067)    $ (6,667,387)
      Excess of actual return over estimated return on
        plan assets                                             141,394          301,791           93,716
      Unrecognized transitional obligation                      594,784          639,319          694,446
      Unrecognized actuarial cost                             3,131,389        4,216,291        4,546,219
                                                           ------------     ------------     ------------
      (Accrued)/prepaid benefit                            $    464,201     $  1,723,334     $ (1,333,006)
                                                           ============     ============     ============

      Net gratuity cost for fiscal 2002, 2001 and 2000 comprises the following components:

                                                                  2002            2001            2000
                                                              -----------     -----------     -----------
      Service cost                                            $ 1,341,313     $ 2,627,599     $ 3,418,688
      Interest cost                                             1,376,398       1,183,461         939,603
      Expected return on assets                                (1,183,308)       (759,820)       (310,810)
      Amortization of unrecognized transitional obligation         44,535          55,127          58,245
      Amortization of unrecognized actuarial loss                 105,330         329,928         368,548
                                                              -----------     -----------     -----------
      Net gratuity cost                                       $ 1,684,268     $ 3,436,295     $ 4,474,274
                                                              ===========     ===========     ===========

      The assumptions used in accounting for the Gratuity Plan in fiscal 2002, 2001 and 2000 are set out below.

                                                       2002           2001           2000
                                                       ----           ----           ----
      Discount rate                                      10%            10%            10%
      Rate of increase in compensation levels             9%             9%             9%
      Rate of return on plan assets                      10%            10%            10%


      The company assesses these assumptions with its projected long-term plans of growth and prevalent industry standards.

      2.9.2 Superannuation

      The company contributed $1,220,716, $796,739 and $244,248 to the superannuation plan in fiscal 2002, 2001 and 2000, respectively.

      2.9.3 Provident fund

      The company contributed $3,146,742, $2,339,794 and $1,198,772 to the provident fund in fiscal 2002, 2001 and 2000, respectively.

2.10  Stockholders' equity

      The company has only one class of capital stock referred to as equity shares. All references in these financial statements to number of shares, per share amounts and market prices of the company's equity shares have been retroactively restated to reflect stock splits made by the company.

2.11  Equity shares

      2.11.1 Voting

      Each holder of equity shares is entitled to one vote per share. The equity shares represented by American Depositary Shares ("ADS") carry similar rights to voting and dividends as the other equity shares. Two ADS represent one underlying equity share.

      2.11.2 Dividends

      Should the company declare and pay dividends, such dividends will be paid in Indian Rupees. Indian law mandates that any dividend be declared out of distributable profits only after the transfer of a specified percentage of net income computed in accordance with current regulations to a general reserve. Moreover, the remittance of dividends outside India is governed by Indian law on foreign exchange and is subject to applicable taxes.

      2.11.3 Liquidation

      In the event of a liquidation of the company, the holders of common stock shall be entitled to receive any of the remaining assets of the company, after distribution of all preferential amounts. The amounts will be in proportion to the number of equity shares held by the stockholders.

      2.11.4 Stock options

      There are no voting, dividend or liquidation rights to the holders of warrants issued under the company's stock option plan.

2.12  Other income, net

      Other income, net, consists of the following:

                                                         2002           2001           2000
                                                     -----------    -----------     ----------
      Interest income and others                     $10,423,654    $ 8,526,635     $5,729,653
      Income from sale of special import licenses             --         14,800        426,407
      Exchange gains                                   2,749,162      4,444,208      2,882,732
      Provision for investments                               --     (3,480,300)            --
      Others                                             692,478             --             --
                                                     -----------    -----------     ----------
                                                     $13,865,294    $ 9,505,343     $9,038,792
                                                     ===========    ===========     ==========

2.13  Operating leases

      The company has various operating leases for office buildings that are renewable on a periodic basis. Rental expense for operating leases in fiscal 2002, 2001 and 2000 were $5,109,690, $3,689,822 and $2,387,334, respectively. The operating leases can be renewed or canceled at the company's option. The company leases some of its office space under non-cancelable operating leases for periods ranging between three through ten years. The schedule of future minimum rental payments in respect of these leases is set out below.

      Year ending March 31
      --------------------
      2003                                                           $ 3,473,587
      2004                                                             3,517,933
      2005                                                             3,112,407
      2006                                                             2,218,192
      2007                                                               765,395
      Thereafter                                                       1,475,671
                                                                     -----------
                                                                     $14,563,185
                                                                     ===========

2.14  Research and development

      General and administrative expenses in the accompanying statements of income include research and development expenses of $3,083,994, $3,610,550 and $1,904,123 for fiscal 2002, 2001 and 2000, respectively.

2.15  Employees' Stock Offer Plans ("ESOP")

      In September 1994, the company established the 1994 plan, which provided for the issue of 6,000,000 warrants, as adjusted, to eligible employees. The warrants were issued to an employee welfare trust (the "Trust"). In 1997, in anticipation of a share dividend to be declared by the company, the Trust exercised all warrants held by it and converted them into equity shares. As and when the Trust issued options/ stock to eligible employees, the difference between the market price and the exercise price was accounted as deferred stock compensation expense and amortized over the vesting period. Such amortized deferred compensation expense was $5,009,772, $5,081,795 and $5,117,635 in the fiscal 2002, 2001 and 2000, respectively. The 1994 plan lapsed in fiscal 2000, and consequently no further shares will be issued to employees under this plan.

      1998 Employees Stock Offer Plan (the "1998 Plan"). The company's 1998 Plan provides for the grant of non-statutory stock options and incentive stock options to employees of the company. The establishment of the 1998 Plan was approved by the board of directors in

December 1997 and by the stockholders in January 1998. The Government of India has approved the 1998 Plan, subject to a limit of 1,470,000 equity shares representing 2,940,000 American Depositary Shares ("ADS") to be issued under the 1998 Plan. Unless terminated sooner, the 1998 Plan will terminate automatically in January 2008. All options under the 1998 Plan will be exercisable for equity shares represented by American Depositary Shares ("ADSs"). The 1998 Plan is administered by a compensation committee comprising five members, all of who are independent directors on the board of directors. All options under the 1998 Plan are exercisable for equity shares represented by ADSs.

1999 Stock Offer Plan (the "1999 Plan"). In fiscal 2000, the company instituted the 1999 Plan. The stockholders and the board of directors approved the 1999 Plan in June 1999. The 1999 Plan provides for the issue of 6,600,000 equity shares to employees. The 1999 Plan is administered by a compensation committee comprising five members, all of whom are independent directors on the board of directors. Under the 1999 Plan, options will be issued to employees at an exercise price, which shall not be less than the Fair Market Value ("FMV"). Under the 1999 Plan, options may also be issued to employees at exercise prices that are less than FMV only if specifically approved by the members of the company in a General Meeting. All options under the 1999 plan are exercised for equity shares.

The options under all our plans vest over a period of 1-5 years.

The company adopted the pro forma disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Had compensation cost for the company's stock-based compensation plan been determined in a manner consistent with the fair value approach described in SFAS No. 123, the company's net income as reported would have reduced to the pro forma amounts of $105,181,094, $99,690,666 and $54,649,727 in fiscal 2002, 2001 and 2000, respectively. Basic earnings per share as reported would have reduced to the pro forma amounts of $1.60, $1.52 and $0.83, in fiscal 2002, 2001 and 2000, respectively. Diluted earnings per share as reported would have reduced to the pro forma amounts of $1.59, $1.49 and $0.83, in fiscal 2002, 2001 and 2000, respectively.

The fair value of each warrant is estimated on the date of grant using the Black-Scholes model with the following assumptions:

                                   2002                2001                 2000
                                 --------            --------             --------
Dividend yield %                     0.2%                0.1%                 0.1%
Expected life                    5 years             5 years              5 years
Risk free interest rate              9.5%               10.8%                10.8%
Volatility                          69.0%               44.0%                44.0%

The activity in the warrants/equity shares of the 1994, 1998 and 1999 Employees Stock Offer Plans in fiscal 2002, 2001 and 2000 are set out below.

                                               2002                              2001                             2000
                                  -------------------------------   ------------------------------   ------------------------------
                                                      Weighted      Shares arising    Weighted       Shares arising    Weighted
                                  Shares arising       average      out of options     average       out of options     average
                                  out of options   exercise price   exercise price  exercise price   exercise price  exercise price
                                  --------------   --------------   --------------  --------------   --------------  --------------
1994 Option plan:
Outstanding at the
  beginning of the period              330,000               --         341,400               --         328,000               --
  Granted                                   --               --              --               --          30,000       $     1.15
  Forfeited                             (8,600)      $     1.15         (10,600)      $     1.15         (16,600)      $     1.15
  Exercised                                 --               --            (800)      $     1.15              --               --
                                     ---------       ----------       ---------       ----------       ---------       ----------
Outstanding at the
  end of the period                    321,400               --         330,000               --         341,400               --
                                     ---------       ----------       ---------       ----------       ---------       ----------
Exercisable at the end of the
  period                                    --                               --                               --
Weighted-average fair value of
  grants during the period at
  less than market                                           --                               --                       $    35.48

1998 Option plan:
Outstanding at the
  beginning of the period              782,753               --         344,750               --         213,000               --
  Granted                              454,250       $    98.06         482,420       $   230.88         147,150       $   228.60
  Forfeited                            (77,773)      $   240.90         (38,200)      $   172.58          (3,500)      $    34.00
  Exercised                            (27,983)      $    44.32          (6,217)      $    53.82         (11,900)      $    34.00
                                     ---------       ----------       ---------       ----------       ---------       ----------
Outstanding at the
  end of the period                  1,131,247               --         782,753               --         344,750               --
                                     ---------       ----------       ---------       ----------       ---------       ----------
Exercisable at the end of the
  period                               164,527                           55,558                           18,100
Weighted-average fair value of
  grants during the period                           $    98.06                       $   230.88                       $   228.60

1999 Option plan:
Outstanding at the
  beginning of the period            2,793,980               --       1,006,800               --              --               --
  Granted                            2,050,500       $    64.74       1,957,830       $   136.68       1,014,500       $    99.12
  Forfeited                           (175,635)      $   119.23        (169,450)      $   110.06          (7,700)      $   127.98
  Exercised                                (30)      $    84.95          (1,200)      $    89.98              --               --
                                     ---------       ----------       ---------       ----------       ---------       ----------
Outstanding at the
  end of the period                  4,668,815               --       2,793,980               --       1,006,800               --
                                     ---------       ----------       ---------       ----------       ---------       ----------
Exercisable at the end of the
  period                               448,530                           93,400                               --
Weighted-average fair value
  of grants during the period                        $    64.74                       $   136.68                       $    99.12
                                     ---------       ----------       ---------       ----------       ---------       ----------

     The following table summarizes information about stock option outstanding as of March 31,2002.

                                                  Outstanding                                             Exercisable
                  ----------------------------------------------------------------------   -----------------------------------------
Range of          No.of shares arising          Weighted average        Weighted average   No. of shares arising    Weighted average
exercise price       out of options       remaining contractual life     exercise price       out of options         exercise price
--------------    --------------------    --------------------------    ----------------   ---------------------    ----------------
$1.15 - $304.04         6,106,712                 2.84 years                 $56.36               613,057               $205.54
---------------         ---------                 ----------                 ------               -------               -------

2.16 Income taxes

     The provision for income taxes comprises:

                          2002               2001                2000
                      ------------       ------------       ------------
Current taxes
  Domestic taxes      $  6,483,255       $  5,315,961       $  2,505,952
  Foreign taxes         23,463,108         10,525,168          6,538,256
                      ------------       ------------       ------------
                        29,946,363         15,841,129          9,044,208
                      ------------       ------------       ------------
Deferred taxes
  Domestic taxes            27,126           (769,304)          (850,891)
  Foreign taxes         (2,026,597)                --                 --
                      ------------       ------------       ------------
                        (1,999,471)          (769,304)          (850,891)
                      ------------       ------------       ------------
Aggregate taxes       $ 27,946,892       $ 15,071,825       $  8,193,317
                      ============       ============       ============

     The tax effects of significant temporary differences that resulted in deferred tax assets and liabilities and a description of the financial statement items that created these differences are as follows:

                                        2002               2001              2000
                                     -----------       -----------       -----------
Deferred tax assets:
  Property, plant and equipment      $ 2,989,348       $ 1,519,016       $ 2,480,883
  Provision for doubtful debts         1,448,407         1,587,629           110,000
  Investments                          1,571,586         1,598,712                --
  Others                                      --           217,842            85,383
                                     -----------       -----------       -----------
                                       6,009,341         4,923,199         2,676,266
Less: Valuation allowance               (674,300)       (1,587,629)         (110,000)
                                     -----------       -----------       -----------
Net deferred tax assets              $ 5,335,041       $ 3,335,570       $ 2,566,266
                                     ===========       ===========       ===========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the temporary differences become deductible. Management considers the scheduled reversal of the projected future taxable income, and tax planning strategies in making this assessment. Based on the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes that it is more likely than not the company will realize the benefits of those deductible differences, net of the existing valuation differences at March 31, 2002. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

     All deferred tax expenses/(benefits) are allocated to the continuing operations of the company.

     A reconciliation of the income tax provision to the amount computed by applying the statutory income tax rate to the income before provision for income taxes is summarized below.

                                                                             2002                 2001                 2000
                                                                        -------------        -------------        -------------
Net income before taxes                                                 $ 192,413,201        $ 147,019,929        $  69,537,845
Enacted tax rates in India                                                      35.70%               39.55%               38.50%
                                                                        -------------        -------------        -------------
Computed expected tax expense                                              68,691,513           58,146,382           26,772,070
Less: Tax effect due to non-taxable income for Indian tax purposes        (67,338,527)         (57,334,527)         (24,019,942)
  Others                                                                    5,014,830            3,437,865           (1,121,972)
Effect of tax rate change                                                     142,565               (8,077)             (29,771)
Effect of prior period tax adjustments                                             --              305,014               54,676
                                                                        -------------        -------------        -------------
Provision for Indian income tax                                             6,510,381            4,546,657            1,655,061
Effect of tax on foreign income                                            21,436,511           10,525,168            6,538,256
                                                                        -------------        -------------        -------------
Aggregate taxes                                                         $  27,946,892        $  15,071,825        $   8,193,317
                                                                        =============        =============        =============

     The provision for foreign taxes is due to income taxes payable overseas, principally in the United States of America. The company benefits from certain significant tax incentives provided to software firms under Indian tax laws. These incentives presently include: (i) an exemption from payment of Indian corporate income taxes for a period of ten consecutive years of operation of software development facilities designated as "Software Technology Parks" (the "STP Tax Holiday"); and (ii) a tax deduction for profits derived from exporting computer software (the "Export Deduction"). All but one of the company's software development facilities are located in a designated Software Technology Park ("STP"). The Government of India has recently amended the tax incentives available to companies set up in designated STPs. The period of the STP Tax Holiday available to such companies is restricted to 10 consecutive years beginning from the financial year when the unit started producing computer software or March 31, 2000, whichever is earlier. Additionally, the Export Deduction will be phased out equally over a period of five years starting from fiscal 2000.

2.17 Earnings per share

     The following is a reconciliation of the equity shares used in the computation of basic and diluted earnings per equity share:

                                                                         2002            2001            2000
                                                                      ----------      ----------      ----------
Basic earnings per equity share - weighted average number of
  common shares outstanding excluding unallocated shares of ESOP      65,556,648      65,771,256      65,659,625
Effect of dilutive common equivalent shares -
  stock options outstanding                                              528,226         943,483         204,365
                                                                      ----------      ----------      ----------
Diluted earnings per equity share - weighted average number of
  common shares and common equivalent shares outstanding              66,084,874      66,714,739      65,863,990
                                                                      ----------      ----------      ----------

     Shares held by the Trust were excluded for the purposes of computing basic earnings per share.

2.18 Derivative financial instruments

     The company enters into forward foreign exchange contracts where the counter party is generally a bank. The company considers the risks of non-performance by the counter party as non-material. Infosys held foreign exchange forward contracts of $2,000,000 and $20,000,000 as of March 31, 2002 and 2001, respectively. The foreign forward exchange contracts mature between one to six months.

2.19 Segment reporting

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report information about operating segments and related disclosures about products and services, geographic areas, and major customers. The company's operations predominantly relate to providing IT solutions, delivered to customers located globally, across various industry segments. In the year ended March 31, 2000, the company provided segmental disclosures based on geographical segmentation. However, from the fiscal year ended March 31, 2001, the Chief Operating Decision Maker evaluates the company's performance and allocates resources based on an analysis of various performance indicators by industry classes and geographic segmentation of customers. Accordingly, revenues represented along industry classes comprise the principal basis of segmental information set out in these financial statements. Secondary segmental reporting is performed on the basis of the geographical location of customers. The accounting principles consistently used in the preparation of the financial statements are consistently applied to record revenue and expenditure in individual segments, and are as set out in the summary of significant accounting policies.

     Industry segments for the company are primarily financial services comprising enterprises providing banking finance and insurance services, manufacturing enterprises, enterprises in the telecommunications ("telecom") and retail industries, and others such as utilities, transportation and logistics companies.

     Revenue in relation to segments is categorized based on items that are individually identifiable to that segment, while expenditure is categorized in relation to the associated turnover of the segment. Certain expenses such as depreciation, which form a significant component of total expenses, are not specifically allocable to specific segments as the underlying services are used interchangeably. Management believes that it is not practical to provide segment disclosures relating to those costs and expenses, and accordingly these expenses are separately disclosed as "unallocated" and adjusted only against the total income of the company.

     Geographic segmentation is driven based on the location of the respective client. North America comprises the United States of America, Canada and Mexico; Europe includes continental Europe (both the east and the west), Ireland and the United Kingdom; and the Rest of the world comprising all other places except those mentioned above and India.

     Fixed assets used in the company's business are not identified to any of the reportable segments, as these are used interchangeably between segments. Management believes that it is currently not practicable to provide segment disclosures relating to total assets and liabilities since a meaningful segregation of the available data is onerous.

     Geographical information on revenue and industry revenue information is collated based on individual customers invoiced or in relation to which the revenue is otherwise recognized.

     2.19.1 Industry segments

                                   Financial
Year ended March 31, 2002           services       Manufacturing      Telecom           Retail           Others            Total
-------------------------         ------------     -------------    ------------     ------------     ------------     ------------
Revenues                          $199,725,558     $ 93,404,474     $ 85,190,054     $ 67,027,323     $ 99,703,805     $545,051,214
Identifiable operating expenses     74,364,097       38,112,096       23,873,023       18,696,233       34,831,145      189,876,594
Allocated expenses                  51,905,935       23,321,898       21,273,366       16,667,939       24,840,829      138,009,967
                                  ------------     ------------     ------------     ------------     ------------     ------------
Segmental operating income        $ 73,455,526     $ 31,970,480     $ 40,043,665     $ 31,663,151     $ 40,031,831      217,164,653
Unallocable expenses                                                                                                     38,616,746
                                                                                                                       ------------
Operating income                                                                                                        178,547,907
Other income (expense), net                                                                                              13,865,294
                                                                                                                       ------------
Net income before taxes                                                                                                 192,413,201
Taxes                                                                                                                    27,946,892
                                                                                                                       ------------
Net income after taxes                                                                                                 $164,466,309
                                                                                                                       ============

                                   Financial
Year ended March 31, 2001           services       Manufacturing      Telecom           Retail           Others            Total
-------------------------         ------------     -------------    ------------     ------------     ------------     ------------
Revenues                          $139,616,739     $ 74,004,867     $ 76,412,722     $ 37,684,446     $ 86,131,736     $413,850,510
Identifiable operating expenses     49,021,150       28,363,069       19,219,376       11,893,574       26,233,048      134,730,217
Allocated expenses                  38,589,808       19,736,596       20,423,026       10,057,009       23,189,607      111,996,046
                                  ------------     ------------     ------------     ------------     ------------     ------------
Segmental operating income        $ 52,005,781     $ 25,905,202     $ 36,770,320     $ 15,733,863     $ 36,709,081      167,124,247
Unallocable expenses                                                                                                     29,609,661
                                                                                                                       ------------
Operating income                                                                                                        137,514,586
Other income (expense), net                                                                                               9,505,343
                                                                                                                       ------------
Net income before taxes                                                                                                 147,019,929
Taxes                                                                                                                    15,071,825
                                                                                                                       ------------
Net income after taxes                                                                                                 $131,948,104
                                                                                                                       ============

                                   Financial
Year ended March 31, 2000           services       Manufacturing      Telecom           Retail           Others            Total
-------------------------         ------------     -------------    ------------     ------------     ------------     ------------
Revenues                          $ 61,153,566     $ 46,770,389     $ 31,248,637     $ 21,637,626     $ 42,633,536     $203,443,754
Identifiable operating expenses     23,665,914       16,612,901       10,222,455        6,349,884       15,971,172       72,822,326
Allocated expenses                  16,326,836       11,955,090        8,010,255        5,544,554       10,899,835       52,736,570
                                  ------------     ------------     ------------     ------------     ------------       ----------
Segmental operating income        $ 21,160,816     $ 18,202,398     $ 13,015,927     $  9,743,188     $ 15,762,529       77,884,858
Unallocable expenses                                                                                                     17,385,805
                                                                                                                       ------------
Operating income                                                                                                         60,499,053
Other income (expense), net                                                                                               9,038,792
                                                                                                                       ------------
Net income before taxes                                                                                                  69,537,845
Taxes                                                                                                                     8,193,317
                                                                                                                       ------------
Net income after taxes                                                                                                 $ 61,344,528
                                                                                                                       ============

2.19.2 Geographic segments

Year ended March 31, 2002            North America        Europe             India       Rest of the world       Total
-------------------------            -------------     ------------      ------------    -----------------   ------------
Revenues                             $388,168,447      $106,103,448      $ 10,735,626      $ 40,043,693      $545,051,214
Identifiable operating expenses       135,362,671        38,013,083         4,183,775        12,317,065       189,876,594
Allocated expenses                     98,093,268        26,809,588         3,119,373         9,987,738       138,009,967
                                     ------------      ------------      ------------      ------------      ------------
Segmental operating income           $154,712,508      $ 41,280,777      $  3,432,478      $ 17,738,890       217,164,653
Unallocable expenses                                                                                           38,616,746
                                                                                                             ------------
Operating income                                                                                              178,547,907
Other income (expense), net                                                                                    13,865,294
                                                                                                             ------------
Net income before taxes                                                                                       192,413,201
Taxes                                                                                                          27,946,892
                                                                                                             ------------
Net income after taxes                                                                                       $164,466,309
                                                                                                             ============

Year ended March 31, 2001            North America        Europe             India       Rest of the world       Total
-------------------------            -------------     ------------      ------------    -----------------   ------------
Revenues                             $304,242,537      $ 77,892,656      $  5,778,286      $ 25,937,031      $413,850,510
Identifiable operating expenses        96,358,758        27,210,316         1,943,571         9,217,572       134,730,217
Allocated expenses                     82,053,059        20,951,885         1,866,259         7,124,843       111,996,046
                                     ------------      ------------      ------------      ------------       -----------
Segmental operating income           $125,830,720      $ 29,730,455      $  1,968,456      $  9,594,616       167,124,247
Unallocable expenses                                                                                           29,609,661
                                                                                                             ------------
Operating income                                                                                              137,514,586
Other income (expense), net                                                                                     9,505,343
                                                                                                             ------------
Net income before taxes                                                                                       147,019,929
Taxes                                                                                                          15,071,825
                                                                                                             ------------
Net income after taxes                                                                                       $131,948,104
                                                                                                             ============

Year ended March 31, 2000            North America        Europe             India       Rest of the world       Total
-------------------------            -------------     ------------      ------------    -----------------   ------------
Revenues                             $158,723,649      $ 30,064,939      $  2,912,091      $ 11,743,075      $203,443,754
Identifiable operating expenses        54,672,143        12,722,875           913,895         4,513,413        72,822,326
Allocated expenses                     40,875,291         7,759,319         1,061,766         3,040,194        52,736,570
                                     ------------      ------------      ------------      ------------      ------------
Segmental operating income           $ 63,176,215      $  9,582,745      $    936,430      $  4,189,468        77,884,858
Unallocable expenses                                                                                           17,385,805
                                                                                                             ------------
Operating income                                                                                               60,499,053
Other income (expense), net                                                                                     9,038,792
                                                                                                             ------------
Net income before taxes                                                                                        69,537,845
Taxes                                                                                                           8,193,317
                                                                                                             ------------
Net income after taxes                                                                                       $ 61,344,528
                                                                                                             ============

     2.19.3 Significant clients

     No clients individually accounted for more than 10% of the revenues in fiscal 2002, 2001 and 2000, respectively.

2.20 Commitments and contingencies

     The company has outstanding performance guarantees for various statutory purposes totaling $3,334,700, $1,126,611 and $1,207,110 as of March 31,
     2002, 2001 and 2000, respectively. These guarantees are generally provided to governmental agencies.

2.21 Litigation

     The company is subject to legal proceedings and claims, which have arisen, in the ordinary course of its business. These actions, when ultimately concluded and determined, will not, in the opinion of management, have a material effect on the results of operations or the financial position of the company.

2.22 Non-monetary transaction

     During the year ended March 31, 2001, the company transferred certain Intellectual Property Rights ("IPR") that it had developed and owned in a product called Onscan to OnMobile Systems Inc. (formerly Onscan Inc). Onscan is a comprehensive web-enabled wireless notification product. In exchange for the transfer, the company received consideration in the form of securities including 100,000 Common Stock, par value $0.001 each, 100,000 Series A Voting Convertible Preferred Stock, par value $0.001 each and 4,400,000 Series A Nonvoting Convertible Preferred Stock, par value $0.001 each. Convertible Preferred Stock is convertible into Common Stock automatically upon the closing of an Initial Public Offering by OnMobile Systems Inc. As of March 31, 2002, the company's voting interest in OnMobile Systems Inc. was 9.7%. The transfer was recorded at historic cost and, accordingly, no gain was recognized on this transaction as of the date of transfer of the IPR.

Financial Schedule

     (Schedule II of Reg. Section 210.5-04(c) of Regulation S-X-17 of the Securities Act of 1933 and Securities Exchange Act of 1934)

Valuation and qualifying accounts

     Allowance for doubtful accounts on trade accounts receivable (denominated in United States dollars)

                                 Balance at             Charged to cost                             Balance at
Description                  beginning of period         and expenses         Write offs          end of period
-----------                  -------------------        ---------------       ----------          -------------
Fiscal 2002                       3,902,996                2,856,689          (2,818,440)           3,941,245
Fiscal 2001                         507,487                4,225,902            (830,393)           3,902,996
                                  ---------                ---------          ----------            ---------

                                    FORM 20-F

                                  Page 157-187

Infosys Foundation
--------------------------------------------------------------------------------

A strong sense of social responsibility is foremost among the core values of Infosys. This translates into a commitment to help people and communities, to enhance living conditions, and to improve education.

In fiscal 2002, the Infosys Foundation continued its commitment to the rural poor, to the underprivileged, and to the cause of education. It also helped promote Indian arts and culture. Grants from Infosys during the year aggregated Rs. 3.75 crore as compared to Rs. 5.26 crore in the previous year.

The following are some of the projects undertaken by the Foundation during the year:

1.  Initiatives for the rural poor and the underprivileged

    a. Built cyclone/flood relief shelters which could be used as schools-cum-community halls-cum-relief shelters in different districts of Orissa at a cost of Rs. 12.64 lakh.

    b. Commenced construction of a hostel for visually impaired tribal girls in Banapur, Behrampur District, Orissa at a cost of about Rs. 10 lakh.

    c. Completed orphan girls' hostel at Maharshi Karve Sthree Shikshan Samstha, Pune at a total cost of Rs. 60 lakh of which Rs. 30 lakh was incurred during the year.

    d. Provided financial assistance for war widows in different parts of India, amounting to Rs. 38 lakh.

2.  Health care for the poor

    a. Started the construction of a super-specialty hospital in Pune at an estimated cost of Rs. 3.50 crore. Amount incurred till date is Rs. 37.98 lakh.

    b. Completed the construction of additional wards at the Swami Sivananda Memorial Hospital, Pattamadai at a total cost of Rs. 25 lakh, out of which Rs. 5 lakh was incurred during the year.

    c. Other contributions have been made towards medical assistance and hospitalization at a cost of Rs. 37.82 lakh.

    d. Computerized the medical departments of KEM Hospital, Mumbai at a total cost of Rs. 55 lakh out of which Rs. 10 lakh was incurred during the year.

3.  Education

    a. Re-constructed schools in Andhra Pradesh & Karnataka at a total cost of Rs. 11 lakh, out of which Rs. 2 lakh was incurred during the year.

    b.  Set up 6,500 libraries in rural areas of Karnataka at a cost of Rs.
        17.20 lakh.

    c. More than 200 sets of books have been donated to youth clubs at various villages in Karnataka at a cost of Rs. 6 lakh.

    d. Completed the construction of the first floor for the Ramakrishna Mission Students' Home in Chennai at a total cost of Rs. 30 lakh, out of which Rs. 15 lakh was incurred during the year.

    e. Scholarships, one time awards and other forms of assistance were given to economically poor but deserving students, amounting to Rs. 27.46 lakh.

    f. Sponsored `Wizkid Pavilion', in which more than 500 students and young scientists participated, at a science exhibition organized by the National Science Congress, at a cost of Rs. 3 lakh.

    g. A three-days Teacher's Training Workshop on environmental sciences was conducted, which attracted participation of over 250 teachers from rural areas of Karnataka.

4.  Arts & Culture

    a.  Honored senior artists from different walks of life.

                                                          for Infosys Foundation

Bangalore            Srinath Batni        Sudha Gopalakrishnan       Sudha Murty
April 10, 2002             Trustee                     Trustee       Chairperson

                                       Financial statements (unaudited) prepared
                                             in substantial compliance with GAAP
                                           requirements of various countries and
                                       reports of compliance with the respective
                                                  corporate governance standards

                                                                    [PHOTOGRAPH]

Over the past decade, the technology and information revolutions have fundamentally transformed economic and political relationships between nations. Thanks to the opening up of financial markets across the globe, investors today have a wide choice of capital markets to invest in. Consequently, the global investor must have access to information about the performance of any company, in any market that he or she chooses to invest in. However, differences in language, accounting practices, and reporting requirements in various countries render performance reports by many companies rather investor-unfriendly.

Today, the strength of a global company lies in its ability to access high-quality capital at the lowest cost from a global pool of investors. Such companies study the needs of global investors and publish financial information in a language and form understood by their existing as well as prospective investors. In the process, financial statistics may have to be restated and financial terminology may need to be translated. Indeed, a key issue in international financial analysis is the restatement and translation of financial reports that describe operations conducted in one environment, but which are the subject of review and analysis in another.

As an investor-friendly company, committed to the highest standards of disclosure, we voluntarily provide unaudited financial statements prepared in substantial compliance with the GAAP requirements of Australia, Canada, France, Germany, Japan and the United Kingdom, besides those of the US and India (which information appears separately elsewhere). The financial statements are in the respective national languages of these countries.

Further, keeping in mind their local regulations and practices, these countries have formulated their own corporate governance standards. We have provided statements on compliance with these standards in the respective national languages of these countries.

The unaudited consolidated profit & loss accounts and balance sheets have been prepared by converting the various financial parameters, reported in the audited income statement of Infosys (according to the Indian GAAP), into the respective currencies of the above countries. In addition, adjustments have been made for differences in accounting principles, and in formats, between India and these countries, if any.

The summary financial information provided in this section does not contain sufficient information to allow full understanding of the results or the state of affairs of the company. In the event of a conflict in interpretation, the "Audited Indian GAAP financial statements" section and the "Corporate governance report" of the Annual Report should be considered. The Infosys management cautions investors that these reports are provided only as additional information to our global investors. Using such reports for predicting the future of Infosys, or any other company, is risky. The Infosys management is not responsible for any direct, indirect or consequential losses suffered by any person using these financial statements or data.

                     This page is intentionally left blank.

Corporate governance report -- Australia, Canada and France
--------------------------------------------------------------------------------

Australia

The Australian Institute of Company Directors, Australian Society of Certified Practicing Accountants, Business Council of Australia, Law Council of Australia, the Institute of Chartered Accountants of Australia and the Securities Institute of Australia had formed a working group to look into corporate governance issues. The working group submitted its report - The Bosch Report in 1995.

The working group made several recommendations. Your company complies substantially with all recommendations made by the committee, except the following:

    1. Composition of the board - The current strength of the board is 16 with 8 executive directors and 8 non-executive, independent directors.

    2. Board membership term - The current law in India mandates the retirement of one-third of the board members every year and qualifies the retiring members for re-appointment. The executive directors are appointed by the shareholders for a maximum period of five years at one time but are eligible for re-appointment upon completion of their term.

Canada

"We believe that good corporate governance benefits all companies - small and large - and that the principles of effective governance do not change as companies get bigger" - Final report, Joint committee on corporate governance, November 2001.

The joint committee on corporate governance was established by the Canadian Institute of Chartered Accountants (CICA), the Canadian Venture Exchange (CDNX) and the Toronto Stock Exchange (TSE) to study various aspects of corporate governance. The committee submitted its final report - Beyond compliance: building a governance culture in November 2001.

The committee made several recommendations. Your company complies substantially with all recommendations made by the committee, except the following:

Independent board leader - The chairman of the board is an executive director. The board of the company consists of 8 executive directors and 8 independent directors. The audit committee, nominations committee and the compensation committee consist of independent directors only. The company has not identified any independent lead director to perform the functions specified in the report.

    1. Recommendation 4 - Regular assessments of the effectiveness of the board and its committees, as well as the contribution of individual directors - The compensation committee of the board consists of independent directors. The compensation committee reviews the performance of all the executive directors on a quarterly basis based on detailed performance parameters set for each of the executive directors at the beginning of the year, in consultation with the CEO of the company. The performance of the independent directors is reviewed by the full board, on a regular basis. The nominations committee recommends size and composition of the board and its committees, establishes procedures for the nomination process, and recommends candidates for election to the board and its committees.

    2. Recommendation 5 - Outside board members to meet regularly - The outside directors of the board do not formally meet, without the management, at regular intervals. However, they informally discuss with the Chairman and the CEO, if there are any substantive issues that needs the attention of the management.

    3. Recommendation 6 - Selecting the CEO and succession planning - At present, the succession planning of the CEO is not delegated to the "independent board leader". The chairman reviews succession planning and management development with the full board from time to time.

Rapport sur le gouvernement d'entreprises - France

L'AFG-ASFFI est une association representant l'activite de gestion d'actifs en France. Cette association a institue une << Commission portant sur le gouvernement d'entreprises >> afin d'examiner les divers aspects du gouvernement d'entreprises applicables aux societes cotees francaises. Les recommandations de la Commission ont ete adoptees le 9 juin 1998 et amendees par la suite en 2001.

La Commission portant sur le gouvernement d'entreprises a fait plusieurs recommandations. Votre societe respecte en grande partie toutes les recommandations faites, a l'exception des suivantes :

1. Recommandation I-B-2 - Publication de deux rapports, une version resumee, une version complete - La societe publie un rapport annuel detaille contenant des informations financieres et autres en detail, et ce meme document est adresse a tous les actionnaires quelle que soit leur participation.

2. Recommandation I-B-3 - Explication de la resolution proposee - Le nombre de parts detenues par les administrateurs qui sont designes pour une re-election ainsi que l'information relative aux options de souscription d'actions accordees au personnel cle de la societe sont divulguees dans le rapport annuel mais pas incluses dans l'etat explicatif relatif aux resolutions devant etre approuvees lors de l'assemblee generale ordinaire.

3. Recommandation I-B-5 - Suivi apres le vote des resolutions - La societe ne publie pas un extrait des minutes de l'assemblee generale ordinaire a tous les actionnaires a la fin de la reunion. Cependant, l'ensemble du processus relatif a l'assemblee generale ordinaire est diffuse sur Internet et accessible a tous dans le monde entier.

4. Recommandation I-C-6 - Vote electronique - La societe a recours au systeme de vote au cas ou un scrutin serait demande. Elle n'a pas recours au vote electronique.

5. Recommandation II-C - Indemnites des administrateurs - Le comite des remunerations determine et recommande au conseil d'administration les indemnisations allouees aux membres du conseil. L'indemnisation des administrateurs independants est approuvee lors d'une reunion du conseil au complet. Les indemnites allouees a l'ensemble de tous les administrateurs independants sont limitees a une somme fixee annuellement par le conseil. La somme se situe aux environs de 0,5 % du benefice net de la societe calculee conformement aux dispositions du Companies Act

Corporate governance report -- Germany and Japan
--------------------------------------------------------------------------------

   (loi sur les societes) de 1956, approuvee par les actionnaires, et est presentee separement dans les etats financiers. L'indemnisation allouee aux administrateurs independants et la methode de calcul sont egalement presentees separement dans les etats financiers. Les directeurs executifs qui sont egalement les fondateurs de la societe se sont volontairement exclus du Stock Offer Plan de 1994, de celui de 1998 et de 1999. Les administrateurs independants ne sont pas non plus beneficiaires des options d'achat d'actions dans le cadre de ces plans, sauf pour celui de 1999. cependant, aucune option n'a ete emise au cours de l'annee aux administrateurs independants dans le cadre du plan.

6. Recommandation II-D-2 - Non-cumul des fonctions d'administrateur - Selon la loi indienne, personne ne peut etre administrateur dans plus de 20 societes.

7. Recommandation II-D-4 - A l'heure actuelle, aucun des administrateurs n'est age de plus de 65 ans.

Corporate governance report - Germany

,,Corporate Governance Richtlinien fordern und bekraftigen das Vertrauen der gegenwartigen und zukunftigen Aktionare, der kreditgebenden Stellen, der Mitarbeiter, der Teilhaber und der Offentlichkeit im nationalen und internationalen Marktumfeld". Corporate Governance Vorschriften fur borsennotierte Unternehmen, Juli 2000

Die deutsche Kommission fur Corporate Governance hat die ,,Corporate Governance Vorschriften fur borsennotierte Unternehmen" im Juli 2000 verabschiedet. Die Kommission hat verschiedene Empfehlungen gegeben. Ihre Firma erfullt im wesentlichen alle Empfehlungen des Ausschusses mit Ausnahme der folgenden:

1. Empfehlung III, IV und V - Vorstand und Aufsichtsrat - Das Unternehmen hat eine einstufige Fuhrungsstruktur, welche in die Macht des gesamten Vorstands und Aufsichtsrats eingehullt ist. Die gegenwartige Starke des Boards ist 16 mit 8 Executivdirektoren und 8 non-executive, unabhangige Direktoren. Das Board hat funf Ausschusse - Der Bilanzausschu(beta), der Entschadigungsausschu(beta), der Nennungausschu(beta), der Investorbeschwerdeausschu(beta) und ein Investitionausschu(beta). Alle diese Ausschusse ausschlie(beta)lich des Investorbeschwerdeausschusses und des Investitionausschusses bestehen vollig aus unabhangigen Direktoren. Der Investorbeschwerdeausschu(beta) besteht aus einem non-executive Vorsitzenden und einige der Executivdirektoren. Der Investitionausschu(beta) besteht nur aus Executivdirektoren.

2. Empfehlung II-3.2 - Informationen und Freigabe Anforderungen - Wie nach indischem Recht, mu(beta) die Firma dafur sorgen, dass die jahrliche Hauptversammlung allen Aktionaren am Berichtstag bekannt gemacht wird.

3. Empfehlung VI-2 - Transparenz - Die Firma stellt uber alle Aktionare, welche mehr als 5% der Anteile des Unternehmen halten, Imformationen im Geschaftsbericht zur Verfugung.

4. Empfehlung VI-6 - Transparenz - Das Unternehmen hat Insiderhandel-Richtlinien welche von einem Compliance Officer uberwacht werden. Alle Officers des Unternehmens mussen im voraus die Genehmigung des Compliances Officers einholen, wenn Sie Aktien des Unternehmens handeln wollen. Alle Transaktionen uber bestimmten Grenzen, durch bestimmte Officer, mussen an die Borsen in Indien berichtet werden.

5. Empfehlung VII-2 - Prufung von Jahresabschlussen - Der Bilanzausschu(beta) des Boards, besteht nur aus unabhangigen Direktoren des Unternehmens. Der Bilanzausschu(beta) erhalt von den unabhangigen Wirtschaftsprufern eine schriftliche Darstellung welche in Einklang mit den einschlagigen rechtlichen Anforderungen das Verhaltnis zwischen den Wirtschaftsprufern und dem Unternehmen darstellt.

Japan

Corporate governance report - United Kingdom
--------------------------------------------------------------------------------

"Companies should be ready to explain their governance policies, including any circumstances justifying departure from best practice." - The Combined Code - Principles of good governance and code of best practice, May 2000.

Directors' report on corporate governance

In May 2000, the committee on corporate governance published the Combined Code - Principles of good governance and code of best practice, which was derived from the committee's final report and from the Cadbury and Greenbury reports.

The company has complied throughout the period under review with all the provisions of the Combined Code except the following:

   1. Code A.2.1 - The roles of Chairman and Chief Executive Officer are clearly demarcated. The current policy of the company is to have an Executive Chairman and Chief Mentor, a Chief Executive Officer (CEO), President and Managing Director, and a Chief Operating Officer (COO) and Deputy Managing Director. There is a clear demarcation of responsibilities and authority between all three of them.

       The Chairman and Chief Mentor is responsible for mentoring Infosys' core management team to transform the company into a world-class, next-generation organization that provides state-of-the-art technology-leveraged business solutions to corporations across the world. He is also expected to interact with global thought leaders to enhance the leadership position of Infosys. In addition, he will continue to interact with various institutions to highlight and help bring about the benefits of IT to every section of society. As chairman of the board, he is also responsible for all board matters.

       The CEO, President and Managing Director is responsible for corporate strategy, brand equity, planning, external contacts, new initiatives, and other management matters. He is also responsible for achieving the annual business plan.

       The COO and Deputy Managing Director is responsible for all customer service operations. He is also responsible for technology, acquisitions and investments.

       The company had not identified any senior member other than the chairman to whom concerns can be conveyed.

   2. Code A.6.2, B.1.7 and B.1.8 - The current law in India mandates the retirement of one-third of the board members every year and qualifies the retiring members for re-appointment. The executive directors are appointed by the shareholders for a maximum period of five years at one time but are eligible for re-appointment upon completion of their term.

   3. Code C.2.1 - Under Indian law, voting on a resolution in the Annual General Meeting is by show of hands unless a poll is demanded by a member or members present in person or by proxy holding at least one-tenth of the total shares entitled to vote on the resolution or by those holding an aggregate paid up capital of at least Rs. 50,000. A proxy may not vote except on a poll.

This statement along with the Corporate governance report of this Annual Report explains how the company has applied the governance principles set out in section 1 of the Combined Code.

Internal control

The Combined Code has introduced a new requirement that the directors review the effectiveness of the group's system of internal controls. This requirement extends the directors' review to cover all controls including:

   -   financial;

   -   operational;

   -   compliance; and

   -   risk management.

The company maintains a well established control framework comprising clear structures and accountabilities, well understood policies and procedures and budgeting and review processes. The company has installed a system of internal controls which is reviewed, evaluated and updated on an ongoing basis. Our internal auditors have conducted periodic audits to provide reasonable assurance that the established policies and procedures of the company have been followed. However, there are inherent limitations that should be recognized in weighing the assurances provided by any system of internal controls.

In addition, the company has developed a "risk management" process which defines the significant business risks and controls in place to manage them. The detailed report is provided in the Risk management report of this Annual Report. New areas are introduced for assessment as the business risk profile changes. The controls are monitored through the "risk management" process, internal audit coverage and routine management review. The results are reviewed by the audit committee and also the board.

The directors confirm that they are satisfied that the company has sufficient resources to continue operations for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the financial statements.



                                         /s/ S. GOPALAKRISHNAN                     /s/ NANDAN M. NILEKANI
                                             S. Gopalakrishnan                         Nandan M. Nilekani
Bangalore                          Chief Operating Officer and                   Chief Executive Officer,
April 10, 2002                        Deputy Managing Director            President and Managing Director

Financial statements prepared in substantial compliance with GAAP requirements of Australia
--------------------------------------------------------------------------------

Statement of financial performance (unaudited)

                                                            in Australian dollars
                                                        ----------------------------
Infosys Technologies Limited as at March 31                2002              2001
-------------------------------------------             -----------      -----------
CURRENT ASSETS
Cash                                                    398,046,512      253,949,997
Receivables                                             130,515,504      132,909,996
Investments                                                      --               --
Other                                                    34,599,119       33,328,193
                                                        -----------      -----------
TOTAL CURRENT ASSETS                                    563,161,135      420,188,186
                                                        -----------      -----------
NON-CURRENT ASSETS
Receivables                                                      --               --
Investments                                              13,755,814       11,068,783
Property, plant and equipment                           278,387,597      245,126,694
Intangibles                                                      --               --
Other                                                    34,788,478       23,204,507
                                                        -----------      -----------
TOTAL NON-CURRENT ASSETS                                326,931,889      279,399,984
                                                        -----------      -----------
TOTAL ASSETS                                            890,093,024      699,588,170
                                                        ===========      ===========

CURRENT LIABILITIES
Trade creditors                                                  --           57,472
Unearned revenues                                         6,550,388       15,308,141
Provisions                                               78,658,915       68,980,707
                                                        -----------      -----------
TOTAL CURRENT LIABILITIES                                85,209,303       84,346,320
                                                        -----------      -----------

NON-CURRENT LIABILITIES
Borrowings                                                       --               --
Provisions                                                       --               --
TOTAL NON-CURRENT LIABILITIES                                    --               --
TOTAL LIABILITIES                                        85,209,303       84,346,320
                                                        -----------      -----------
NET ASSETS                                              804,883,721      615,241,850
                                                        ===========      ===========

SHAREHOLDERS' EQUITY
Share capital                                            12,997,309       12,991,471
Reserves                                                791,886,412      602,250,379
Retained profits                                                 --               --
                                                        -----------      -----------
TOTAL SHAREHOLDERS' EQUITY                              804,883,721      615,241,850
                                                        ===========      ===========

Financial statements prepared in substantial compliance with GAAP requirements of Australia
--------------------------------------------------------------------------------

Statement of financial performance (unaudited)

                                                                                in Australian dollars
                                                                           --------------------------------
Infosys Technologies Limited for the year ended March 31                       2002                2001
--------------------------------------------------------                   -------------        -----------
Operating revenue                                                          1,112,500,000        771,073,557
Operating profit before abnormal items and income tax                        393,079,167        277,109,396
                                                                           -------------        -----------
Operating profit before income tax                                           393,079,167        277,109,396
                                                                           -------------        -----------
Income tax expense / (benefit) attributable to
Operating profit                                                              55,687,500         27,108,845
                                                                           -------------        -----------
Income tax expense / (benefit) for the year                                   55,687,500         27,108,845
                                                                           -------------        -----------
Operating profit after income tax                                            337,391,667        250,000,551
Outside equity interests in operating profit after income tax                         --                 --

Operating profit after income tax attributable to
  members of Infosys Technologies Limited                                    337,391,667        250,000,551
Dividend on preferred stock                                                           --                 --
Retained profits at the beginning of the financial year                               --                 --
Aggregate of amounts transferred from reserves                                        --                 --
                                                                           -------------        -----------
Total available for appropriation                                            337,391,667        250,000,551

Dividends provided for or paid                                                57,258,333         29,681,146
Aggregate of amounts transferred to reserves                                 280,133,334        220,319,405
                                                                           -------------        -----------
Retained profits at the end of the financial year                                     --                 --
                                                                           -------------        -----------

Basic earnings per share                                                            5.15               3.80
Diluted earnings per share                                                          5.11               3.75
                                                                           -------------        -----------

Notes:

1. The company's financial statements are prepared in Indian rupees, the reporting currency. These financial statements have been prepared by translating revenue and expenditure at an average rate during the year; current assets, current liabilities, property, plant and equipment, long-term borrowings at the year-end rate; and accretions to stockholders' equity at an average rate for the year. The difference arising on translation is shown under reserves.

2. Exchange rates used:

                                                                                   2002                           2001
                                                                             -----------------             -----------------
   Average exchange rate used                                                1 AUD = Rs. 24.00             1 AUD = Rs. 25.22
   Closing exchange rate used                                                1 AUD = Rs. 25.80             1 AUD = Rs. 22.75
                                                                             -----------------             -----------------

3. Reconciliation between Indian GAAP and Australian GAAP statements:                       Australian dollars
                                                                                 -------------------------------------------
                                                                                      2002                          2001
                                                                                 -------------                 -------------
   Net income as per Indian GAAP in Rs.                                          8,079,600,000                 6,288,136,341
   Net income as per Indian GAAP in Aus $                                          336,650,000                   249,331,338
    Less:  Extraordinary income                                                             --                    (2,178,588)
           Expenses against provisions for contingencies
           and e-inventing the company                                                      --                      (154,678)
    Add:   Provision for deferred taxes                                                741,667                     1,721,449
           Provision for gratuity                                                           --                     1,281,030
   Net income as per Australian GAAP                                               337,391,667                   250,000,551
                                                                                 -------------                 -------------

Financial statements prepared in substantial compliance with GAAP requirements of Canada
--------------------------------------------------------------------------------

Balance sheet (unaudited)

                                                               in Canadian dollars
                                                          ------------------------------
As at March 31                                                2002               2001
--------------                                            -----------        -----------
ASSETS
Current assets
   Cash and cash equivalents                              336,267,191        195,181,164
   Accounts receivable                                    110,258,677        102,152,109
   Inventories                                                     --                 --
   Prepaid expenses and other assets                       29,229,118         25,615,418
                                                          -----------        -----------
                                                          475,754,986        322,948,691

Property, plant and equipment                             235,180,092        188,399,740
Investments                                                11,620,825          8,507,257
Future income taxes                                         8,513,425          5,246,761
Other assets                                               20,875,662         12,587,783
                                                          -----------        -----------
                                                          751,944,990        537,690,232
                                                          ===========        ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable                                                   --             44,172
Accrued liabilities                                        62,910,936         51,101,799
Current portion of long-term obligations                           --                 --
Advances received from clients                              3,539,620          1,915,467
Unearned revenue                                            5,533,727         11,765,547
                                                          -----------        -----------
                                                           71,984,283         64,826,985
Long-term obligations                                              --                 --
                                                          -----------        -----------
                                                           71,984,283         64,826,985

Minority interest                                                  --                 --
Share capital
   Common shares - 66,186,130 outstanding                  12,369,291         12,364,630
   (2001 - 66,158,117 outstanding)
Additional paid-in capital                                119,110,434        117,583,215
Accumulated foreign currency translation adjustment       (35,097,312)       (16,929,115)
Retained earnings                                         583,578,294        359,844,517
                                                          -----------        -----------
                                                          751,944,990        537,690,232
                                                          ===========        ===========

Financial statements prepared in substantial compliance with GAAP requirements of Canada
--------------------------------------------------------------------------------

Statement of earnings and retained earnings (unaudited)

                                                      in Canadian dollars
                                                  ----------------------------
Year ended March 31                                  2002              2001
-------------------                               -----------      -----------
Sales                                             866,419,301      625,391,866
Cost of sales                                     461,054,908      322,784,546
                                                  -----------      -----------
Gross margin                                      405,364,393      302,607,320

EXPENSES
Selling, general and administration expenses      113,524,127       87,145,568
                                                  -----------      -----------
Income from operations                            291,840,266      215,461,752
Interest and other income                          22,099,834       14,505,308
Interest expense                                           --               --
                                                  -----------      -----------
Earnings before income taxes                      313,940,100      229,967,060
Provision for income taxes                         44,475,874       22,497,040
Net earnings                                      269,464,226      207,470,020
Cash dividend declared                             45,730,449       24,631,738
                                                  -----------      -----------
                                                  223,733,777      182,838,282

Retained earnings, beginning of the year          359,844,517      177,006,235
Adjustment on deconsolidation of subsidiary                --               --
Capitalization of profits                                  --               --
Retained earnings, end of the year                583,578,294      359,844,517

EARNINGS PER SHARE
Net earnings
   Basic                                                 4.11             3.15
   Fully diluted                                         4.08             3.11
Weighted average number of shares
   Basic                                           65,556,648       65,771,256
   Fully diluted                                   66,084,874       66,714,739
                                                  -----------      -----------

Notes:

1. The company's financial statements are prepared in Indian rupees, the reporting currency. These financial statements have been prepared by translating revenue and expenditure at an average rate for the year; current assets, current liabilities, property, plant and equipment, long-term borrowings at the year-end rate; and accretions to stockholders' equity at an average rate for the year. The difference arising on translation is shown under accumulated foreign currency translation adjustment.

2. Exchange rate used:

                                                                                    2002                          2001
                                                                             -----------------             -----------------
   Average exchange rate used                                                1 CAD = Rs. 30.05             1 CAD = Rs. 30.39
   Closing exchange rate used                                                1 CAD = Rs. 30.54             1 CAD = Rs. 29.60
                                                                             -----------------             -----------------

3. Reconciliation between Indian GAAP and Canadian GAAP statements:

                                                                                     2002                           2001
                                                                                 -------------                 -------------
   Net income as per Indian GAAP in Rs.                                          8,079,600,000                 6,288,136,341
   Net income as per Indian GAAP in Canadian dollars                               268,871,880                   206,914,654
    Less:  Extraordinary income                                                             --                    (1,807,963)
           Expenses against provisions for contingencies
           and e-inventing the company                                                      --                      (128,364)
    Add:   Provision for future income taxes                                           592,346                     1,428,593
           Provision for gratuity                                                           --                     1,063,100
           Net earnings as per Canadian GAAP                                       269,464,226                   207,470,020
                                                                                 -------------                 -------------

Financial statements prepared in substantial compliance with GAAP requirements of France
--------------------------------------------------------------------------------

                                                                                                       FRF
                                                                                         --------------------------------
Etats financiers prepares selon les principes comptables francais (non audites)
Compte de resultat                                                                           2002               2001
                                                                                         -------------      -------------
Produits d'exploitation
   Vente de marchandises                                                                            --                 --
   Production vendues  (services)                                                        4,100,141,732      3,021,567,378
                                                                                         -------------      -------------
Montant net du chiffres d'affaires                                                       4,100,141,732      3,021,567,378
                                                                                         -------------      -------------
Production stockee                                                                                  --                 --
Production immobilisee                                                                              --                 --
Subventions d'exploitation                                                                          --                 --
Reprises sur amortissements, provisions et transfert de charges                                     --                 --
Autres produits                                                                                     --                 --
                                                                                         -------------      -------------
Total des produits d'exploitation (I)                                                    4,100,141,732      3,021,567,378
                                                                                         -------------      -------------

Charges d'exploitation
   Achat de marchandises                                                                    14,440,945          9,064,190
   Variation de stocks des biens achetes                                                            --                 --
   Achat de matieres premieres et autres approvisionnements                                         --                 --
   Variations de stocks de matieres premieres et approvisionnements                                 --                 --
   Autres achats et charges externes                                                                --                 --
   Salaires et traitements                                                               1,760,425,197      1,141,149,110
   Dotations aux amortissements et aux provisions                                                   --                 --
       Sur immobilisations: Dotation aux amortissements                                    252,992,126        179,482,536
       Sur immobilisations: Dotations aux provisions                                                --                 --
       Sur actif circulant: Dotations aux provisions                                                --                 --
       Pour risques et charges: dotation sur provisions                                             --                 --
Autres charges                                                                             691,212,598        650,872,709
                                                                                         -------------      -------------
Total  des charges d'exploitation (II)                                                   2,719,070,866      1,980,568,545
                                                                                         -------------      -------------
Resultat d'exploitation (I-II)                                                           1,381,070,866      1,040,998,833
                                                                                         -------------      -------------

Quotes-parts de resultat sur operations faites en commun:
   Benefice attribue ou perte transferee (III)                                                      --                 --
   Perte attribuee ou benefices transferes (IV)                                                     --                 --
Produits financieres
   De participations                                                                                --                 --
   D'autres valeurs mobilieres                                                                      --                 --
   Interets et produits similaires                                                         104,582,677         70,082,084
   Reprises sur provisions et transfert de charges                                                  --                 --
   Differences positives de change                                                                  --                 --
   Produits nets sur cessions de valeurs immobilieres de placements                                 --                 --
                                                                                         -------------      -------------
Total des produits financiers (V)                                                          104,582,677         70,082,084
                                                                                         -------------      -------------

Charges financieres
Dotations aux amortissements et aux provisions                                                      --                 --
Interet et charges similaires                                                                       --                 --
Differences negatives de change                                                                     --                 --
Charges nettes sur cessions de valeurs mobilieres de placements                                     --                 --
                                                                                         -------------      -------------
Total  des charges financieres (VI)                                                                 --                 --
                                                                                         -------------      -------------
Resultat financier (V-VI)                                                                  104,582,677         70,082,084
Resultat courant avant impots (I-II + III-IV + V-VI)                                     1,485,653,543      1,111,080,917

Financial statements prepared in substantial compliance with GAAP requirements of France
--------------------------------------------------------------------------------

                                                                              FRF
                                                               --------------------------------
                                                                   2002               2001
                                                               -------------      -------------
Produits exceptionnels
   Sur operations de gestion                                              --                 --
   Sue operations en capital                                              --                 --
   Reprises sur provisions et transfert de charges                        --                 --
                                                               -------------      -------------
Total des produits exceptionnels (VII)                                    --                 --
                                                               -------------      -------------

Charges exceptionnelles
   Sur operations de gestion                                              --                 --
   Sur operations en capital                                              --                 --
   Dotations aux amortissements et aux provisions                         --                 --
                                                               -------------      -------------
Total des charges exceptionnelles (VIII)                                  --                 --
                                                               -------------      -------------

Resultat exceptionnel (VII-VIII)                                          --                 --
Participation des salaries aux fruits de l'expansion (IX)                 --                 --
Impot sur les benefices (X)                                      210,472,441        108,693,968
Total des produits (I + III + V + VII)                         4,204,724,409      3,091,649,462
Total des charges (II + IV + VI + VII + IX + X)                2,929,543,307      2,089,262,513
Dividendes preciputaires                                                  --                 --
Participation a la perte de filiale deconsolidees                         --                 --
Benefice ou perte                                              1,275,181,102      1,002,386,949
                                                               -------------      -------------

Notes:

1. Conversion en monnaie etrangere

   Les etats financiers de la societe sont prepares en roupies indiennes. Ces etats financiers ont ete prepares par la conversion des produits et des charges au taux moyen mensuel pendant l'annee; les actifs et passifs circulants, les immobilisations, les emprunts a long terme et accroissements des fonds propres sont calcules au taux a la fin de l'annee et les placements a long terme sont calcules selon le taux au moment du placement. La difference provenant des conversions est enregistree sous la rubrique Reserves.

2. Taux de change utilise

                                                                                     2002                           2001
                                                                               ----------------               ---------------
   Taux moyen de change utilise                                                1 FRF = Rs. 6.35               1 FRF= Rs. 6.29
   Taux de change de cloture utilise                                           1 FRF = Rs. 6.48               1 FRF= Rs. 6.23
                                                                               ----------------               ---------------

3. Rapprochement entre les etats financiers etablis selon les principes comptables indiens et francais:

                                                                                                       FRF
                                                                                  -------------------------------------------
                                                                                       2002                          2001
                                                                                  -------------                 -------------
   Resultat net selon les principes comptables indiens en Rs.                     8,079,600,000                 6,288,136,341
   Resultat net selon les principes comptables indiens en FRF                     1,272,377,952                   999,703,711
   Soustraction du revenu net de la filiale inclus en consolidation en FRF
   Moins: Produit extraordinaire                                                             --                    (8,735,135)
   Moins: Depenses liees aux provisions pour risques et charges                              --                      (620,187)
   Addition des provisions pour impots differes en FRF                                2,803,150                     6,902,216
   Addition relatives aux provision pour retraite                                            --                     5,136,344
   Resultat net selon les principes comptables francais en FRF                    1,275,181,102                 1,002,386,949

Financial statements prepared in substantial compliance with GAAP requirements of France
--------------------------------------------------------------------------------

Etats financiers prepares selon les principes comptables francais (non audites)

Bilan le 31 mars,                                                                  FRF
                                                  ----------------------------------------------------------------------
                                                      2002                                  2001
                                                  -------------                         -------------
                                                                     Amortissements
Actif                                                 Brut            ou Provisions          Net                Net
-----                                             -------------      --------------     -------------      -------------
Actif immobilise
Immobilisations incorporelles
   Frais d'etablissements                                    --                 --                 --                 --
   Frais de recherche et de developpement                    --                 --                 --                 --
   Fonds comercial                                           --                 --                 --                 --
   Autres                                                    --                 --                 --                 --
   Avance et acomptes                                        --                 --                 --                 --
                                                  -------------        -----------      -------------      -------------
                                                             --                 --                 --                 --
Immobilisations corporelles
   Terrains                                          67,438,272                 --         67,438,272         58,781,825
   Constructions                                    440,324,074         43,040,123        397,283,951        231,664,598
   Installations techniques, materiel               728,024,691        454,429,012        273,595,679        249,698,887
   Autres immobilisations corporelles               246,620,370        109,058,642        137,561,728         81,063,045
   Immobilisations corporelles en cours             232,515,432                 --        232,515,432        273,917,215
   Avances et acomptes verses
                                                  -------------        -----------      -------------      -------------
                                                  1,714,922,839        606,527,777      1,108,395,062        895,125,570
Immobilisations financieres
   Placements evalues selon la participation                 --                 --                 --                 --
   Autres participations                                     --                 --                 --                 --
   Creances rattachees a des participations                  --                 --                 --                 --
   Autres titres immobilises                         54,768,519                 --         54,768,519         40,419,714
   Prets                                                     --                 --                 --                 --
   Autres                                                    --                 --                 --                 --
                                                     54,768,519                 --         54,768,519         40,419,714
                                                  -------------        -----------      -------------      -------------
Total de l'actif immobilise (I)                   1,769,691,358        606,527,777      1,163,163,581        935,545,284
                                                  =============        ===========      =============      =============

Actif circulant
Stocks et en-cours
Matieres premieres et autres
Approvisionnements                                           --                 --                 --                 --
En cours de production (biens)                               --                 --                 --                 --
En cours de production (services)                            --                 --                 --                 --
Produits intermediaires et finis                             --                 --                 --                 --
Marchandises                                                 --                 --                 --                 --
                                                  -------------        -----------      -------------      -------------
                                                             --                 --                 --                 --
Prets aux employes                                  156,527,778                 --        156,527,778        120,281,808
Creances
   Creances clients et comptes rattaches                     --                 --                 --                 --
   Autres creances                                  549,320,988         29,675,926        519,645,062        485,345,492
   Capital souscrit-appele, non verse                        --                 --                 --                 --
Valeurs immobilieres de placement                            --                 --                 --                 --
Disponibilites                                    1,584,814,815                 --      1,584,814,815        927,345,496
Charges constatees d'avance                          79,614,198                 --         79,614,198         61,229,390
                                                  -------------        -----------      -------------      -------------
Total d'actif circulant (II)                      2,370,277,779         29,675,926      2,340,601,853      1,594,202,186
Impots differes (III)                                40,123,457                 --         40,123,457         24,928,433
Primes de remboursement des obligations (IV)                 --                 --                 --                 --
Ecart de conversion actif (V)                                --                 --                 --                 --
                                                  -------------        -----------      -------------      -------------
Total General (I + II + III + IV + V)             4,180,092,594        636,203,703      3,543,888,891      2,554,675,903
                                                  =============        ===========      =============      =============

Financial statements prepared in substantial compliance with GAAP requirements of France
--------------------------------------------------------------------------------

                                                                         FRF
                                                         ----------------------------------
Passif                                                        2002                 2001
------                                                   -------------        -------------
Capitaux propres
Capital social                                              49,279,572           49,257,515
Primes d'emission (de fusion, d'apport)                    463,309,463          456,082,232
Ecart de reevaluation                                               --                   --
Reserves (benefices non distribues)
   Reserve legale                                                   --                   --
   Reserve statutaires                                              --                   --
   Reserves reglementees                                            --                   --
   Autres reserves                                       2,749,350,767        1,690,576,768
Ecart de conversion                                        (57,310,170)          50,753,168
Report a nouveau                                                    --                   --
Resultat de l'exercice (Benefice ou perte)                          --                   --
Subventions d'investissement                                        --                   --
Provisions reglementees                                             --                   --
                                                         -------------        -------------
Total des capitaux propres (I)                           3,204,629,632        2,246,669,683
Autres capitaux propres
Benefice provenant de participation subordonnee                     --                   --
Avances et acomptes conditionnels                                   --                   --
                                                         -------------        -------------
Total des autres capitaux propres                                   --                   --
Interets minoritaires                                               --                   --
Provisions
Provision pour risques                                              --                   --
Provisions pour charges                                             --                   --
                                                         -------------        -------------
Total des provisions (II)                                           --                   --
Dettes
Dettes financieres
   Emprunts obligatoires convertibles                               --                   --
   Autres emprunts obligatoires                                     --                   --
   Emprunts et dettes aupres d'etablissements
   de credit                                                        --                   --
   Emprunts et dettes financiers divers                             --                   --
Avances et acomptes recus sur commande en cours             42,762,345           65,001,286
Dettes d'exploitation
   Dettes fournisseurs et comptes rattaches                         --              209,868
   Dettes fiscales et sociales                                      --                   --
Autres dettes
   Dettes sur immobilisations et comptes rattaches                  --                   --
   Autres dettes                                           296,496,914          242,795,066
Produits constates d'avance                                         --                   --
                                                         -------------        -------------
Total des dettes (III)                                     339,259,259          308,006,220
Interet minoritaire                                                 --                   --
Ecart de conversion passif (IV)                                     --                   --
                                                         -------------        -------------
Total General (I + II + III + IV)                        3,543,888,891        2,554,675,903
                                                         =============        =============

Jahresabschluss erarbeitet in wesentlicher Ubereinstimmung mit den Grundsatzen einer ordnungsgema(beta)en Buchfuhrung (GAAP) verschiedener Lander - Deutschland (untestiert)
--------------------------------------------------------------------------------

Bilanz zum 31. Marz 2002 (ungepruft)

                                                                                                (DM)
                                                                                  --------------------------------
                                                                                      2002                 2001
                                                                                  -------------        -----------
AKTIVA
Sachanlagen                                                                         330.529.222        266.696.905
Finanzanlagen                                                                        16.332.260         12.042.794
                                                                                  -------------        -----------
Anlagevermogen                                                                      346.861.482        278.739.699
                                                                                  -------------        -----------

Forderungen aus Lieferungen und Leistungen                                          154.960.884        144.605.568
Sonstige Forderungen und sonstige Vermogensgegenstande                               41.079.488         36.260.946
Kassenbestand, Bundesbankguthaben, Guthaben bei Kreditinstituten und Schecks        472.600.092        276.296.626
                                                                                  -------------        -----------
Umlaufvermogen                                                                      668.640.464        457.163.140
                                                                                  -------------        -----------

Aktiver Rechnungsabgrenzungsposten                                                   41.304.313         25.246.415
                                                                                  -------------        -----------
Aktiva gesamt                                                                     1.056.806.259        761.149.254
                                                                                  -------------        -----------

PASSIVA
Gezeichnetes Kapital                                                                 14.563.096         14.556.575
Kapitalrucklage                                                                     137.191.889        135.055.347
Gewinnrucklagen                                                                     803.882.383        519.768.859
                                                                                  -------------        -----------
Eigenkapital                                                                        955.637.368        669.380.781
                                                                                  -------------        -----------

Sonstige Ruckstellungen                                                              88.416.935         72.339.228
                                                                                  -------------        -----------
Ruckstellungen                                                                       88.416.935         72.339.228
                                                                                  -------------        -----------

Verbindlichkeiten aus Lieferungen und Leistungen                                             --             62.529
Sonstige Verbindlichkeiten                                                            4.974.689          2.711.517
                                                                                  -------------        -----------
Verbindlichkeiten                                                                     4.974.689          2.774.046
                                                                                  -------------        -----------

Passiver Rechnungsabgrenzungsposten                                                   7.777.267         16.655.199
                                                                                  -------------        -----------
Passiva gesamt                                                                    1.056.806.259        761.149.254
                                                                                  -------------        -----------

Gewinn- und Verlustrechnung fur das Geschaftsjahr vom 01. Februar 2001 bis 31. Marz 2002 (ungepruft)
--------------------------------------------------------------------------------

                                                                                               (DM)
                                                                                 --------------------------------
                                                                                     2002                 2001
                                                                                 -------------        -----------
Umsatzerlose                                                                     1.212.099.628        900.315.434
Herstellungskosten der zur Erzielung der Umsatzerlose erbrachten Leistungen        645.004.655        464.681.305
                                                                                 -------------        -----------
Bruttoergebnis vom Umsatz                                                          567.094.973        435.634.129
Vertriebskosten und allgemeine Verwaltungskosten                                   158.817.505        125.454.941
                                                                                 -------------        -----------
Betriebsergebnis                                                                   408.277.468        310.179.188
Zinsen und ahnliche Ertrage                                                         30.917.132         20.881.871
                                                                                 -------------        -----------
Ergebnis der gewohnlichen Geschaftstatigkeit                                       439.194.600        331.061.059
Steuern vom Einkommen und vom Ertrag                                                62.220.670         32.386.786
                                                                                 -------------        -----------
Jahresuberschuss                                                                   376.973.930        298.674.273
                                                                                 -------------        -----------
Einstellung in Gewinnrucklagen                                                     312,998,138        263.214.372
Ausschuttungen an Aktionare                                                         63,975,792         35.459.901
Bilanzgewinn                                                                                --                 --
                                                                                 -------------        -----------

Anmerkungen:

1. Umrechnung von Auslandswahrungen

   Die Unternehmensbilanz wird in der Berichtswahrung der indischen Rupie ausgedruckt. Diese Bilanz wurde erstellt durch die Umrechnung der Einnahmen und Ausgaben zum Jahresdurchschnittskurs; Umlaufvermogen, kurzfristigen Verbindlichkeiten, Grundstucke, Maschinen und Anlagen und langfristigen Verbindlichkeiten sowie Erhohungen des Eigenkapitals zum Wechselkurs am Stichtag, dauerhafte Investitionen zum Umrechnungskurs zum Zeitpunkt der Investition. Die Wahrungsumrechnungsdifferenz wird unter den Gewinnrucklagen ausgewiesen.

2. Verwendete Wechselkurse

                                                                              2002                          2001
                                                                        ----------------              ----------------
   Verwendeter Wechselkurs im Jahresdurchschnitt                        1 DM = Rs. 21,48              1 DM = Rs. 21,11
   Verwendeter Wechselkurs zum Stichtag                                 1 DM = Rs. 21,73              1 DM = Rs. 20,91
                                                                        ----------------              ----------------

3. Uberleitung von den Abschlussen nach indischen GAAP nach deutschen GAAP (DM):

                                                                                2002                          2001
                                                                           -------------                 -------------
   Jahresuberschuss nach indischen GAAP in Rs.                             8.079.600.000                 6.288.136.341
   Jahresuberschuss nach indischen GAAP in DM                                376.145.251                   297.874.767
    Abzuglich:
     Au(beta)erordentliche Ertrage                                                    --                    (2.602.748)
     Aufwendungen fur Ruckstellungen fur
     Eventualverbindlichkeiten and e-Erfindungen des Unternehmens                     --                      (184.793)
    Plus:
     Ruckstellungen fur Steuern                                                  828.679                     2.056.605
     Bestimmung fur Gratifikationen                                                   --                     1.530.442
     Gewinn fur das Geschaftsjahr nach deutschen GAAP                        376,973,930                   298.674.273

Financial statements prepared in substantial compliance with GAAP requirements of various countries - Japan
--------------------------------------------------------------------------------

Financial statements prepared in substantial compliance with GAAP requirements of Japan
--------------------------------------------------------------------------------

Summary financial statements prepared in substantial compliance with GAAP requirements of the United Kingdom
--------------------------------------------------------------------------------

Balance sheet (unaudited) as at March 31

                                                                 L
                                                   ----------------------------
                                                       2002             2001
                                                   -----------      -----------
Fixed assets
Tangible fixed assets                              103,537,552       83,934,863
Investments                                          5,116,044        3,790,109
                                                   -----------      -----------
                                                   108,653,597       87,724,972
                                                   -----------      -----------

Current assets
Debtors                                             48,541,156       45,510,271
Cash at bank and in hand                           148,040,940       86,956,087
Prepayments and advances                            22,058,527       17,020,090
Deferred tax asset                                   3,748,018        2,337,510
                                                   -----------      -----------
                                                   222,388,641      151,823,958
Creditors - amounts falling due within a year
Trade Creditors                                             --           19,679
Dividend                                            12,087,358        7,540,654
                                                   -----------      -----------
                                                    12,087,358        7,560,333
                                                   -----------      -----------
Net current assets                                 186,949,690      144,263,625

Other creditors
Provisions for liabilities and charges              15,609,053       15,225,952
Accruals and deferred income                         3,994,522        6,095,093
                                                   -----------      -----------
Net assets                                         299,351,305      210,667,552
                                                   -----------      -----------

Capital and reserves
Called-up share capital                              5,252,291        5,250,225
Share premium account                               48,924,239       48,247,352
Retained profits                                   245,174,775      157,169,975
                                                   -----------      -----------
                                                   299,351,304      210,667,552
                                                   ===========      ===========

Financial statements prepared in substantial compliance with GAAP requirements of the United Kingdom
--------------------------------------------------------------------------------

Profit and loss account (unaudited) for the years ended March 31                         L
                                                                           ----------------------------
                                                                               2002             2001
                                                                           -----------      -----------
Turnover                                                                   384,010,324      281,648,767
Operating expenses                                                         254,662,241      184,614,347
                                                                           -----------      -----------

Operating profit                                                           129,348,083       97,034,420
Interest receivable                                                          9,794,985        6,532,548
                                                                           -----------      -----------
Profit on ordinary activities before taxation                              139,143,068      103,566,968
Taxation on profit on ordinary activities                                   19,712,389       10,131,670
                                                                           -----------      -----------
Profit on ordinary activities after taxation                               119,430,679       93,435,298
Dividends                                                                   20,268,437       11,093,042
                                                                           -----------      -----------
Retained profits for the financial year                                     99,162,242       82,342,256
Earnings per ordinary share:
   Undiluted                                                                      1.82             1.42
   Diluted                                                                        1.81             1.40
                                                                           -----------      -----------

Notes:

1. The company's financial statements are prepared in Indian rupees, the reporting currency. These financial statements have been prepared by translating revenue and expenditure at an average rate for the year; current assets, current liabilities, fixed assets and long-term borrowings at the year-end rate; and accretions to stockholders' equity at an average rate for the year. The difference arising on translation is shown under retained profits.

2. Exchange rates used:

                                                                            2001                          2001
                                                                       --------------                --------------
   Average exchange rate used                                          1L = Rs. 67.80                1L = Rs. 67.48
   Closing exchange rate used                                          1L = Rs. 69.37                1L = Rs. 66.44
                                                                       --------------                --------------

3. Reconciliation between Indian GAAP and UK GAAP statements:                                L
                                                                        -------------------------------------------
                                                                             2002                          2001
                                                                        -------------                 -------------
   Net income as per Indian GAAP in Rs.                                 8,079,600,000                 6,288,136,341
   Net income as per Indian GAAP in pound sterling                        119,168,142                    93,185,185
    Less:  Expenses against provisions for contingency and
           e-inventing the company                                                 --                       (57,809)
           Extraordinary income                                                    --                      (814,226)
    Add:   Provision for deferred taxes                                       262,537                       643,375
           Provision for gratuity                                                  --                       478,773
   Profit for the financial year as per the UK GAAP                       119,430,679                    93,435,298
                                                                        -------------                 -------------

Infosys Technologies Limited
--------------------------------------------------------------------------------

United States                   Australia                           Singapore                           Kolkata
                                Level 7, 505 St. Kilda Road         30, Raffles Place                   C/61, Bapuji Nagar
Addison                         Melbourne, Victoria 3004            #23-00 Caltex House                 Regent Estate P. O.
15305 Dallas Parkway Suite      Tel: (61) 3 9868 1607               Singapore 048622                    Kolkata-92
210 Addison, TX 75001           Fax: (61) 3 9868 1652               Tel: (65) 6233 6820                 Pager No: (91) 9628-304450
Tel: (972) 770 0450                                                 Fax: (65) 6233 6905
Fax: (972) 770 0490             Level 4, 90 Mount Street                                                Mangalore
                                North Sydney NSW 2060               Switzerland                         Kuloor Ferry Road
Bellevue                        Tel: (61) 2 9954 0036               Dreikonigstrasse 31A                Kottara
10900 NE 4th Street #2300       Fax: (61) 2 8904 1344               8002 Zurich                         Mangalore-575 006
Bellevue, WA 98004                                                  Tel: (41) 1 208 3905                Tel: (91) 824 451485-88
Tel: (425) 990 1028             Belgium                             Fax: (41) 1 208 3500                Fax: (91) 824 451504
Fax: (425) 990 1029             Dreve Richelle 161
                                Building N 1410 Waterloo            United Arab Emirates                Mohali (Chandigarh)
Berkeley Heights                Brussels                            Y-45, P. O. Box 8230                B 100, Industrial Area
Two Connell Drive               Tel: (322) 352 8743                 Sharjah Airport International       Phase 8
Suite 4100                      Fax: (322) 352 8844                 Free Zone (Saif Zone)               Mohali (SAS Nagar)-160 059
Berkeley Heights                                                    Sharjah                             Punjab
NJ 07922                        Canada                              Tel: (971) 6 5571 068               Tel: (91) 172 390510
Tel: (908) 286 3100             5140 Yonge Street                   Fax: (971) 6 5571 056                    (91) 172 257191, 92
Fax: (908) 286 3125             Suite 1400                                                              Fax: (91) 172 254193
                                Toronto, Ontario M2N 6L7            India
Fremont                         Tel: (416) 224 7400                                                     Mumbai
34760 Campus Drive              Fax: (416) 224 7474                 Bangalore                           85-C Wing, 8th Floor
Fremont, CA 94555                                                   Electronics City                    Mittal Towers
Tel: (510) 742 3000             France                              Hosur Road                          Nariman Point
Fax: (510) 742 3090             12 Avenue de l'Arche                Bangalore-561 229                   Mumbai-400 021
                                Faubourg de l'Arche                 Tel: (91) 80 8520261                Tel: (91) 22 2882911/14
Lake Forest                     92419 Courbevoie Cedex              Fax: (91) 80 8520362                Fax: (91) 22 2846489
25341 Commercentre Drive        Paris
Suite 150                       Tel: (33) 1 4691 8454               Reddy Building                      Mysore
Lake Forest, CA 92630           Fax: (33) 1 4691 8800               K-310, 1st Main                     No. 350
Tel: (949) 455 9161                                                 5th Block, Koramangala              Hebbal Electronics City
Fax: (949) 609 0694             Germany                             Bangalore-560 095                   Hootagalli,
                                TOPAS 1                             Tel: (91) 80 5532591/92             Mysore-571 186
Lisle                           Mergenthalerallee 77                Fax: (91) 80 5530391                Tel: (91) 821 404101
2300 Cabot Drive                65760 Eschborn/Frankfurt                                                Fax: (91) 821 404200
Ste 250, Lisle, IL 60532        Tel: (49) 6196 9694 0               Pavithra Complex
Tel: (630) 482 5000             Fax: (49) 6196 9694 200             #1, 27th Main, 2nd Cross            New Delhi
Fax: (630) 505 9144                                                 1st Stage, BTM Layout               K30, Green Park Main
                                Hong Kong                           Bangalore-560 068                   Behind Green Park Market
Marietta                        16F Cheung Kong Centre              Tel: (91) 80 6680182 - 85           New Delhi-110 066
1950 Spectrum Circle #400       2 Queen's Road Central              Fax: (91) 80 6680181                Tel: (91) 11 6514829-30
Marietta, GA 30067              Central, Hong Kong                                                      Fax: (91) 11 6853366
Tel: (770) 857 4428             Tel: (852) 2297 2231                Infosys Towers
Fax: (770) 857 2258             Fax: (852) 2297 0066                No. 27, Bannerghatta Road           Pune
                                                                    3rd Phase, J. P. Nagar              Plot No. 1;
Phoenix                         Japan                               Bangalore-560 076                   Pune Infotech Park
10851 N Black Canyon Fwy        Kearny Place Akasaka, 2F            Tel: (91) 80 6588668                At Post Hinjawadi
#830, Phoenix, AZ 85029         2-21-25, Akasaka                    Fax: (91) 80 6588676                Taluka Mulshi
Tel: (602) 944 4855             Minato-Ku                                                               Pune-411 027
Fax: (602) 944 4879             Tokyo 107-0052                      Bhubaneswar                         Tel: (91) 20 2932800/01
                                Tel: (81) 3 5545 3251               Plot No. E/4, Info City             Fax: (91) 20 2932832
Quincy                          Fax: (81) 3 5545 3252               Bhubaneswar-751 024
Two Adams Place, Quincy                                             Orissa, India
MA 02169                        Netherlands                         Tel: (91) 674 320001-32
Tel: (781) 356 3100             Siriusdreef 17-27                   Fax: (91) 674 320100
Fax: (781) 356 3150             2132 WT
                                Hoofddorp                           Chennai
Troy                            Tel: (31) 23 5689 140               No. 138
100 Liberty Center              Fax: (31) 23 5689 455               Old Mahabalipuram Road
#200, West Big Beaver, Troy                                         Sholinganallur
MI 48084                        Scandinavia                         Chennai-600 119
Tel: (248) 524 0320             Stureplan 4C, 4tr                   Tel: (91) 44 4509530/40
Fax: (248) 524 0321             114 35, Stockholm, Sweden           Fax: (91) 44 4500390
                                Tel: (46) 8 463 1112
UK                              Fax: (46) 8 463 1114                Hyderabad
11th Floor, Emerald House                                           Survey No. 210
15 Lansdowne Road                                                   Manikonda Village
Croydon, CR0 2BX, Surrey                                            Lingampally
Tel: (44) 20 8774 3300                                              Rangareddy (Dist)
Fax: (44) 20 8686 6631                                              Hyderabad-500 019
                                                                    Tel: (91) 40 3005222
Argentina                                                           Fax: (91) 40 3005223
Republica Arabe Siria
3149-Piso 7 `27'
1425 Capital Federal
Buenos Aires
Mobile: (54) 11 4412 8010

Bankers                  Visit Infosys at
ICICI Bank Ltd.          www.infy.com
Bank of America

Company Secretary        Send e-mail to
V. Balakrishnan          infosys@infy.com

Auditors                 Call us at
Bharat S Raut and Co.    within the U.S.
Chartered Accountants    1-800-ITL INFO

Independent Auditors     outside the U.S.
(US GAAP)                91-80-8520261
KPMG

(C) 2002 Infosys Technologies Limited, Bangalore, India. Infosys acknowledges the proprietary rights in the trademarks and product names of other companies mentioned in the document.


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